Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-127082

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Citizens South Banking Corporation and Trinity Bank have unanimously approved a merger of Trinity Bank with and into Citizens South Bank, a federal savings bank and the wholly owned subsidiary of Citizens South Banking Corporation. Trinity Bank stockholders will have the opportunity to elect to receive merger consideration in the form of 1.3931 shares of Citizens South Banking Corporation common stock, $18.25 in cash, or a combination of Citizens South Banking Corporation common stock and cash, for each share of Trinity Bank common stock they own. However, because 50% of the total number of shares of Trinity Bank common stock outstanding at the closing will be converted into Citizens South Banking Corporation common stock and the remaining 50% of the outstanding shares will be converted into cash, you may receive a combination of cash and shares of Citizens South Banking Corporation common stock for your Trinity Bank shares that is different than what you elected depending on the elections made by other Trinity Bank shareholders.

Based on the closing price of $12.20 per share of Citizens South Banking Corporation common stock on September 13, 2005, each share of Trinity Bank common stock that is exchanged solely for Citizens South Banking Corporation common stock would be converted into 1.3931 shares of Citizens South Banking Corporation common stock having an implied value of $17.00. The market price of Citizens South Banking Corporation common stock will fluctuate over time, which will cause the implied value of the stock component of the merger consideration to fluctuate. You should obtain current market quotations for the shares of both companies from a newspaper, the Internet or your broker. Citizens South Banking Corporation common stock is listed on the Nasdaq National Market under the symbol “CSBC.” Trinity Bank common stock is listed on the OTC Bulletin Board under the symbol “TYBN.” We expect that the merger will generally be tax-free to you with respect to any Citizens South Banking Corporation common stock that you receive and will generally be taxable to you with respect to any cash that you receive.

The merger cannot be completed unless the shareholders of Trinity Bank approve the merger agreement. Trinity Bank has scheduled a special meeting so its shareholders can vote on the merger agreement. The special meeting will be convened at the Union County Chamber of Commerce, 903 Skyway Drive, Monroe, North Carolina, on October 25, 2005, at 3:00 p.m., Eastern Time. Trinity Bank’s board of directors unanimously recommends that its shareholders vote “FOR” the merger agreement.

This document serves as the proxy statement for the special meeting of shareholders of Trinity Bank and the prospectus for the shares of Citizens South Banking Corporation to be issued in the merger. This document describes the special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read this entire document carefully. In particular, you should carefully consider the discussion in the section titled “Risks Related to the Merger” beginning on page 29. You can also obtain information about Citizens South Banking Corporation and Trinity Bank from documents that they have filed with the Securities and Exchange Commission and the Federal Deposit Insurance Corporation, respectively.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger agreement. If you do not return the proxy card, it will have the same effect as a vote against the merger agreement.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks, nor any other bank regulatory agency, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This Proxy Statement/Prospectus is dated September 16, 2005 and is first being mailed to shareholders of Trinity Bank on or about September 19, 2005.

TRINITY BANK

310 West Franklin Street

Monroe, North Carolina 28112-4704

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on October 25, 2005

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Trinity Bank will be held at the Union County Chamber of Commerce, 903 Skyway Drive, Monroe, North Carolina, on October 25, 2005, at 3:00 p.m., Eastern Time, for the following purposes:

To consider and vote on a proposal to approve the Agreement and Plan of Merger, by and among Citizens South Banking Corporation, Citizens South Bank and Trinity Bank, dated as of May 25, 2005, and all of the matters contemplated in the agreement, pursuant to which Trinity Bank will merge with and into Citizens South Bank, with Citizens South Bank being the surviving institution; and

such other matters as may properly come before the Trinity Bank special meeting or any adjournment of the meeting, including any proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the above proposal. As of the date of this Proxy Statement/Prospectus, management of Trinity Bank is not aware of any other business to be considered.

We more fully describe the merger with Citizens South Bank in the attached Proxy Statement/Prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying Proxy Statement/Prospectus.

We have established September 9, 2005 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting. Only record holders of Trinity Bank common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment of the meeting. If there are not sufficient votes for a quorum or to approve the foregoing proposal at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation of proxies by Trinity Bank. A list of shareholders entitled to vote at the special meeting will be available at Trinity Bank, 310 West Franklin Street, Monroe, North Carolina, beginning two days after the date of this Notice of Special Meeting of Stockholders and also will be available at the special meeting.

Our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated in the merger agreement.

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Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person at Trinity Bank’s special meeting, but will assure that your vote is counted if you are unable to attend.

By Order of the Board of Directors

David C. McGuirt
Chief Executive Officer

Monroe, North Carolina

September 16, 2005

HOW TO GET COPIES OF RELATED DOCUMENTS

This document incorporates important business and financial information about Citizens South Banking Corporation that is not included in or delivered with this document. Trinity Bank shareholders may receive the information free of charge by writing or calling the persons listed below. For Citizens South Banking Corporation documents, make your request to Citizens South Banking Corporation, 519 South New Hope Road, Gastonia, North Carolina 28054-4040, Attention: Paul L. Teem, Jr., Executive Vice President, Secretary and Chief Administrative Officer; telephone number (704) 868-5200. For Trinity Bank documents, make your request to Dennis O. Livingston, President and Chief Administrative Officer, Trinity Bank, 310 West Franklin Street, P.O. Box 5044, Monroe, North Carolina 28111-5044; telephone number (704) 296-0100. We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of Trinity Bank’s shareholders’ meeting, any request should be made by October 18, 2005. Also see “Where You Can Find More Information” on page 94.

APPENDICES

A. Agreement and Plan of Merger by and among Citizens South Banking Corporation, Citizens South Bank and Trinity Bank, dated as of May 25, 2005	A-1

B. Opinion of Burke Capital Group, L.L.C	B-1

C. Article 13 of the North Carolina Business Corporation Act	C-1

D.       Trinity Bank Annual Report on Form 10-KSB for the year ended December 31, 2004, including Index to Financial Statements and other information; Trinity Bank Quarterly Report on Form 10-QSB for the six months ended June 30, 2005; Trinity Bank 2005 Annual Meeting Proxy Statement

D-1

This Proxy Statement/Prospectus incorporates by reference at Appendix D Trinity Bank’s Annual Report on Form 10-KSB for the year ended December 31, 2004, including Index to Financial Statements and other information; Trinity Bank’s Quarterly Report on Form 10- QSB for the six months ended June 30, 2005; and Trinity Bank’s 2005 Annual Meeting Proxy Statement.

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SUMMARY

This is a summary of certain information regarding the proposed merger and the shareholder meeting to vote on the merger agreement contained in this document. It does not contain all of the information that may be important to you. We urge you to carefully read the entire document, including the Appendices, before deciding how to vote.

WHAT THIS DOCUMENT IS ABOUT

The boards of directors of Trinity Bank and Citizens South Banking Corporation have approved the merger agreement among Trinity Bank, Citizens South Banking Corporation and Citizens South Bank pursuant to which Trinity Bank will merge with and into Citizens South Bank. The merger cannot be completed unless the shareholders of Trinity Bank approve the merger agreement. Trinity Bank’s shareholders will vote on the merger agreement at Trinity Bank’s special meeting. This document is the Proxy Statement used by your board to solicit proxies for the special meeting. It is also the Prospectus of Citizens South Banking Corporation regarding the shares of Citizens South Banking Corporation common stock to be issued to Trinity Bank shareholders if the merger is completed.

THE TRINITY BANK SPECIAL MEETING

Date, Time and Place

Trinity Bank will hold its special meeting of shareholders at the Union County Chamber of Commerce, 903 Skyway Drive, Monroe, North Carolina, on October 25, 2005, at 3:00 p.m., Eastern Time.

Record Date

The record date for shareholders entitled to vote at the special meeting of shareholders is September 9, 2005.

Shares Entitled to Vote

1,837,986 shares of Trinity Bank common stock were outstanding on the record date and entitled to vote at the Trinity Bank special meeting.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote on the merger agreement.

Vote Required

At least two-thirds of the outstanding shares of Trinity Bank common stock entitled to vote must be cast in favor of the merger agreement for it to be approved. Therefore, your failure to vote, your failure to instruct your broker to vote your shares (a broker non-vote), or your abstaining from voting will have the same effect as a vote against the merger agreement.

As of the record date, the directors and executive officers of Trinity Bank beneficially owned 241,061 shares, or approximately 12.4% of the outstanding shares of Trinity Bank common stock. Pursuant to voting agreements entered into at the time the merger agreement with Citizens South Banking Corporation was signed, each director of Trinity Bank has agreed, among other things, to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of approval and adoption of the merger agreement.

Trinity Bank’s board of directors has unanimously approved the merger agreement and unanimously recommends that Trinity Bank shareholders vote “FOR” the merger agreement.

THE COMPANIES

Citizens South Banking Corporation

Citizens South Banking Corporation, a Delaware corporation, is the holding company for Citizens South Bank, a federally chartered savings bank regulated by the Office of Thrift Supervision. Citizens South Bank operates 11 full-service banking offices in the North Carolina Counties of Gaston, Rowan, and Iredell and a loan production office in Mecklenburg County. The Federal Deposit Insurance Corporation insures the deposits of Citizens South Bank. At June 30, 2005, Citizens South Banking Corporation had $514.9 million in total consolidated assets. Citizens South Banking Corporation’s principal executive offices are located at 519 South New Hope Road, P.O. Box 2249, Gastonia, North Carolina 28053-2249. Its telephone number at this address is (704) 868-5200.

Trinity Bank

Trinity Bank, a North Carolina-chartered and regulated bank, operates three full-service banking offices in Union County, North Carolina. Trinity Bank is subject to supervision, regulation and examination by the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Federal Deposit Insurance Corporation insures the deposits of Trinity Bank. At June 30, 2005, Trinity Bank had $163.4 million in total assets. Trinity Bank’s principal executive offices are located at 310 West Franklin Street, P.O. Box 5044, Monroe, North Carolina 28111-5044. Trinity Bank’s telephone number is (704) 296-0100.

THE MERGER

General Description (See page 42)

Trinity Bank will merge with and into Citizens South Bank, with Citizens South Bank as the surviving institution. The merger will be completed within fifteen days after all conditions to closing have been met, unless Citizens South Banking Corporation and Trinity Bank agree on a different closing date. A copy of the merger agreement is attached as Appendix A to this document and is incorporated by reference.

Consideration Payable to Trinity Bank Shareholders (See page 56)

Trinity Bank shareholders may elect to receive merger consideration in the form of 1.3931 shares of Citizens South Banking Corporation common stock, $18.25 in cash or a combination of Citizens South Banking Corporation common stock and cash in exchange for their shares of Trinity Bank common stock. However, because the merger agreement generally provides that 50% of the total number of shares of Trinity Bank common stock outstanding at the closing will be converted into Citizens South Banking Corporation common stock and the remaining 50% of the outstanding shares will be converted into cash, a Trinity Bank shareholder may actually receive a combination of cash and shares of Citizens South Banking Corporation common stock that is different than what such shareholder elected depending on the elections made by other Trinity Bank shareholders. Cash will be paid in lieu of any fractional share of Citizens South Banking Corporation common stock. All elections will be subject to the allocation and proration procedures described in the merger agreement.

Election of Cash or Stock Consideration (See page 58)

No more than 40 business days and no fewer than 20 business days before the expected date of completion of the merger, Citizens South Banking Corporation will send an election form to Trinity Bank shareholders that you may use to indicate whether your preference is to receive cash, Citizens South Banking Corporation common stock or a combination of cash and Citizens South Banking Corporation common stock, or whether you have no preference for your shares of Trinity Bank common stock. Trinity Bank shareholders should not send in their stock certificates until they receive the election form with instructions from the Citizens South Banking Corporation exchange agent, Registrar and Transfer Company of Cranford, New Jersey.

The merger agreement contains allocation and proration provisions that are designed to ensure that 50% of the outstanding shares of common stock of Trinity Bank will be exchanged for shares of Citizens South Banking Corporation common stock and the remaining 50% of the outstanding shares of common stock of Trinity Bank will be exchanged for cash.

Therefore, if the holders of more than 50% of the outstanding Trinity Bank common stock elect to receive Citizens South Banking Corporation common stock for their respective shares, the amount of Citizens South Banking Corporation common stock that each such shareholder would receive from Citizens South Banking Corporation will be reduced on a pro rata basis. As a result, these Trinity Bank shareholders will receive cash consideration for any Trinity Bank shares for which they do not receive Citizens South Banking Corporation common stock.

Similarly, if the holders of more than 50% of the outstanding Trinity Bank common stock elect to receive cash for their respective shares, the amount of cash that each such shareholder would receive from Citizens South Banking Corporation will be reduced on a pro rata basis. As a result, such shareholders will receive Citizens South Banking Corporation common stock for any Trinity Bank shares for which they do not receive cash.

The deadline for returning the election form is the close of business on the twenty-fifth day following the mailing date of the election form, not including the date of mailing, unless Trinity Bank and Citizens South Banking Corporation mutually agree upon another deadline date. If you do not make an election, you will be allocated either cash or shares of Citizens South Banking Corporation common stock, or a combination of cash and shares of

Citizens South Banking Corporation common stock, depending on the elections made by other Trinity Bank shareholders.

Comparative Market Prices and Share Information

Citizens South Banking Corporation common stock is listed on the Nasdaq National Market under the symbol “CSBC.” Trinity Bank common stock is listed on the OTC Bulletin Board under the symbol “TYBN.” The table below presents the per share closing prices of Citizens South Banking Corporation’s and Trinity Bank’s common stock and the equivalent per share price for Trinity Bank common stock on (i) May 24, 2005, the last trading date before public announcement of the merger agreement, and (ii) September 13, 2005, the latest practicable date before the mailing of this Proxy Statement/Prospectus. The equivalent price per share column is calculated by assuming 50% of each share of Trinity Bank’s common stock is converted into Citizens South Banking Corporation common stock at an exchange ratio of 1.3931 shares per full Trinity Bank share and the remaining 50% is converted into cash at $18.25 per full Trinity Bank share. For more information about the exchange ratio, see “Proposal I – The Proposed Merger – Merger Consideration; Cash or Stock Election,” and for more information about the stock prices and dividends of Citizens South Banking Corporation and Trinity Bank, see “Trinity Bank Stock Trading and Dividend Information” and “Citizens South Banking Corporation Stock Trading and Dividend Information.”

	Last Reported Sale Price for Shares of
	Citizens South Banking Corporation Common Stock	Trinity Bank Common Stock	Equivalent Per Share Price
May 24, 2005	$13.05	$10.50	$18.22
September 13, 2005	$12.20	$17.40	$17.62

The market price of Citizens South Banking Corporation’s common stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the merger takes place, as well as after completion of the merger. Trinity Bank shareholders are advised to obtain current market quotations for Citizens South Banking Corporation’s common stock. No assurance can be given as to the market price of Citizens South Banking Corporation’s common stock at the time of the merger or thereafter.

Citizens South Banking Corporation Dividends (See page 84)

Citizens South Banking Corporation currently pays a quarterly cash dividend of $0.07 per share on its common stock, and currently expects to continue to pay this quarterly cash dividend in future quarters. Although there is no present plan or intention to decrease these dividends, the payment and magnitude of any future dividends will be considered in light of changing opportunities to deploy capital effectively, operating trends, future income tax rates and general economic conditions, as well as various legal and regulatory limitations.

Dissenters’ Rights for Trinity Bank Shareholders (See page 79)

Under North Carolina law, holders of Trinity Bank common stock have the right to dissent and to obtain an appraisal of the value of their shares of Trinity Bank common stock in connection with the merger. To perfect dissenter’s rights, a Trinity Bank shareholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required under North Carolina law. These procedures are described more fully beginning on page 79.

We have included a copy of the North Carolina law on dissenters’ rights as Appendix C to this document.

Material Federal Income Tax Consequences of the Merger (See page 74)

The merger has been structured to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes. It is a condition to the respective obligations of the parties to complete the merger that Citizens South Banking Corporation and Trinity Bank each receive a legal opinion to the effect that the merger will so qualify. The consequences described below assume that, as expected, the merger will qualify as a tax-free reorganization for federal income tax purposes. The federal income tax consequences of the merger to you will depend on the form of consideration you receive in the merger.

If you receive solely Citizens South Banking Corporation common stock in exchange for your Trinity Bank common stock, you will generally not recognize any gain or loss for federal income tax purposes (except with respect to cash received in lieu of any fractional shares). If you receive solely cash in exchange for your Trinity Bank common stock, you will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in your shares of Trinity Bank common stock exchanged.

If you receive a combination of Citizens South Banking Corporation common stock and cash in exchange for your shares of Trinity Bank common stock, and your tax basis in your shares of Trinity Bank common stock is less than the sum of the amount of cash and the fair market value of the Citizens South Banking Corporation common stock you receive, you generally will recognize gain in an amount equal to the lesser of:

(1) the sum of the amount of cash and the fair market value of the Citizens South Banking Corporation common stock you receive minus your tax basis in Trinity Bank common stock exchanged in the merger; or

(2) the amount of cash that you receive in the merger.

However, if you receive a combination of Citizens South Banking Corporation common stock and cash in exchange for your shares of Trinity Bank and you realize a loss because your tax basis in your shares of Trinity Bank common stock is greater than the sum of the amount of cash and the fair market value of the Citizens South Banking Corporation common stock you receive, the loss will not be recognized for tax purposes until such time as you dispose of the shares you receive in the merger.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON YOUR OWN SITUATION. IN ADDITION, YOU MAY BE SUBJECT TO STATE, LOCAL OR FOREIGN TAX LAWS THAT ARE NOT DISCUSSED IN THIS DOCUMENT. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU.

Treatment of Trinity Bank Stock Options and Trinity Bank Warrants (See page 60)

In the merger, the outstanding and unexercised options and warrants to acquire Trinity Bank common stock will be cancelled and all rights under the options and warrants will be extinguished in exchange for a cash payment determined by multiplying the number of shares of Trinity Bank common stock subject to the option or warrant by an amount equal to $18.25 less the exercise price per share of the option or warrant. This payment will be subject to applicable tax withholdings. The payment of cash to holders of unexercised Trinity Bank stock options and warrants will have no effect on the allocation and proration provisions that are designed to ensure that 50% of the outstanding shares of common stock of Trinity Bank will be exchanged for shares of Citizens South Banking Corporation common stock and the remaining 50% of the outstanding shares of common stock of Trinity Bank will be exchanged for cash.

As of September 9, 2005, options to purchase an aggregate of 152,201 shares of Trinity Bank common stock and warrants to purchase an aggregate of 13,518 shares of Trinity Bank common stock were outstanding.

Reselling the Stock You Receive in the Merger (See page 78)

The shares of Citizens South Banking Corporation common stock to be issued in the merger will be registered under the Securities Act of 1933. Except as noted below, shareholders may freely transfer those shares after they receive them. Trinity Bank has identified certain of its directors, executive officers and others who may be deemed “affiliates” of Trinity Bank, and those persons have entered into agreements with Citizens South Banking Corporation acknowledging and agreeing to comply with the restrictions imposed by the securities laws on their ability to transfer the shares they will receive in the merger.

Differences in Shareholders’ Rights (See page 84)

In the merger, each Trinity Bank shareholder who receives Citizens South Banking Corporation common stock will become a Citizens South Banking Corporation stockholder. The rights of Trinity Bank shareholders are currently governed by North Carolina law and Trinity Bank’s articles of incorporation and by-laws. The rights of Citizens South Banking Corporation stockholders are currently governed by Delaware General Corporation Law and Citizens South Banking Corporation’s certificate of incorporation and by-laws. There are differences in the rights of shareholders of Trinity Bank and Citizens South Banking Corporation stockholders with respect to voting requirements and various other matters.

Reasons for the Merger (See page 45)

Trinity Bank entered into the merger agreement at the conclusion of a process in which Trinity Bank determined that a merger with Citizens South Bank was in the best interests of its shareholders. The reasons of the Trinity Bank board are discussed in more detail in the body of this document. The Trinity Bank board of directors believes that the merger is fair to Trinity Bank shareholders and urges shareholders to vote “FOR” approval of the merger agreement.

Citizens South Banking Corporation determined that Trinity Bank as a merger candidate would represent an effective use of its capital and would add to its franchise by expanding its banking operations and providing greater access to Union County, North Carolina, which Citizens South Banking Corporation believes is an attractive market area.

Opinion of Trinity Bank’s Financial Advisor (See page 46)

Among other factors considered in deciding to approve the merger agreement, the board of directors of Trinity Bank considered the opinion of Burke Capital Group, L.L.C., its financial advisor, provided to the Trinity Bank board of directors on May 24, 2005 that, as of that date, and based on and subject to the assumptions made, matters considered and qualifications and limitations set forth therein, in its opinion, the per share merger consideration provided for in the merger agreement was fair from a financial point of view to holders of Trinity Bank common stock. Holders of Trinity Bank common stock should carefully read Burke Capital Group’s opinion in its entirety. A copy of the full text of Burke Capital Group’s fairness opinion is included as Appendix B to this Proxy Statement/Prospectus. Burke Capital Group’s opinion is not intended to be and does not constitute a recommendation to any holder of Trinity Bank common stock as to how such holder should vote in connection with the merger transaction.

Pursuant to an engagement letter between Trinity Bank and Burke Capital Group, Trinity Bank agreed to pay Burke Capital Group a fee, the principal portion of which is payable upon completion of the merger. Trinity Bank has paid Burke Capital Group a fee of $25,000 in connection with rendering its opinion. In addition, certain principals of Burke Capital Group hold warrants to purchase 8,845 shares of Trinity Bank common stock at a per share price of $8.00, which warrants will be extinguished in exchange for an aggregate cash payment of approximately $90,700.

The warrants originally were issued to FIG Partners LLC, a broker-dealer that previously was an affiliate of Burke Capital Group, in connection with a stock offering by Trinity Bank in 2003 in which FIG Partners acted as sales agent. FIG Partners subsequently distributed the warrants to its members, and at the direction of Burke Capital Group, L.L.C., which was a member of FIG Partners at that time, the warrants that were to be distributed to Burke Capital Group, L.L.C. were distributed directly to its individual principals at that time. Also in connection with the 2003 stock offering, Trinity Bank paid FIG Partners a cash fee of approximately $260,000.

Financial Interests of Trinity Bank’s Directors and Executive Officers in the Merger (See page 62)

Trinity Bank’s directors and executive officers have financial interests in the merger that are in addition to their interests as shareholders. The Trinity Bank board of directors considered these interests in deciding to approve the merger agreement.

Citizens South Banking Corporation has agreed that one current director of Trinity Bank will be appointed as a director of Citizens South Banking Corporation and Citizens South Bank when the merger is completed.

David C. McGuirt, Trinity Bank’s Chief Executive Officer, has entered into a Supplemental Agreement with Trinity Bank and Citizens South Bank that provides an aggregate payment to him of approximately $387,000, plus interest at the long-term applicable federal rate, in ten equal annual installments beginning in January 2010 and ending in January 2019. In addition, Mr. McGuirt has entered into a two-year Employment Agreement with Citizens South Banking Corporation that will be effective upon the consummation of the merger. The agreement provides him an annual salary of $151,594 and participation in Citizens South Banking Corporation’s benefit and insurance plans. Finally, Mr. McGuirt has entered into a two-year Consulting and Non-Compete Agreement with Citizens South Bank, effective the first day of the month following the second anniversary of the consummation of the merger, pursuant to which Mr. McGuirt will receive a fee of $11,750 for each month of service (or $282,000 for the entire two-year term). Under this agreement, Mr. McGuirt will assist Citizens South Bank, as requested, in connection with any personnel and business integration issues which may arise in connection with the merger, and any other matters related to the conduct of Citizens South Bank’s businesses in Trinity Bank’s market area as Citizens South Bank may reasonably request. The consulting services will include assisting Citizens South Bank in the evaluation of business opportunities available to it in the market area formerly served by Trinity Bank and elsewhere, assisting Citizens South Bank in establishing and fostering a positive relationship between it and the communities served by Trinity Bank prior to the merger, and introducing Citizens South Bank’s representatives to persons in the community served by Trinity Bank prior to the merger.

In consideration for the termination of his employment agreement with Trinity Bank, Dennis O. Livingston, President of Trinity Bank, will receive from Trinity Bank approximately $306,000 in cash (to be paid immediately prior to the consummation of the merger). In addition, Mr. Livingston has entered into a Severance and Non-Compete Agreement with Citizens South Banking Corporation in which he would be paid severance equal to 1.5 times his annual compensation if, within 12 months of the consummation of the merger, his employment is terminated by Citizens South Banking Corporation other than for “cause,” or if he resigns for good reason within 12 months of the consummation of the merger.

Trinity Bank Chief Financial Officer Charla Kurtz and Senior Vice President and Business Development Officer Karl Cahoon have each entered into an agreement with Trinity Bank whereby the officer will receive, in connection with the termination of employment upon the consummation of the merger, a lump sum cash payment of approximately $65,000 and $71,000, respectively, in lieu of any payments due under the officer’s change-in-control agreements. Senior Vice President A. Ray Singleton, Jr. has entered into a Severance and

Non-Compete Agreement with Citizens South Banking Corporation that replaces his change-in-control agreement with Trinity Bank. Depending on the timing and circumstances surrounding the termination of his employment, Mr. Singleton would receive a severance benefit of either (i) an amount equal to the base salary paid to him during the immediately preceding 12 months (including periods of his employment by Trinity Bank); or (ii) 1.5 times his annual compensation.

All outstanding options to purchase Trinity Bank common stock, including options for up to 152,201 shares of common stock held by Trinity Bank’s executive officers and directors, will be converted into a cash payment determined by multiplying the number of shares of Trinity Bank common stock subject to each option by an amount equal to $18.25 less the exercise price per share of the option and any applicable tax withholdings.

Citizens South Banking Corporation has agreed to indemnify the directors and officers of Trinity Bank against certain liabilities following the merger. Citizens South Banking Corporation has also agreed to provide directors’ and officers’ liability insurance for a period of six years following the merger.

It is anticipated that certain to-be-determined members of the Board of Directors of Trinity Bank will be appointed to an Advisory Board of Citizens South Bank. It is anticipated that the Advisory Board will meet quarterly and that members of the board will be compensated for their service.

On the record date, September 9, 2005, directors and executive officers of Trinity Bank beneficially owned 241,061 shares or 12.4% of the Trinity Bank common stock. None of the outstanding warrants to purchase Trinity Bank common stock are held by the directors or executive officers of Trinity Bank.

Conditions to the Merger (See page 67)

Completion of the merger is contingent on a number of customary conditions, including approval of the merger agreement by Trinity Bank shareholders at the special meeting and receipt of the required regulatory approvals.

Regulatory Approvals (See page 69)

The merger and related transactions are subject to the approval or the non-objection of the Office of Thrift Supervision and the North Carolina Commissioner of Banks. We have filed the applications or notifications required to obtain the necessary regulatory approvals or non-objections. As of the date of this document, we have not received the required approvals or non-objections. Approval or non-objection by either of these regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Trinity Bank shareholders.

Terminating the Merger Agreement (See page 71)

Trinity Bank will be required to pay Citizens South Banking Corporation a termination fee in the amount of $1.25 million if, among other things, in connection with Trinity Bank’s receipt of a superior proposal (as defined in the merger agreement), the merger agreement is terminated because Trinity Bank (i) accepts the superior proposal, or (ii) enters into or closes on an acquisition agreement with respect to a superior proposal within 12 months of (A) termination of the merger agreement, or (B) shareholders do not vote in favor of the merger agreement after the superior proposal becomes publicly known.

The merger agreement may be terminated by Trinity Bank if the average of the daily closing sales prices of Citizens South Banking Corporation common stock for the five consecutive trading days immediately preceding the date of final regulatory approval of the merger is less than 60% of the closing sales price of Citizens South Banking Corporation common stock on the date of the merger agreement.

The merger agreement also may be terminated by mutual consent, or by either Trinity Bank or Citizens South Banking Corporation if the merger has not occurred by December 31, 2005 and under other limited circumstances described in the merger agreement.

Amending the Merger Agreement (See page 71)

The merger agreement may be amended by the written consent of Citizens South Banking Corporation and Trinity Bank at any time prior to the completion of the merger. However, the merger agreement provides that an amendment that reduces the amount or value, or changes the form, of the merger consideration payable to Trinity Bank shareholders cannot be made following adoption of the merger agreement by Trinity Bank shareholders, without their approval.

Accounting Treatment of the Merger (See page 79)

Citizens South Banking Corporation expects to account for the merger as a purchase for financial reporting purposes. Under the purchase method of accounting, the tangible and identifiable intangible assets and liabilities of Trinity Bank will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the fair value of net assets acquired will be recorded as intangible assets, including a core deposit intangible and goodwill. Goodwill resulting from the merger will not be amortized, but will be reviewed for impairment at least annually. Core deposit and other intangibles with finite useful lives recorded in connection with the merger will be amortized.

Trinity Bank has Agreed Not to Solicit Alternative Transactions (See page 70)

In the merger agreement, Trinity Bank has agreed not to initiate, solicit or knowingly encourage, negotiate with, or provide any information to any person other than Citizens South Banking Corporation concerning an acquisition transaction involving Trinity Bank. This restriction may deter other potential acquirors of control of Trinity Bank. However, Trinity Bank may take certain of these actions if its board of directors determines that it must do so in order to properly discharge its fiduciary duties following consultation with its legal counsel.

QUESTIONS AND ANSWERS ABOUT THE VOTING

PROCEDURES FOR THE SPECIAL MEETING

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this Proxy Statement/Prospectus, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the Trinity Bank special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will vote your shares in favor of the merger agreement and the other proposals to be voted on at the special meeting.

Q: WHY IS MY VOTE IMPORTANT?

A. The merger must be approved by the holders of at least two-thirds of the outstanding shares of Trinity Bank common stock entitled to vote at the Trinity Bank special meeting. Therefore, the failure of a Trinity Bank shareholder to vote, by proxy or in person, will have the same effect as a vote against the merger agreement. If you do not return your proxy card at or prior to the special meeting, it will be more difficult for Trinity Bank to obtain the necessary quorum to hold the special meeting.

Q: HOW DO I VOTE?

A: You can vote by mail. For this method you will need to complete, sign, date and return your proxy card in the postage-paid envelope provided. You can also vote in person at the special meeting. Even if you plan to attend the meeting in person, please take the time to properly return the proxy card to ensure that your vote is counted.

Q: IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker cannot vote on the merger proposal on your behalf without specific instructions from you. Your broker will vote your shares on the merger proposal only if you provide instructions on how to vote. You should follow the directions provided by your broker.

Q. WHAT IF I FAIL TO INSTRUCT MY BROKER?

A. If you fail to instruct your broker how to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the special meeting, but it will have the same effect as a vote against the merger agreement.

Q. CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A. Yes. All shareholders are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If a broker holds your shares in street name, then you are not the shareholder of record and you must ask your broker how you can vote at the special meeting in person.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the Corporate Secretary of Trinity Bank stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q: I AM A TRINITY BANK SHAREHOLDER. SHOULD I SEND IN MY TRINITY BANK STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. We will separately send you an election form with instructions for exchanging your Trinity Bank stock certificates.

Q: WHEN DO YOU EXPECT TO MERGE?

A: We are working toward completing the merger as quickly as possible. We expect to complete the merger in the fourth quarter of 2005. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of shareholders of Trinity Bank and all necessary regulatory approvals.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

You should contact:

Trinity Bank P.O. Box 5044
Monroe, North Carolina 28111-5044 Attention: Lynn H. Boyles, Assistant Secretary Phone Number: (704) 296-0100

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations and business of Citizens South Banking Corporation and Trinity Bank, and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential” or other similar expressions.

The ability of either Citizens South Banking Corporation or Trinity Bank to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

•	difficulties in obtaining required shareholder and regulatory approvals or non-objections for the merger;

•	increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment;

•	changes in deposit flows, loan demand or real estate values;

•	changes in accounting principles, policies or guidelines;

•	legislative or regulatory changes;

•	changes in general economic conditions, either nationally or in some or all of the operating areas in which the combined company will be doing business, or conditions in securities markets or the banking industry;

•	a materially adverse change in the financial condition of Citizens South Banking Corporation or Trinity Bank;

•	the level and timeliness of realization, if any, of expected cost savings from the merger;

•	difficulties related to the consummation of the merger and the integration of the businesses of Citizens South Bank and Trinity Bank;

•	lower-than-expected revenues following the merger; and

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.

Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Trinity Bank shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference, or such other relevant historical date in this or incorporated documents.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Citizens South Banking Corporation or Trinity Bank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Citizens South Banking Corporation and Trinity Bank undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF

CITIZENS SOUTH BANKING CORPORATION

The following tables set forth selected consolidated historical financial and other data of Citizens South Banking Corporation for the periods and at the dates indicated. On September 30, 2002, Citizens South Banking Corporation completed its “second-step” conversion from the mutual holding company structure to a fully converted stock form of ownership. The information at December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Citizens South Banking Corporation, incorporated by reference in this Proxy Statement/Prospectus. The information at December 31, 2002 and 2001 and for the year ended December 31, 2001 was derived in part from audited consolidated financial statements that are not included or incorporated in this document. The information at June 30, 2005, for the six months ended June 30, 2005 and 2004, and for the year ended December 31, 2000, is unaudited. However, in the opinion of management of Citizens South Banking Corporation, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for future periods. You should read this information in conjunction with consolidated financial statements and related notes of Citizens South Banking Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this Proxy Statement/Prospectus and from which certain of this information is derived.

CITIZENS SOUTH BANKING CORPORATION

	At June 30, 2005	At December 31,
		2004	2003	2002	2001	2000
(In thousands)
Selected Financial Condition Data:
Total assets	$514,893	$508,961	$495,751	$492,873	$447,581	$252,750
Loans, net	327,927	314,127	295,026	299,906	334,321	158,820
Securities available for sale	112,372	133,577	145,401	110,003	51,351	55,777
Deposits	372,384	374,744	342,446	340,862	353,692	167,931
Borrowed funds	65,616	55,772	58,981	47,575	42,057	42,737
Stockholders’ equity	70,876	72,394	87,669	96,383	41,630	39,763

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
(In thousands)							(unaudited)*
Selected Operating Data:
Interest income	$11,929	$10,164	$21,110	$21,969	$24,716	$16,382	$16,833
Interest expense	4,635	3,782	7,943	8,732	10,195	9,770	9,684

Net interest income	7,294	6,382	13,167	13,237	14,521	6,612	7,149
Provision for loan losses	270	60	330	60	225	120	53

Net interest income after provision for loan losses	7,024	6,322	12,837	13,177	14,296	6,492	7,096
Gains (loss) on sale of assets, net	63	470	674	1,022	106	(10)	(602)
Impairment charge on investment securities	—	—	983	—	—	—	—
Prepayment penalty on FHLB advances	—	—	—	1,289	65	—	—
Other non-interest income	2,037	2,041	4,150	4,539	3,877	3,006	2,202
Other non-interest expense	6,555	6,093	12,646	12,602	11,178	7,082	6,102

Income before income taxes	2,569	2,740	4,032	4,847	7,036	2,406	2,594
Provision for income taxes	766	831	1,077	1,456	2,528	702	846

Net income	$1,803	$1,909	$2,955	$3,391	$4,508	$1,704	$1,748

*	Citizens South Banking Corporation changed its fiscal year from September 30 to December 31, effective October 1, 2000. Accordingly, Selected Operating Data for the year ended December 31, 2000 as presented herein has not been audited.

CITIZENS SOUTH BANKING CORPORATION

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
							(unaudited)
Selected Financial Ratios and Other Data:
Return on average assets (1)	0.71%	0.77%	0.59%	0.68%	0.98%	0.65%	0.71%
Return on average stockholders’ equity (1)	5.08%	4.58%	3.78%	3.61%	7.61%	4.17%	4.46%
Interest rate spread (2)	3.06%	2.66%	2.78%	2.57%	3.26%	2.05%	2.35%
Net interest margin (3)	3.26%	2.92%	2.98%	2.94%	3.48%	2.69%	3.10%
Efficiency ratio (4)	70.25%	72.34%	73.03%	70.89%	60.76%	73.64%	65.26%
Non-interest expense to average total assets (5)	2.59%	2.49%	2.53%	2.54%	2.44%	2.70%	2.49%
Ratio of average interest-earning assets to average interest-bearing liabilities	109.94%	113.59%	110.96%	118.65%	109.19%	116.08%	117.85%

Per Share Data:
Basic earnings per common share (6)	$0.26	$0.24	$0.39	$0.39	$0.51	$0.20	$0.20
Diluted earnings per common share (6)	$0.25	$0.24	$0.38	$0.39	$0.51	$0.20	$0.20
Dividends paid per common share (6) (7)	$0.14	$0.13	$0.26	$0.24	$0.16	$0.14	$0.11
Dividend payout ratio (7) (8)	53.85%	54.17%	66.67%	61.54%	31.37%	70.00%	55.00%
Book value per common share (9)	$9.76	$9.54	$9.74	$10.11	$10.64	$4.62	$4.40

Asset Quality Ratios:
Non-performing assets to total assets	0.34%	0.20%	0.34%	0.14%	0.37%	0.59%	0.19%
Non-performing loans to total loans	0.43%	0.31%	0.30%	0.18%	0.17%	0.35%	0.30%
Allowance for loan losses to total loans	0.99%	0.97%	0.96%	1.00%	0.99%	0.93%	0.97%

Capital Ratios:
Stockholders’ equity to total assets	13.77%	14.33%	14.22%	17.68%	19.56%	9.30%	15.73%
Average stockholders’ equity to average assets	13.92%	16.87%	15.64%	18.96%	12.93%	15.55%	16.02%
Tier 1 core capital ratio (10)	12.08%	12.93%	11.95%	12.65%	11.92%	6.17%	14.29%

Other Data:
Number of full service offices	11	10	11	10	9	9	5

(1)	Ratios for the six-month periods ended June 30th are annualized.

(2)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.

(3)	Net interest margin represents net interest income divided by average interest-earning assets for the period.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income (excluding net gains and losses on sales of assets and prepayment penalties on FHLB advances).

(5)	Non-interest expense excludes losses on sales of assets, impairment charges on investment securities, and prepayment penalties on FHLB advances.

(6)	Amounts are restated to give retroactive recognition to the exchange ratio of 2.1408-to-1 in conjunction with the stock offering that was completed on September 30, 2002. Earnings per share is calculated in accordance with FASB Statement No. 128, “Earnings Per Share.”

(7)	Citizens South Holdings, MHC, the former mutual holding company for Citizens South Banking Corporation, began waiving dividends in August 2000 and as of September 30, 2002, had waived dividends totaling approximately $1.8 million. The MHC owned between 53% and 58% of the outstanding common stock of the Company during the period in which the dividends were waived.

(8)	The dividend payout ratio is calculated by dividing cash dividends per share declared during the period by basic earnings per share during the period.

(9)	Book value per share represents total stockholders’ equity divided by common shares outstanding (including unallocated employee stock ownership plan shares) less treasury shares at the end of the period.

(10)	This regulatory capital ratio relates only to Citizens South Bank.

SELECTED HISTORICAL FINANCIAL DATA OF

TRINITY BANK

The following tables set forth selected historical financial and other data of Trinity Bank for the periods and at the dates indicated. The information at December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 is derived in part from and should be read together with the audited financial statements and notes thereto of Trinity Bank, included in Appendix D and incorporated by reference in this Proxy Statement/Prospectus. The information at December 31, 2002, 2001 and 2000 and for the years ended December 31, 2001 and 2000 is derived in part from audited financial statements that are not included or incorporated in this document. The information at June 30, 2005, for the six months ended June 30, 2005 and 2004, is unaudited. However, in the opinion of management of Trinity Bank, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for future periods. You should read this information in conjunction with the financial statements and related notes of Trinity Bank included in its Annual Report on Form 10-KSB for the year ended December 31, 2004, which is incorporated by reference in this Proxy Statement/Prospectus and from which certain of this information is derived.

TRINITY BANK

	At June 30, 2005	At December 31,
		2004	2003	2002	2001	2000
(In thousands)
Selected Financial Condition Data:
Total assets	$163,430	$150,847	$124,425	$100,461	$75,006	$36,215
Loans, net	114,159	100,766	90,435	76,573	55,952	25,109
Securities available for sale	39,324	39,715	21,402	16,291	12,471	6,113
Deposits	129,261	125,598	102,959	83,780	65,005	28,367
Borrowed funds	18,225	9,937	8,222	7,641	4,540	1,463
Subordinated debt	1,500	1,500	1,500	1,500	—	—
Shareholders’ equity	13,739	13,294	11,352	7,293	5,188	6,215

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004		2003	2002	2001	2000
(In thousands)
Selected Operating Data:
Interest income	$4,383	$3,268	$7,140		$6,130	$5,337	$3,977	$2,079
Interest expense	1,856	1,419	3,016		2,825	2,689	2,360	1,094

Net interest income	2,527	1,849	4,124		3,305	2,648	1,617	985
Provision for loan losses	233	89	272		256	262	347	334

Net interest income after provision for loan losses	2,294	1,760	3,852		3,049	2,386	1,270	651
Gains on sale of assets, net	—	4	5		16	99	8	6
Other non-interest income	481	462	956		988	642	375	126
Other non-interest expense	1,980	1,856	3,806		3,648	3,122	2,771	2,267

Income (loss) before income taxes	795	370	1,007		405	5	(1,118)	(1,484)
Provision (benefit) for income taxes	300	—	(922	)(1)	—	—	—	—

Net income (loss)	$495	$370	$1,929		$405	$5	$(1,118)	$(1,484)

(1)	Provision (benefit) for income taxes for the year ended December 31, 2004 was related to Trinity Bank’s one-time recognition of deferred tax benefits. During 2004, as a result of sustained earnings, Trinity management determined that it was more likely than not that the deferred tax asset would be recognized. The benefit was previously unrecognized due to a valuation allowance that offset its balance, which was $1.1 million on December 31, 2003. Recognition of this benefit resulted in a reduction in income tax expense for the year ended December 31, 2004, and will require Trinity Bank to recognize income tax expense, based on income in future periods.

TRINITY BANK

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Selected Financial Ratios and Other Data:
Return on average assets (1)	0.64%	0.57%	1.39%	0.36%	0.01%	-2.01%	-5.54%
Return on average shareholders’ equity (1)	7.43%	6.50%	16.63%	4.59%	0.07%	-19.27%	-21.44%
Interest rate spread (2)	3.08%	2.73%	2.87%	2.79%	2.82%	2.53%	2.42%
Net interest margin (3)	3.42%	3.01%	3.14%	3.08%	3.16%	3.13%	4.07%
Efficiency ratio (4)	71.74%	80.31%	74.92%	84.98%	94.89%	139.11%	204.05%
Non-interest expense to average total assets	2.56%	2.88%	2.75%	3.23%	3.53%	4.98%	8.47%
Ratio of average interest-earning assets to average interest-bearing liabilities	113.45%	112.19%	111.95%	110.90%	110.80%	113.09%	136.55%

Per Share Data:
Basic earnings per common share (5)	$0.27	$0.20	$1.05	$0.27	$—	$(1.16)	$(1.55)
Diluted earnings per common share (5)	$0.26	$0.20	$1.02	$0.26	$—	$(1.16)	$(1.55)
Dividends paid per common share	—	—	—	—	—	—	—
Dividend payout ratio	—	—	—	—	—	—	—
Book value per common share (6)	$7.47	$6.08	$7.23	$6.18	$5.66	$5.41	$6.48

Asset Quality Ratios:
Non-performing assets to total assets	0.69%	0.81%	0.47%	1.39%	0.57%	0.73%	—
Non-performing loans to total loans	0.63%	0.30%	0.28%	1.33%	—	0.97%	—
Allowance for loan losses to total loans	1.25%	1.20%	1.30%	1.31%	1.23%	1.25%	1.45%

Capital Ratios:
Shareholders’ equity to total assets	8.41%	8.10%	8.81%	9.12%	7.26%	6.92%	17.16%
Average shareholders’ equity to average assets	8.61%	8.83%	8.38%	7.80%	7.42%	10.42%	25.86%
Tier 1 core capital ratio	11.09%	11.49%	12.00%	11.68%	8.92%	8.48%	20.73%

Other Data:
Number of full service offices	3	3	3	3	3	3	2

(1)	Ratios for the six-month periods ended June 30th are annualized.

(2)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.

(3)	Net interest margin represents net interest income divided by average interest-earning assets for the period.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income (excluding net gains and losses on sales of investment securities and loans).

(5)	Per share data as of dates and years ended prior to December 31, 2002, reflect the effect of a 6-for-5 stock split in June 2002. In addition, earnings per share is calculated in accordance with FASB Statement No. 128, “Earnings per Share.”

(6)	Book value per share represents total stockholders’ equity divided by common shares outstanding.

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL DATA

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated balance sheet at June 30, 2005, and unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2005, and for the year ended December 31, 2004, give effect to the merger of Citizens South Bank and Trinity Bank based on the assumptions set forth below. The unaudited pro forma consolidated financial information is based on unaudited consolidated financial information of Citizens South Banking Corporation at and for the six months ended June 30, 2005, and the unaudited financial information of Trinity Bank at and for the six months ended June 30, 2005, the audited consolidated financial statements of Citizens South Banking Corporation at and for the year ended December 31, 2004, and the audited financial statements of Trinity Bank at and for the year ended December 31, 2004. The unaudited pro forma consolidated financial information gives effect to the merger of Citizens South Bank and Trinity Bank using the purchase method of accounting under accounting principles generally accepted in the United States of America. However, no pro forma adjustments have been included herein that reflect potential effects of cost savings or synergies which may be obtained by combining the operations of Citizens South Bank and Trinity Bank, or the costs of combining the companies and their operations.

The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements and the notes thereto of Citizens South Banking Corporation incorporated by reference in this document from its Annual Report on Form 10-K for the year ended December 31, 2004, and with the audited financial statements and the notes thereto of Trinity Bank included herewith as Appendix D and incorporated herein by reference.

The unaudited pro forma net income derived from the above assumptions is qualified by the statements set forth above and should not be considered indicative of the market value of Citizens South Banking Corporation common stock or the actual or future results of operations of Citizens South Banking Corporation for any period.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	At June 30, 2005 (1)
	Citizens South Historical	Trinity Bank Historical	Trinity Bank Acquisition Adjustments (2)		Combined Pro Forma
	(In thousands)
Assets
Cash and cash equivalents	$25,118	$2,650	$(2,501	)(3)	$25,267
Securities available for sale	112,372	39,324	—		152,713
Loans, net	327,927	114,159	(1,039	)(4)	441,047
Bank premises and equipment, net	16,927	2,508	—		19,435
Goodwill	6,670	—	22,614	(4)	29,284
Other identifiable intangible assets	718	3	1,592	(4)	2,313
Other assets	25,161	4,786	1,139	(4)	30,069

Total assets	$514,893	$163,430	$21,805		$700,128

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$372,384	$129,261	$19	(4)	$501,664
Borrowed funds	65,616	18,225	28	(4)	83,869
Subordinated debt	—	1,500	18,725	(3)	20,225
Other liabilities	6,017	705	—		6,722

Total liabilities	444,017	149,691	18,772		612,480

Stockholders’ equity:
Common stock	91	6,433	(6,433	)(4)	91
Additional paid-in capital	68,381	7,591	(7,591	)(4)	68,381
Retained earnings (deficit)	30,592	(126)	126	(4)	30,592
Accumulated other comprehensive loss, net of tax	(587)	(159)	159	(4)	(587)
Treasury stock	(24,337)	—	16,772	(4)	(7,565)
Unearned compensation - recognition and retention plans	(1,559)	—	—	(4)	(1,559)
Unallocated common stock held by employee stock ownership plans	(1,705)	—	—	(4)	(1,705)

Total stockholders’ equity	70,876	13,739	3,033		87,648

Total liabilities and stockholders’ equity	$514,893	$163,430	$21,805		$700,128

(1)	Assumes that the acquisition of Trinity Bank was completed at June 30, 2005.

(2)	Assumes purchase accounting adjustments as of June 30, 2005. Actual adjustments will be based on the fair value of Trinity Bank’s assets and liabilities as of the closing date of the acquisition.

(3)	Assumes a purchase price for Trinity Bank of $35,485 comprised of the following: 50% of the shares of Trinity Bank paid for in cash ($16,772), 50% of the shares of Trinity Bank exchanged for 1,280,277 shares of Citizens South (valued at $16,772), a cash payment of $1,802 for the purchase of Trinity Bank stock options, and a cash payment of $139 for the purchase of Trinity Bank warrants. The total of (a) the purchase price to be paid in cash to holders of Trinity Bank stock ($16,772), (b) the cash to be paid to holders of Trinity Bank stock options ($1,802), (c) the cash to be paid to holders of Trinity Bank warrants ($139), (d) estimated non-tax deductible transaction costs ($1,000) and (e) estimated tax deductible transaction costs ($1,514) related to the acquisition is assumed to come from the issuance of $18,725 in subordinated debt and $2,501 from existing cash. The pro forma data would change substantially if the cash portion of the acquisition is funded without the proceeds of an issuance of trust preferred securities.

(footnotes continued on following page)

(4)	A reconciliation of the excess consideration paid by Citizens South over Trinity Bank’s net assets acquired (“goodwill”) is as follows (dollars in thousands, except per share data):

Number of shares acquired	1,837,986
Purchase price per share	$18.25
Number of stock options acquired	152,201
Average exercise price of stock options	$6.41
Number of warrants acquired	13,518
Average purchase price of warrants	$8.00
Cost of shares acquired:
50% of purchase price – cash	$16,772
50% of purchase price – Citizens South common stock based on per share price of $18.25	16,772

Total cost of shares acquired	33,544
Cost of stock options acquired	1,802
Cost of warrants acquired	139

Cost of acquisition	35,485
Tax benefit from acquisition of stock options and warrants *	(749)

Cost of acquisition, net of tax benefit	34,736
Plus estimated non-tax deductible transaction costs	1,000
Plus estimated tax deductible transaction costs ($1,514), net of taxes ($586) *	928
Less:
Acquired stockholders’ equity	(13,739)
Fair value adjustments:
Loans	$1,039
Deposits	19
Borrowed funds	28
Subordinated debt	—

Fair value adjustments	1,086
Tax effect of fair value adjustments *	(420)

Fair value adjustments, net of taxes	666
Less:
Core deposit intangible	$1,592
Tax effect of core deposit intangible *	(615)

Net core deposit intangible	(977)

Estimated goodwill	$22,614

*	Taxes estimated using a combined federal and state rate of 38.62%. The resulting aggregate net deferred tax asset from all the transactions noted is $1,140.

Unaudited Pro Forma Condensed Consolidated Statements of Income

	For the Six Months Ended June 30, 2005 (1)
	Citizens South Historical	Trinity Bank Historical	Acquisition Adjustments (2)		Combined Pro Forma
	(Dollars in thousands, except per share data)
Interest income(3)	$11,929	$4,383	$196		$16,508
Interest expense(4)	4,635	1,856	558		7,049

Net interest income (loss)	7,294	2,527	(362)		9,459
Provision for loan losses	270	233	—		503

Net interest income (loss) after provision for loan losses	7,024	2,294	(362)		8,956
Non-interest income	2,175	481	—		2,656
Non-interest expense(5)	6,630	1,980	199		8,809

Income (loss) before income taxes	2,569	795	(561)		2,803
Provision (benefit) for income taxes(6)	766	300	(217)		849

Net income	$1,803	$495	$(344)		$1,954

Earnings per share(8):
Basic	$0.26	$0.27			$0.24
Diluted	$0.25	$0.26			$0.23
Shares used for earnings per share calculation:
Basic	7,026,493	1,837,986	(557,709	)(7)	8,306,770
Diluted	7,115,649	1,898,788	(618,511	)(7)	8,395,926

(1)	Assumes that the acquisition of Trinity Bank was completed at the beginning of the period presented.

(2)	Purchase accounting adjustments are amortized or accreted over the estimated life of the related assets and liabilities. See note 2 to the Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2004.

(3)	Interest income is adjusted to reflect lost income of $47 resulting from the funding of $2,501 of acquisition-related payments described in note 2 to the Unaudited Pro Forma Condensed Consolidated Balance Sheet. The rate of interest applied to this amount was 3.74%, the average rate earned on interest-bearing deposits and investment securities in Citizens South’s available for sale portfolio for the six months ended June 30, 2005.

(4)	Interest expense is adjusted to reflect increased interest expense of $571 resulting from issuing $18,725 in subordinated debt described in note 2 to the Unaudited Pro Forma Condensed Consolidated Balance Sheet. The rate of interest applied to this debt was 6.10%.

(5)	Non-interest expense does not reflect charges or cost savings anticipated from the merger of the two entities.

(6)	The income tax rate applied to the adjusted pre-tax income was 38.62%

(7)	Represents the difference between the 1,280,277 shares of Citizens South Banking Corporation shares to be issued and the shares used for the historic earnings per share calculations by Trinity Bank.

(8)	Earnings per share is calculated in accordance with FASB Statement No. 128, “Earnings per Share.”

	For the Year Ended December 31, 2004 (1)
	Citizens South Historical	Trinity Bank Historical	Acquisition Adjustments (2)		Combined Pro Forma
	(Dollars in thousands, except per share data)
Interest income(3)	$21,110	$7,139	$394		$28,644
Interest expense(4)	7,943	3,016	1,125		12,085

Net interest income (loss)	13,167	4,123	(731)		16,559
Provision for loan losses	330	272	—		602

Net interest income (loss) after provision for loan losses	12,837	3,851	(731)		15,958
Non-interest income	4,824	961	—		5,785
Non-interest expense(5)	13,629	3,805	398		17,833

Income (loss) before income taxes	4,032	1,007	(1,129)		3,910
Provision (benefit) for income taxes(6)	1,077	(922)	(436)		281

Net income (loss)	$2,955	$1,929	$(693)		$4,191

Earnings per share:
Basic	$0.39	$1.05			$0.47
Diluted	$0.38	$1.02			$0.47
Shares used for earnings per share calculation:
Basic	7,611,022	1,837,986	(557,709	)(7)	8,891,299
Diluted	7,712,670	1,887,461	(607,184	)(7)	8,992,947

(1)	Assumes that the acquisition of Trinity Bank was completed at the beginning of the period presented.

(2)	Purchase accounting adjustments are amortized or accreted over the estimated life of the related assets and liabilities. The following table summarizes the estimated full-year impact of the amortization (accretion) of the purchase accounting adjustments on the pro forma statement of income (dollars in thousands).

Category	Premiums (Discounts)	Estimated Life in Years	Amortization (Accretion) Method	Amortization (Accretion)
Core deposit intangible	$1,592	7	Sum of Years Digits	$398
Deposits	(19)	3	Straight Line	(7)
Borrowed funds	(28)	3	Straight Line	(10)
Loans	(1,039)	3	Straight Line	(347)
Securities available for sale*	—	5	Straight Line	(141)

	$506			$(107)

*	Securities of Trinity Bank classified as available for sale are presented on its balance sheet at fair value. Any premium or discount related to such securities as of the acquisition date will be amortized or accreted to interest income over the remaining life of the related securities. Included in the pro forma statement of income is an adjustment to interest income to reflect amortization and accretion of securities available for sale based on the difference between the fair value and the amortized cost of such securities as of the acquisition date. The total of such difference to be accreted over the remaining life of the related securities amounted to $706 at June 30, 2005.

(footnotes continued on following page)

The following table summarizes the estimated impact of the accretion (amortization) of the purchase accounting adjustments made in connection with the acquisition of Trinity Bank on Citizens South Banking Corporation’s results of operations for the following years assuming the transaction was completed as of the beginning of the year ended December 31, 2005 (dollars in thousands).

Projected Future Amounts For the Years Ended December 31,	Core Deposit Intangible	Net Accretion	Net Increase (Decrease) In Income Before Income Taxes
2005	$398	$505	$107
2006	341	505	164
2007	284	505	221
2008	227	141	(86)
2009	171	142	(29)

(3)	Interest income is adjusted to reflect lost income of $94 resulting from the funding of $2,501 of acquisition-related payments described in note 3 to the Unaudited Pro Forma Condensed Consolidated Balance Sheet. The rate of interest applied to this amount was 3.76%, the average rate earned on interest-bearing deposits and investment securities in Citizens South Banking Corporation’s available for sale portfolio for the year ended December 31, 2004.

(4)	Interest expense is adjusted to reflect increased interest expense of $1,142 resulting from issuing $18,725 in subordinated debt described in note 3 to the Unaudited Pro Forma Condensed Consolidated Balance Sheet. The rate of interest applied to this debt was 6.10%.

(5)	Non-interest expense does not reflect charges or cost savings anticipated from the merger of the two entities.

(6)	The income tax rate applied to the adjusted pre-tax income was 38.62%.

(7)	Represents the difference between the 1,280,277 shares of Citizens South Banking Corporation shares to be issued and the shares used for the historic earnings per share calculations by Trinity Bank.

Comparative Pro Forma Per Share Data

The table below summarizes selected per share information about Citizens South Banking Corporation and Trinity Bank. The Citizens South Banking Corporation per share information is presented on a historical basis and on a pro forma adjusted basis to reflect the acquisition of Trinity Bank. The Trinity Bank per share information is presented on a historical and on a pro forma equivalent basis to reflect the acquisition.

The data in the table should be read together with the financial information and the financial statements of Citizens South Banking Corporation incorporated by reference in this document and of Trinity Bank included herein at Appendix D and incorporated by reference in this document. The pro forma per common share data is presented as an illustration only. The data do not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the acquisition had occurred when indicated, nor are the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein that reflect potential effects of cost savings or synergies that may be obtained by combining the operations of Citizens South Bank and Trinity Bank or the costs of combining the companies and their operations.

	Citizens South Historical	Trinity Bank Historical	Citizens South Combined Pro Forma Amounts		Trinity Bank Per Share Equivalent Amounts (50% Stock Allocation)(1)	Pro Forma Trinity Bank Per Share Equivalent Amounts (100% Stock Allocation)(2)
Book value per share at June 30, 2005	$9.76	$7.47	$10.26	(3)	$7.15	$14.29
Cash dividends declared per share for the six months ended June 30, 2005	0.14	0.00	0.14	(4)	0.10	0.20
Cash dividends declared per share for the year ended December 31, 2004	0.26	0.00	0.26	(4)	0.18	0.36
Basic earnings per share for the six months ended June 30, 2005	0.26	0.27	0.24	(5)	0.17	0.33
Basic earnings per share for the year ended December 31, 2004	0.39	1.05	0.47	(5)	0.33	0.65
Diluted earnings per share for the six months ended June 30, 2005	0.25	0.26	0.23	(5)	0.16	0.32
Diluted earnings per share for the year ended December 31, 2004	0.38	1.02	0.47	(5)	0.33	0.65

(1)	Per equivalent share amounts of Trinity Bank’s common stock are calculated by multiplying Citizens South Banking Corporation combined pro forma amounts by 0.69655, which represents the number of shares of Citizens South Banking Corporation common stock a Trinity Bank shareholder would receive for each share of stock owned based upon a 50% stock allocation. This exchange ratio does not consider the 50% cash portion of the merger consideration.

(footnotes continued on following page)

(2)	Per equivalent share amounts of Trinity Bank’s common stock are calculated by multiplying Citizens South Banking Corporation combined pro forma amounts by 1.3931, which represents the number of shares of Citizens South Banking Corporation common stock a Trinity Bank shareholder would receive for each share of stock owned if that shareholder elected, and was allocated, a 100% stock allocation. However, pursuant to the allocation and proration provisions contained in the merger agreement, only 50% of the total shares of Trinity Bank common stock outstanding at the closing will be converted into Citizens South Banking Corporation common stock and the remaining 50% of the outstanding shares will be converted into cash.

(3)	Pro forma book value per share is based on the pro forma stockholders’ equity of the combined entity divided by the total pro forma common shares of the combined entity (7,264,515 shares outstanding of Citizens South Banking Corporation plus 1,280,277 shares of Citizens South Banking Corporation to be issued in connection with the acquisition of Trinity Bank).

(4)	Pro forma cash dividends represent the historical dividends of Citizens South Banking Corporation.

(5)	Reflects the issuance of 1,280,277 shares of Citizens South Banking Corporation in exchange for the shares of Trinity Bank in connection with the acquisition of Trinity Bank.

RISK FACTORS

In addition to the other information contained in or incorporated by reference in this Proxy Statement/Prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

Risks Related to the Merger

You May Not Receive the Form of Merger Consideration that You Elect.

The merger agreement contains provisions that are generally designed to ensure that 50% of the outstanding shares of Trinity Bank common stock are exchanged for cash and the other 50% of the shares are exchanged for shares of Citizens South Banking Corporation common stock. If elections are made by Trinity Bank shareholders that would otherwise result in more or less than 50% of such shares being converted into Citizens South Banking Corporation stock, either those electing to receive all or a portion of their consideration in cash or those electing to receive all or a portion of their consideration in shares of Citizens South Banking Corporation common stock, will have the consideration of the type they selected reduced by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of gain for federal income tax purposes with respect to the cash received). If you do not make an election, you will be deemed to have made an election to receive the merger consideration in such form of cash and/or shares of common stock as Citizens South Banking Corporation shall determine.

Citizens South Banking Corporation May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, Citizens South Banking Corporation’s ability to realize anticipated cost savings and to combine the businesses of Citizens South Bank and Trinity Bank in a manner that does not materially disrupt the existing customer relationships of Citizens South Bank or Trinity Bank or result in decreased revenues from any loss of customers. If Citizens South Banking Corporation is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Citizens South Bank and Trinity Bank have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of Citizens South Bank’s or Trinity Bank’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Citizens South Banking Corporation to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Because the Market Price of Citizens South Banking Corporation Common Stock May Fluctuate, You Cannot Be Sure of the Value of the Merger Consideration That You Will Receive.

Upon completion of the merger, each share of Trinity Bank common stock will be converted into merger consideration consisting of shares of Citizens South Banking Corporation common stock or cash pursuant to the terms of the merger agreement. The price of Citizens South Banking Corporation common stock may increase or decrease before or after completion of the merger and, therefore, the implied value of the stock portion of the merger consideration may be higher or lower than the implied value of the stock portion of the merger consideration on September 13, 2005, the latest practicable date before the mailing of this Proxy Statement/Prospectus, or the closing date of the merger, and the market price of the stock component of the merger consideration may be more or less than the cash component of the merger consideration.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

Trinity Bank Shareholders Who Make Elections Will Be Unable to Sell Their Trinity Bank Shares in the Market After Making Their Election.

Trinity Bank shareholders may elect to receive the merger consideration in the form of cash or stock. Shareholders making an election must turn in their Trinity Bank stock certificates with their election form. During the time between when the election is made and when stock certificates are received by shareholders following the completion of the merger, Trinity Bank shareholders will be unable to sell their Trinity Bank common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Elections received after the close of the election period will not be accepted or honored.

Trinity Bank Directors and Executive Officers Have Interests in the Merger Besides Those of a Shareholder.

Some of Trinity Bank’s executive officers participated in negotiations of the merger agreement with Citizens South Banking Corporation, and the board of directors approved the merger agreement and is recommending that Trinity Bank shareholders vote for the merger agreement. In considering these facts and the other information contained in this Proxy Statement/Prospectus, you should be aware that some of Trinity Bank’s executive officers and directors have financial interests in the merger besides being Trinity Bank shareholders. See “Interests of Directors and Executive Officers in the Merger.” These interests include:

•	payment of certain benefits and entering into certain agreements in consideration of the termination of existing employment agreements and change-in-control agreements.

•	the appointment of one director of Trinity Bank to the boards of directors of Citizens South Banking Corporation and Citizens South Bank upon the closing of the merger.

•	the cash out at the effective time of the merger of all outstanding stock options, including options for 109,801 shares of common stock held by Trinity Bank’s executive officers and directors for aggregate cash consideration of approximately $1,308,828.

•	the agreement by Citizens South Banking Corporation to indemnify Trinity Bank directors and officers and to provide such persons with directors’ and officers’ liability insurance.

Citizens South Banking Corporation May Not Receive Required Regulatory Approvals or Non-Objections. Such Approvals or Non-Objections, if Received, May Be Subject to Adverse Regulatory Conditions.

Before the merger may be completed, various approvals or non-objections must be obtained from the Office of Thrift Supervision and the North Carolina Commissioner of Banks. We cannot guarantee that we will receive all required regulatory approvals or non-objections in order to complete the merger. In addition, some of the governmental authorities from which those approvals or non-objections must be obtained may impose conditions on the completion of the merger or require changes in the terms of the merger. These conditions or changes could have the effect of delaying the merger or imposing additional costs or limiting the possible revenues of the combined company.

Risks About Citizens South Banking Corporation

You should consider carefully the following risk factors in evaluating an investment in the shares of Citizens South Banking Corporation common stock.

Citizens South Banking Corporation’s Commercial Real Estate, Multi-Family and Commercial Business Loans Expose It to Increased Lending Risks.

At June 30, 2005, Citizens South Banking Corporation’s portfolio of commercial real estate loans totaled $161.3 million, or 48.71% of total gross loans, and its portfolio of commercial business loans totaled $16.5 million, or 4.99% of total gross loans. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operations and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Also, many of Citizens South Banking Corporation’s borrowers have more than one commercial real estate or multi-family loan outstanding with it. Consequently, an adverse development with respect to one loan or one credit relationship can expose it to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Citizens South Banking Corporation’s Financial Success Depends, in Part, on the Successful Integration of the Acquisition.

Citizens South Banking Corporation’s future growth and profitability depends, in part, on its ability to successfully complete its acquisition of Trinity Bank and manage the combined operations of the two banks. For the acquisition to be successful, Citizens South Banking Corporation will have to succeed in combining the personnel and operations of Citizens South Bank and Trinity Bank and in achieving expense savings by eliminating redundant operations. Citizens South Banking Corporation cannot assure you that its plan to integrate and operate the combined operations will be timely or efficient, or that it will successfully retain existing customer relationships of Trinity Bank.

Changes in Market Interest Rates Could Adversely Affect Citizens South Banking Corporation’s Financial Condition and Results of Operations.

Citizens South Banking Corporation’s results of operations and financial condition are significantly affected by changes in interest rates. Its results of operations depend substantially on net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense paid on interest-bearing liabilities. Because interest-earning assets generally reprice or mature more quickly than interest-bearing liabilities, an increase in interest rates generally would result in an increase in Citizens South Banking Corporation’s net interest income. Based on results generated by its interest rate risk model, an immediate and sustained increase of 200 basis points throughout the yield curve would increase its annual net interest income by 12.52% for the period ended June 30, 2005. The assumptions used in the model do not provide for actions that may be taken by management during the period to offset the effects of changes in interest rates on net interest income.

Changes in interest rates also affect the value of Citizens South Banking Corporation’s interest-earning assets, and in particular its securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At June 30, 2005, Citizens South Banking Corporation’s investment and mortgage-backed securities available for sale totaled $68.6 million. Unrealized gains and losses on securities available for sale, net of tax, amounted to ($587) and are reported as a separate component of stockholders’ equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse effect on stockholders’ equity.

Citizens South Banking Corporation also is subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, Citizens South Banking Corporation is subject to reinvestment risk to the extent that it is unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans.

Citizens South Banking Corporation’s Stock-Based Benefit Plans May Dilute Your Ownership Interest.

Citizens South Banking Corporation has adopted stock option plans and recognition and retention plans. These stock-based benefit plans can be funded from the issuance of authorized but unissued shares of common stock or through open market purchases by Citizens South Banking Corporation. Citizens South Banking Corporation currently is purchasing shares of its common stock in a Board-authorized share repurchase program. Stockholders will experience a reduction or dilution in ownership interest in the event newly issued shares, instead of repurchased shares, are used to fund stock option exercises and stock awards.

Citizens South Banking Corporation’s Recognition and Retention Plans Will Continue to be a Significant Cost, Which Will Reduce Profitability and Stockholders’ Equity.

Citizens South Banking Corporation has adopted recognition and retention plans. Under the plans, its officers and directors have been awarded, at no cost to them other than customary taxes for which they are responsible, shares of common stock. The shares of common stock awarded under the recognition plans are expensed by Citizens South Banking Corporation over their vesting period at the fair market value of the shares on the date they are awarded.

Citizens South Banking Corporation Is Required to Change the Way It Recognizes Expense for Its Stock Options.

Citizens South Banking Corporation currently accounts for its stock option plans in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, it recognizes compensation expense only if the exercise price of an option is less than the fair value of the underlying stock on the date of the grant. However, Citizens South Banking Corporation will be required to expense stock options commencing in 2006 using a fair-value-based method of accounting. Under this method, the grant-date fair value of options is recognized as compensation expense over the remaining vesting period of the options. This method of accounting will cause a decrease in the net earnings of Citizens South Banking Corporation in the years in which outstanding options vest.

Various Factors May Make Takeover Attempts More Difficult to Achieve.

Citizens South Banking Corporation’s board of directors has no current intention to sell control of Citizens South Banking Corporation. Provisions of Citizens South Banking Corporation’s certificate of incorporation and bylaws, federal regulations, Delaware law and various other factors may make it more difficult for companies or persons to acquire control of Citizens South Banking Corporation without the consent of its board of directors. As a Citizens South Banking Corporation stockholder, you may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then-prevailing price of Citizens South Banking Corporation’s common stock. The factors that may discourage takeover attempts or make them more difficult include:

•	Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Office of Thrift Supervision. Citizens South Banking Corporation completed the mutual-to-stock conversion of its mutual holding company on September 30, 2002. The charter of Citizens South Bank also includes a provision that, for a period of five years after the mutual-to-stock conversion, prohibits any person from acquiring or offering to acquire, directly or indirectly, more than 10% of any class of equity security of Citizens South Bank.

•	Certificate of incorporation and statutory provisions. Provisions of the certificate of incorporation and bylaws of Citizens South Banking Corporation and Delaware law may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also would make it more difficult to remove Citizens South Banking Corporation’s current board of directors or management, or to elect new directors. These provisions include limitations on voting rights of beneficial owners of more than 10% of its common stock, supermajority voting requirements for certain business combinations and the election of directors to staggered terms of three years. Citizens South Banking Corporation’s bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

•	Required change in control payments and issuance of stock options and recognition plan shares. Citizens South Banking Corporation has entered into employment agreements and change of control agreements with certain executive officers, which will require payments to be made to them in the event their employment is terminated following a change in control of Citizens South Banking Corporation or Citizens South Bank. Citizens South Banking Corporation also has adopted plans to permit additional issuances of stock options and recognition plan shares to key employees and directors that will require payments to them in connection with a change in control of Citizens South Banking Corporation. These payments will have the effect of increasing the costs of acquiring Citizens South Banking Corporation, thereby discouraging future takeover attempts.

THE TRINITY BANK SPECIAL MEETING

This section contains information for Trinity Bank shareholders about the special meeting of shareholders Trinity Bank has called to consider and approve the merger agreement.

Together with this document, Trinity Bank is also sending you a notice of the Trinity Bank special meeting of shareholders and a form of proxy that is solicited by its board of directors. The special meeting of shareholders will be held at the Union County Chamber of Commerce, 903 Skyway Drive, Monroe, North Carolina, on October 25, 2005, at 3:00 p.m., Eastern Time. This Proxy Statement/ Prospectus is first being mailed to shareholders of Trinity Bank on or about September 19, 2005.

Matters to Be Considered

The purpose of the Trinity Bank special meeting of shareholders is to vote on a proposal to approve the merger agreement. You may be asked to vote upon any other matters that may properly be submitted to a vote at the Trinity Bank special meeting. At the meeting, you also may be asked to vote upon a proposal to adjourn the Trinity Bank special meeting. Trinity Bank could use any adjournment for the purpose, among others, of allowing additional time to solicit proxies.

Proxies

Each copy of this document mailed to Trinity Bank shareholders is accompanied by a proxy card with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Trinity Bank special meeting, or at any adjournment of the meeting, regardless of whether you plan to attend the Trinity Bank special meeting. You can revoke your proxy at any time before the vote is taken at the Trinity Bank special meeting. If your shares are held in “street name,” your broker will vote your shares on Proposal I — The Proposed Merger, only if you provide instructions to your broker on how to vote. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of Trinity Bank prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Trinity Bank

P.O. Box 5044

Monroe, North Carolina 28111-5044

Attention: Lynn H. Boyles, Assistant Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies that Trinity Bank receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger agreement. The Trinity Bank board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, or at any adjournment thereof, Trinity Bank intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of adjourning the special meeting to solicit additional proxies.

Trinity Bank shareholders should NOT send stock certificates with their proxy cards. Trinity Bank shareholders will be sent election forms and instructions, at which time they will be requested to submit their stock certificates. If the merger is completed, Trinity Bank shareholders who did not make a timely or proper election will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their Trinity Bank stock certificates for the merger consideration.

Solicitation of Proxies

Trinity Bank will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, Trinity Bank will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Trinity Bank common stock and secure their voting instructions, if necessary. Trinity Bank will reimburse the record holders for their reasonable expenses in taking those actions. Trinity Bank has also engaged Regan & Associates, Inc. to assist it in soliciting proxies and has agreed to pay them a fee of $7,500 (which includes out-of-pocket expenses) for these services. If necessary, Trinity Bank may use several of its employees, who will not be specially compensated, to solicit proxies from Trinity Bank shareholders, either personally or by telephone, facsimile or letter.

Record Date

The Trinity Bank board of directors has fixed the close of business on September 9, 2005 as the record date for determining the Trinity Bank shareholders entitled to receive notice of and to vote at the Trinity Bank special meeting of shareholders. On September 9, 2005, 1,837,986 shares of Trinity Bank common stock were outstanding and held by approximately 600 holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Trinity Bank common stock is necessary to constitute a quorum at the Trinity Bank special meeting of shareholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

Adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Trinity Bank common stock entitled to vote at the Trinity Bank special meeting. Because the affirmative vote of the holders of at least two-thirds of the outstanding shares of Trinity Bank common stock entitled to vote at the Trinity Bank special meeting is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement. Accordingly, the Trinity Bank board of directors urges Trinity Bank shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

You are entitled to one vote for each share of Trinity Bank common stock you held as of the record date. As of the record date, directors and executive officers of Trinity Bank had the right to vote 139,660 shares of Trinity Bank common stock, or 7.6% of the outstanding Trinity Bank common stock at that date. As of that date, none of the directors and executive officers of Citizens South Banking Corporation or their affiliates had the right to vote shares of Trinity Bank common stock. Trinity Bank’s directors and certain executive officers have agreed to vote their shares of Trinity Bank common stock in favor of the merger agreement.

Recommendation of the Board of Directors

The Trinity Bank board of directors has unanimously approved the merger agreement and the transactions contemplated in the merger agreement. The Trinity Bank board of directors has determined that the merger agreement and the transactions contemplated in the merger agreement are advisable and in the best interests of Trinity Bank and its shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement.

See “Proposal I — The Proposed Merger — Trinity Bank’s Reasons for the Merger; Recommendation of Trinity Bank’s Board of Directors” for a more detailed discussion of the Trinity Bank board of directors’ recommendation.

Attending the Trinity Bank Special Meeting

If you want to vote your shares of Trinity Bank common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Security Ownership of Certain Beneficial Owners of Trinity Bank

The following table sets forth certain information as to those persons that Trinity Bank believes are beneficial owners of more than 5% of Trinity Bank’s outstanding common stock as of September 9, 2005. Persons and groups that beneficially own in excess of 5% of Trinity Bank’s common stock are required to file certain reports with Trinity Bank and with the Federal Deposit Insurance Corporation regarding such beneficial ownership. For purposes of the table below and the table set forth under “Beneficial Stock Ownership of Management,” a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after September 9, 2005. As indicated in the table below, multiple persons may be deemed the beneficial owner of the same shares of stock. “Voting Power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. As of September 9, 2005, there were 1,837,986 shares of Trinity Bank common stock outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding
Ewing & Partners, Endurance General Partners, L.P., Ewing Asset Management, L.L.C., and Mr. Timothy G. Ewing(2)	135,850	7.39%

First Citizens Bancorporation of South Carolina, Inc.(3)	162,399	8.84%

Financial Stocks, Inc., and Financial Stock Capital Partners II L.P.(4)	125,000	6.80%

Mendon Capital Advisors. Corp., Mr. Anton V. Schutz, and Moors & Mendon Master Fund, L.P.(5)	137,300	7.47%

(1)	Based on information obtained from Schedule 13G filings made by each of the beneficial owners with the Federal Deposit Insurance Corporation and subject to the qualifications therein.

(2)	The address of each of Ewing & Partners, Endurance General Partners, L.P., Ewing Asset Management, L.L.C., and Mr. Timothy G. Ewing is 4514 Cole Avenue, Suite 808, Dallas, TX 75205.

(3)	The address of First Citizens Bancorporation of South Carolina, Inc. is 1225 Lady Street, Columbia, SC 29201.

(4)	The address of Financial Stocks, Inc. is 507 Carew Tower, Cincinnati, OH 45202. The address of Financial Stock Capital Partners II L.P. is 441 Vine Street, Cincinnati, OH 45202.

(5)	The address of each of Mendon Capital Advisors. Corp. and Mr. Anton V. Schutz is 150 Allens Creek Road, Rochester, NY 14618. The address of Moors & Mendon Master Fund, L.P. is 18 Church Street, Skandia House, Hamilton, HM 11, Bermuda.

Beneficial Stock Ownership of Management

The following table sets forth information with respect to the shares of Trinity Bank common stock beneficially owned by each director of Trinity Bank, by certain named executive officers of Trinity Bank and by all such directors and executive officers as a group as of

September 9, 2005. Except as otherwise indicated, each person shown in the table has sole voting and investment power with respect to the shares of common stock indicated. The titles for the individuals listed in the following table are Trinity Bank titles, except as otherwise noted.

Name	Position with Trinity Bank	Amount and Nature of Beneficial Ownership(1)(2)(3)(4)	Percent of Common Stock Outstanding(5)
J. Brooks Davis	Director	21,622	1.17%
Philip R. Hargett, Sr.	Chairman	12,045	*
Henry B. Keen III	Director	21,379	1.16%
Dennis O. Livingston	President, Chief Administrative Officer and Director	12,327	*
H. Loran Livingston	Director	7,641	*
David C. McGuirt	Chief Executive Officer and Director	18,720	1.01%
Dan L. Moser	Director	78,823	4.24%
Gwendolyn M. Perkins, M.D	Director	9,244	*
Baxter W. Starnes	Director	9,321	*
Denton R. Williams, Jr.	Director	37,459	2.03%
All directors and executive officers as a group (12 persons)(6)		241,061	12.43%

*	Less than 1% of common stock outstanding.

(1)	See “Security Ownership of Certain Beneficial Owners of Trinity Bank” for a definition of “beneficial ownership.”

(2)	Except as otherwise noted, and to the best of Trinity Bank’s knowledge, the individuals named and included in the table exercise sole voting and investment power with respect to all shares shown as beneficially owned.

(3)	The individuals named and included in the table have shared voting and investment power with respect to certain of the listed shares as follows: Mr. Davis - 14,812; Mr. Hargett - 2,700; Mr. Keen - 8,400; Mr. Moser – 5,563; Mr. Starnes - 4,071; and all persons included in this group – 35,546.

(4)	The listed shares include the following numbers of shares that could be purchased pursuant to stock options granted under our stock option plans that could be exercised within 60 days from the date of this Proxy Statement/Prospectus and with respect to which shares the individuals named and included in the table may be considered to have sole investment power only: Mr. Davis — 6,810; Mr. Hargett — 6,345; Mr. Keen — 9,379; Mr. D. Livingston — 9,600; Mr. L. Livingston — 4,914; Mr. McGuirt — 11,520; Mr. Moser — 21,016; Dr. Perkins — 5,044; Mr. Starnes — 4,914; Mr. Williams — 9,379; all individuals included in this group — 101,401.

(5)	Percentages are calculated based on 1,837,986 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares (if any) that could be purchased by that individual or by persons included in the group pursuant to stock options that could be exercised within 60 days from the date of this Proxy Statement/Prospectus.

(6)	Includes 5,280 and 7,200 shares, respectively, beneficially owned by officers Charla L. Kurtz and A. Ray Singleton, Jr.

INFORMATION ABOUT THE COMPANIES

Citizens South Banking Corporation

519 South New Hope Road

Gastonia, North Carolina 28054-4040

(704) 868-5200

Citizens South Banking Corporation is a Delaware corporation that became the savings and loan holding company for Citizens South Bank following the completion of the second-step conversion of Citizens South Bank from the mutual holding company structure to full stock ownership on September 30, 2002. Currently, Citizens South Banking Corporation’s activities consist primarily of managing Citizens South Bank and investing its portion of the net proceeds received in the second-step conversion. At June 30, 2005, Citizens South Banking Corporation had total consolidated assets of $514.9 million, net loans of $327.9 million, total deposits of $327.4 million and total stockholders’ equity of $70.9 million.

Citizens South Bank is a federally chartered savings bank that provides financial services to businesses, individuals and families and was established in 1904. It operates 11 full-service banking offices in the North Carolina Counties of Gaston, Rowan, and Iredell and a loan production office in Mecklenburg County. Citizens South Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multi-family and commercial real estate mortgage loans, commercial loans, consumer loans, investment securities and mortgage-backed securities.

Citizens South Banking Corporation routinely evaluates opportunities to expand through merger or acquisition. As a result, merger or acquisition discussions and, in some cases, negotiations may take place in the future, and mergers and acquisitions involving cash, debt or equity securities may occur.

Additional information about Citizens South Banking Corporation and its subsidiary is included in documents incorporated by reference in this Proxy Statement/Prospectus. See “Where You Can Find More Information” on page 94.

Trinity Bank

310 West Franklin Street

Monroe, North Carolina 28112

(704) 296-0100

Trinity Bank is a North Carolina bank that began operations in November 1999. The business of Trinity Bank consists of attracting deposits from the general public and using these funds to originate various types of consumer and commercial loans primarily in Union County, North Carolina. In addition to these lending activities, Trinity Bank generates fee income from credit card clearing services provided to merchants, accounts receivable financing and sales of annuity and insurance products.

Trinity Bank operates three banking offices in Monroe, Weddington and Stallings, North Carolina. Its market area is part of the Charlotte-Gastonia-Rock Hill Metropolitan Statistical Area.

Additional information about Trinity Bank is included in Appendix D to this Proxy Statement/Prospectus and incorporated herein by reference.

PROPOSAL I – THE PROPOSED MERGER

The description of the merger and the merger agreement contained in this Proxy Statement/Prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. We have attached a copy of the merger agreement as Appendix A.

We encourage you to read the merger agreement.

General

Pursuant to the merger agreement, Trinity Bank will merge into Citizens South Bank, with Citizens South Bank as the surviving entity. Outstanding shares of Trinity Bank common stock will be converted into the right to receive cash or shares of Citizens South Banking Corporation common stock or a combination of cash and stock. Cash will be paid in lieu of any fractional share of Citizens South Banking Corporation common stock. See “—Merger Consideration; Cash or Stock Election” below. As a result of the merger, the separate corporate existence of Trinity Bank will cease and Citizens South Bank will succeed to all of the rights and be responsible for all of the obligations of Trinity Bank.

Background of the Merger

In May 2003, David McGuirt, Chief Executive Officer of Trinity Bank, received an unsolicited verbal indication of interest from a Charlotte-based community bank, referred to as the “Initial Bidder,” to acquire Trinity Bank. At the request of Trinity Bank’s management, representatives of Burke Capital Group, L.L.C. met with representatives of the Initial Bidder to discuss this verbal indication of interest, and in subsequent discussions, Burke Capital Group, L.L.C. indicated to the Initial Bidder that its level of interest did not outweigh the values to Trinity Bank of remaining independent at that time. Accordingly, Trinity Bank’s board of directors determined to continue to pursue a strategy of remaining an independent community bank.

Over the next year, management of Trinity Bank and management of the Initial Bidder continued irregular, periodic informal contact to keep updated on the progress of the respective banks, and Mr. McGuirt kept his board of directors generally apprised of these discussions. In November 2004, the Initial Bidder’s investment banker indicated to Burke Capital Group, L.L.C. its client’s continued interest in a business combination. On November 23, 2004, Trinity Bank engaged Burke Capital Group, L.L.C. to serve as financial advisor to Trinity Bank and its board of directors to consult with Trinity Bank regarding, among other things, strategies to create shareholder value, the execution of Trinity Bank’s operating plan, and the effect of an acquisition or merger with another community bank.

On December 1, 2004, representatives of Burke Capital Group, L.L.C. met with Trinity Bank’s board of directors and presented a detailed analysis of an indication of interest presented by the Initial Bidder. After extended discussion, Trinity Bank’s board of directors concluded that to appropriately consider the terms of the Initial Bidder’s indication of interest it should conduct a limited review of the market to determine the amount of interest, if any, from other financial institutions that previously had verbally indicated interest in discussions regarding a possible acquisition in the event that Trinity Bank became interested in a business combination. Trinity Bank’s board of directors believed that this would allow them to better determine whether the level of potential merger consideration was approaching a point that might make selling a more attractive alternative to their shareholders than the monetary values attributed to remaining independent. Trinity Bank’s board of directors thereafter authorized Burke Capital Group, L.L.C. to explore discussions with the Initial Bidder and with four other banks, acceptable to Trinity Bank’s board of directors, that previously had verbally indicated an interest in discussions regarding a possible business combination.

Between December 2, 2004 and April 7, 2005, Burke Capital Group, L.L.C. and Trinity Bank management met with and explored a possible business combination with each of the five banks.

The directors discussed the status of the possible business combination during regularly scheduled board meetings on December 28, 2004 and February 22, 2005. By the time of the February 22, 2005 board meeting, it was determined that only three of the five banks had expressed interest to continue discussions, and they were informed that they would need to provide a written indication of interest by April 1, 2005. The Initial Bidder was one of the banks that declined to pursue an offer.

On April 1, 2005, Burke Capital Group, L.L.C. received a written indication of interest from one of the three final banks. The terms of the indication of interest were discussed by the board of directors on April 7, 2005. After extended discussion, the board of directors authorized Trinity Bank management to pursue negotiations with the bank, referred to as the “Subsequent Bidder,” to begin formal due diligence examinations and to engage counsel to assist with drafting and negotiating a definitive agreement.

Throughout April 2005, Mr. McGuirt periodically updated the members of the Executive Committee of Trinity Bank’s board of directors and other members of the board regarding the status of negotiations with the Subsequent Bidder. The board of directors further discussed the results of due diligence and the status of the negotiations with the Subsequent Bidder at its regular monthly meeting held on April 26, 2005.

During the last two weeks of April 2005, Mr. McGuirt and Burke Capital Group, L.L.C. received unsolicited inquiries from Citizens South Banking Corporation and two additional financial institutions (both of which had previously received the limited information about Trinity Bank from Burke Capital Group, L.L.C. earlier in the year), regarding a possible acquisition of Trinity Bank. After considering fiduciary duties to Trinity Bank’s shareholders, management of Trinity Bank authorized Burke Capital Group, L.L.C. to informally contact these institutions’ financial advisors to inform them that Trinity Bank then was involved in negotiations with a potential acquiror, without identifying the Subsequent Bidder, and to determine whether any of these institutions was seriously considering an offer to acquire Trinity Bank for total consideration with a value to Trinity Bank and its shareholders exceeding that of the Subsequent Bidder’s offer. Mr. McGuirt informed Trinity Bank’s board of directors of these unsolicited inquiries at its regular monthly meeting held on April 26, 2005. Two of these institutions ultimately indicated no further interest in submitting an offer to acquire Trinity Bank.

On May 2, 2005, through Keefe, Bruyette & Woods, its investment banker, Citizens South Banking Corporation presented to Burke Capital Group, L.L.C. a written indication of interest to acquire Trinity Bank for total consideration of $35.5 million, of which 60% would be paid in stock of Citizens South Banking Corporation and 40% would be paid in cash. Citizens South Banking Corporation also indicated that it would consider a different mix of stock and cash consideration. Based on Citizens South Banking Corporation’s stock price at that time, the terms of the offer indicated a value per share of Trinity Bank common stock of approximately $18.25, which was higher than all of the previous indications of interest.

On May 3, 2005, the executive committee of the board of directors of Trinity Bank authorized Mr. McGuirt to proceed with due diligence and negotiations for a definitive merger agreement with Citizens South Banking Corporation. Also on May 3, 2005, Trinity Bank’s financial and legal advisors informed the financial and legal advisers of the Subsequent Bidder that Trinity Bank had received a written unsolicited indication of interest, without identifying Citizens South Banking Corporation. After Trinity Bank’s representatives communicated that Trinity Bank would pursue due diligence with respect to this potential acquirer, Trinity Bank and the Subsequent Bidder ceased negotiations for a definitive agreement, and the Subsequent Bidder formally withdrew its indication of interest. At this time, the Subsequent Bidder indicated that it remained interested in a business combination with Trinity Bank and periodically reiterated this interest throughout May 2005.

Between May 5, 2005 and May 25, 2005, representatives of Trinity Bank, Burke Capital Group, L.L.C. and Helms Mulliss & Wicker, PLLC, special counsel to Trinity Bank, together with representatives of Citizens South Banking Corporation, Keefe, Bruyette & Woods, and Luse Gorman Pomerenk & Schick, P.C., counsel to Citizens South Banking Corporation, conducted due diligence on the institutions’ respective operations and negotiated the terms of the merger agreement and other related documents.

During May 2005, Mr. McGuirt periodically updated the individual members of Trinity Bank’s board of directors regarding the status of negotiations with Citizens South Banking Corporation. On May 24, 2005, Trinity Bank’s board of directors held its regular monthly meeting, at which time it discussed the results of due diligence with Citizens South Banking Corporation and considered the definitive merger agreement and related documents that the parties had negotiated. Representatives of Helms Mulliss & Wicker, PLLC, and of Burke Capital Group, L.L.C. were present at the meeting. Burke Capital Group, L.L.C. reviewed in detail with the board of directors the financial aspects of the proposed transaction and delivered its opinion that the merger consideration was fair, from a financial point of view, to the shareholders of Trinity Bank. The board of directors of Trinity Bank considered the opinion of Burke Capital Group, L.L.C. carefully as well as Burke Capital Group, L.L.C.’s experience, qualifications and interest in the proposed transaction. In addition, Helms Mulliss & Wicker, PLLC, reviewed with the board of directors the terms of the definitive merger agreement and the fiduciary duties that the board of directors owed to Trinity Bank’s shareholders. Following extensive review and discussion of the terms of the merger agreement, the fairness, from a financial point of view, of the merger consideration to Trinity Bank’s shareholders, and the other factors listed under “—Trinity Bank’s Reasons for the Merger; Recommendation of the Merger by Trinity Bank’s Board of Directors,” the board of directors of Trinity Bank approved the merger agreement and authorized and directed management to execute and deliver the merger agreement and related documents.

Trinity Bank’s Reasons for the Merger; Recommendation of Trinity Bank’s Board of Directors

Trinity Bank’s board of directors believes that the merger is fair to, and in the best interest of, Trinity Bank and its shareholders. In reaching its decision to adopt and recommend the approval of the merger agreement, Trinity Bank’s board of directors considered a number of factors, including but not limited to, the following:

•	the value of the consideration to be received by Trinity Bank’s shareholders relative to the book value and earnings per share of Trinity Bank common stock;

•	information concerning Citizens South Banking Corporation’s financial condition, results of operations and business prospects;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Citizens South Banking Corporation;

•	the opportunity to capitalize on the synergies that exist between Trinity Bank and Citizens South Banking Corporation and to expand on the two institutions’ existing presence in the Charlotte, North Carolina area;

•	the opinion of Burke Capital Group, L.L.C. that the consideration to be received by Trinity Bank’s shareholders in the merger is fair from a financial point of view;

•	Trinity Bank’s ability to have one of its current directors join the Citizens South Banking Corporation board of directors;

•	the enhanced career opportunities and benefits afforded Trinity Bank employees as a result of the transaction;

•	the value of the consideration to be received by Trinity Bank’s shareholders in light of previous indications of interest;

•	the fact that the merger will enable Trinity Bank’s shareholders to exchange their relatively illiquid shares of Trinity Bank common stock into consideration consisting of 50% cash, and that the remaining 50% of the consideration will be in the form of shares that are listed on the Nasdaq National Market and that are more widely held and more actively traded than Trinity Bank’s common stock;

•	the fact that the acquisition of the shares of Citizens South Banking Corporation common stock is expected to be tax-free to Trinity Bank’s shareholders;

•	the fact that Citizens South Bank operates substantially as a community bank;

•	the alternatives to the merger, including remaining an independent institution and the necessity to raise additional capital in such circumstances; and

•	the competitive and regulatory environment for financial institutions generally.

The foregoing discussion of the information and factors considered by Trinity Bank’s board of directors is not intended to be exhaustive, but includes the material factors that Trinity Bank’s board of directors considered and discussed in approving and recommending the merger. In view of the variety of factors considered in connection with its evaluation of the transaction and the offering price, Trinity Bank’s board of directors did not find it practicable to, and it did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weights to different factors.

Each member of the board of directors of Trinity Bank has agreed with Citizens South Banking Corporation to vote his shares of Trinity Bank common stock in favor of the transaction.

THE BOARD OF DIRECTORS OF TRINITY BANK RECOMMENDS THAT THE SHAREHOLDERS OF TRINITY BANK VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

Opinion of Trinity Bank’s Financial Advisor

Trinity Bank retained Burke Capital Group, L.L.C. to act as its financial advisor in connection with a possible business combination. Burke Capital Group, L.L.C. is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Burke Capital Group, L.L.C. is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Burke Capital Group, L.L.C. acted as financial advisor to Trinity Bank in connection with the proposed merger with Citizens South Banking Corporation and participated in certain of the negotiations leading to the merger agreement. In connection with Burke Capital Group, L.L.C.’s engagement, Trinity Bank asked Burke Capital Group, L.L.C. to evaluate the fairness of the merger consideration to Trinity Bank’s shareholders from a financial point of view. At the May 24, 2005 meeting of the Trinity Bank board to evaluate the merger, Burke Capital Group, L.L.C. presented to the board its written opinion that, based upon and subject to various matters set forth in its opinion, the merger consideration was fair to Trinity Bank’s shareholders from a financial point of view. At this meeting, the Trinity Bank board voted to approve the merger and subsequently executed the merger agreement on May 25, 2005.

THE FULL TEXT OF BURKE CAPITAL GROUP, L.L.C.’S WRITTEN OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. THE OPINION OUTLINES MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BURKE CAPITAL GROUP, L.L.C. IN RENDERING ITS OPINION. THE DESCRIPTION OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY IN CONNECTION WITH YOUR CONSIDERATION OF THE PROPOSED MERGER.

BURKE CAPITAL GROUP, L.L.C.’S OPINION SPEAKS ONLY AS OF THE DATE OF THE OPINION. THE OPINION WAS DIRECTED TO THE TRINITY BOARD AND IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO TRINITY SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF TRINITY TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY TRINITY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SHAREHOLDER MEETING WITH RESPECT TO THE MERGER, OR ANY OTHER MATTER.

In connection with rendering its May 24, 2005 opinion, Burke Capital Group, L.L.C. reviewed and considered, among other things:

•	The merger agreement and certain of the schedules thereto.

•	Certain publicly available financial statements and other historical financial information of Trinity Bank that it deemed relevant.

•	Certain publicly available financial statements and other historical financial information of Citizens South Banking Corporation that it deemed relevant.

•	Projected earnings estimates for Trinity Bank for the years ending December 31, 2005 through 2008 prepared by and reviewed with senior management of Trinity Bank and the views of senior management regarding Trinity Bank’s business, financial condition, results of operations and future prospects.

•	The pro forma financial impact of the merger on Citizens South Banking Corporation’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of Trinity Bank and Burke Capital Group, L.L.C.

•	The financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available.

•	The value of the offer from Citizens South Banking Corporation, as compared to other offers and indications of interest received by Trinity Bank from other potential acquirors.

•	A discounted cash flow analysis of Trinity Bank’s common stock and a comparison of the merger consideration to the imputed values yielded by this analysis.

•	The current market environment generally and the banking environment in particular.

•	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

TRINITY BANK’S BOARD OF DIRECTORS DID NOT LIMIT THE INVESTIGATIONS MADE OR THE PROCEDURES FOLLOWED BY BURKE CAPITAL GROUP, L.L.C. IN GIVING ITS OPINION.

In performing its reviews and analyses and in rendering its opinion, Burke Capital Group, L.L.C. assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Trinity Bank and Citizens South Banking Corporation that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Burke Capital Group, L.L.C. was not asked to and did not independently verify the accuracy or completeness of such information and it did not assume responsibility or liability for the accuracy or completeness of any of such information. Burke Capital Group, L.L.C. did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Trinity Bank or Citizens South Banking Corporation or any of their respective subsidiaries, or the ability to collect any such assets, nor was it furnished with any such evaluations or appraisals. Burke Capital Group, L.L.C. is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Trinity Bank or Citizens South Banking Corporation, nor did it review any individual credit files relating to Trinity Bank or Citizens South Banking Corporation. With Trinity Bank’s consent, Burke Capital Group, L.L.C. assumed that the respective allowances for loan losses for both Trinity Bank and Citizens South Banking Corporation were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Burke Capital Group, L.L.C. did not conduct any physical inspection of the properties or facilities of Trinity Bank or Citizens South Banking Corporation. Burke Capital Group, L.L.C. is not an accounting firm and it relied on the reports of the independent accountants of Trinity Bank and Citizens South Banking Corporation for the accuracy and completeness of the financial statements furnished to it.

Burke Capital Group, L.L.C.’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Burke Capital Group, L.L.C. assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Burke Capital Group, L.L.C. also assumed that there has been no material change in Trinity Bank’s and Citizens South Banking Corporation’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them and that Trinity Bank and Citizens South Banking Corporation will remain as going concerns for all periods relevant to its analyses.

In rendering its May 24, 2005 opinion, Burke Capital Group, L.L.C. performed a variety of financial analyses. The following is a summary of the material analyses performed by Burke Capital Group, L.L.C., but is not a complete description of all the analyses underlying Burke Capital Group, L.L.C.’s opinion. The summary includes information presented in a tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Burke Capital Group, L.L.C. believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Burke Capital Group, L.L.C.’s comparative analyses described below is identical to Trinity Bank or Citizens South Banking Corporation and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Trinity Bank or Citizens South Banking Corporation and the companies to which they are being compared.

The earnings projections used and relied upon by Burke Capital Group, L.L.C. in its analyses were based upon internal projections of Trinity Bank. With respect to all such financial projections and estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, Trinity Bank’s management confirmed to Burke Capital Group, L.L.C. that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Trinity Bank and Burke Capital Group, L.L.C. assumed for purposes of its analyses that such performance would be achieved. Burke Capital Group, L.L.C. expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Burke Capital Group, L.L.C. by Trinity Bank were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Burke Capital Group, L.L.C. in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Burke Capital Group, L.L.C. also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Trinity Bank, Citizens South Banking Corporation and Burke Capital Group, L.L.C. The analyses performed by Burke Capital Group, L.L.C. are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Burke Capital Group, L.L.C. prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Trinity Bank board at the May 24, 2005 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Burke Capital Group, L.L.C.’s analyses do not necessarily reflect the value of Trinity Bank’s common stock or Citizens South Banking Corporation’s common stock or the prices at which Trinity Bank’s or Citizens South Banking Corporation’s common stock may be sold at any time.

Pursuant to an engagement letter between Trinity Bank and Burke Capital Group, Trinity Bank agreed to pay Burke Capital Group a fee, the principal portion of which is payable upon completion of the merger. Trinity Bank has paid Burke Capital Group a fee of $25,000 in connection with rendering its opinion. In addition, certain principals of Burke Capital Group hold warrants to purchase 8,845 shares of Trinity Bank common stock at an exercise price of $8.00 per share, which warrants will be extinguished in exchange for an aggregate cash payment of approximately $90,700.

The warrants originally were issued to FIG Partners LLC, a broker-dealer that previously was an affiliate of Burke Capital Group, in connection with a stock offering by Trinity Bank in 2003 in which FIG Partners acted as sales agent. FIG Partners subsequently distributed the warrants to its members, and at the direction of Burke Capital Group, L.L.C., which was a member of FIG Partners at that time, the warrants that were to be distributed to Burke Capital Group, L.L.C. were distributed directly to its individual principals at that time. Also in connection with the 2003 stock offering, Trinity Bank paid FIG Partners a cash fee of approximately $260,000.

Summary of Proposed Merger

Burke Capital Group, L.L.C. reviewed the financial terms of the proposed transaction whereby the holders of Trinity Bank stock shall be entitled to elect to receive, in exchange for their shares of Trinity Bank stock, 1.3931 shares of Citizens South Banking Corporation, $18.25 in cash or a combination thereof, provided, however, that 50% of the shares of Trinity Bank common stock will be exchanged for Citizens South Banking Corporation common stock. Based upon the terms of the merger agreement, and Citizens South Banking Corporation’s closing stock price of $13.10 on May 23, 2005, Burke Capital Group, L.L.C. calculated a transaction value of $35,483,502 or $18.25 per Trinity Bank share. Utilizing Trinity Bank’s March 31, 2005 financial information, Burke Capital Group, L.L.C. calculated the following ratios:

Deal Value Considerations:		Deal Multiples:
Offer Price / Common Share	$18.25	Transaction Value / LTM Net Income	47.66	x
Aggregate Value For Common Shares	$33,542,926	Transaction Value / Book Value	2.69	x
Aggregate Value for Outstanding Options / Warrants	$1,940,576	Transaction Value / Assets	23.52%

Total Transaction Value	$35,483,502	Core Deposit Premium	22.52%

*	Deal multiples based on March 31, 2005 unaudited financial results.

Burke Capital Group, L.L.C. calculated 1,944,320 fully diluted shares of Trinity Bank common stock outstanding, which was determined using the treasury stock method at the offer price per share. The fully diluted share count is based upon Trinity Bank’s 1,837,986 outstanding common shares and 165,722 outstanding options / warrants to purchase common shares at a weighted average strike price of $6.54.

Comparable Company Analysis

Burke Capital Group, L.L.C. used publicly available information to compare selected financial information for Trinity Bank and a group of selected financial institutions. The group consisted of Trinity Bank and fourteen financial institutions, which we refer to as the “Trinity Bank Peer Group”. The Trinity Bank Peer Group consisted of selected North Carolina publicly traded community banks with assets between $75 million and $300 million. The Trinity Bank Peer Group was comprised of the following institutions:

Bank Holding Company	City
Bank of Oak Ridge	Oak Ridge
Bank of Wilmington	Wilmington
Cardinal State Bank	Durham
Carolina Trust Bank	Lincolnton
First Trust Bank	Charlotte
Little Bank, Incorporated	Kinston
M&F Bancorp, Inc.	Durham
Parkway Bank	Lenoir
Scottish Bank (The)	Charlotte
SterlingSouth Bank & Trust Company	Greensboro
Surrey Bancorp	Mount Airy
United Financial, Inc.	Graham
Waccamaw Bankshares, Inc.	Whiteville
Weststar Financial Services Corporation	Asheville

The analysis calculated the median performance of the Trinity Bank Peer Group, based upon the latest publicly available financial data, to Trinity Bank’s March 31, 2005 unaudited financial results. Burke Capital Group, L.L.C. tax effected Trinity Bank’s latest twelve months earnings for comparative reasons. The table below sets forth the comparative data.

	Revenues		Earnings				Capital Implications		Asset Quality
	Net Interest Margin	Noninterest Income/Average Assets	Efficiency	ROAA	ROAE	Pre-Provision, Pre-Tax ROAA	Equity / Assets	Asset Utilization	Non-Performing/ Total Assets
Peer Group
Median	3.62%	0.72%	75.24%	0.59%	5.66%	1.01%	8.97%	95.74%	0.59%
Trinity	3.24%	0.63%	71.24%	0.52%	6.06%	1.11%	8.73%	96.02%	1.05%

Trinity Bank’s performance is within the range of the selected peer group.

Analysis of Selected Merger Transactions

Burke Capital Group, L.L.C. compared selected pricing multiples and ratios implied by the merger consideration to corresponding merger and acquisition pricing multiples and ratios observed in transactions Burke Capital Group, L.L.C. deemed relevant to the merger. Burke Capital Group, L.L.C. reviewed selected North Carolina / South Carolina bank and thrift merger and acquisition transactions since January 1, 2003 in which the seller had assets between $50 and $350. Burke Capital Group, L.L.C.’s review showed that the merger consideration in the proposed merger represented multiples of earnings and book value was above the corresponding mean and median values for the selected North Carolina / South Carolina merger and acquisition transactions.

In order to address the specific valuation considerations within the North Carolina market that Trinity Bank serves, Burke Capital Group, L.L.C. selected a group of comparable North Carolina / South Carolina merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, Burke Capital Group, L.L.C. selected bank and thrift merger and acquisition transactions according to the following criteria:

•	Merger and acquisition transactions announced after January 1, 2003.

•	Seller located in North Carolina / South Carolina.

•	Seller assets between $50 million and $250 million.

Burke Capital Group, L.L.C. selected 12 transactions fitting the criteria listed above as being comparable to the proposed merger. The 12 comparable transactions selected included the following:

Buyer	State	Seller	State
FNB Corp.	NC	United Financial Inc.	NC
First Citizens Bancorp.	SC	Summit Financial Corp.	SC
Atlanta Bancorporation, Inc.	GA	Gibsonville Community Bank	NC
SCBT Financial Corp.	SC	New Commerce BanCorp	SC
First Citizens Bancorp.	SC	People’s Community Capital Corp	SC
First Community Corp.	SC	DutchFork Bancshares Inc.	SC
Capitol Bancorp Ltd.	MI	First Carolina State Bank	NC
American Community Bancshares	NC	FNB Bancshares Inc.	SC
Community Capital Corp.	SC	Abbeville Capital Corporation	SC
Southern Community Financial	NC	Community Bank	NC
Yadkin Valley Bank and Trust	NC	High Country Financial Corp	NC
Crescent Financial Corp.	NC	Centennial Bank	NC

Burke Capital Group, L.L.C. reviewed the multiples of transaction value at announcement to last twelve months’ earnings, transaction value to book value, book premium to core deposits, and transaction value to assets and computed high, low, mean, median, and quartile multiples and premiums for the transactions. These multiples and premiums were applied to Trinity Bank’s financial information as of and for the period ended March 31, 2005 and were used to impute a transaction price. As illustrated in the following table, Burke Capital Group, L.L.C. derived an imputed range of values per share of Trinity Bank’s common stock of $9.80 to $17.83 based upon the median and mean multiples of the selected Southeastern transactions.

	Median Multiple		Implied Value/Share	Mean Multiple		Implied Value/Share	CSBC’s Offer Price for TYBN
Transaction Value / LTM E.P.S.	24.91	x	$9.80	25.07	x	$9.86	47.66	x
Transaction Value / Book Value	2.34	x	$15.92	2.36	x	$16.05	2.69	x
Book Premium / Core Deposits	17.98%		$16.00	21.57%		$17.78	22.52%
Transaction Value / Total Assets	21.70%		$16.88	22.96%		$17.83	23.52%

	Median Value		$15.96			$16.91	$18.25
	Mean Value		$14.65			$15.38
	Implied Range		$9.80	<=>		$17.83

The analysis showed that the merger consideration represented multiples of earnings and book value that are above the corresponding mean and median values for the comparable transactions. The merger consideration per share of $18.25 is above the range of values imputed by the mean and median multiples of the comparable transactions.

Discounted Earnings Stream and Terminal Value Analysis

Burke Capital Group, L.L.C. performed a discounted earnings analysis with regard to Trinity Bank’s future change in control value. For its analysis, Burke Capital Group, L.L.C. relied on the three year financial projections developed by Trinity Bank’s management. Burke Capital Group, L.L.C. calculated a terminal change in control value for Trinity Bank based on multiples of trailing earnings and book value derived from Southeastern acquisitions since January 1, 2000, in which sellers had assets between $100 million and $500 million and were profitable. The future earnings stream and calculated terminal change in control value was discounted to the present time period using a range of discount rates. Burke Capital Group, L.L.C. utilized a range of discount rates of 14.0% to 16.0%. The results of this analysis are summarized in the following table.

					Discount Rates
	Metric	Change in Control Multiple(1)		Multiple Weighting	14.0%	15.0%		16.0%
Mean	Book Value	2.10	x	50.0%	$13,575	$13,130		$12,703
	LTM Earnings	22.51	x	50.0%	$18,037	$17,446		$16,879

					$31,612	$30,576		$29,582

Median	Book Value	2.24	x	50.0%	$14,434	$13,961		$13,507
	LTM Earnings	25.33	x	50.0%	$20,300	$19,634		$18,996

					$34,733	$33,595		$32,503

					Implied Value	$29,582	<=>	$34,733
					Implied Value / Share	$15.30	<=>	$17.88
					CSBC Offer		$18.25

(1)	Southeastern transactions of profitable banks ($100m to $500m assets) since January 2000 .

*	Selected Southeastern states used are GA, MD, SC, NC, TN, AL, FL, AR, MS, DC, LA, KY, WV and VA.

The analysis resulted in a range of present values of $15.30 per share to $17.88 per share for Trinity Bank. The transaction value per share of the merger as calculated by Burke Capital Group, L.L.C. was $18.25. As indicated above, this analysis was based on estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Burke Capital Group, L.L.C. noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

Based upon the forgoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Burke Capital Group, L.L.C. determined that the transaction consideration was fair from a financial point of view to Trinity Bank shareholders.

Citizens South Banking Corporation’s Reasons for the Merger

The Citizens South Banking Corporation board of directors expects the merger to enhance Citizens South Banking Corporation’s banking franchise and competitive position, particularly in Union County, North Carolina. The merger also increases Citizens South Banking Corporation’s operating and marketing scale.

The Citizens South Banking Corporation board of directors consulted with Citizens South Banking Corporation management as well as financial and legal advisors and determined that the merger is in the best interest of Citizens South Banking Corporation and Citizens South Banking Corporation’s stockholders. In reaching its conclusion to approve the merger agreement, the Citizens South Banking Corporation board considered the following factors as generally supporting its decision to enter into the merger agreement:

(i)	The effectiveness of the merger as a means of deploying a portion of the conversion proceeds of Citizens South Bank’s second-step conversion transaction;

(ii)	The effectiveness of the merger as a method of implementing and accelerating Citizens South Banking Corporation’s strategies for expanding Citizens South Banking Corporation’s franchise;

(iii)	Its understanding of Citizens South Banking Corporation’s business, operations, financial condition, earnings and prospects and of Trinity Bank’s business, operations, financial condition, earnings and prospects;

(iv)	The reports of Citizens South Banking Corporation management and the financial presentation by Keefe, Bruyette & Woods, Inc., financial advisor to Citizens South Banking Corporation, concerning the operations and financial condition of Trinity Bank and the pro forma financial impact of the merger;

(v)	The proposed appointment of one Trinity Bank director as director of Citizens South Banking Corporation and Citizens South Bank, which would help assure the likelihood of successful integration of the two companies; and

(vi)	The fact that the merger will extend Citizens South Banking Corporation’s presence to the high growth market of Union County, North Carolina.

The Citizens South Banking Corporation board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating Trinity Bank’s business, operations and workforce with those of Citizens South Bank, the added credit risk exposure related to Trinity Bank’s loan portfolio, the added interest rate risk exposure related to Trinity Bank’s interest-earning assets and interest-bearing liabilities, the need to obtain Trinity Bank shareholder and regulatory approvals in order to complete the transaction, and the risks associated with achieving the anticipated cost savings.

The Citizens South Banking Corporation board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

The foregoing discussion of the information and factors considered by the Citizens South Banking Corporation board of directors is not exhaustive, but includes the material factors considered by the Citizens South Banking Corporation board of directors. In view of the wide variety of factors considered by the Citizens South Banking Corporation board of directors in connection with its evaluation of the merger and the complexity of these matters, the Citizens South Banking Corporation board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the Citizens South Banking Corporation board of directors may have given different weights to different factors.

On the basis of these considerations, the merger agreement was unanimously approved by Citizens South Banking Corporation’s board of directors on May 25, 2005.

Merger Consideration; Cash or Stock Election

Merger Consideration. Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of Trinity Bank common stock (other than dissenting shares and shares held by Trinity Bank as treasury stock) will be converted into the right to receive, at the election of the holder of such share, either:

•	$18.25 in cash (without interest); or

•	1.3931 shares of Citizens South Banking Corporation common stock; or

•	a combination of cash plus Citizens South Banking Corporation common stock.

Any merger consideration is subject to ratable proration, as described below. No fractional shares of Citizens South Banking Corporation common stock will be issued in connection with the merger. Instead, Trinity Bank shareholders will receive, without interest, a cash payment from Citizens South Banking Corporation equal to the fractional share interest they otherwise would have received, multiplied by the value of Citizens South Banking Corporation common stock. For this purpose, Citizens South Banking Corporation common stock will be valued at the average of its daily closing sales prices during the 30 consecutive trading days immediately preceding the completion date of the merger.

Based on the closing price of $12.20 per share of Citizens South Banking Corporation common stock on September 13, 2005, the latest practicable date prior to the mailing of this Proxy Statement/ Prospectus, each share of Trinity Bank common stock that is exchanged solely for Citizens South Banking Corporation common stock would be converted into 1.3931 shares of Citizens South Banking Corporation common stock having an implied value of $17.00. We cannot give you any assurance as to whether or when the merger will be completed, and you are advised to obtain current market quotations for Citizens South Banking Corporation common stock. For more information about the stock prices of Citizens South Banking Corporation, see “Citizens South Banking Corporation Stock Trading and Dividend Information” below.

Cash or Stock Election. All elections by Trinity Bank shareholders are subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that 50% of the outstanding shares of Trinity Bank common stock will be converted into the right to receive Citizens South Banking Corporation common stock, and the remaining 50% of the outstanding shares of Trinity Bank common stock will be converted into the right to receive cash.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Trinity Bank shareholders in the aggregate elect to receive more or less of Citizens South

Banking Corporation common stock than Citizens South Banking Corporation has agreed to issue. These procedures are summarized below.

•	If Citizens South Banking Corporation common stock is oversubscribed: If Trinity Bank shareholders elect to receive more Citizens South Banking Corporation common stock than Citizens South Banking Corporation has agreed to issue in the merger, then all Trinity Bank shareholders who have elected to receive cash or who have made no election will receive cash for their Trinity Bank shares and all shareholders who elected to receive Citizens South Banking Corporation common stock will receive a pro rata portion of the available Citizens South Banking Corporation shares plus cash for those shares not converted into Citizens South Banking Corporation common stock.

•	If Citizens South Banking Corporation common stock is undersubscribed: If Trinity Bank shareholders elect to receive fewer shares of Citizens South Banking Corporation common stock than Citizens South Banking Corporation has agreed to issue in the merger, and the number of shares as to which Trinity Bank shareholders have made no election is less than or equal to this shortfall, then all Trinity Bank shareholders who have elected to receive Citizens South Banking Corporation common stock or who have made no election will receive Citizens South Banking Corporation common stock, and all Trinity Bank shareholders who have elected to receive cash will receive a pro rata portion of the available cash consideration plus Citizens South Banking Corporation shares for those Trinity Bank shares not converted into cash; or if the number of shares as to which Trinity Bank shareholders have made no election is greater than the shortfall, then all Trinity Bank shareholders who have elected to receive Citizens South Banking Corporation common stock will receive Citizens South Banking Corporation common stock, all Trinity Bank shareholders who have elected to receive cash will receive cash, and all Trinity Bank shareholders who made no election will receive a pro rata portion of the remaining available cash consideration plus Citizens South Banking Corporation’s shares for those Trinity Bank shares not converted into cash.

Neither Trinity Bank nor Citizens South Banking Corporation is making any recommendation as to whether Trinity Bank shareholders should elect to receive cash or Citizens South Banking Corporation common stock in the merger. Each Trinity Bank shareholder must make his or her own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive Citizens South Banking Corporation common stock or cash in amounts that vary from the amounts you elected to receive.

Election Procedures; Surrender of Stock Certificates

If you are a record holder of Trinity Bank common stock, an election form will be provided to you under separate cover. The election form will entitle you to elect to receive cash, Citizens South Banking Corporation common stock, or a combination of cash and Citizens South Banking Corporation common stock, or to make no election with respect to the merger consideration that you wish to receive.

To make a valid election, you must submit a properly completed election form to Registrar and Transfer Company, which will be acting as the exchange agent, on or before 5:00 p.m., Eastern Time, on the twenty-fifth day following the mailing of the election form. Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of Trinity Bank common stock certificates for cash and/or Citizens South Banking Corporation common stock. Shortly after the merger, the exchange agent will allocate cash and shares of Citizens South Banking Corporation common stock among Trinity Bank shareholders, consistent with their elections, the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your Trinity Bank stock certificates after the merger is completed. Please do not forward your Trinity Bank stock certificates and election form with your proxy cards. Stock certificates and election forms should be returned to the exchange agent in accordance with the instructions contained in the election form.

An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of Trinity Bank common stock covered by the election form (or an appropriate guarantee of delivery). You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked, and share certificates returned, automatically if the merger agreement is terminated. If you have a preference for receiving either Citizens South Banking Corporation common stock and/or cash for your Trinity Bank common stock, you should complete and return the election form. If you do not make an election, you will be allocated Citizens South Banking Corporation common stock and/or cash depending on the elections made by other Trinity Bank shareholders. You should be aware, however, that if you make an election you will not be able to sell or otherwise transfer your shares of Trinity Bank common stock thereafter unless you properly withdraw your election prior to the election deadline.

If stock certificates for Trinity Bank common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, Trinity Bank shares may be properly submitted for exchange provided that:

1.	such exchanges are made by or through a member firm of the National Association of Securities Dealers, Inc., or another registered national securities exchange, or by a commercial bank or trust company having an office, branch or agency in the United States;

2.	the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

3.	the exchange agent receives, prior to the election deadline, the certificates for all exchanged Trinity Bank shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

Trinity Bank shareholders who do not submit a properly completed election form or who revoke their election form prior to the election deadline will have their shares of Trinity Bank common stock designated as non-election shares.

Trinity Bank shareholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

Citizens South Banking Corporation will deposit with the exchange agent the shares representing Citizens South Banking Corporation’s common stock and cash to be issued to Trinity Bank shareholders in exchange for their shares of Trinity Bank common stock. Within five business days after the completion of the merger, the exchange agent will mail to Trinity Bank shareholders who have not submitted election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their Trinity Bank stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of Trinity Bank common stock, together with the signed letter of transmittal, the Trinity Bank shareholder shall be entitled to receive, as applicable: (i) certificate(s) representing a number of whole shares of Citizens South Banking Corporation common stock (if any) determined in accordance with the exchange ratio or (ii) a check representing the amount of cash (if any) to which such holder shall have become entitled to and (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your Trinity Bank stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Citizens South Banking Corporation common stock into which your shares have been exchanged. No interest will be paid or accrued to Trinity Bank shareholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of Trinity Bank common stock. Trinity Bank stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed and an indemnity bond must be purchased at your expense before you receive any consideration for your shares. Upon request, Registrar and Transfer Company will send you instructions on how to provide evidence of ownership and the purchase of an indemnity bond for lost certificates.

If any certificate representing shares of Citizens South Banking Corporation’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the cash or shares of Citizens South Banking Corporation common stock made available to the exchange agent that remains unclaimed by Trinity Bank shareholders for twelve months after the effective time of the merger will be returned to Citizens South Banking Corporation. After twelve months after the effective time, any Trinity Bank shareholder who has not exchanged shares of Trinity Bank common stock for the merger consideration in accordance with the merger agreement may look only to Citizens South Banking Corporation for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, Citizens South Banking Corporation, Trinity Bank, the exchange agent or any other person will not be liable to any Trinity Bank shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Treatment of Trinity Bank Stock Options and Trinity Bank Warrants

Each option to purchase shares of Trinity Bank common stock outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and all rights under such option will be extinguished in exchange for a cash payment equal to $18.25 less the exercise price per share of the stock option, multiplied by the number of shares of Trinity Bank common stock subject to the stock option, less any required tax withholding. Similarly, each warrant to purchase shares of Trinity Bank common stock outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and all rights under such warrant will be extinguished in exchange for a cash payment equal to $18.25 less the exercise price per share of the warrant, multiplied by the number of shares of Trinity Bank common stock subject to the warrant, less any required tax withholding.

Citizens South Banking Corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any Trinity Bank option holder or warrant holder any amount that Citizens South Banking Corporation is required to deduct and withhold under any provision of federal, state, local or foreign tax law. Any withheld amounts will be treated for all purposes of the merger agreement as having been paid to the

Trinity Bank option holder or warrant holder in respect of which the deduction and withholding was made by Citizens South Banking Corporation.

As of September 9, 2005, options to purchase an aggregate of 152,201 shares of Trinity Bank common stock and warrants to purchase an aggregate of 13,518 shares of Trinity Bank common stock were outstanding. The options were issued pursuant to Trinity Bank’s existing employee and director stock option plans. The warrants originally were issued to FIG Partners, a broker-dealer that previously was an affiliate of Burke Capital Group, L.L.C., in connection with a stock offering by Trinity Bank in 2003 in which FIG Partners acted as sales agent. FIG Partners subsequently distributed the warrants to its members. The warrants that were to be distributed to Burke Capital Group, L.L.C., which was a member of FIG Partners at that time, were distributed directly to its individual principals at that time, in accordance with the request of Burke Capital Group, L.L.C.

Employee Matters

Citizens South Banking Corporation will review all Trinity Bank compensation and employee benefit plans that do not otherwise terminate (whether pursuant to the terms of any such plan or the merger agreement) to determine whether to maintain, terminate or continue such plans. In the event employee compensation or benefits as currently provided by Trinity Bank are changed or terminated by Citizens South Bank, Citizens South Bank has agreed to provide compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated Citizens South Banking Corporation employees.

All Trinity Bank employees who become employees of Citizens South Bank at the effective time generally will be given credit for service at Trinity Bank for eligibility to participate in and the satisfaction of vesting requirements (but not for pension benefit accrual purposes) under Citizens South Bank’s compensation and benefit plans (but not for any purpose under the Citizens South Bank ESOP or to the extent that providing such credit would result in a duplication of benefits).

Under the merger agreement, certain designated employees of Trinity Bank will be paid a one-time retention bonus designed to encourage these employees to remain with Citizens South Bank after the merger to assist in converting Trinity Bank’s data processing and accounting systems to those of Citizens South Bank.

Finally, under the merger agreement, any employee of Trinity Bank not offered employment with Citizens South Bank in a substantially similar capacity or whose employment with Citizens South Bank is terminated (other than for cause) within six months following the merger will be paid severance equal to two weeks salary for each 12-month period of continuous service from his or her date of hire, with a minimum of two weeks of severance for employees with less than 12 months of continuous service. However, no employee of Trinity Bank who is a party to an employment agreement or change in control agreement that provides severance benefits in connection with a change in control will receive the severance pay described above.

See “—Interests of Directors and Executive Officers In the Merger” below for a discussion of employment agreements and change of control agreements.

See “—Material United States Federal Income Tax Consequences of the Merger” below for a discussion of material federal income tax treatment of accounts under those plans.

Interests of Directors and Executive Officers in the Merger

Employment Agreements. Trinity Bank is party to employment agreements with each of its Chief Executive Officer, David C. McGuirt, and its President, Dennis O. Livingston. The consummation of the merger constitutes a change in control under the employment agreements, which provide that in that event, the executive is entitled to certain payments if, within 24 months after the change in control, the executive’s employment is terminated (other than for “cause,” as that term is defined under the employment agreements). In addition, the employment agreements provide that upon the occurrence of a “termination event,” as that term is defined, the officer may resign within 12 months and still receive payments. The amount of the payments is 2.99 times the officer’s “base amount,” which is essentially the average taxable income for the officer for the five years immediately preceding the year of the change in control. At the option of the officer, the payments are received either in one lump sum payment or in 36 equal monthly payments.

Mr. McGuirt’s employment agreement with Trinity Bank will be terminated upon the consummation of the merger. Mr. McGuirt has entered into a Supplemental Agreement with Trinity Bank and Citizens South Bank that rescinds the section of the employment agreement providing for the payments described in the paragraph above and provides that an aggregate of approximately $387,000, plus interest at the long-term applicable federal rate, will be paid to Mr. McGuirt by Citizens South Bank in ten equal annual installments beginning in January 2010 and ending in January 2019.

In addition to the Supplemental Agreement, Mr. McGuirt has entered into a two-year Employment Agreement to be Executive Vice President with Citizens South Banking Corporation that will be effective upon the consummation of the merger. The agreement provides him an annual salary of $151,594 and participation in Citizens South Bank’s benefit and insurance plans. In the event his employment is terminated for reasons other than for “cause,” or if he resigns for good reason, Mr. McGuirt will receive his salary for the remaining unexpired term of the Employment Agreement.

Finally, Mr. McGuirt has entered into a two-year Consulting and Non-Compete Agreement with Citizens South Bank, effective the first day of the month following the second anniversary of the consummation of the merger. Under the agreement, Mr. McGuirt will receive a fee of $11,750 for each month of service (or $282,000 for the entire two-year term).

In consideration for the termination of his employment agreement with Trinity Bank, Mr. Livingston will receive from Trinity Bank approximately $306,000 in cash (to be paid immediately prior to the consummation of the merger). In addition, Mr. Livingston has entered into a Severance and Non-Compete Agreement with Citizens South Banking Corporation in which he would be paid severance equal to 1.5 times his annual compensation if, within 12 months of the consummation of the merger, his employment is terminated by Citizens South

Banking Corporation other than for “cause,” or if he resigns for good reason within 12 months of the consummation of the merger.

Change in Control Agreements. Trinity Bank is party to change-in-control agreements with the following officers: Chief Financial Officer Charla Kurtz; Senior Vice President Karl Cahoon; and Senior Vice President A. Ray Singleton, Jr. The consummation of the merger constitutes a change in control under the change-in-control agreements entitling each officer to payments equal to the officer’s “base amount” if the officer’s employment is terminated for reasons other for “cause,” within 12 months after the change in control. In addition, upon the occurrence of certain specified events following the change in control, the officer may resign within 12 months and still receive the payments.

Ms. Kurtz and Mr. Cahoon have each entered into an agreement with Trinity Bank whereby the officer will receive, in connection with the termination of employment upon the consummation of the merger, a lump sum cash payment of approximately $65,000 and $71,000, respectively, in lieu of any payments due under the officer’s change-in-control agreements. Mr. Singleton has entered into a Severance and Non-Compete Agreement with Citizens South Banking Corporation that replaces his change-in-control agreement with Trinity Bank. Depending on the timing and circumstances surrounding the termination of his employment, Mr. Singleton would receive a severance benefit of either (i) an amount equal to the base salary paid to him during the immediately preceding 12 months (including periods of his employment by Trinity Bank); or (ii) 1.5 times his annual compensation.

Stock Options. The merger agreement provides that upon completion of the merger each Trinity Bank option granted under the Trinity Bank Employee Stock Option Plan and Trinity Bank Director Stock Option plan, including those held by executive officers and directors of Trinity Bank, will be converted into the right to receive the excess, if any, of the merger cash consideration over the exercise price of the stock option for each share of Trinity Bank common stock subject to the option. Based on their stock option holdings as of September 9, 2005, Messrs. McGuirt, Livingston and Singleton and Ms. Kurtz, and the remaining directors as a group would receive a cash payment, as of completion of the merger, of $171,648, $143,040, $107,280, $78,672 and $808,188, respectively, with respect to their stock options.

Indemnification. Pursuant to the merger agreement, Citizens South Banking Corporation has agreed that, after the effective date of the merger, it will indemnify, defend and hold harmless each present and former officer, employee or director of Trinity Bank, or agent of Trinity Bank, against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, fines or judgments and amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer, employee or agent of Trinity Bank if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under North Carolina law and Trinity Bank’s articles of incorporation and bylaws. Citizens South Banking Corporation will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted under North Carolina law (to the extent not prohibited by federal law).

Directors’ and Officers’ Insurance. Citizens South Banking Corporation has agreed, for a period of six years after the effective date of the merger, to cause the persons serving as officers and directors of Trinity Bank immediately prior to the effective date to continue to be covered by Trinity Bank’s current directors’ and officers’ liability insurance policies with respect to claims arising from matters occurring prior to the effective date which were committed by such officers and directors in their capacity as such. However, Citizens South Banking Corporation may substitute policies of at least the same coverage and amounts containing terms and conditions that are not substantially less advantageous than Trinity Bank’s current policies, but in no event will Citizens South Banking Corporation be required to expend in the aggregate more than $45,000 for the premiums necessary to procure such insurance.

Appointment of One Trinity Bank Board Member to the Boards of Directors of Citizens South Banking Corporation and Citizens South Bank. As of the closing of the merger, one person agreed to by Citizens South Banking Corporation and Trinity Bank, who is a director of Trinity Bank as of the date of the merger agreement, will be appointed to the board of directors of Citizens South Banking Corporation and to the board of directors Citizens South Bank.

Advisory Board. It is anticipated that certain to-be-determined members of the Board of Directors of Trinity Bank will be appointed to an Advisory Board of Citizens South Bank. It is anticipated that the Advisory Board will meet quarterly and that members of the board will be compensated for their service.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of Trinity Bank and Citizens South Banking Corporation before the effective time of the merger. In general, the merger agreement obligates Trinity Bank and Citizens South Banking Corporation to conduct their businesses in the usual, regular and ordinary course of business and to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises. In addition, Trinity Bank has agreed that, except as expressly contemplated by the merger agreement, without the prior written consent of Citizens South Banking Corporation, it will not, among other things:

•	change or waive any provision of its articles of incorporation or bylaws, except as required by law;

•	issue any additional shares of capital stock except under outstanding options or warrants, or grant any options, or declare or pay any dividend;

•	enter into, amend in any material respect or terminate any material contract or agreement, except in the ordinary course of business consistent with past practice;

•	open or close any branch or automated banking facility;

•	pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as may be required pursuant to existing commitments, except for merit pay increases to non-management employees of no more than 4% individually, in the ordinary course of business consistent with past practice;

•	hire or promote any employee to a rank having a title of senior vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $60,000, provided that non-officer employees may be hired to fill vacancies that may from time to time arise in the ordinary course of business;

•	enter into or materially modify any pension, retirement, stock option, stock purchase, bonus, group insurance or other employee benefit, incentive or welfare plan or arrangement with respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice, except for renewals or replacements in the normal course of business consistent with past practice of existing insurance benefits or Section 125 plan benefits;

•	merge or consolidate Trinity Bank or any subsidiary with any other corporation or sell or lease all or any substantial portion of their assets or business, or make any acquisition of all or any substantial portion of the business or assets of any other person other than in connection with foreclosures or the collection of any loan or credit arrangement;

•	enter into a purchase and assumption transaction with respect to deposits and liabilities or incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates;

•	sell or otherwise dispose of the capital stock or any asset of Trinity Bank, subject any asset to a lien or other encumbrance, or incur any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice;

•	except for commitments issued prior to the date of the merger agreement and the renewal of existing lines of credit, make any new loan or other credit facility commitment to any borrower or group of affiliated borrowers in excess of $100,000 in the aggregate for unsecured loans and $1,000,000 in the aggregate for secured loans. In addition, the following require the prior consent of Citizens South Banking Corporation: a residential loan of $500,000 or greater; a construction loan of $1,000,000 or greater; a secured commercial business loan of $500,000 or greater; and a commercial real estate loan of $1,500,000 or greater;

•	change any accounting method or practice, except as required by generally accepted accounting principles in the United States;

•	purchase any equity securities (except for FHLB common stock) or any other securities except those (i) rated “A” or higher, (ii) having a face amount of not more than $1,500,000, (iii) with a weighted average life of not more than three years and (iv) otherwise in the ordinary course of business consistent with past practice;

•	make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to existing binding commitments and other than expenditures necessary to maintain existing assets in good repair; or

•	sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Citizens South Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from Citizens South Banking Corporation.

Citizens South Banking Corporation has agreed that, without the prior written consent of Trinity Bank, it will not, among other things, voluntarily take any action that would: (i) adversely affect the ability of the parties to obtain regulatory approvals for the merger or materially increase the period of time necessary to obtain such approvals; or (ii) adversely affect its ability to perform its covenants and agreements under the merger agreement.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization for federal income tax purposes.

Representations and Warranties

The merger agreement contains a number of representations and warranties by Citizens South Banking Corporation and Trinity Bank regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	the organization, existence, corporate power and authority and capitalization of each of the companies;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•	the absence of any event or circumstance that is reasonably likely to be materially adverse to the companies;

•	the absence of materially adverse litigation;

•	the accuracy of reports and financial statements filed with the Securities and Exchange Commission and the Federal Deposit Insurance Corporation, as the case may be;

•	required consents and filings with governmental entities and other approvals required for the merger;

•	the existence, performance and legal effect of certain contracts;

•	compliance with applicable laws;

•	the filing of tax returns, payment of taxes and other tax matters;

•	loan and investment portfolio matters;

•	labor and employee benefit matters; and

•	compliance with applicable environmental laws.

All representations, warranties and covenants of the parties, other than the covenants in specified sections that relate to continuing matters, terminate upon the closing of the merger.

Conditions to the Merger

The respective obligations of Citizens South Banking Corporation and Trinity Bank to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	approval of the merger agreement by the affirmative vote of at least two-thirds of the issued and outstanding shares of Trinity Bank;

•	the absence of any litigation, statute, law, regulation, order or decree that would enjoin or prohibit the merger;

•	approval of the merger by all applicable federal and state regulatory authorities and the expiration of all applicable waiting periods;

•	the accuracy of the representations and warranties of the parties, and the performance by the parties of all agreements and covenants, subject to the standards set forth in the merger agreement;

•	the receipt of tax opinions delivered by counsel to Citizens South Banking Corporation and Trinity Bank, respectively, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

•	obtaining all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger, the failure of which to obtain would have a material adverse effect on Citizens South Banking Corporation;

•	no regulatory approval required for consummation of the merger includes any non-standard condition or requirement that could reasonably be expected by Citizens South Banking Corporation to result in a material adverse effect on it;

•	not more than 5.0% of issued and outstanding shares of Trinity Bank common stock shall have dissented to the merger under North Carolina law;

•	listing with the Nasdaq National Market of the Citizens South Banking Corporation common stock to be issued to Trinity Bank shareholders;

•	this Proxy Statement/Prospectus being cleared for use by the Federal Deposit Insurance Corporation and no stop order being issued suspending the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part; and

•	Citizens South Banking Corporation shall have deposited with an exchange agent cash and shares of Citizens South Banking Corporation common stock to be exchanged for shares of common stock of Trinity Bank.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder and regulatory approvals may not be legally waived.

Issuance of Trust Preferred Securities by Citizens South Banking Corporation

In order to finance the cash purchase price to be paid to the holders of Trinity Bank common stock, the cash to be paid to the holders of Trinity Bank warrants and options, and the costs of the transaction, Citizens South Banking Corporation has obtained a commitment from First Tennessee Bank, FTN Financial Capital Markets, a division of First Tennessee Bank, and Keefe, Bruyette and Woods, Inc. to arrange for the issuance and sale by a to-be-created business trust subsidiary of Citizens South Bank of up to $15.0 million of trust preferred securities to third-party purchasers in a private placement. In addition, Citizens South Banking Corporation intends for the trust subsidiary to issue and sell up to an additional $3.725 million of trust preferred securities to third-party purchasers in a private placement, although Citizens South Banking Corporation has not yet sought a commitment for arranging the sale of this additional issuance. The trust preferred securities will have the general characteristics and features that are typical for trust preferred securities that are issued by financial institutions, and will be supported by the issuance by Citizens South Banking Corporation of subordinated debt to the business trust. The issuance of the trust preferred securities is subject to customary conditions, including due diligence review and the absence of material adverse changes in the financial condition of Citizens South Bank.

The pro forma data included in this Proxy Statement/Prospectus under the heading “Selected Consolidated Unaudited Pro Forma Data” assume the issuance of the trust preferred securities; the pro forma data would change substantially if the cash portion of the acquisition is funded without the proceeds of an issuance of trust preferred securities. The issuance of the trust preferred securities is contingent on the consummation of the merger of Trinity Bank with and into Citizens South Bank.

Regulatory Approvals Required for the Merger

General. Trinity Bank and Citizens South Banking Corporation have agreed to use all reasonable efforts to obtain all permits, consents, approvals, non-objections and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes the approval or non-objection of the Office of Thrift Supervision and the North Carolina Commissioner of Banks. Citizens South Banking Corporation has filed the application or notice materials necessary to obtain these regulatory approvals or non-objections. The merger cannot be completed without such approvals and non-objections. We cannot assure you that we will obtain the required regulatory approvals and non-objections, when they will be received or whether there will be conditions in the approvals or any litigation challenging the approvals. We also cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

We are not aware of any material governmental approvals or actions that are required prior to the merger other than those described herein. We presently contemplate that we will seek any additional governmental approvals or actions that may be required in addition to those requests for approval currently pending; however, we cannot assure you that we will obtain any such additional approvals or actions.

Office of Thrift Supervision. The merger is subject to approval by the Office of Thrift Supervision. We have filed the required application, but we have not yet received the Office of Thrift Supervision’s approval.

The Office of Thrift Supervision may not approve any transaction that would result in a monopoly or otherwise substantially reduce competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Office of Thrift Supervision considers the financial and managerial resources of the companies and their subsidiary institutions, the effectiveness of the institutions involved in combating money laundering and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Office of Thrift Supervision must take into account the record of performance of each company in meeting the credit needs of its entire community, including low- and moderate-income neighborhoods, served by each company. Citizens South Bank has a “satisfactory” Community Reinvestment Act rating with the Office of Thrift

Supervision. Trinity Bank has a “satisfactory” Community Reinvestment Act rating with the Federal Deposit Insurance Corporation.

Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Citizens South Banking Corporation and Trinity Bank for approval of the merger, and authorizes the Office of Thrift Supervision to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the merger under the federal antitrust laws. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Office of Thrift Supervision approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Office of Thrift Supervision, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of Thrift Supervision regarding the merger’s competitive effects.

North Carolina Commissioner of Banks. Under the North Carolina banking law, Trinity Bank and Citizens South Bank must file with the North Carolina Commissioner of Banks certified copies of the board resolutions and the applicable shareholders’ vote approving the merger agreement. Thereafter, the Commissioner may conduct an investigation of Trinity Bank or Citizens South Bank, or both, to determine whether the interests of Trinity Bank’s or Citizens South Bank’s depositors, creditors and shareholders are protected, whether the merger is in the public interest, and whether the merger is for legitimate purposes. The parties intend to obtain the consent or non-objection of the Commissioner before the merger is consummated.

No Solicitation

Until the merger is completed or the merger agreement is terminated, Trinity Bank has agreed that it, its subsidiaries, its officers and its directors will not:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal to acquire Trinity Bank, whether by merger, acquisition of 25% or more of Trinity Bank’s stock or otherwise;

•	enter into, maintain or continue any discussions or negotiations regarding any such acquisition proposal; or

•	agree to or endorse any such other acquisition proposal.

Trinity Bank may, however, furnish information regarding Trinity Bank to, or enter into discussions or negotiations with, any person or entity in response to an unsolicited acquisition proposal by such person or entity if:

•	Trinity Bank’s board of directors determines in good faith, after consultation with its financial and legal advisors, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to Trinity Bank’s shareholders from a financial point of view than the merger with Citizens South Banking Corporation;

•	Trinity Bank’s board of directors determines in good faith, after consultation with its financial and legal advisors, that the failure to take such actions would likely cause Trinity Bank’s directors to breach their fiduciary obligations under applicable law;

•	Trinity Bank promptly notifies Citizens South Banking Corporation of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and

•	The Trinity Bank special meeting of shareholders has not yet occurred.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing, before or after approval by Trinity Bank’s shareholders, as follows:

•	by mutual written agreement of Citizens South Banking Corporation, Citizens South Bank and Trinity Bank;

•	by either Citizens South Banking Corporation or Trinity Bank if the closing of the merger has not occurred on or before December 31, 2005, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by Citizens South Banking Corporation or Trinity Bank if the shareholders of Trinity Bank do not approve the merger agreement;

•	by a non-breaching party if the other party breaches any covenants, agreements, representations or warranties contained in the merger agreement such that the terminating party would not be obligated to complete the merger and such breach has not been cured within thirty days after notice from the terminating party;

•	by either party if any required regulatory approvals for consummation of the merger are denied in a nonappealable action or any court or other governmental authority issues a final nonappealable order or other action prohibiting the merger;

•

by Trinity Bank if the average of the daily closing sales prices of Citizens South Banking Corporation common stock for the five consecutive trading days immediately preceding the date of final regulatory approval of the merger is less than 60% of the closing sales price of Citizens South Banking Corporation common stock on the date of the merger agreement;

•	by Citizens South Banking Corporation if Trinity Bank shall have received a “superior proposal,” as defined in the merger agreement, and the Trinity Bank board of directors shall have entered into an acquisition agreement with respect to the superior proposal and terminates the merger agreement or fails to recommend that the shareholders of Trinity Bank approve the Citizens South Banking Corporation merger agreement or withdraws, modifies or changes such recommendation in a manner which is adverse to Citizens South Banking Corporation; or

•	by Trinity Bank in order to accept a superior proposal, as defined in the merger agreement, which has been received and considered by Trinity Bank in compliance with the applicable terms of the merger agreement, provided that Trinity Bank has notified Citizens South Banking Corporation at least five business days in advance of any such action and has given Citizens South Banking Corporation the opportunity during such period, if Citizens South Banking Corporation elects in its sole discretion, to negotiate amendments to the merger agreement that would permit Trinity Bank to proceed with the proposed merger with Citizens South Banking Corporation.

If the merger agreement is terminated, under either of the latter two scenarios described above, Trinity Bank shall pay to Citizens South Banking Corporation a fee of $1.25 million. The fee would also be payable to Citizens South Banking Corporation if Trinity Bank enters into a merger agreement with a third party within twelve months of the termination of the merger agreement by Citizens South Banking Corporation, due to a willful breach of a representation, warranty, covenant or agreement by Trinity Bank or the failure of the shareholders of Trinity Bank to approve the merger agreement, in each case after Trinity Bank’s receipt of a third party acquisition proposal.

The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the Trinity Bank shareholders. However, after such approval, no amendment may be made without the approval of Trinity Bank’s shareholders if it reduces the amount or value, or changes the form of, the merger consideration to be delivered to Trinity Bank shareholders pursuant to the merger agreement.

The parties may waive any of their conditions to closing, unless they may not be waived under law.

Management and Operations After the Merger

Upon closing of the merger between Trinity Bank and Citizens South Bank, the separate existence of Trinity Bank will cease. The directors and officers of Citizens South Banking Corporation and Citizens South Bank immediately prior to the merger will continue as directors and officers of Citizens South Banking Corporation and Citizens South Bank after the merger.

Upon the closing of the merger, one Trinity Bank director will be added to the boards of each of Citizens South Banking Corporation and Citizens South Bank.

Effective Date of Merger

The parties expect that the merger will be effective in the fourth calendar quarter of 2005. The consummation of the merger will occur on a date determined by Citizens South Banking Corporation, but in no event later than 15 days after the last condition precedent has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other date as Citizens South Banking Corporation and Trinity Bank mutually agree. If the merger is not consummated by December 31, 2005, the merger agreement may be terminated by either Trinity Bank or Citizens South Banking Corporation, unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “—Conditions to the Merger” above.

Under the terms of the merger agreement, the charter and bylaws of Citizens South Bank will be the charter and bylaws of the combined entity, which will retain the name of Citizens South Bank. Citizens South Bank, as the resulting entity, will continue to operate under the policies, practices and procedures currently in place. All assets and property owned by Trinity Bank will immediately upon consummation of the merger become the property of Citizens South Bank. Citizens South Banking Corporation does not currently anticipate closing any branches of Trinity Bank.

Public Trading Markets

Citizens South Banking Corporation common stock is currently traded on the Nasdaq National Market under the symbol “CSBC.” Trinity Bank common stock is currently traded on the OTC Bulletin Board under the symbol “TYBN.” Upon completion of the merger, Trinity Bank common stock will be removed from trading on the OTC Bulletin Board and deregistered under the Securities Exchange Act of 1934, as amended. The shares of Citizens South Banking Corporation common stock issued pursuant to the merger agreement will be traded on the Nasdaq National Market.

The shares of Citizens South Banking Corporation common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any shareholder who may be deemed to be an affiliate of Trinity Bank, as discussed in “—Resale of Citizens South Banking Corporation Common Stock,” below.

In compliance with the securities laws, Citizens South Banking Corporation may from time to time repurchase shares of Citizens South Banking Corporation common stock and purchase shares of Trinity Bank common stock, and, if consented to by Citizens South Banking Corporation, Trinity Bank may from time to time repurchase shares of Trinity Bank common stock and purchase shares of Citizens South Banking Corporation common stock. During the course of the solicitation being made by this Proxy Statement/Prospectus, either party may bid for and purchase shares of Trinity Bank common stock, but neither party may bid for or purchase shares of Citizens South Banking Corporation common stock.

Citizens South Banking Corporation Dividends

Citizens South Banking Corporation currently pays a quarterly cash dividend of $0.07 per share on its common stock. Citizens South Banking Corporation currently expects to continue to pay a quarterly cash dividend of at least $0.07 per share of common stock, although the Citizens South Banking Corporation board of directors may change this dividend policy at any time. Trinity Bank currently pays no cash dividends on its common stock. Under the terms of the merger agreement, Trinity Bank may not pay cash dividends on its common stock.

Citizens South Banking Corporation stockholders will be entitled to receive dividends when and if declared by the Citizens South Banking Corporation board of directors out of funds legally available for dividends. The Citizens South Banking Corporation board of directors will periodically consider the payment of dividends, taking into account Citizens South Banking Corporation’s financial condition and level of net income, changing opportunities to deploy capital effectively, operating trends, future income tax rates and general economic conditions, as well as various legal and regulatory limitations.

Fees and Expenses

Citizens South Banking Corporation and Trinity Bank will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby except for the payment by Trinity Bank to Citizens South Banking Corporation of a termination fee in certain circumstances, as described above, and except that the costs and expenses of printing and mailing this Proxy Statement/Prospectus and filing fees paid to the Securities and Exchange Commission in connection with the merger will be borne equally by Citizens South Banking Corporation and Trinity Bank.

In addition, if either party willfully breaches the merger agreement, such party will be liable for all damages, costs and expenses sustained by the other party as a result of such breach.

Material United States Federal Income Tax Consequences of the Merger

General. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Trinity Bank common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of Trinity Bank common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Trinity Bank shareholder subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a Trinity Bank shareholder who received Trinity Bank common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Trinity Bank benefit plan; or

•	a Trinity Bank shareholder who holds Trinity Bank common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Trinity Bank common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Citizens South Banking Corporation and Trinity Bank have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the closing of the merger that Citizens South Banking Corporation and Trinity Bank will receive opinions from Luse Gorman Pomerenk & Schick, P.C. and Helms Mulliss & Wicker, PLLC, respectively, dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Although the merger agreement allows us to waive this condition, we currently do not anticipate doing so. If either of us does waive this condition and the tax consequences of the merger are materially different from those described in this document, we will inform you of this decision and ask you to vote on the merger taking this into consideration. In rendering these opinions, counsel may require and rely upon representations contained in representation letters to be received from Citizens South Banking Corporation and Trinity Bank. Neither of these tax opinions will be binding on the Internal Revenue Service. Citizens South Banking Corporation and Trinity Bank have not and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material United States federal income tax consequences of the merger are as follows:

•	if you exchange Trinity Bank common stock solely for Citizens South Banking Corporation common stock, you will not recognize gain or loss except with respect to any cash received in lieu of a fractional share of Citizens South Banking Corporation common stock;

•	if you exchange Trinity Bank common stock solely for cash, you generally will recognize gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis in your shares of Trinity Bank common stock surrendered;

•

if you exchange Trinity Bank common stock for a combination of Citizens South Banking Corporation common stock and cash and your tax basis in the Trinity Bank common stock surrendered is less than the sum of the fair market value of the Citizens South Banking Corporation common stock and the amount of cash received, you generally will recognize gain in an amount equal to the lesser of (1) the sum of the cash (excluding any cash received in lieu of a fractional share of Citizens South Banking Corporation common stock) and the fair market value of the Citizens South Banking Corporation common stock you receive (including any fractional share of Citizens South Banking Corporation common stock you are deemed to receive and exchange for cash), minus your tax basis in the Trinity Bank common stock surrendered in the merger; and (2) the amount of cash that you receive in the merger. However, if your tax basis in the Trinity Bank common stock surrendered in the merger is greater than the sum of the amount of cash and the fair market value of the Citizens South Banking Corporation common stock received, your loss will not be recognized for tax purposes until you dispose of the shares you received in the merger;

•	your tax basis in the Citizens South Banking Corporation common stock that you receive in the merger (including any fractional shares you are deemed to receive and exchange for cash), will equal your tax basis in the Trinity Bank common stock you surrendered, increased by the amount of taxable gain, if any, you recognize on the exchange (excluding any gain recognized with respect to any cash received in lieu of a fractional share of Citizens South Banking Corporation common stock) and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of Citizens South Banking Corporation common stock); and

•	your holding period of the Citizens South Banking Corporation common stock that you receive in the merger (including any fractional shares you are deemed to receive and exchange for cash) will include your holding period for the shares of Trinity Bank common stock that you exchange in the merger.

If you acquired different blocks of Trinity Bank common stock at different times or at different prices, any gain or loss you recognize will be determined separately with respect to each block of Trinity Bank common stock, and the cash and Citizens South Banking Corporation common stock you receive will be allocated pro rata to each such block of common stock. In addition, your tax basis and holding period in your Citizens South Banking Corporation common stock received in the merger may be determined with reference to each block of Trinity Bank common stock exchanged.

Cash in Lieu of Fractional Shares. If you receive cash in lieu of a fractional share of Citizens South Banking Corporation common stock, you will be treated as having first received such fractional Citizens South Banking Corporation share in the merger and then as having received cash in exchange for the fractional share. Thus, you generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the basis allocated to such fractional share.

Dissenting Shareholders. Holders of Trinity Bank common stock who dissent with respect to the merger as discussed in “—Dissenters’ Rights” below, and who receive cash in respect of their shares of Trinity Bank common stock generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and their aggregate tax basis in their shares of Trinity Bank common stock.

Taxation of Capital Gain. Subject to the discussion under “—Additional Considerations —Recharacterization of Gain as a Dividend” below, any gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your Trinity Bank common stock is greater than one year as of the date of the merger. The deductibility of capital losses is subject to limitations.

Additional Considerations — Recharacterization of Gain as a Dividend. In some cases, if you actually own or, under constructive ownership rules are deemed to own, shares of Citizens South Banking Corporation stock, other than those received as a result of the merger, all or a portion of the gain you recognize in connection with the merger could be taxable as a dividend rather than capital gain under the tests set forth in Section 302 of the Internal Revenue Code. Because the possibility of dividend treatment depends upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you.

Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of Trinity Bank common stock or other payee is entitled pursuant to the merger, unless the shareholder or other payee (i) provides his or her taxpayer identification number (social security number or employer identification number) and certifies that such shareholder or other payee is not subject to backup withholding on the substitute Form W-9 that will be included as part of the election form or transmittal letter or (ii) otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax consequences that may be important to you. Thus, we urge Trinity Bank shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of Citizens South Banking Corporation Common Stock

All shares of Citizens South Banking Corporation common stock received by Trinity Bank shareholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except that shares of Citizens South Banking Corporation common stock received by persons who are deemed to be “affiliates,” as the term is defined under the Securities Act of 1933, of Citizens South Banking Corporation or Trinity Bank at the time of the special meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Citizens South Banking Corporation or Trinity Bank generally include individuals or entities that control, are controlled by, or are under common control with, Citizens South Banking Corporation or Trinity Bank and may include certain officers and directors of Citizens South Banking Corporation or Trinity Bank as well as principal stockholders of Citizens South Banking Corporation or Trinity Bank. Affiliates of both parties have previously been notified of their status. The merger agreement requires Trinity Bank to use all reasonable efforts to receive a letter agreement from each person who is an affiliate of Trinity Bank that acknowledges the restrictions on the transferability of any shares of Citizens South Banking Corporation common stock received in the merger.

This Proxy Statement/Prospectus does not cover resales of Citizens South Banking Corporation common stock received by any person who may be deemed to be an affiliate of Trinity Bank or Citizens South Banking Corporation.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method. As a result, the recorded assets and liabilities of Citizens South Banking Corporation will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities from the acquisition of Trinity Bank will be adjusted to fair value at the date of the merger. In addition, all identified intangible assets (such as a core deposit intangible) will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Citizens South Banking Corporation common stock to be issued to former Trinity Bank shareholders at fair value, exceeds the fair value of the net assets, including identifiable intangibles, of Trinity Bank at the merger date, that amount will be reported as goodwill. Goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives.

Dissenters’ Rights

As a Trinity Bank shareholder, under Article 13 of the North Carolina Business Corporation Act, which we refer to as Article 13, if you object to the merger, you may “dissent” and become entitled to be paid the fair value of your shares of Trinity Bank common stock if the merger is completed.

Ensuring perfection of dissenters’ rights of appraisal can be complicated. The procedural rules and specifics must be followed precisely. The following is only a summary of the rights of a dissenting shareholder. If you intend to exercise your right to dissent, you should carefully review the following summary and comply with all requirements of Article 13. Failure to comply with any of the requirements of Article 13 will constitute a waiver of your dissenters’ rights. A copy of Article 13 is attached as Appendix C to this document and is incorporated into this discussion by reference.

If you intend to exercise dissenters’ rights, you should be aware that cash paid to you likely will result in your receipt of taxable income. (See “Material United States Federal Income Tax Consequences of the Merger.”)

If you elect to exercise your right to dissent and demand appraisal, you must satisfy each of the following conditions:

•	you must give to Trinity Bank, and Trinity Bank must actually receive, before the vote at the Trinity Bank special meeting is taken, written notice of your intent to demand payment for your shares if the transaction is effectuated (this notice must be in addition to and separate from any proxy or vote against the transaction; neither voting against, abstaining from voting, nor failing to vote on the transaction will constitute a notice within the meaning of Article 13); and

•	you must not vote in favor of the transaction (a failure to vote will satisfy this requirement, but a vote in favor of the transaction, by proxy or in person, or the return of a signed proxy that does not specify a vote against approval of the transaction or direction to abstain, will constitute a waiver of your dissenters’ rights).

If these requirements are not satisfied and the transaction becomes effective, you will not be entitled to payment for your shares under the provisions of Article 13.

If you are a Trinity Bank shareholder and intend to dissent, your written notice of intent to demand dissenters’ rights may be mailed or delivered to Trinity Bank’s Chief Executive Officer, David C. McGuirt, at Trinity Bank’s corporate office at 310 West Franklin Street, Monroe, North Carolina 28112-4704 or it may be hand delivered, before the voting begins, to Mr. McGuirt at the Trinity Bank special meeting. In order for a demand notice sent by mail to be effective, it must actually be received by Trinity Bank at its address prior to the Trinity Bank special meeting. A demand notice that is hand delivered must be received prior to the vote on the merger agreement at the Trinity Bank special meeting.

The demand notice must be executed by the holder of record of shares of common stock as to which dissenters’ rights are to be exercised. A beneficial owner may assert dissenters’ rights only if it (i) submits the record holder’s consent to the dissent not later than the time the beneficial holder asserts dissenters’ rights and (ii) dissents with respect to all shares of common stock of which it is the beneficial owner. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise dissenters’ rights with respect to the shares held for all or less than all beneficial owners of shares as to which it is the record owner, provided the record owner dissents with respect to all shares of common stock beneficially owned by any one person. In this case, the demand notice submitted by the broker, as record owner, must set forth the name and address of the shareholder who is objecting to the merger and demanding payment for its shares.

If you properly dissent and the transaction is approved, Trinity Bank must mail by registered or certified mail, return receipt requested, a written dissenters’ notice to you. This notice must be sent no later than ten (10) days after the shareholders’ approval of the merger agreement. The dissenters’ notice will:

•	state where your payment demand must be sent, and where and when certificates for your shares of Trinity Bank common stock must be deposited;

•	supply a form for demanding payment;

•	set a date by which Trinity Bank must receive your payment demand (not fewer than 30 days nor more than 60 days after the dissenters’ notice is mailed); and

•	include a copy of Article 13 of the North Carolina Business Corporation Act.

If you receive a dissenters’ notice, you must demand payment and deposit your share certificates in accordance with the terms of the dissenters’ notice. If you demand payment and deposit your share certificates, you retain all other rights of a shareholder until these rights are canceled or modified by the transaction. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters’ notice, you are not entitled to payment for your shares under Article 13.

As soon as the merger is consummated, or within 30 days after receipt of your demand for payment, Trinity Bank is required to pay you the amount it estimates to be the fair value of your shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by:

•	Trinity Bank’s most recent available balance sheet, income statement and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

•	an explanation of how Trinity Bank estimated the fair value of the shares;

•	an explanation of the interest calculation;

•	a statement of the dissenters’ right to demand payment (as described below); and

•	a copy of Article 13 of the North Carolina Business Corporation Act.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Trinity Bank must return your deposited certificates. If, after returning your deposited certificates, the merger is consummated, Trinity Bank must send you a new dissenters’ notice and repeat the payment demand procedure.

You are not required to accept the payment offered. You may, instead, notify Trinity Bank in writing of your own estimate of the fair value of your shares and amount of interest due, and demand payment of the excess of your estimate of the fair value of your shares over the amount offered by Trinity Bank if:

•	you believe that the amount paid is less than the fair value of Trinity Bank common stock or that the interest is incorrectly calculated;

•	Trinity Bank fails to make payment of its estimate of fair value to you within 30 days after receipt of a demand for payment; or

•	the transaction not having been consummated, Trinity Bank does not return your deposited certificates within 60 days after the date set for demanding payment.

If you wish to contest the payment or if Trinity Bank fails to make timely payment, you waive any further rights under Article 13 unless you notify Trinity Bank in writing within thirty days of Trinity Bank’s payment of its estimate of fair value or Trinity Bank’s failure to perform. If you fail to notify Trinity Bank within such thirty-day period, you shall be deemed to have withdrawn your shareholder’s dissent and demand for payment.

If your demand for payment remains unsettled, you may commence a proceeding within 60 days after the earlier of (i) the date payment is made, or (ii) the date of your payment demand, by filing a complaint with the Superior Court Division of the North Carolina General Court of Justice to determine the fair value of the shares and accrued interest. If you do not commence the proceeding within such sixty-day period, you shall be deemed to have withdrawn the dissent and demand for payment. The proceeding is to be tried as in other civil actions; however, you will not have the right to a trial by jury. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Each dissenter made a party to the proceeding must be served with a copy of the complaint and will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount paid by Trinity Bank.

The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The court may also assess the fees and expenses of counsel and experts for the respective parties, in the amounts the court finds equitable: (a) against Trinity Bank if the court finds that it did not comply with the applicable portions of Article 13; or (b) against Trinity Bank or you, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that the services of counsel for you were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Trinity Bank, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

The merger agreement provides that it is a condition to Citizens South Banking Corporation’s obligation to complete the merger that dissenters’ rights shall not have been exercised with respect to more than 5% of Trinity Bank’s common stock.

The summary set forth above does not purport to be a complete statement of the provisions of Article 13 relating to the rights of dissenting shareholders, and is qualified in its entirety by reference to the applicable sections of the North Carolina Business Corporation Act, which are included as Appendix C to this Proxy Statement/Prospectus. If you intend to exercise your dissenters’ rights, you are urged to carefully review Appendix C and to consult with legal counsel so as to be in strict compliance therewith.

Trinity Bank Stock Trading and Dividend Information

Trinity Bank common stock is currently listed on the OTC Bulletin Board under the symbol “TYBN.” The following table sets forth the high and low sales prices for a share of Trinity Bank common stock for the periods indicated. Trinity Bank has not paid any cash dividends on its common stock. As of September 9, 2005, there were 1,837,986 shares of Trinity Bank common stock issued and outstanding, and approximately 600 shareholders of record.

Year Ending December 31, 2005	High	Low
Quarter Ended:
September 30, 2005 (through September 13, 2005)	$17.40	$17.00
June 30, 2005	17.75	$10.00
March 31, 2005	10.75	10.01

Year Ended December 31, 2004	High	Low
Quarter Ended:
December 31, 2004	$11.00	$8.75
September 30, 2004	9.40	8.50
June 30, 2004	9.75	8.80
March 31, 2004	10.05	9.25

Year Ended December 31, 2003	High	Low
Quarter Ended:
December 31, 2003	$9.50	$8.00
September 30, 2003	8.00	7.00
June 30, 2003	8.50	7.00
March 31, 2003	8.50	8.50

On May 24, 2005, the business day immediately preceding the public announcement of the merger, the closing price of Trinity Bank common stock as reported on the OTC Bulletin Board was $10.50 per share. Based on the closing price of $13.05 per share of Citizens South Banking Corporation common stock on that date, the equivalent per share market value of each share of Trinity Bank common stock to be exchanged solely for Citizens South Banking Corporation common stock would be $18.22 per share, based on the exchange ratio of 1.3931 shares of Citizens South Banking Corporation common stock for each share of Trinity Bank common stock, and the equivalent per share market value of each share of Trinity Bank common stock to be exchanged solely for cash would be $18.25. On September 13, 2005, the closing price of Trinity Bank was $17.40 per share. Based on the closing price of $12.20 per share of Citizens South Banking Corporation common stock on that date, the equivalent per share market value of each share of Trinity Bank common stock to be exchanged solely for Citizens South Banking Corporation common stock would be $17.00, based on the exchange ratio of 1.3931 shares of Citizens South Banking Corporation common stock for each share of Trinity Bank common stock, and the equivalent per share market value of each share of Trinity Bank common stock to be exchanged solely for cash would be $18.25.

Citizens South Banking Corporation Stock Trading and Dividend Information

Citizens South Banking Corporation common stock is currently listed on the Nasdaq National Market under the symbol “CSBC.” The following table sets forth the high and low sales prices for a share of Citizens South Banking Corporation common stock and cash dividends paid per share for the periods indicated. As of September 9, 2005, there were 7,226,215 shares of Citizens South Banking Corporation common stock issued and outstanding, and approximately 2,800 stockholders of record.

Year Ending December 31, 2005	High	Low	Dividend Paid Per Share
Quarter Ended:
September 30, 2005 (through September 13, 2005)	$12.80	$11.55	$0.070
June 30, 2005	13.90	11.76	0.070
March 31, 2005	14.25	12.91	0.070

Year Ended December 31, 2004	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2004	$14.27	$12.41	$0.065
September 30, 2004	13.27	12.41	0.065
June 30, 2004	13.74	12.60	0.065
March 31, 2004	14.40	13.37	0.065

Year Ended December 31, 2003	High	Low	Dividend Paid Per Share
Quarter Ended:
December 31, 2003	$15.15	$13.70	$0.060
September 30, 2003	15.24	12.90	0.060
June 30, 2003	13.71	11.99	0.060
March 31, 2003	11.89	10.04	0.060

On May 24, 2005, the business day immediately preceding the public announcement of the merger, the closing price of Citizens South Banking Corporation common stock as reported on the Nasdaq National Market was $13.05 per share. On September 13, 2005, the closing price was $12.20 per share. Based on the closing price of $12.20 per share of Citizens South Banking Corporation common stock on that date, the equivalent per share market value of each share of Trinity Bank common stock to be exchanged solely for Citizens South Banking Corporation common stock would be $17.00, based on the exchange ratio of 1.3931 shares of Citizens South Banking Corporation common stock for each share of Trinity Bank common stock, and the equivalent per share market value of each share of Trinity Bank common stock to be exchanged solely for cash would be $18.25.

Comparison of Shareholders’ Rights for Existing Shareholders of Trinity Bank

When the merger becomes effective, holders of Trinity Bank common stock who choose and who receive shares of Citizens South Banking Corporation common stock, will become stockholders of Citizens South Banking Corporation. The following is a summary of material differences between the rights of holders of Trinity Bank common stock and holders of Citizens South Banking Corporation common stock. Since Trinity Bank is organized under the laws of the State of North Carolina and Citizens South Banking Corporation is organized under the laws of the State of Delaware, differences in the rights of holders of Trinity Bank common stock and those of holders of Citizens South Banking Corporation common stock arise from differing provisions of the North Carolina Business Corporation Act, or the NCBCA, the North Carolina banking statutes and the Delaware General Corporation Law, or the DGCL, in addition to differing provisions of their respective incorporation documents and bylaws.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Trinity Bank common stock and holders of Citizens South Banking Corporation common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA, the North Carolina banking statutes and the DGCL and the governing corporate instruments of Trinity Bank and Citizens South Banking Corporation, to which the shareholders of Trinity Bank are referred.

Authorized Capital Stock

Trinity Bank

Trinity Bank’s authorized capital stock consists of 5,000,000 shares of common stock, par value $3.50 per share, and 1,000,000 shares of preferred stock, having no par value. Trinity Bank’s articles of incorporation authorize its board of directors, subject to Chapter 53 of the North Carolina General Statutes, or the NCGS, to issue shares of preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Trinity Bank preferred stock in each series. As of September 9, 2005, there were 1,837,986 shares of Trinity Bank common stock outstanding. No shares of Trinity Bank preferred stock were issued and outstanding as of that date.

Citizens South Banking Corporation

Citizens South Banking Corporation’s authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Citizens South Banking Corporation’s certificate of incorporation authorizes the Citizens South Banking Corporation board of directors to establish the number of shares to be included in each series of preferred stock and to fix the designation, powers, preferences and rights of each series of stock, including any qualifications, limitations and restrictions. As of September 9, 2005 there were 7,226,215 shares of Citizens South Banking Corporation common stock outstanding. No shares of Citizens South Banking Corporation preferred stock were issued and outstanding as of that date.

Special Meetings of Shareholders

Trinity Bank

Special meetings of the shareholders of Trinity Bank may be called for any purpose at any time by the Chief Executive Officer, the Secretary, the Chairman of the board of directors or the full board of directors.

Citizens South Banking Corporation

Subject to the rights of the holders of any class or series of preferred stock of Citizens South Banking Corporation, special meetings of stockholders of Citizens South Banking Corporation may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of directors who would sit on the board were there no vacancies on the board.

Directors

Trinity Bank

Trinity Bank’s bylaws provide for a board of directors having not fewer than seven nor more than 20 members, as determined from time to time by vote of a majority of the entire board of directors. Currently, the Trinity Bank Board consists of ten directors. Under Trinity Bank’s bylaws, any director may be removed from office at any time with or without cause by either (i) a two-thirds (2/3) vote of all the directors or (ii) a vote of shareholders whenever the number of votes cast in favor of removal of the directors exceeds the number of votes cast against such removal (provided that the notice of the meeting states that the purpose of the meeting is the removal of the director). The Trinity Bank bylaws provide that no person who is 72 years of age or older shall be elected or appointed to serve as a director.

Citizens South Banking Corporation

Citizens South Banking Corporation’s bylaws provide that the board of directors will consist of six members, unless the board designates another number of directors to constitute the full board. Currently, the Citizens South Banking Corporation Board consists of six directors. The directors are divided into three classes as nearly equal in number as possible, with directors serving staggered three-year terms. Under Citizens South Banking Corporation’s certificate of incorporation, subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of capital stock of Citizens South Banking Corporation (after giving effect to the voting limitations discussed below).

Dividends and Other Distributions

Trinity Bank

Under the North Carolina banking statutes, Trinity Bank may declare distributions to shareholders, including the payment of cash dividends, only out of funds legally available for such payments. In general, a North Carolina bank may declare dividends in an amount that does not exceed its undivided profits so long as the surplus of such bank equals at least 50% of the bank’s paid-in capital stock. Furthermore, a North Carolina bank may pay stock dividends out of the bank’s surplus, as long as the payment does not reduce such surplus below 50% of the bank’s paid-in capital. Additionally, as a federally insured financial institution, regulatory policies and requirements affect Trinity Bank’s ability to pay dividends, including the requirement that Trinity Bank maintain adequate levels of capital above regulatory minimums. Banking regulatory authorities may also restrict payments if the payment of dividends would be an unsafe or unsound banking practice.

Citizens South Banking Corporation

Pursuant to the DGCL, a Delaware corporation may declare and pay dividends from surplus, or, if there is no surplus, from net profits for the fiscal year (and/or the preceding fiscal year) in which the dividend is declared. Citizens South Banking Corporation is not subject to any other express regulatory restrictions on payments of dividends or other distributions. A major portion of Citizens South Banking Corporation’s revenues comes from dividends distributed by Citizens South Bank. As a federal savings bank, Citizens South Bank is subject to certain restrictions on the amount of dividends it may pay, including the requirement that Citizens South Bank maintain adequate levels of capital above regulatory minimums. Banking regulatory authorities may also restrict payments if the payment of dividends would be an unsafe or unsound banking practice.

Shareholder Nominations and Shareholder Proposals

Trinity Bank

Trinity Bank’s bylaws provide that nominations for directors may be made by any shareholder entitled to vote for such elections provided a shareholder provides written notice to an officer of Trinity Bank not less than seven nor more than 50 days prior to a meeting called for the election of directors.

In accordance with Securities and Exchange Commission regulations, shareholder proposals intended to be included in a proxy statement and presented at a regularly scheduled annual meeting must be received by Trinity Bank at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to shareholders. As provided in the Securities and Exchange Commission regulations, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before Trinity Bank begins to print and mail its proxy materials.

Citizens South Banking Corporation

Citizens South Banking Corporation’s bylaws establish advance notice procedures for stockholder proposals and stockholder nominations of candidates for election as directors. Generally, a stockholder wishing to make a nomination or stockholder proposal must submit the nomination or proposal in writing to the Secretary of Citizens South Banking Corporation at least 90 days prior to the anniversary date of the mailing of Citizens South Banking Corporation’s proxy materials in connection with the prior year’s annual meeting of stockholders. Such notice must set forth as to each stockholder proposal (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Citizens South Banking Corporation’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Citizens South Banking Corporation’s capital stock that are beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Proposals not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.

In accordance with Securities and Exchange Commission regulations, stockholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by Citizens South Banking Corporation at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to stockholders. As provided in the Securities and Exchange Commission regulations, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before Citizens South Banking Corporation begins to print and mail its proxy materials.

Discharge of Duties; Exculpation and Indemnification

Trinity Bank

The NCBCA requires that a director of a North Carolina corporation discharge his or her duties as a director (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation is not subject to any different duties or to a higher standard of care. Trinity Bank’s articles of incorporation provide that, to the fullest extent permitted by applicable law, no director of Trinity Bank will have any personal liability for monetary damage for breach of a duty as a director unless the director’s liability arises from (i) acts or omissions not made in good faith, (ii) any transaction from which the director derived an improper personal benefit, (iii) any liability under the North Carolina General Statutes for an unlawful distribution to shareholders, or (iv) acts or omissions in which the director knowingly violates the North Carolina banking laws. Trinity Bank’s bylaws require Trinity Bank to indemnify its directors and officers, to the fullest extent permitted by applicable law, against liabilities arising out of his or her status as a director or officer, excluding any liability relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of Trinity Bank.

Citizens South Banking Corporation

The DGCL requires that a director of a Delaware corporation discharge his or her duties as a director in good faith, with the care an ordinarily prudent person in a similar position would exercise under similar conditions and in a manner the director reasonably believes to be in the best interests of the corporation and its stockholders. Citizens South Banking Corporation’s certificate of incorporation provides for indemnification to the same extent permitted by the DGCL of any person who is or was a director or officer of Citizens South Banking Corporation, or who serves as a director, officer, employee, agent, partner or trustee of another entity at Citizens South Banking Corporation’s request. This indemnity covers all expenses, liabilities and losses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred. This right of indemnification also includes the right to be paid for expenses in advance of any final disposition, subject to the indemnitee undertaking in writing that he or she will repay all amounts so advanced in the event it is determined that he or she was not entitled to indemnification for such expenses.

Mergers, Share Exchanges and Sales of Assets

Trinity Bank

North Carolina banking laws generally require that any merger, share exchange or sale of all or substantially all the assets of a bank to another bank or savings association must be approved by the North Carolina Commissioner of Banks and by the affirmative vote of at least two-thirds of the issued and outstanding shares.

Citizens South Banking Corporation

Under the DGCL, a majority of the outstanding voting stock of a corporation entitled to vote is required for approval of a merger. However, Citizens South Banking Corporation’s certificate of incorporation requires the approval of the holders of at least 80% of Citizens South Banking Corporation’s outstanding shares of voting stock to approve certain “business combinations” involving an “interested stockholder,” unless the proposed transaction has been approved in advance by at least a two-thirds vote of those members of the Citizens South Banking Corporation Board who are unaffiliated with the interested stockholder and were either directors prior to the time the interested stockholder became an interested stockholder or, with the recommendation of a majority of the unaffiliated directors, are successors of directors who are unaffiliated with the interested stockholder and were directors prior to the time the interested stockholder became an interested stockholder.

The term “interested stockholder” includes any individual or entity that owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of common stock of Citizens South Banking Corporation, and any “affiliate” (as the term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of any such individual or entity. A “business combination” includes (1) any merger or consolidation of Citizens South Banking Corporation with or into any interested stockholder; (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to an interested stockholder of 25% or more of the assets of Citizens South Banking Corporation or combined assets of Citizens South Banking Corporation and its subsidiaries; (3) the issuance of any securities of Citizens South Banking Corporation or a subsidiary of Citizens South Banking Corporation to an interested stockholder having a fair market value equaling or exceeding 25% of the combined fair market value of the then-outstanding common stock of Citizens South Banking Corporation; (4) the adoption of any plan for the liquidation or dissolution of Citizens South Banking Corporation proposed by or on behalf of an Interested Stockholder; or (5) any reclassification of the common stock of Citizens South Banking Corporation or any recapitalization involving the common stock of Citizens South Banking Corporation.

Anti-takeover Statutes

Trinity Bank

North Carolina Control Share Acquisition Act. The North Carolina Control Share Acquisition Act applies to Trinity Bank. The Act is designed to protect shareholders of publicly owned North Carolina corporations based within the state against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain types of shareholders. The Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Act, the shares acquired that result in the crossing of any of these thresholds have no voting rights until they are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares, all shareholders of the corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any of the acquired shares. The Act requires that certain business combinations with existing shareholders either be approved by a supermajority of the other shareholders or meet certain “fair price” requirements.

North Carolina Shareholder Protection Act. Trinity Bank is also subject to the North Carolina Shareholder Protection, which generally requires that unless certain “fair price” and procedural requirements are satisfied, the affirmative vote of the holders of 95% of the outstanding shares of the common stock (excluding shares owned by an “interested shareholder”) is required to approve certain business combinations with other entities that are the beneficial owners of more than 20% of the common stock or which are affiliates of Trinity Bank and previously had been 20% beneficial holders of the common stock.

Citizens South Banking Corporation

The DGCL law prohibits a corporation from engaging in any business combination with an interested stockholder (defined as a 15% stockholder) for a period of three years after the date that stockholder became an interested stockholder unless (1) before that date, the board of directors of the corporation approved the business combination or the transaction transforming the stockholder into an interested stockholder, (2) upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least

85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans) or (3) on or after the date the stockholder became an interested stockholder, the business combination received the approval of both the corporation’s directors and the holders of two-thirds of the outstanding voting shares not owned by the interested stockholder voted at a meeting and not by written consent. A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. Citizens South Banking Corporation has not adopted any such amendment.

Amendments to Articles of Incorporation and Bylaws

Trinity Bank

The NCBCA provides generally that a North Carolina corporation’s articles of incorporation may be amended only upon approval by a majority of the votes cast within each voting group entitled to vote. The NCBCA provides that a North Carolina corporation’s bylaws may be amended by its board of directors or its shareholders, except that, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise, the board of directors may not amend a bylaw approved by the shareholders.

Citizens South Banking Corporation

Amendments to the Citizens South Banking Corporation certificate of incorporation must be approved by a majority vote of the Citizens South Banking Corporation board of directors and also by a majority of its outstanding voting shares; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the certificate of incorporation, including provisions regarding: amendments, limitations on the voting rights of stockholders, action of stockholders without a meeting, calling of special meeting of stockholders, structure of the board of directors, bylaws, specified business combinations and indemnification rights.

The Citizens South Banking Corporation bylaws may be amended by a majority vote of the Citizens South Banking Corporation board of directors, or by a vote of 80% of the total outstanding shares of stock eligible to be voted at a duly constituted meeting of stockholders.

Consideration of Business Combinations

Trinity Bank

Trinity Bank’s articles of incorporation provide that the Trinity Bank board of directors may, but is not required to, give consideration in evaluating a transaction involving a potential change in control of Trinity Bank to any of the following factors: (i) the social and economic effects of the matter to be considered on the corporation and its subsidiaries, its and their employees, depositors, customers, and creditors, and the communities in which the corporation and its subsidiaries operate or are located; and (ii) when evaluating a business combination or a proposal by another person or persons to make a business combination or a tender or exchange offer or any other proposal relating to a potential change of control of the corporation (x) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the communities in which the corporation and its subsidiaries operate or are located, (y) the competence, experience, and integrity of the acquiring person or persons and its or their management, and (z) the prospects for successful conclusion of the business combination, offer or proposal.

Citizens South Banking Corporation

Citizens South Banking Corporation’s certificate of incorporation provides that when evaluating a business combination, the Citizens South Banking Corporation board of directors may, in connection with the exercise of its judgment in determining what is in the best interest of Citizens South Banking Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on: Citizens South Banking Corporation’s present and future customers and employees and those of its subsidiaries; the communities in which Citizens South Banking Corporation and its subsidiaries operate or are located; the ability of Citizens South Banking Corporation to fulfill its corporate objectives as a savings and loan or bank holding company; and the ability of its subsidiary bank to fulfill its corporate objectives under applicable statutes and regulations.

Shareholders’ Rights of Dissent and Appraisal

Trinity Bank

The NCBCA provides for dissenters’ rights of appraisal to the holders of shares of a corporation, such as Trinity Bank. See, for example, “Proposal I — The Proposed Merger-Dissenters’ Rights.”

Citizens South Banking Corporation

Under the DGCL, a stockholder of a Delaware corporation such as Citizens South Banking Corporation generally has the right to dissent from a merger or consolidation in which the corporation is participating or a sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held of record by more than 2,000 holders.

Even if a corporation’s stock meets the foregoing requirements, however, the DGCL provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests, (2) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, unless those shares or depository receipts are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, or (3) any combination of the foregoing.

Under the DGCL, holders of Citizens South Banking Corporation common stock have no appraisal or dissenters’ rights because Citizens South Banking Corporation common stock is listed on the Nasdaq National Market.

Limitations on Voting Rights

Trinity Bank

Trinity Bank does not have any limitation on voting rights that is similar to the limitation described below for Citizens South Banking Corporation common stock.

Citizens South Banking Corporation

Citizens South Banking Corporation’s certificate of incorporation provides that no record owner of any outstanding Citizens South Banking Corporation common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Citizens South Banking Corporation common stock will be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes shares beneficially owned by that person or his or her affiliates (as defined in the certificate of incorporation).

EXPERTS

The consolidated financial statements of Citizens South Banking Corporation as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, incorporated by reference into this Proxy Statement/Prospectus, have been incorporated by reference herein in reliance upon the report of Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Trinity Bank as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, included in this Proxy Statement/Prospectus at Appendix D, have been included herein and incorporated herein by reference in reliance upon the report of Larrowe & Company, PLC, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

The validity of the common stock to be issued in the merger will be passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Citizens South Banking Corporation. Luse Gorman Pomerenk & Schick, P.C. and Helms Mulliss & Wicker, PLLC, special counsel to Trinity Bank, have each delivered its opinion to Citizens South Banking

Corporation and Trinity Bank, respectively, as to material federal income tax consequences of the merger.

OTHER MATTERS

As of the date of this document, the Trinity Bank board of directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall properly come before the special meeting or any adjournment thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment of the special meeting to solicit additional votes on the merger agreement.

WHERE YOU CAN FIND MORE INFORMATION

Citizens South Banking Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to Trinity Bank shareholders of the shares of Citizens South Banking Corporation common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Citizens South Banking Corporation and Trinity Bank’s stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this document.

In addition, Citizens South Banking Corporation and Trinity Bank file reports, proxy statements and other information with the Securities and Exchange Commission and the Federal Deposit Insurance Corporation, respectively, under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549 and at the Accounting and Securities Disclosure Section, Division of Supervision, Federal Deposit Insurance Corporation, 550 17th Street, N.W., Washington, D.C. 20429. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide website that contains reports, proxy and information statements and other information about issuers, like Citizens South Banking Corporation, that file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov. The reports and other information filed by Citizens South Banking Corporation with the Securities and Exchange Commission are also available at Citizens South Banking Corporation’s web site. The address is www.citizenssouth.com. In addition, the reports and other information filed by Trinity Bank with the Federal Deposit Insurance Corporation are available for a nominal fee by calling Ms. Marcia Fields at the Federal Deposit Insurance Corporation at (202) 898-8913 or by e-mailing Ms. Fields at mfields@fdic.gov. We have included the web addresses of the Securities Exchange Commission and Citizens South Banking Corporation as inactive textual references only. Except as specifically incorporated by reference in this Proxy Statement/Prospectus, information on those web sites is not part of this Proxy Statement/Prospectus.

The Securities and Exchange Commission allows Citizens South Banking Corporation to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by Citizens South Banking Corporation (File No. 0-23971):

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2005;

•	Quarterly Report on Form 10-Q for the six months ended June 30, 2005;

•	Current Reports on Form 8-K dated January 25, March 2, April 18, May 25, May 26, July 20 and July 26, 2005 (other than those portions furnished under Item 2.02 of Form 8-K);

•	The description of Citizens South Banking Corporation common stock set forth in the registration statement on Form 8-A, as amended, filed on September 27, 2002 pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

In addition, Citizens South Banking Corporation is incorporating by reference any documents it may file under Sections 13(a), 13(c) or 14 of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the date of the Trinity Bank special meeting.

Trinity Bank is including herewith and incorporating by reference into this Proxy Statement/Prospectus its Annual Report on Form 10-KSB for the year ended December 31, 2004, its Quarterly Report at and for the period ended June 30, 2005, and its 2005 Annual Meeting Proxy Statement, presented in Appendix D.

Neither Citizens South Banking Corporation nor Trinity Bank has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN

OF MERGER

BY AND AMONG

CITIZENS SOUTH BANKING CORPORATION

CITIZENS SOUTH BANK

AND

TRINITY BANK

MAY 25, 2005

A-(i)

A-(ii)

Exhibit A	Form of Voting Agreement	A-75
Exhibit B	Affiliates Agreement	A-77

A-(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 25, 2005, by and among Citizens South Banking Corporation, a Delaware corporation (“Citizens South”), Citizens South Bank, a Federal savings bank and the wholly owned subsidiary of Citizens South, and Trinity Bank, a North Carolina chartered bank.

WHEREAS, the Board of Directors of each of Citizens South and Trinity Bank (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders or shareholders, as the case may be, and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and

WHEREAS, in accordance with the terms of this Agreement, Trinity Bank will merge with and into Citizens South Bank, the wholly owned subsidiary of Citizens South (the “Merger”), with Citizens South Bank the surviving institution; and

WHEREAS, as a condition to the willingness of Citizens South and Citizens South Bank to enter into this Agreement, each of the directors of Trinity Bank have entered, or will, promptly after the date hereof, enter into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Citizens South (the “Voting Agreement”), pursuant to which each such director has agreed, or will agree, among other things, to vote all shares of common stock of Trinity Bank owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the OTS, FDIC and the Commissioner, which regulates Citizens South, Citizens South Bank and Trinity Bank, as the case may be.

“Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Cash Election” shall have the meaning set forth in Section 3.2.2.

“Cash/Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Cash Election Shares” shall have the meaning set forth in Section 3.2.1.

“Certificate” shall mean a certificate evidencing shares of Trinity Bank Common Stock.

“Citizens South” shall mean Citizens South Banking Corporation, a Delaware corporation, with its principal executive offices located at 519 South New Hope Road, Gastonia, North Carolina.

“Citizens South Bank” shall mean Citizens South Bank, a federally chartered stock savings bank, with its principal offices located at 519 South New Hope Road, Gastonia, North Carolina, which is a wholly owned subsidiary of Citizens South.

“Citizens South Bank Common Stock” shall mean the common stock, par value $1.00 per share, of Citizens South Bank.

“Citizens South Common Stock” shall mean the common stock, par value $.01 per share, of Citizens South.

“Citizens South DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Citizens South to Trinity Bank specifically referring to the appropriate section of this Agreement.

“Citizens South Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of Citizens South as of December 31, 2004 and 2003 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Citizens South for each of the three years ended December 31, 2004, 2003 and 2002, as set forth in Citizens South’s annual report on Form 10-K for the year ended December 31, 2004, and (ii) the unaudited interim consolidated financial statements of Citizens South as of the end of each calendar quarter following December 31, 2004, and for the periods then ended, as filed by Citizens South in its Securities Documents.

“Citizens South Stock Benefit Plans” shall mean the 1999 and 2003 Stock Option Plans and the 2003 Recognition and Retention Plan.

“Citizens South Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Citizens South or Citizens South Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Citizens South Bank.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commissioner” shall mean the North Carolina Commissioner of Banks.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar and Transfer Company, or such other bank or trust company or other agent designated by Citizens South, which shall act as agent for Citizens South in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Atlanta.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are actually known or reasonably should have been known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer or director of that Person.

“Material Adverse Effect” shall mean, with respect to Citizens South or Trinity Bank, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Citizens South and its Subsidiaries taken as a whole, or Trinity Bank and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Trinity Bank, on the one hand, or Citizens South or Citizens South Bank, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions and their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and/or their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) execution of this Agreement or the consummation of the transactions contemplated hereby, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Citizens South Disclosure Schedules and the Trinity Bank Disclosure Schedules), and (e) any change in the value of the securities or loan portfolio of Citizens South or Trinity Bank, respectively, whether held as available for sale or held to maturity, resulting from a change in interest rates generally.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of Trinity Bank with and into Citizens South Bank, with Citizens South Bank as the surviving institution.

“Merger Consideration” shall mean the cash or Citizens South Common Stock, or combination thereof, in an aggregate per share amount to be paid by Citizens South for each share of Trinity Bank Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Citizens South Common Stock to be offered to holders of Trinity Bank Common Stock in connection with the Merger.

“Merging Institutions” shall collectively mean Trinity Bank and Citizens South Bank.

“Mixed Election” shall have the meaning set forth in Section 3.2.2.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Nasdaq” shall mean the Nasdaq National Market.

“Non-Election” shall have the meaning set forth in Section 3.2.2.

“Non-Election Shares” shall have the meaning set forth in Section 3.2.1.

“Option Payment” shall have the meaning set forth in Section 3.4.

“OTS” shall mean the Office of Thrift Supervision or any successor thereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments (i) which obligate an entity to issue or dispose of any of its capital stock or other ownership interests, (ii) provide for compensation based on the equity appreciation of its capital stock, (iii) which grant the right to receive dividends or distributions of cash or securities of any kind, or (iv) which grant the right to vote, purchase or receive securities of any kind.

“SBA” shall mean the Small Business Administration or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Shares” shall have the meaning set forth in Section 3.2.1.

“Stock Election Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.2.2.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Termination Date” shall mean December 31, 2005.

“Trinity Bank” shall mean Trinity Bank, a North Carolina chartered bank, with its principal offices located at 310 West Franklin Street, Monroe, North Carolina.

“Trinity Bank Common Stock” shall mean the common stock, par value $3.50 per share, of Trinity Bank.

“Trinity Bank DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Trinity Bank to Citizens South specifically referring to the appropriate section of this Agreement.

“Trinity Bank Financial Statements” shall mean (i) the audited balance sheets (including related notes and schedules, if any) of Trinity Bank as of December 31, 2004 and 2003 and the statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Trinity Bank for each of the three years ended December 31, 2004, 2003 and 2002, as set forth in Trinity Bank’s annual report on Form 10-KSB for the year ended December 31, 2004 and (ii) the unaudited interim financial statements of Trinity Bank as of the end of each calendar quarter following December 31, 2004 and for the periods then ended, as filed by Trinity Bank in its Securities Documents.

“Trinity Bank Option” shall mean an option to purchase shares of Trinity Bank Common Stock granted pursuant to the Trinity Bank Stock Option Plans and outstanding as of the date hereof, as set forth in Trinity Bank DISCLOSURE SCHEDULE 3.4.

“Trinity Bank Stock Option Plans” shall mean the Trinity Bank Employee Stock Option Plan and the Trinity Bank Director Stock Option Plan.

“Trinity Bank Regulatory Reports” means the Call Reports of Trinity Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), as filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2003, through the Closing Date.

“Trinity Bank Shareholders Meeting” shall have the meaning set forth in Section 8.1.1.

“Trinity Bank Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Trinity Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Trinity Bank.

“Trinity Bank Warrants” shall mean warrants to purchase shares of Trinity Bank Common Stock, as set forth in Trinity Bank DISCLOSURE SCHEDULE 3.4.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger. Subject to the terms and conditions of this Agreement, at the Effective Time:

2.1.1 Trinity Bank shall merge with and into Citizens South Bank, with Citizens South Bank as the resulting or surviving corporation under the name “Citizens South Bank” (the “Surviving Corporation”) and the separate existence of Trinity Bank shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Trinity Bank shall be vested in and assumed by Citizens South Bank. The Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Trinity Bank and shall have succeeded to all of its relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationship had been originally acquired, incurred or entered into by the Surviving Corporation.

2.1.2 All deposit accounts of Trinity Bank shall be and become deposit accounts in the Surviving Corporation without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of the deposit account in the Surviving Corporation shall be provided by the Surviving Corporation to each deposit account holder of Trinity Bank, as necessary, after consummation of the Merger.

2.1.3 All deposit accounts of Citizens South Bank prior to consummation of the Merger shall continue to be deposit accounts in the Surviving Corporation after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

2.1.4 Citizens South Bank shall continue as a savings association chartered and regulated by the OTS. The principal office of Citizens South Bank shall continue to be 519 South New Hope Road, Gastonia, North Carolina after the Effective Time. The former offices of Trinity Bank will be operated as offices of Citizens South Bank immediately following the Effective Time.

2.1.5 As part of the Merger, each share of Trinity Bank Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2. Closing; Effective Time.

The Merger shall be effected by the filing of the Articles of Combination with the OTS and by the filing of the applicable certificates/documents with the Commissioner and the Secretary of State of the State of North Carolina, in accordance with applicable law. The “Effective Time” means the date (the “Closing Date”) and time upon which the Articles of Combination are filed with the OTS, or as otherwise stated herein. The consummation of the transactions contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, including the approval of the OTS, and the expiration of all applicable waiting periods with respect to the Merger.

2.3. Charter and Bylaws.

The Charter and Bylaws of Citizens South Bank as in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law. The Certificate of Incorporation and Bylaws of Citizens South as in effect immediately prior to the Effective Time shall not be affected by the Merger and shall remain in full force and effect until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Corporation.

Except as provided in Section 2.5, the directors and officers of Citizens South Bank immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Charter and Bylaws of the Surviving Corporation. Until changed in accordance with its Charter and Bylaws, the directors and officers of Citizens South immediately prior to the Effective Time shall be the directors and officers of Citizens South immediately following the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

2.5. Additional Directors of Citizens South and Citizens South Bank.

Effective as of the Effective Time, one person (presently serving as a director of Trinity Bank) agreed to by Citizens South and Trinity Bank, shall be appointed to the Board of Directors of Citizens South and Citizens South Bank.

2.6. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the HOLA and North Carolina law.

2.7. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Citizens South or any of its Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Citizens South, Citizens South Bank and Trinity Bank each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 9.1.6, which certificates shall be dated as of the date of such opinions.

2.8. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time Citizens South and Citizens South Bank shall be entitled to revise the structure for effecting the Merger described in Section 2.1, including, without limitation, by substituting a wholly owned subsidiary for Citizens South Bank, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to Trinity Bank shareholders, and nothing would prevent the rendering of the opinions in Section 9.1.6, as a result of the modification; (iii) the consideration to be paid to the holders of Trinity Bank Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially or jeopardize receipt of any required Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.9. Additional Actions.

If, at any time after the Effective Time, Citizens South or Citizens South Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are reasonably necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Citizens South Bank its right, title or interest in, to or under any of the rights, properties or assets of Trinity Bank, or (ii) otherwise carry out the purposes of this Agreement, Trinity Bank and its officers and directors shall be deemed to have granted to Citizens South and Citizens South Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Citizens South Bank its right, title or interest in, to or under any of the rights, properties or assets of Trinity Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Citizens South Bank and Citizens South are authorized in the name of Trinity Bank or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of Trinity Bank Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Citizens South, Citizens South Bank, Trinity Bank or the holders of any of the shares of Trinity Bank Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of Citizens South Common Stock and Citizens South Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of Trinity Bank Common Stock held in the treasury of Trinity Bank and each share of Trinity Bank Common Stock owned by Citizens South or Citizens South Bank prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Each share of Trinity Bank Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $18.25 in cash (the “Cash Consideration”); (ii) 1.3931 shares (the “Exchange Ratio”) of Citizens South Common Stock (the “Stock Consideration”); or (iii) a combination of the Cash Consideration and the Stock Consideration, as provided in Section 3.2 (the “Cash/Stock Consideration”). The Cash Consideration, the Stock Consideration and the Cash/Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

3.1.4. Each outstanding share of Trinity Bank Common Stock, the holder of which has perfected his right to dissent under North Carolina law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted under applicable law. Trinity Bank shall give Citizens South prompt notice upon receipt by Trinity Bank of any such demands for payment of the fair value of such shares of Trinity Bank Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Citizens South shall have the right to participate in all negotiations and proceedings with respect to any such demands. Trinity Bank shall not, except with the prior written consent of Citizens South, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for payment or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect dissenters’ rights under North Carolina law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

3.1.5. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Trinity Bank Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement and applicable law. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline, as defined below), each share of Trinity Bank Common Stock of such holder shall be treated as a Non-Election Share.

3.1.6. After the Effective Time, shares of Trinity Bank Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto.

3.1.7. In the event Citizens South changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Citizens South Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Citizens South Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that for the avoidance of doubt the parties acknowledge that the foregoing is not intended to result in any such adjustment as a result of share issuances of Citizens South Common Stock by Citizens South under Citizens South Compensation and Benefit Plans or where such issuance is pursuant to a widely distributed stock offering for fair market value consideration.

3.2. Election Procedures.

3.2.1. Holders of Trinity Bank Common Stock may elect to receive shares of Citizens South Common Stock or cash (in either case without interest) in exchange for their shares of Trinity Bank Common Stock in accordance with the following procedures, provided that, in the aggregate, and subject to the provisions of Section 3.2.6, 50% of the total number of shares of Trinity Bank Common Stock issued and outstanding at the Effective Time, including any Dissenting Shares but excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of Trinity Bank Common Stock shall be converted into the Cash Consideration. Shares of Trinity Bank Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of Trinity Bank Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of Trinity Bank Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Trinity Bank Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

3.2.2. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Trinity Bank and Citizens South shall mutually agree (“Election Form”), shall be mailed no more than 40 business days and no less than 20 business days prior to the anticipated Effective Time or on such earlier date as Citizens South and Trinity Bank shall mutually agree (the “Mailing Date”) to each holder of record of Trinity Bank Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of Trinity Bank Common Stock held by such holder (a “Cash Election”), in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”), in accordance with Section 3.1.3, (iii) to elect to receive the Stock Consideration for a part of such holder’s Trinity Bank Common Stock and the Cash Consideration for the remaining part of such holder’s Trinity Bank Common Stock (a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Citizens South Common Stock for such shares (a “Non-Election”). A holder of record of shares of Trinity Bank Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Trinity Bank Common Stock held by such Representative for a particular beneficial owner. Any shares of Trinity Bank Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed Cash Election shares, and with respect to such shares the holders thereof shall in no event receive consideration comprised of Citizens South Common Stock, subject to Section 3.1.5; provided, however, that for purposes of making the proration calculations provided for in this Section 3.2, only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

3.2.3. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., North Carolina time, on the 25th day following the Mailing Date (or such other time and date as Citizens South and Trinity Bank may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. Citizens South shall use all reasonable efforts to make available as promptly as possible an Election Form to any holder of record of Trinity Bank Common Stock who requests such Election Form following the initial mailing of the Election Forms and prior to the Election Deadline. Trinity Bank shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Trinity Bank Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a Trinity Bank stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Trinity Bank Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Citizens South shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

3.2.4. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.5. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.6. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Citizens South Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Citizens South Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Citizens South. In lieu of the issuance of any such fractional share, Citizens South shall pay to each former holder of Trinity Bank Common Stock who otherwise would be entitled to receive a fractional share of Citizens South Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Citizens South Common Stock as reported on the Nasdaq National Market for the 30 consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Trinity Bank Common Stock owned by a Trinity Bank stockholder shall be combined so as to calculate the maximum number of whole shares of Citizens South Common Stock issuable to such Trinity Bank stockholder.

3.3. Procedures for Exchange of Trinity Bank Common Stock.

3.3.1. Citizens South to Make Merger Consideration Available. After the Election Deadline and no later than the Closing Date, Citizens South shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Trinity Bank Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of Citizens South Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of Citizens South Common Stock) (such cash and certificates for shares of Citizens South Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the “Exchange Fund”).

3.3.2. Exchange of Certificates. Citizens South shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Trinity Bank Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal (which shall be subject to the reasonable approval of Trinity Bank) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Trinity Bank common stock shall have become entitled pursuant to Section 3.1.3, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Trinity Bank Common

Stock shall have no rights, after the Effective Time, with respect to such Trinity Bank Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Citizens South Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Citizens South Common Stock represented by such Certificate.

3.3.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Trinity Bank of the Trinity Bank Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6. Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, Citizens South shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Citizens South (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of Citizens South, Trinity Bank, or the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as Citizens South may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8. Withholding. Citizens South or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Trinity Bank Common Stock such amounts as Citizens South (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Citizens South or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Trinity Bank Common Stock in respect of whom such deduction and withholding were made by Citizens South or the Exchange Agent.

3.4. Treatment of Trinity Bank Options and Trinity Bank Warrants.

Trinity Bank DISCLOSURE SCHEDULE 3.4 sets forth all of the outstanding Trinity Bank Options and outstanding Trinity Bank Warrants as of the date hereof, including the names of the holders thereof and the grant, vesting and expiration dates thereof and exercise prices thereof. Immediately prior to the Effective Time, and pursuant to the terms of the Trinity Bank Option Plans, each Trinity Bank Option that is unexercised and outstanding, whether or not then exercisable, immediately prior thereto shall, by reason of the Merger, be cancelled and converted into the right to receive in cash an amount (subject to required tax withholdings) equal to (i) the excess of (A) the Cash Consideration per share over (B) the exercise price per share of each such Trinity Bank Option multiplied by (ii) the number of shares of Trinity Bank Common Stock subject to the Trinity Bank Option (the “Option Payment”). Prior to receipt of the Option Payment, each holder of a Trinity Bank Option shall execute a cancellation agreement, substantially in the form attached to Citizens South DISCLOSURE SCHEDULE 4.3.1. Immediately prior to the Effective Time, each Trinity Bank Warrant that is outstanding, whether or not then exercisable, immediately prior thereto shall, by reason of the Merger, be cancelled and converted into the right to receive in cash an amount (subject to required tax withholdings) equal to (i) the excess of (A) the Cash Consideration per share over (B) the exercise price per share of each such Trinity Bank Warrant multiplied by (ii) the number of shares of Trinity Bank Common Stock subject to the Trinity Bank Warrant (the “Warrant Payment”). Prior to receipt of the Warrant Payment, each holder of a Trinity Bank Warrant shall execute a cancellation agreement, substantially in the form attached to Citizens South DISCLOSURE SCHEDULE 4.3.1. Trinity Bank shall make the Option Payment and the Warrant Payment immediately prior to the Effective Time. Each of the directors of Trinity Bank shall agree to accept the Option Payment as full consideration for such director’s Trinity Bank Options, and each director shall agree not to sell, transfer or otherwise dispose of any Trinity Bank Options at any time prior to the Effective Time. Such agreements shall be reflected in each director’s Voting Agreement. Trinity Bank shall use its best efforts to cause each holder of a Trinity Bank Warrant as soon as practicable following the date of this Agreement to enter into an agreement substantially in the form attached in Citizens South DISCLOSURE SCHEDULE 4.3.1 in which such holder agrees to accept the Warrant Payment as full consideration for such holder’s Trinity Bank Warrants or to exercise such holder’s Trinity Bank Warrants prior to the Effective Time, and each holder shall agree not to sell, transfer or otherwise dispose of any Trinity Bank Warrants at any time prior to the Effective Time. The parties hereto acknowledge and agree that the failure of Trinity Bank to secure the agreements referred to in the immediately preceding sentence would have a material adverse effect on Citizens South for purposes of Section 5(b) of the Stock Purchase Warrant.

3.5. Reservation of Shares.

Citizens South shall reserve for issuance a sufficient number of shares of the Citizens South Common Stock for the purpose of issuing shares of Citizens South Common Stock to the Trinity Bank shareholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TRINITY BANK

Trinity Bank represents and warrants to Citizens South that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the Trinity Bank DISCLOSURE SCHEDULE delivered by Trinity Bank to Citizens South on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. Trinity Bank has made a good faith effort to ensure that the disclosure on each schedule of the Trinity Bank DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the Trinity Bank DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.1. Standard.

No representation or warranty of Trinity Bank contained in this Article IV shall be deemed untrue or incorrect, and Trinity Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or is reasonably expected to have a Material Adverse Effect with respect to Trinity Bank, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Sections 4.2.1 and 4.2.2), 4.4, 4.5, 4.8, 4.12.3, 4.14, 4.13.4, 4.13.6, and 4.13.9, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2. Organization.

4.2.1. Trinity Bank is a North Carolina chartered bank duly organized, validly existing and in good standing under the laws of the State of North Carolina. Trinity Bank has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of Trinity Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Trinity Bank when due. Trinity Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.2. Trinity Bank DISCLOSURE SCHEDULE 4.2.2 sets forth each Trinity Bank Subsidiary. Each Trinity Bank Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

4.2.3. The respective minute books of Trinity Bank and each Trinity Bank Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders or shareholders, as the case may be, and boards of directors (including committees).

4.2.4. Prior to the date of this Agreement, Trinity Bank has made available to Citizens South true and correct copies of the certificate of incorporation or charter and bylaws of Trinity Bank and each Trinity Bank Subsidiary.

4.3. Capitalization.

4.3.1. The authorized capital stock of Trinity Bank consists of 5,000,000 shares of Trinity Bank Common Stock, of which, as of the date of this Agreement, 1,837,986 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 1,000,000 shares of preferred stock, no par value (“Trinity Bank Preferred Stock”), none of which are outstanding. There are no shares of Trinity Bank Common Stock held by Trinity Bank as treasury stock. Neither Trinity Bank nor any Trinity Bank Subsidiary has or is bound by any Rights of any character, except as set forth on Trinity Bank DISCLOSURE SCHEDULE 3.4.

4.3.2. Except for the Trinity Bank Subsidiaries and as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.3.2, Trinity Bank does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Trinity Bank (which as to any one issuer, do not exceed 5% of such issuer’s outstanding equity securities), equity interests held by Trinity Bank in a fiduciary capacity, and equity interests held in connection with the lending activities of Trinity Bank, including stock in the FHLB. Trinity Bank owns all of the outstanding shares of capital stock of each Trinity Bank Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

4.3.3. To Trinity Bank’s Knowledge, and except as set forth on Trinity Bank DISCLOSURE SCHEDULE 4.3.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Trinity Bank Common Stock.

4.3.4. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Trinity Bank’s shareholders may vote.

4.4. Authority; No Violation.

4.4.1. Trinity Bank has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.3 and the approval of this Agreement by Trinity Bank’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Trinity Bank and the completion by Trinity Bank of the transactions contemplated hereby, have been duly and validly approved by the Board of Directors of Trinity Bank. This Agreement has been duly and validly executed and delivered by Trinity Bank, and subject to approval of this Agreement by the shareholders of Trinity Bank and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Citizens South and Citizens South Bank, constitutes the valid and binding obligation of Trinity Bank, enforceable against Trinity Bank in accordance with its terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and to equitable principles that may limit the right to specific performance of remedies, and further subject to 12 U.S.C. 1818 (b)(6)(D) or any successor statute and to the application of principles of public policy.

4.4.2. Subject to compliance by Citizens South and Citizens South Bank with the terms and conditions of this Agreement, (A) the execution and delivery of this Agreement by Trinity Bank, (B) subject to receipt of Regulatory Approvals, Trinity Bank’s, Citizens South Bank’s and Citizens South’s compliance with any conditions contained herein, the receipt of the approval of the shareholders of Trinity Bank, the consummation of the transactions contemplated hereby, and (C) compliance by Trinity Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Trinity Bank or any Trinity Bank Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Trinity Bank or any Trinity Bank Subsidiary or any of their respective properties or assets; or (iii) except as set forth on Trinity Bank DISCLOSURE SCHEDULE 4.4.2, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Trinity Bank or any Trinity Bank Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Trinity Bank or Trinity Bank Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Trinity Bank and the Trinity Bank Subsidiaries taken as a whole.

4.5. Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the OTS and the filing of the applicable certificates/documents with the Commissioner and the Secretary of State of the State of North Carolina, and (c) the approval of this Agreement by the requisite vote of the shareholders of Trinity Bank, (d) clearance for use of the Proxy Statement/Prospectus by the FDIC, and (e) those matters set forth on Trinity Bank DISCLOSURE SCHEDULE 4.5, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to Trinity Bank’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by Trinity Bank, and the completion by Trinity Bank of the Merger. Trinity Bank has no reason to believe that (i) any required Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition or requirement that could reasonably be expected to result in a Material Adverse Effect on Citizens South and its Subsidiaries, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of Trinity Bank or its subsidiaries, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6. Financial Statements.

4.6.1. The Trinity Bank Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the financial position, results of operations and changes in shareholders’ equity of Trinity Bank as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.6.2. Trinity Bank has previously made available to Citizens South the Trinity Bank Financial Statements covering periods ended prior to the date of this Agreement. The Trinity Bank Financial Statements have been prepared in accordance with GAAP, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-QSB, and fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the financial position, results of operations and cash flows of Trinity Bank as of and for the respective periods ended on the dates thereof.

4.6.3. Except as disclosed in Trinity Bank DISCLOSURE SCHEDULE 4.6.3, at the date of each balance sheet included in the Trinity Bank Financial Statements or in the Trinity Bank Regulatory Reports, Trinity Bank did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Trinity Bank Financial Statements or in the Trinity Bank Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7. Taxes.

Trinity Bank and the Trinity Bank Subsidiaries that are at least 80 percent owned by Trinity Bank are members of the same affiliated group within the meaning of Code Section 1504(a). Except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.7, Trinity Bank has duly filed all federal, state and material local tax returns required to be filed by or with respect to Trinity Bank and each Subsidiary of Trinity Bank, taking into account any extensions (all such returns, to Trinity Bank’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Trinity Bank and any Subsidiary of Trinity Bank by any taxing authority or pursuant to any written tax sharing agreement, other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.7, as of the date of this Agreement, Trinity Bank has not received written notice of any, and to Trinity Bank’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Trinity Bank or any of its Subsidiaries, and, to Trinity Bank’s Knowledge, no claim has been made by any taxing authority in a jurisdiction where Trinity Bank or any of its Subsidiaries do not file tax returns that Trinity Bank or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.7, Trinity Bank and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Trinity Bank and each of its Subsidiaries has timely withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Trinity Bank and each of its Subsidiaries, to Trinity Bank’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8. No Material Adverse Effect.

Trinity Bank and the Trinity Bank Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2004 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Trinity Bank and the Trinity Bank Subsidiaries, taken as a whole.

4.9. Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.9.1, neither Trinity Bank nor any Trinity Bank Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of Trinity Bank or any Trinity Bank Subsidiary, except for “at will” arrangements; (ii) any plan or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Trinity Bank or any Trinity Bank Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Trinity Bank or any Trinity Bank Subsidiary; (iv) any agreement which by its terms limits or affects the payment of dividends by Trinity Bank or any Trinity Bank Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000 (other than deposits, FHLB advances with a term to maturity not in excess of one year, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts and transactions in “federal funds,” all established in the ordinary course of business consistent with past practice), whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Trinity Bank or any Trinity Bank Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness of Trinity Bank or which contains financial covenants or other material non-customary restrictions applicable to Trinity Bank (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Citizens South or any Citizens South Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on 60 days’ notice or less without material penalty or payment, or that obligates Trinity Bank or any Trinity Bank Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Trinity Bank or any Trinity Bank Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2. Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in Trinity Bank DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Trinity Bank nor any Trinity Bank Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 4.9.1 and 4.9.2 have been made available to Citizens South on or before the date of this Agreement and are in full force and effect on the date of this Agreement. Except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Trinity Bank or any Trinity Bank Subsidiary is a party or under which Trinity Bank or any Trinity Bank Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration of payments due thereunder upon the occurrence of a change in ownership or control of Trinity Bank or any Trinity Bank Subsidiary or upon the occurrence of a subsequent event; or (y) requires Trinity Bank or any Trinity Bank Subsidiary to provide a benefit in the form of Trinity Bank Common Stock or determined by reference to the value of Trinity Bank Common Stock.

4.10. Ownership of Property; Insurance Coverage.

4.10.1. Except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.10.1, Trinity Bank and each Trinity Bank Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Trinity Bank or each Trinity Bank Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent Trinity Bank Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, any inter-bank credit facilities, any reverse repurchase agreements or any transaction by a Trinity Bank Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Trinity Bank and the Trinity Bank Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Trinity Bank and the Trinity Bank Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Trinity Bank Financial Statements.

4.10.2. With respect to all material agreements pursuant to which Trinity Bank or any Trinity Bank Subsidiary has purchased securities subject to an agreement to resell, if any, Trinity Bank or such Trinity Bank Subsidiary, as the case may be, has a lien or security interest (which to Trinity Bank’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and, to Trinity Bank’s Knowledge, the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. Trinity Bank and each other Subsidiary of Trinity Bank currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Trinity Bank nor any other Subsidiary of Trinity Bank, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices of any claims under such policies have been given by Trinity Bank or any other Subsidiary of Trinity Bank under such policies. To the Knowledge of Trinity Bank, all such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years Trinity Bank and each other Subsidiary of Trinity Bank has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Trinity Bank DISCLOSURE SCHEDULE 4.10.3 identifies all policies of insurance maintained by Trinity Bank.

4.11. Legal Proceedings.

Except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.11, neither Trinity Bank nor any Trinity Bank Subsidiary is a party to any, and there are no pending or, to Trinity Bank’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Trinity Bank or any Trinity Bank Subsidiary, (ii) to which Trinity Bank or any Trinity Bank Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of Trinity Bank to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

4.12. Compliance With Applicable Law.

4.12.1. To Trinity Bank’s Knowledge, each of Trinity Bank and each Trinity Bank Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the “USA PATRIOT Act”) of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Trinity Bank nor any Trinity Bank Subsidiary has received any written notice to the contrary.

4.12.2. Each of Trinity Bank and each Trinity Bank Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Trinity Bank, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

4.12.3. For the period beginning January 1, 2000, neither Trinity Bank nor any Trinity Bank Subsidiary has received any written notification or, to Trinity Bank’s Knowledge, any other communication from any Bank Regulator (i) asserting that Trinity Bank or any Trinity Bank Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Trinity Bank or any Trinity Bank Subsidiary; (iii) requiring or threatening to require Trinity Bank or any Trinity Bank Subsidiary, or indicating that Trinity Bank or any Trinity Bank Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Trinity Bank or any Trinity Bank Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of Trinity Bank or any Trinity Bank Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Trinity Bank nor any Trinity Bank Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Trinity Bank as to compliance with the CRA is satisfactory or better.

4.13. Employee Benefit Plans.

4.13.1. Trinity Bank DISCLOSURE SCHEDULE 4.13.1 contains a list of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of Trinity Bank or each Trinity Bank Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which Trinity Bank or any Trinity Bank Subsidiary maintains, to which Trinity Bank or any Trinity Bank Subsidiary contributes, or under which any employee, former employee, director or former director of Trinity Bank or any Trinity Bank Subsidiary is covered or has benefit rights and pursuant to which any liability of Trinity Bank or any Trinity Bank Subsidiary exists or is reasonably likely to occur (the “Compensation and Benefit Plans”). Trinity Bank has made available for inspection true and correct copies of the Compensation and Benefit Plans, as well as current summary plan descriptions, trust agreements, and insurance contracts, Internal Revenue Service Form 5500 (for the three most recently completed plan years) and the most recent IRS determination letters with respect thereto, and the loan agreement and related documents, including any amendments thereto, evidencing any outstanding loan to an employee stock ownership plan maintained by Trinity Bank or any Trinity Bank Subsidiary. Except as set forth on Trinity Bank DISCLOSURE SCHEDULE 4.13.1, Trinity Bank neither maintains nor has entered into any Compensation and Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of Trinity Bank or any Trinity Bank Subsidiary or their respective beneficiaries, or other provisions which would cause an increase in the liability of Trinity Bank or any Trinity Bank Subsidiary or to Citizens South as a result of the transactions contemplated by this Agreement (a “Change in Control Benefit”). The term “Compensation and Benefit Plans” as used herein refers to all plans contemplated under the preceding sentences of this Section 4.13.1, provided that the term “Plan” or “Plans” is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of

Section 3(3) of ERISA. Neither Trinity Bank nor any Trinity Bank Subsidiary has been notified by any Governmental Entity to modify or limit any payments or other compensation paid or payable by Trinity Bank or any Trinity Bank Subsidiary under any Compensation and Benefit Plan or otherwise, to or for the benefit of any employee or director of Trinity Bank or any Trinity Bank Subsidiary and to the knowledge of Trinity Bank, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the Governmental Entities. Neither Trinity Bank nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof or as required in the normal course and consistent with past practice to continue existing insured welfare benefits or existing benefits provided through a Code Section 125 plan.

4.13.2. Each of the Compensation and Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code (“Trinity Bank Qualified Plans”) has been determined by the IRS to qualify under Section 401(a) of the Code (a copy of each such determination letter has previously been made available to Citizens South by Trinity Bank) and, to the Knowledge of Trinity Bank, there exist no circumstances likely to materially adversely affect the qualified status of any such Trinity Bank Qualified Plan. All such Trinity Bank Qualified Plans established or maintained by Trinity Bank or each Trinity Bank Subsidiary or to which Trinity Bank or any Trinity Bank Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code permits with respect to such Trinity Bank Qualified Plans. Except as set forth on Trinity Bank DISCLOSURE SCHEDULE 4.13.2, no Trinity Bank Qualified Plan is a defined benefit pension plan that is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by Trinity Bank or each Trinity Bank Subsidiary to any Compensation and Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected in the Trinity Bank Financial Statements to the extent required by GAAP and Trinity Bank and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP. Neither Trinity Bank nor any Trinity Bank Subsidiary is in material default in performing any of its respective contractual obligations under any of Compensation and Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan. Neither Trinity Bank nor any Trinity Bank Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Trinity Bank or any Trinity Bank Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3. Neither Trinity Bank nor any Trinity Bank Subsidiary presently sponsors or participates in, or has ever sponsored or participated in, any Trinity Bank Compensation and Benefit Plan that is a defined benefit plan subject to Title IV of ERISA or any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Trinity Bank or any entity which is considered one employer with Trinity Bank under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). Except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.13.3, neither Trinity Bank nor any ERISA Affiliate nor any Trinity Bank Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which any of the aforesaid persons or entities would reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code. To the Knowledge of Trinity Bank, and except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.13.3, there is no pending investigation or enforcement action by any Bank Regulator with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan. There is no pending or, to the Knowledge of Trinity Bank, threatened litigation or pending claim (other than individual benefit claims made in the ordinary course) by or on behalf of or against any of Compensation and Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by Trinity Bank or any Trinity Bank Subsidiary which allege violations of applicable state or federal law or the terms of the Plan which are reasonably likely to result in a material liability on the part of Trinity Bank or any Trinity Bank Subsidiary or any such Plan.

4.13.4. Except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.13.4, neither Trinity Bank nor any Trinity Bank Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.13.4, there has been no communication to employees by Trinity Bank or any Trinity Bank Subsidiary that would reasonably be expected to preclude Trinity Bank (or Citizens South Bank as successor to Trinity Bank) from amending or terminating any obligations to its employees or former employees with respect to retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.5. All Compensation and Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA.

4.13.6. Except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.13.6, Trinity Bank and its Subsidiaries do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7. Trinity Bank DISCLOSURE SCHEDULE 4.13.7 lists and describes: (i) each employee, officer and director of Trinity Bank and each Trinity Bank Subsidiary who is eligible to receive a Change in Control Benefit, showing the amount of such Change in Control Benefit for such individuals; and (ii) each employee, officer or director for whom a supplemental executive retirement, salary continuation or deferred compensation plan or agreement is maintained, showing the amounts due under each such plan or agreement and the payment schedule thereof, and the amounts accrued in Trinity Bank Financial Statements with respect thereto. Except as disclosed in Trinity Bank DISCLOSURE SCHEDULE 4.13.7, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan. Except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.13.7, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of Trinity Bank or any Trinity Bank Subsidiary to any actual or deemed payment (or benefit) which would constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

Except as disclosed in Trinity Bank DISCLOSURE SCHEDULE 4.13.8, neither Trinity Bank nor any Trinity Bank Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.14. Brokers, Finders and Financial Advisors.

Neither Trinity Bank nor any Trinity Bank Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Burke Capital Group, LLC (“Burke”) by Trinity Bank and the fee payable pursuant thereto. Trinity Bank has made available to Citizens South a true and correct copy of the engagement agreement with Burke, setting forth the fee payable to Burke for its services rendered to Trinity Bank in connection with the Merger and transactions contemplated by this Agreement.

4.15. Environmental Matters.

4.15.1. Except as may be set forth in Trinity Bank DISCLOSURE SCHEDULE 4.15:

(A) Each of Trinity Bank and the Trinity Bank Subsidiaries and, to Trinity Bank’s Knowledge, the Participation Facilities and the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

(B) Trinity Bank has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Trinity Bank’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the Trinity Bank Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the Trinity Bank Subsidiaries or any Participation Facility;

(C) Trinity Bank has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Trinity Bank’s Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or Trinity Bank or any of the Trinity Bank Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(D) To Trinity Bank’s Knowledge, the properties currently owned or operated by Trinity Bank or any Trinity Bank Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) Neither Trinity Bank nor any Trinity Bank Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) To Trinity Bank’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Trinity Bank or any of the Trinity Bank Subsidiaries or any Participation Facility, and to Trinity Bank’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by Trinity Bank or any of the Trinity Bank Subsidiaries or any Participation Facility;

(G) To Trinity Bank’s Knowledge, during the period of (s) Trinity Bank’s or any of the Trinity Bank Subsidiaries’ ownership or operation of any of their respective current properties or (t) Trinity Bank’s or any of the Trinity Bank Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To Trinity Bank’s Knowledge, prior to the period of (x) Trinity Bank’s or any of the Trinity Bank Subsidiaries’ ownership or operation of any of their respective current properties or (y) Trinity Bank’s or any of the Trinity Bank Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws; and

(H) Neither Trinity Bank nor any other Trinity Bank Subsidiary has conducted any environmental studies during the past ten years (other than Phase I studies which did not indicate any contamination of the environment by Materials of Environmental Concern)

with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Loan Property or any Participation Facility.

4.15.2. “Loan Property” means any real property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.16. Loan Portfolio.

4.16.1. The allowance for loan losses reflected in Trinity Bank’s audited balance sheet as December 31, 2004 was, and the allowance for loan losses shown on the balance sheets in Trinity Bank Securities Documents for periods ending after December 31, 2004 were, or will be, adequate as of the dates thereof, under GAAP.

4.16.2. Trinity Bank DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of March 31, 2005, by account, of: (A) all loans (including loan participations) of Trinity Bank or any other Trinity Bank Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of Trinity Bank or any other Trinity Bank Subsidiary which have been terminated by Trinity Bank or any other Trinity Bank Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which Trinity Bank or any other Trinity Bank Subsidiary has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Trinity Bank or any other Trinity Bank Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein Trinity Bank or any other Trinity Bank Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified Trinity Bank or any other Trinity Bank Subsidiary during the past twelve months of, or has asserted against Trinity Bank during the past twelve months, or any other Trinity Bank Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Trinity Bank or any Trinity Bank Subsidiary, each borrower, customer or other party which has given Trinity Bank, or any other Trinity Bank Subsidiary any oral notification of, or orally asserted to or against Trinity Bank, or any other Trinity Bank Subsidiary, any such claim; and (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (G) all other assets classified by Trinity Bank, or any other Trinity Bank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that DISCLOSURE SCHEDULE 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of Trinity Bank and the Trinity Bank Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Trinity Bank’s or the appropriate Trinity Bank Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.16.3. To the Knowledge of Trinity Bank, the loans, discounts and the accrued interest reflected on the books of Trinity Bank and the Trinity Bank Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.16.3, all such loans are owned by Trinity Bank or the appropriate Trinity Bank Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described in Section 4.16 hereof, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are, in all material respects, valid, true and genuine, and what they purport to be.

4.17. Securities Documents.

Trinity Bank has made available to Citizens South copies of its (i) annual reports on Form 10-KSB for the years ended December 31, 2004, 2003 and 2002, (ii) the quarterly report on Form 10-QSB for the quarter ended March 31, 2005, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2005, 2004 and 2003. Such reports, as amended, and proxy materials complied, at the time filed with the FDIC, in all material respects, with the Securities Laws applicable to Trinity Bank.

4.18. Related Party Transactions.

Except as described in Trinity Bank’s proxy statement dated April 1, 2005 (the “Trinity Bank Proxy Statement”) distributed in connection with its annual meeting of shareholders held on May 2, 2005 (which has previously been made available to Citizens South), or as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.18, neither Trinity Bank nor any Trinity Bank Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Trinity Bank or any Trinity Bank Subsidiary. Except as described in the Trinity Bank Proxy Statement, all such transactions (a) were made in the ordinary course of business, (b)

were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Trinity Bank or any Trinity Bank Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to Trinity Bank’s loan modification policy that is applicable to all Persons. Neither Trinity Bank nor any Trinity Bank Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Trinity Bank is inappropriate.

4.19. Deposits.

Except as set forth in Trinity Bank DISCLOSURE SCHEDULE 4.19, none of the deposits of any Trinity Bank Subsidiary is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.20. Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of North Carolina. The affirmative vote of two-thirds of the issued and outstanding shares of Trinity Bank Common Stock is required to approve this Agreement and the Merger under North Carolina law and Trinity Bank’s articles of incorporation.

4.21. Registration Obligations.

Neither Trinity Bank nor any Trinity Bank Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22. Risk Management Instruments.

Neither Trinity Bank nor any Trinity Bank Subsidiary is a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Trinity Bank’s own account, or for the account of one or more of Trinity Bank’s Subsidiaries or their customers.

4.23. Fairness Opinion.

Trinity Bank has received an opinion from Burke to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Trinity Bank pursuant to this Agreement is fair to such shareholders from a financial point of view.

4.24. Intellectual Property.

Trinity Bank and each Trinity Bank Subsidiary owns or, to Trinity Bank’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither Trinity Bank nor any Trinity Bank Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Trinity Bank and each Significant Subsidiary of Trinity Bank have performed in all material respects all the obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.25. Trust Accounts.

Neither Trinity Bank, nor any Trinity Bank Subsidiary conducts any trust business.

4.26. Labor Matters.

There are no labor or collective bargaining agreements to which Trinity Bank or any Trinity Bank Subsidiary is a party. To the Knowledge of Trinity Bank, there is no union organizing effort pending or threatened against Trinity Bank or any Trinity Bank Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Trinity Bank, threatened against Trinity Bank or any Trinity Bank Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Trinity Bank, threatened against Trinity Bank or any Trinity Bank Subsidiary (other than routine employee grievances that are not related to union employees). Trinity Bank and each Trinity Bank Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.27. Trinity Bank Information.

The information relating to Trinity Bank and any Trinity Bank Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus will comply in all material respects with the provisions of the Exchange Act and the rules and regulations of the FDIC thereunder applicable to Trinity Bank, except that no representation or warranty is made by Trinity Bank with respect to statements made or incorporated by reference therein based on information supplied by Citizens South specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CITIZENS SOUTH AND CITIZENS

SOUTH BANK

Citizens South and Citizens South Bank represent and warrant to Trinity Bank that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the Citizens South DISCLOSURE SCHEDULE delivered by Citizens South to Trinity Bank on the date hereof, and except to any representation of warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. Citizens South and Citizens South Bank have made a good faith effort to ensure that the disclosure on each schedule of the Citizens South DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the Citizens South DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of Citizens South shall include the Knowledge of Citizens South Bank.

5.1. Standard.

No representation or warranty of Citizens South or Citizens South Bank contained in this Article V shall be deemed untrue or incorrect, and neither Citizens South nor Citizens South Bank shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the last sentence of Sections 5.2.1 and 5.2.2), 5.3 and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

5.2. Organization.

5.2.1. Citizens South is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. Citizens South has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2. Citizens South Bank is a savings bank duly organized, validly existing and in good standing under Federal law. The deposits of Citizens South Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Citizens South Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.3. Citizens South DISCLOSURE SCHEDULE 5.2.3 sets forth each Citizens South Subsidiary. Each Citizens South Subsidiary (other than Citizens South Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4. The respective minute books of Citizens South and each Citizens South Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

5.2.5. Prior to the date of this Agreement, Citizens South has made available to Trinity Bank true and correct copies of the certificate of incorporation or charter and bylaws of Citizens South and Citizens South Bank and the Citizens South Subsidiaries.

5.3. Capitalization.

5.3.1. The authorized capital stock of Citizens South consists of 20,000,000 shares of Citizens South Common Stock, of which 7,249,530 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 1,000,000 shares of preferred stock, $0.01 par value (“Citizens South Preferred Stock”), none of which are outstanding. There are 1,813,197 shares of Citizens South Common Stock held by Citizens South as treasury stock. Neither Citizens South nor any Citizens South Subsidiary has or is bound by any Rights, other than shares issuable under the Citizens South Stock Benefit Plans.

5.3.2. Citizens South owns directly all of the capital stock of Citizens South Bank free and clear of any lien, security interest, pledge, charge, encumbrance or restriction of any kind or nature. Either Citizens South or Citizens South Bank owns all of the outstanding shares of capital stock of each Citizens South Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.3. Except as set forth in Citizens South DISCLOSURE SCHEDULE 5.3.3, to the Knowledge of Citizens South, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Citizens South Common Stock.

5.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Citizens South’s stockholders may vote have been issued by Citizens South and are outstanding.

5.4. Authority; No Violation.

5.4.1. Citizens South and Citizens South Bank each has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the completion by Citizens South and Citizens South Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Citizens South and Citizens South Bank, and no other corporate proceedings on the part of Citizens South or Citizens South Bank are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by Citizens South and Citizens South Bank, and subject to the receipt of the Regulatory Approvals described in Section 8.3 and approval by the shareholders of Trinity Bank and due and valid execution and delivery of this Agreement by Trinity Bank, constitutes the valid and binding obligations of Citizens South and Citizens South Bank, enforceable against Citizens South and Citizens South Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2. (A) The execution and delivery of this Agreement by Citizens South and Citizens South Bank, (B) subject to receipt of the Regulatory Approvals, and compliance by Trinity Bank and Citizens South and Citizens South Bank with any conditions contained therein, and subject to the receipt of the approval of the shareholders of Trinity Bank, the consummation of the transactions contemplated hereby, and (C) compliance by Citizens South and Citizens South Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the charter or bylaws of Citizens South or any Citizens South Subsidiary or the charter and bylaws of Citizens South Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Citizens South or any Citizens South Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Citizens South, Citizens South Bank or any Citizens South Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Citizens South and the Citizens South Subsidiaries taken as a whole.

5.5. Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the OTS and the filing of the applicable certificates/documents with the Commissioner, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of Citizens South Common Stock to be issued in the Merger on the Nasdaq National Market, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Citizens South Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of Trinity Bank, no consents, waivers or approvals of, or filings or registrations with, any

Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Citizens South, no consents, waivers or approvals of, or filings or registrations with, any other third parties (including, without limitation, the stockholders of Citizens South) are necessary, in connection with the execution and delivery of this Agreement by Citizens South and Citizens South Bank and the completion by Citizens South Bank of the Merger.

5.6. Financial Statements.

5.6.1. Citizens South has previously made available to Trinity Bank the Citizens South Financial Statements covering periods ended prior to the date hereof. The Citizens South Financial Statements have been prepared in accordance with GAAP, and fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Citizens South and the Citizens South Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2. At the date of each balance sheet included in the Citizens South Financial Statements, Citizens South did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Citizens South Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7. Taxes.

Citizens South and the Citizens South Subsidiaries that are at least 80 percent owned by Citizens South are members of the same affiliated group within the meaning of Code Section 1504(a). Citizens South has duly filed all federal, state and material local tax returns required to be filed by or with respect to Citizens South and each Citizens South Subsidiary, taking into account any extensions (all such returns, to the Knowledge of Citizens South, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and material local taxes which have been incurred by or are due or claimed to be due from Citizens South and any Citizens South Subsidiary by any taxing authority or pursuant to any written tax sharing agreement other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, Citizens South has received no notice of, and to the Knowledge of Citizens South, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Citizens South or any of its Subsidiaries, and no claim has been made by any taxing authority in a jurisdiction where Citizens South or any of its Subsidiaries do not file tax returns that Citizens South or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in Citizens South DISCLOSURE

SCHEDULE 5.7, Citizens South and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Citizens South and each of its Subsidiaries has timely withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Citizens South and each of its Subsidiaries, to the Knowledge of Citizens South, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8. No Material Adverse Effect.

Citizens South and the Citizens South Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2004 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Citizens South and the Citizens South Subsidiaries, taken as a whole.

5.9. Ownership of Property; Insurance Coverage.

5.9.1. Citizens South and each Significant Subsidiary of Citizens South has good and, as to real property, marketable title to all material assets and properties owned by Citizens South or each Significant Subsidiary of Citizens South in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Citizens South Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Citizens South Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Citizens South and the Significant Subsidiaries of Citizens South, as lessee, have the right under valid and subsisting leases of real and personal properties used by Citizens South and the Significant Subsidiaries of Citizens South in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2. Citizens South and each Subsidiary of Citizens South currently maintain insurance considered by Citizens South to be reasonable for their respective operations.

5.10. Legal Proceedings.

Neither Citizens South or any Citizens South Subsidiary is a party to any, and there are no pending or, to the Knowledge of Citizens South, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Citizens South or any Citizens South Subsidiary, (ii) to which Citizens South or any Citizens South Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this

Agreement, or (iv) which would reasonably be expected to adversely affect the ability of Citizens South to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

5.11. Compliance With Applicable Law.

5.11.1. To the Knowledge of Citizens South, each of Citizens South and each Citizens South Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Citizens South or any Citizens South Subsidiary has received any written notice to the contrary.

5.11.2. Each of Citizens South and each Citizens South Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Citizens South, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

5.11.3. For the period beginning January 1, 2001, neither Citizens South or any Citizens South Subsidiary has received any written notification or, to the Knowledge of Citizens South, any other communication from any Bank Regulator (i) asserting that Citizens South or any Citizens South Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Citizens South or any Citizens South Subsidiary; (iii) requiring or threatening to require Citizens South or any Citizens South Subsidiary, or indicating that Citizens South or any Citizens South Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Citizens South or any Citizens South Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Citizens South or any Citizens South Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Citizens South or any Citizens South Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Citizens South Bank as to compliance with the CRA is satisfactory or better.

5.12. Employee Benefit Plans.

5.12.1. Citizens South DISCLOSURE SCHEDULE 5.12.1 includes a list of all Compensation and Benefit Plans sponsored by Citizens South or any of its Subsidiaries. “Compensation and Benefit Plans” as used herein shall have the same meaning as set forth in Section 4.13.1, substituting the name of Citizens South for Trinity Bank wherever used therein. Neither Citizens South or any of its Subsidiaries has been notified by any Governmental Entity to modify or limit any payments or other compensation paid or payable by Citizens South or any of its Subsidiaries under this Agreement, any Compensation and Benefit Plan or otherwise, to or for the benefit of any employee or director of Citizens South or any of its Subsidiaries and to the best knowledge of Citizens South, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the any Governmental Entities. Neither Citizens South or any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof.

5.12.2. Each of the Compensation and Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code (“Citizens South Qualified Plans”) has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, and, to the best knowledge of Citizens South, there exist no circumstances likely to materially adversely affect the qualified status of any such Citizens South Qualified Plan. All such Citizens South Qualified Plans established or maintained by Citizens South or each Citizens South Subsidiary or to which Citizens South or any Citizens South Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code permits with respect to such Citizens South Qualified Plans. All accrued contributions and other payments required to be made by Citizens South or each Citizens South Subsidiary to any Compensation and Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected in Citizens South’s consolidated financial statements to the extent required by GAAP and Citizens South and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP. Neither Citizens South or any Citizens South Subsidiary is in material default in performing any of its respective contractual obligations under any Compensation and Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan. Neither Citizens South or any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Citizens South or any of its Subsidiaries to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3. No liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by Citizens South or any of its Subsidiaries to be incurred with respect to any Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“Citizens South Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Citizens South or any entity which is considered one employer with Citizens South under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). No Citizens South Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. The net fair market value of the assets of each Citizens South Defined Benefit Plan exceeds the actuarial present value of the accumulated plan benefits guaranteed under Section 4022 of ERISA as of the end of the most recent plan year ending prior to the date hereof for which Citizens South has completed actuarial reports that have been filed with the Internal Revenue Service. There is not currently pending with the PBGC any filings with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and transactions contemplated thereby). Neither Citizens South or any ERISA Affiliate has contributed to any “multi-employer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980. Neither Citizens South or any of its Subsidiaries has provided, or is required to provide, security to any Citizens South Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither Citizens South or any ERISA Affiliate nor any Citizens South Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which any of the aforesaid persons or entities would reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code. To the Knowledge of Citizens South, there is no pending investigation or enforcement action by any Bank Regulator with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan. There is no pending or, to the best knowledge of Citizens South, threatened litigation or pending claim (other than individual benefit claims made in the ordinary course) by or on behalf of or against any of Compensation and Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by Citizens South or any Citizens South Subsidiary which allege violations of applicable state or federal law or the terms of the Plan which are reasonably likely to result in a liability on the part of Citizens South or any of its Subsidiaries or any such Plan.

5.12.4. All Compensation and Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA.

5.13. Environmental Matters.

5.13.1. To the Knowledge of Citizens South, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Citizens South or any of Citizens South Subsidiary or to result in a Material Adverse Effect. To the Knowledge of Citizens South, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability or to result in a Material Adverse Effect to Citizens South or any Citizens South Subsidiary by reason of any Environmental Laws. Neither Citizens South or any Citizens South Subsidiary has received any written notice from any Person that Citizens South or any Citizens South Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Citizens South or any Citizens South Subsidiary.

5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Citizens South’s Knowledge, threatened, before any court, governmental agency or other forum against Citizens South or any Citizens South Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the Citizens South.

5.14. Loan Portfolio.

5.14.1. The allowance for loan losses reflected in Citizens South’s audited consolidated statement of condition at December 31, 2004 was, and the allowance for loan losses shown on the balance sheets in Citizens South’s Securities Documents for periods ending after December 31, 2004 were or will be adequate as of the dates thereof, under GAAP.

5.14.2. Citizens South DISCLOSURE SCHEDULE 5.14.2 sets forth a listing, as of the most recently available date, all loans of Citizens South and any Citizens South Subsidiary (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and all assets classified by Citizens South or any Citizens South Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 5.14.2 may exclude any individual loan with a principal outstanding balance of less than $100,000.

5.14.3. All loans receivable (including discounts) and accrued interest entered on the books of Citizens South and each Citizens South Subsidiary arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.

5.14.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

5.15. Securities Documents.

Citizens South has made available to Trinity Bank copies of its (i) annual report on Form 10-K for the year ended December 31, 2004, (ii) quarterly report on Form 10-Q for the quarter ended March 31, 2005 and (iii) proxy materials used or for use in connection with its annual meeting of stockholders held on May 9, 2005. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.16. Deposits.

None of the deposits of any Citizens South Subsidiary is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

5.17. Antitakeover Provisions Inapplicable.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Delaware.

5.18. Brokers, Finders and Financial Advisors.

Neither Citizens South or any Citizens South Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Keefe, Bruyette & Woods, Inc. by Citizens South and the fee payable pursuant thereto.

5.19. Citizens South Common Stock.

The shares of Citizens South Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.20. Certain Agreements.

Neither Citizens South or any Citizens South Subsidiary is a party to or subject to: (i) any collective bargaining agreement with any labor union relating to employees of Citizens South or any Citizens South Subsidiary; nor (ii) any agreement which by its terms limits the payment of dividends by Citizens South or any Citizens South Subsidiary.

5.21. Labor Matters.

There are no labor or collective bargaining agreements to which Citizens South or any Citizens South Subsidiary is a party. To the Knowledge of Citizens South, there is no union organizing effort pending or threatened against Citizens South or any Citizens South Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Citizens South, threatened against Citizens South or any Citizens South Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Citizens South, threatened against Citizens South or any Citizens South Subsidiary (other than routine employee grievances that are not related to union employees). Citizens South and each Citizens South Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

5.22. Citizens South Information Supplied.

The information relating to Citizens South and any Citizens South Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Citizens South with respect to statements made or incorporated by reference therein based on information supplied by Trinity Bank specifically for inclusion or incorporation by reference in the Merger Registration Statement.

ARTICLE VI

COVENANTS OF TRINITY BANK

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Citizens South, which consent will not be unreasonably withheld, Trinity Bank will, and it will cause each Trinity Bank Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, or (ii) except as permitted pursuant to Section 6.10 hereof, adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. Trinity Bank agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in Trinity Bank DISCLOSURE SCHEDULE 6.1.2, or consented to by Citizens South in writing (which consent shall not be unreasonably withheld), it will not, and it will cause each of the Trinity Bank Subsidiaries not to:

(A) change or waive any provision of its Articles of Incorporation or Bylaws, except as required by law;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of Trinity Bank Common Stock that are held as Treasury Shares, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Trinity Bank Stock Option Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Trinity Bank may issue shares of Trinity Bank Common Stock upon the valid exercise, in accordance with the information set forth in Trinity Bank DISCLOSURE SCHEDULE 3.4, of presently outstanding Trinity Bank Options issued under the Trinity Bank Stock Option Plans and presently outstanding Trinity Bank Warrants.

(C) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business consistent with past practice;

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on Trinity Bank DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, (ii) as to non-management employees, merit pay increases, of no more than 4% individually, in the ordinary course of business consistent with past practices, and (iii) as otherwise contemplated by this Agreement. Neither Trinity Bank nor any Trinity Bank Subsidiary shall hire or promote any employee to a rank having a title of senior vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $60,000, provided that Trinity Bank may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice, in each case except (i) as may be required by applicable law, (ii) as otherwise contemplated by this Agreement, or (iii) renewals or replacements in the normal course of business consistent with past practice of existing insurance benefits or benefits provided through a Code Section 125 plan;

(G) merge or consolidate Trinity Bank or any Trinity Bank Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Trinity Bank or any Trinity Bank Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Trinity Bank, or any Trinity Bank Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice (including brokered deposits) and in keeping with prevailing competitive rates; permit the revocation or surrender by any Trinity Bank Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H) except as permitted by Section 6.1.2(B) sell or otherwise dispose of the capital stock of Trinity Bank or sell or otherwise dispose of any asset of Trinity Bank or of any Trinity Bank Subsidiary other than in the ordinary course of business consistent with past practice (which ordinary course of business shall include the sale of foreclosed or repossessed properties); except for transactions with the FHLB, subject any asset of Trinity Bank or of any Trinity Bank Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, including pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice (which ordinary course of business shall include the creation of deposit liabilities, purchases of federal funds, FHLB advances and entry into repurchase agreements);

(I) take any action which would be reasonably expected to result in any of the representations and warranties of Trinity Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or the Securities Laws applicable to Trinity Bank (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Trinity Bank or regulatory accounting principles;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Trinity Bank or any Trinity Bank Subsidiary is a party, other than in the ordinary course of business consistent with past practice;

(L) purchase any equity securities (except for FHLB common stock in connection with FHLB advances), or purchase any other securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount of not more than $1,500,000, (iii) with a weighted average life of not more than three years and (iv) otherwise in the ordinary course of business consistent with past practice, provided, however, that if Citizens South does not object to a written request for approval within two business days after receipt, the request shall be deemed approved;

(M) except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the Trinity Bank DISCLOSURE SCHEDULE 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $100,000 in the aggregate for unsecured loans and $1,000,000 in the aggregate for secured loans; provided, however, that if Citizens South does not object to a written request for approval within two business days after receipt, the request shall be deemed approved. In addition, the following require the prior consent of Citizens South: a residential loan of $500,000 or greater (except for residential loans sold as to which there is an agreement to sell on a non-recourse basis); a construction loan of $1,000,000 or greater; a secured commercial business loan of $500,000 or greater; and a commercial real estate loan of $1,500,000 or greater; or purchase, invest in or originate any finance lease or any loan secured by a lease of personal property; provided, however, that if Citizens South does not object to a written request for approval within two business days after receipt, the request shall be deemed approved;

(N) except as set forth on the Trinity Bank DISCLOSURE SCHEDULE 6.1.2(N), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) except as set forth in Trinity Bank DISCLOSURE SCHEDULE 6.1.2(Q), make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, GAAP, the Securities Laws applicable to Trinity Bank, or regulatory accounting principles or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Trinity Bank Compensation and Benefit Plan;

(S) except as set forth in Trinity Bank DISCLOSURE SCHEDULE 6.1.2(S), make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) except as set forth in Trinity Bank DISCLOSURE SCHEDULE 6.1.2(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice and other than as listed on Trinity Bank DISCLOSURE SCHEDULE 6.1.2(U)) unless Citizens South Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from Citizens South;

(V) except as set forth in Trinity Bank DISCLOSURE SCHEDULE 6.1.2(V), undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Trinity Bank or any Trinity Bank Subsidiary of more than $100,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z) issue any communication to employees relating to post-Closing employment, benefit or compensation information without the prior consent of Citizens South

(which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Citizens South (which shall not be unreasonably withheld), except for customer communications required by law or in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(AA) agree to do any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, Trinity Bank will cause one or more of its representatives to confer with representatives of Citizens South and report the general status of its ongoing operations at such times as Citizens South may reasonably request. Trinity Bank will promptly notify Citizens South of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Trinity Bank or any Trinity Bank Subsidiary. Without limiting the foregoing, senior officers of Citizens South and Trinity Bank shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Trinity Bank and its Subsidiaries, in accordance with applicable law, and Trinity Bank shall give due consideration to Citizens South’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Citizens South or any Citizens South Subsidiary shall under any circumstance be permitted to exercise control of Trinity Bank or any Trinity Bank Subsidiary prior to the Effective Time.

6.2.2. Trinity Bank and Citizens South Bank shall meet on a regular basis to discuss and plan for the conversion of data processing and related electronic informational systems of Trinity Bank to those used by Citizens South Bank, which planning shall include, but not be limited to, discussion of the possible termination by Trinity Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Trinity Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Trinity Bank shall not be obligated to take any such action prior to the Effective Time and, unless Trinity Bank otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. In the event that Trinity Bank takes, at the written request of Citizens South Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Citizens South Bank shall indemnify Trinity Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Trinity Bank, or a termination of this Agreement under Section 11.1.7 or 11.1.8.

6.2.3. Trinity Bank shall provide Citizens South, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due, and (v) impaired loans as of the end of such month). On a monthly basis, Trinity Bank shall provide Citizens South with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. Trinity Bank shall promptly inform Citizens South upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Trinity Bank or any Trinity Bank Subsidiary under any labor or employment law.

6.3. Access to Properties and Records.

Subject to Section 12.1, Trinity Bank shall permit Citizens South reasonable access upon reasonable notice to its properties and those of the Trinity Bank Subsidiaries, and shall disclose and make available to Citizens South during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Trinity Bank reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Citizens South may have a reasonable interest; provided, however, that Trinity Bank shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Trinity Bank’s reasonable judgment, would interfere with the normal conduct of Trinity Bank’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. Trinity Bank shall provide Citizens South with such historical financial information regarding it (and shall request its auditors to provide related audit reports and consents) as Citizens South may reasonably request for Securities Law disclosure purposes. Citizens South shall use commercially reasonable efforts to minimize any interference with Trinity Bank’s regular business operations during any such access to Trinity Bank’s property, books and records. Trinity Bank and each Trinity Bank Subsidiary shall permit Citizens South, at Citizens South’s expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or, to the extent permitted under the applicable lease agreement, occupied by Trinity Bank or any Trinity Bank Subsidiary.

6.4. Financial and Other Statements.

6.4.1. Promptly after the review thereof by the Board of Directors (or any committee) of Trinity Bank, Trinity Bank will furnish to Citizens South copies of each annual, interim or special audit of the books of Trinity Bank and the Trinity Bank Subsidiaries made by its independent accountants and copies of all final internal control reports submitted to Trinity Bank by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of Trinity Bank and the Trinity Bank Subsidiaries made by such accountants.

6.4.2. As soon as reasonably available, but in no event later than five business days after such documents are filed with the FDIC under the Exchange Act, Trinity Bank will deliver to Citizens South the Securities Documents filed by it under the Securities Laws applicable to Trinity Bank. Within 25 days after the end of each month, Trinity Bank will deliver to Citizens South a balance sheet and a statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.4.3. With reasonable promptness, Trinity Bank will furnish to Citizens South such additional financial data that Trinity Bank possesses and as Citizens South may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

Trinity Bank shall use commercially reasonable efforts to maintain, and to cause the Trinity Bank Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by Trinity Bank and the Trinity Bank Subsidiaries and set forth in Trinity Bank DISCLOSURE SCHEDULE 4.10.3. Trinity Bank will promptly inform Citizens South if Trinity Bank or any Trinity Bank Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, Trinity Bank will promptly supplement or amend the Trinity Bank DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Trinity Bank DISCLOSURE SCHEDULE or which is necessary to correct any information in such Trinity Bank DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such Trinity Bank DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX. Notwithstanding anything to the contrary contained herein, no failure to provide any such supplement or amendment to the Trinity Bank DISCLOSURE SCHEDULE shall constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying breach or inaccuracy would individually or collectively result in the failure of a condition set forth in Article IX to be satisfied.

6.7. Consents and Approvals of Third Parties.

Trinity Bank shall use all commercially reasonable efforts, and shall cause each Trinity Bank Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Trinity Bank shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

6.8. All Reasonable Efforts.

Subject to the terms and conditions herein provided, Trinity Bank agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that Trinity Bank determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Citizens South.

6.10. No Solicitation.

From and after the date hereof until the termination of this Agreement, neither Trinity Bank, nor any Trinity Bank Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by Trinity Bank or any of the Trinity Bank Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and Trinity Bank shall notify Citizens South orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which Trinity Bank or any of its Subsidiaries or any of its officers, directors or employees, or, to Trinity Bank’s Knowledge, investment bankers, financial advisors, attorneys, accountants or other representatives of Trinity Bank may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of Trinity Bank from (i) complying with its disclosure obligations under federal or state law; or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of Trinity Bank determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to Trinity Bank’s shareholders from a financial point of view than the Merger; (B) the Board of Directors of Trinity Bank determines in good faith (after consultation with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to shareholders under applicable law;

(C) such Acquisition Proposal was not solicited by Trinity Bank and did not otherwise result from a breach of this Section 6.10 by Trinity Bank (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a “Superior Proposal”); (D) Trinity Bank promptly notifies Citizens South of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Trinity Bank or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreements that Trinity Bank and Citizens South entered into; and (E) the Trinity Bank Shareholders Meeting has not occurred. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving Trinity Bank or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Trinity Bank and the Trinity Bank Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Trinity Bank or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11. Reserves and Merger-Related Costs.

On or before the Effective Date, to the extent consistent with GAAP, the Securities Laws applicable to Trinity Bank, the rules and regulations of the FDIC, and applicable banking laws and regulations, Trinity Bank shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Trinity Bank to those of Citizens South (as such practices and methods are to be applied to Trinity Bank from and after the Closing Date) and to Citizens South’s plans with respect to the conduct of the business of Trinity Bank following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Trinity Bank, provided, however, that Trinity Bank shall not be required to take such action until immediately prior to the Effective Time and only if Citizens South and Citizens South Bank represent to Trinity Bank in writing that all conditions to closing set forth in Section 9.2 have been satisfied or waived (except for the expiration of any applicable waiting periods) and that they are aware of no facts or circumstances that would prevent consummation of the Merger. No accrual or reserve made by Trinity Bank or any Trinity Bank Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 11.1.2. No action shall be required to be taken by Trinity Bank pursuant to this Section 6.11 if, in the opinion of Trinity Bank’s independent auditors, such action would be inconsistent with GAAP.

ARTICLE VII

COVENANTS OF CITIZENS SOUTH AND CITIZENS SOUTH BANK

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of Trinity Bank, which consent will not be unreasonably withheld, Citizens South and Citizens South Bank will, and it will cause each Citizens South Subsidiary to: conduct its business only in the usual, regular and ordinary course consistent with past practices; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect their ability to perform their covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2. Current Information and Consultation.

During the period from the date of this Agreement to the Effective Time, Citizens South will cause one or more of its representatives to confer with representatives of Trinity Bank and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as Trinity Bank may reasonably request. Citizens South will promptly notify Trinity Bank, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Citizens South and any Citizens South Subsidiary. Citizens South shall be reasonably responsive to requests by Trinity Bank for access to such information and personnel regarding Citizens South and its Subsidiaries as may be reasonably necessary for Trinity Bank to confirm that the representations and warranties of Citizens South contained herein are true and correct and that the covenants of Citizens South contained herein have been performed in all material respects; provided, however, that Citizens South shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Citizens South’s reasonable judgment, would interfere with the normal conduct of Citizens South’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.3. Financial and Other Statements.

As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, Citizens South will deliver to Trinity Bank the Securities Documents filed by it with the SEC under the Securities Laws other than those Securities Documents that are available publicly though the SEC’s EDGAR data base. Citizens South will advise Trinity Bank promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Citizens South or any of the Citizens South Subsidiaries.

7.4. Disclosure Supplements.

From time to time prior to the Effective Time, Citizens South will promptly supplement or amend the Citizens South DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Citizens South DISCLOSURE SCHEDULE or which is necessary to correct any information in such Citizens South DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such Citizens South DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX. Notwithstanding anything to the contrary contained herein, no failure to provide any such supplement or amendment to the Citizens South DISCLOSURE SCHEDULE shall constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying breach or inaccuracy would individually or collectively result in the failure of a condition set forth in Article IX to be satisfied.

7.5. Consents and Approvals of Third Parties.

Citizens South and Citizens South Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6. All Reasonable Efforts.

Subject to the terms and conditions herein provided, Citizens South agrees to use and agrees to cause Citizens South Bank to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7. Failure to Fulfill Conditions.

In the event that Citizens South determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Trinity Bank.

7.8. Employee Benefits.

7.8.1. As of or after the Effective Time and at Citizens South’s election and subject to the requirements of the Code and ERISA, the Trinity Bank Compensation and Benefit Plans may be continued and maintained separately, consolidated, or terminated. Following the Effective Time, Citizens South shall provide Continuing Employees (as defined in Section 7.8.7 hereof) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated Citizens South employees (as of the date any such compensation or benefit is provided). All Trinity Bank Employees who become participants in a Citizens South Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for service as an employee of Trinity Bank or any Trinity Bank Subsidiary or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given under the Citizens South ESOP, or to the extent that providing such credit would result in a duplication of benefits. This Agreement shall not be construed to limit the ability of Citizens South or Citizens South Bank to terminate the employment of any employee or to review employee benefits programs from time to time, or to make such changes as they deem appropriate, subject to the terms and conditions of such programs, or to terminate any Citizens South Compensation and Benefit Plan.

7.8.2. Except as specifically set forth in this Section 7.8, Citizens South shall assume and honor in accordance with their terms those Trinity Bank employment agreements and change-in-control agreements listed in Trinity Bank DISCLOSURE SCHEDULE 4.9.1. The methodology (the “Methodology”) for determining the payments to Trinity Bank employees pursuant to such employment agreements and change-in-control agreements if such employees are involuntarily terminated or resign as a result of the occurrence of a “Termination Event” (as defined in the applicable employment or change-in-control agreement) or become entitled to a payment thereunder pursuant to this Agreement, is set forth in Citizens South DISCLOSURE SCHEDULE 7.8.2. Each Trinity Bank employee who is party to such employment agreement or change-in-control agreement shall execute the acknowledgment included in Citizen South DISCLOSURE SCHEDULE 7.8.2 at the time of the execution of this Agreement pursuant to which such employee shall agree to the Methodology. Immediately prior to the Effective Time, Trinity Bank shall pay the amount set forth on Citizens South DISCLOSURE SCHEDULE 7.8.2 to Dennis Livingston, President and Chief Administrative Officer of Trinity Bank, Charla Kurtz, Chief Financial Officer of Trinity Bank, and Karl Cahoon, Senior Vice President and Business Development Officer at Trinity Bank. At the time the payments to Trinity Bank employees pursuant to such employment agreements and change-in-control agreements are made, each such employee shall each execute a Termination Agreement and Release, in the form set forth in Citizens South DISCLOSURE SCHEDULE 7.8.2, acknowledging that no further payments are due under such employment agreements and change-in-control agreements and releasing Trinity Bank and Citizens South, and their respective officers, directors and employees, from any and all claims arising thereunder. Notwithstanding anything herein to the contrary, no payouts shall be made by Citizens South or Trinity Bank pursuant to the existing change-in-control agreement to which Ray Singleton, loan officer of Trinity Bank, is a party.

7.8.3. Notwithstanding Section 7.8.2 hereof, concurrent with the execution of this Agreement, Trinity Bank, Citizens South Bank and David C. McGuirt, Trinity Bank’s Chief Executive Officer, shall enter into a Supplemental Agreement pursuant to which, effective at the Effective Time, that certain employment agreement by and between Trinity Bank and Mr. McGuirt (the “McGuirt Employment Agreement”) shall be terminated. In consideration for the termination of the McGuirt Employment Agreement, the Supplemental Agreement shall provide for certain payments to be made to Mr. McGuirt by Citizens South Bank. Concurrently with the execution of this Agreement, and effective at the Effective Time, Citizens South, Citizens South Bank and Mr. McGuirt also shall enter into a new employment agreement with David McGuirt for a term of two (2) years from the Effective Time in the form included in Citizens South DISCLOSURE SCHEDULE 7.8.3 and a Consulting and Non-Compete Agreement, for a term of two (2) years commencing on the second anniversary of the Effective Time of the Merger, in the form included in Citizens South DISCLOSURE SCHEDULE 7.8.3. Concurrent with the execution of this Agreement, the Supplemental Retirement Plan established by Trinity Bank for

David C. McGuirt in 2003 for which accruals have been incurred by Trinity Bank from June 2003, shall be frozen and no further accruals (other than interest, at a rate not in excess of the applicable federal long-term rate under Code Section 280G at the Effective Time) shall be made therefor. Prior to the Effective Time, the McGuirt Supplemental Retirement Plan shall be set forth in a written document, in a form satisfactory to Citizens South, which shall (a) comply with Code Section 409A, and (b) provide for the payment of ten equal annual installments commencing January 2010 and continuing until January 2019.

7.8.4. Concurrent with the execution of this Agreement and effective as of the Effective Time, Citizens South shall enter into a severance and non-compete agreement in the form included in Citizens South DISCLOSURE SCHEDULE 7.8.4 with each of Mr. Livingston and Mr. Singelton. Such severance and non-compete agreement with Mr. Singleton shall be in lieu of and shall supercede the existing change-in-control agreement between Mr. Singleton and Trinity Bank, which shall be cancelled.

7.8.5. Citizens South Bank shall pay each employee of Trinity Bank set forth on Trinity Bank DISCLOSURE SCHEDULE 7.8.5 a special, one-time bonus (the “Retention Bonus”), which has been mutually agreed upon by Trinity Bank, Citizens South and Citizens South Bank, and which is designed to encourage such employees to remain employed by Trinity Bank from the date hereof and continue to be employed by Citizens South Bank through the earlier to occur of (i) one month following the conversion of Trinity Bank’s data processing and accounting systems to the systems of Citizens South Bank, or (ii) six months after the Closing Date. Unless otherwise mutually agreed by the parties hereto subsequent to the date hereof, the Retention Bonus payable to each such Trinity Bank employee shall be equal to the amount indicated on Trinity Bank DISCLOSURE SCHEDULE 7.8.5 (before taxes and withholding, which shall be required in accordance with applicable law). The payment of a Retention Bonus to any such Trinity Bank employee is contingent in all respects upon such employee remaining employed by Citizens South Bank and performing those duties and tasks assigned to such employee in a diligent, timely and cooperative manner through the earlier to occur of (i) one month following the conversion of Trinity Bank’s data processing and accounting systems to the systems of Citizens South Bank, or (ii) six months after the Closing Date.

7.8.6. Any employee of Trinity Bank at the Effective Time who shall not be offered employment with Citizens South Bank in a substantially similar capacity as such employee served immediately prior to the execution of this Agreement or whose employment with Citizens South is terminated by Citizens South (other than for cause) within six months following the Effective Time shall be paid severance equal to two weeks salary for each 12 month period of continuous service from their date of hire (or in the case of hourly employees, as such hourly rate would translate to an annualized salary), with a minimum of two weeks of severance for employees with less than 12 months of continuous service, provided, however, that such employee shall be required to execute a general release releasing Trinity Bank, Citizens South, and Citizens South Bank from any liability relating to such employee’s termination of employment. Notwithstanding anything herein to the contrary, no employee of Trinity Bank who is covered by an employment agreement or change in control agreement which provides severance benefits in connection with a change in control shall receive a benefit pursuant to this Section. Any severance payment shall be subject to tax withholding in accordance with applicable law.

7.8.7. In the event of any termination of any Trinity Bank health plan or consolidation of any such plan with any Citizens South or Citizens South Bank health plan or to the extent that an employee of Trinity Bank or any Trinity Bank Subsidiary who continues employment with Citizens South or a Citizens South Subsidiary (“Continuing Employee”) participates in a Citizens South health plan, Citizens South shall make available to such Continuing Employees and their dependents employer-provided health coverage (including medical, dental, pharmaceutical and/or vision benefits) on the same basis as it provides such coverage to Citizens South employees. Unless a Continuing Employee affirmatively terminates coverage under a Trinity Bank health plan prior to the time that such Continuing Employee becomes eligible to participate in the Citizens South health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Trinity Bank health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Citizens South and their dependents. In the event of a termination or consolidation of any Trinity Bank health plan, terminated Trinity Bank employees and qualified beneficiaries will have the right to continued coverage under group health plans of Citizens South in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any Trinity Bank health plan, or consolidation of any Trinity Bank health plan with any Citizens South health plan, any coverage limitation under the Citizens South health plan due to any pre-existing condition shall be waived by the Citizens South health plan to the degree that such condition was covered by the Trinity Bank health plan and such condition would otherwise have been covered by the Citizens South health plan in the absence of such coverage limitation. All Trinity Bank Employees who cease participating in a Trinity Bank health plan and become participants in a comparable Citizens South health plan shall receive credit for any co-payment and deductibles paid under Trinity Bank’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Citizens South health plan, upon substantiation, in a form satisfactory to Citizens South that such co-payment and/or deductible has been satisfied. Citizens South shall assume the retiree health plan of Trinity Bank and each Trinity Bank Subsidiary and shall have the same rights and obligations thereunder.

7.9. Directors and Officers Indemnification and Insurance.

7.9.1. Citizens South shall maintain, or shall cause Citizens South Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Trinity Bank (provided, that Citizens South may substitute therefor policies of at least the same coverage containing terms and conditions which are not substantially less advantageous) with respect to claims arising from matters occurring prior to the Effective Time; provided, however, that in no event shall Citizens South be required to expend in the aggregate pursuant to this Section 7.9.1 more than $45,000 (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Citizens South shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, Trinity Bank agrees in order for Citizens South to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.2. In addition to Section 7.9.1, Citizens South shall, to the fullest extent permitted under law, indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, employee, director or agent of Trinity Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, fines or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of Trinity Bank if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent that such Indemnified Persons were entitled to indemnification under North Carolina law and Trinity Bank’s Articles of Incorporation and Bylaws, as in effect as of the Effective Time. Citizens South shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by North Carolina law (to the extent not prohibited by Federal law). Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify Citizens South (but the failure so to notify Citizens South shall not relieve it from any liability which it may have under this Section 7.9.2, except to the extent such failure materially prejudices Citizens South) and shall, if required by applicable law, deliver to Citizens South the undertaking referred to in the previous sentence.

7.9.3. In the event that either Citizens South or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Citizens South shall assume the obligations set forth in this Section 7.9.

7.9.4. The obligations of Citizens South provided under this Section 7.9 are intended to be for the benefit of, and enforceable against Citizens South directly by, the Indemnified Parties and their heirs and representatives and shall be binding on all respective successors and permitted assigns of Citizens South. Citizens South shall pay all reasonable costs, including attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.9 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law. The provisions of this Section 7.9 shall survive the Effective Time.

7.10. Stock Listing.

Citizens South agrees to list on the Nasdaq National Market (or such other national securities exchange on which the shares of the Citizens South Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of Citizens South Common Stock to be issued in the Merger.

7.11. Stock and Cash Reserve.

Citizens South agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Citizens South Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.12. Communications to Trinity Bank Employees; Training.

Citizens South and Trinity Bank agree that as promptly as practicable following the execution of this Agreement, meetings with employees of Trinity Bank shall be held at such location as Citizens South and Trinity Bank shall mutually agree, provided that representatives of Citizens South shall be permitted to attend such meetings, to announce the proposed Merger. Citizens South and Trinity Bank shall mutually agree as to the scope and content of all communications to the employees of Trinity Bank regarding the Merger, this Agreement and the transactions contemplated hereunder. At mutually agreed upon times following execution of this Agreement, representatives of Citizens South shall be permitted to meet with the employees of Trinity Bank to discuss employment opportunities with Citizens South, provided that representatives of Trinity Bank shall be permitted to attend any such meeting. From and after the date of this Agreement, Citizens South shall also be permitted to conduct a reasonable number of training sessions outside of normal business hours or at other times as Trinity Bank may agree, with the employees of Trinity Bank and may conduct such training seminars at any branch location of Trinity Bank; provided that Trinity Bank shall not be required to allow such training sessions to the extent, in its reasonable judgment, such activities would interfere with Trinity Bank’s normal business operations.

7.13. Appointment to Citizens South Board of Directors and Citizens South Bank Board of Directors.

The Board of Directors of each of Citizens South and Citizens South Bank shall appoint the individual designated pursuant to Section 2.5 hereof to the Board of Directors, effective as of the Effective Date.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. Meeting of Shareholders.

8.1.1. Trinity Bank will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC and the Proxy Statement/Prospectus is cleared for use by the FDIC, for the purpose of considering this Agreement and the Merger (the “Trinity Bank Shareholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the Trinity Bank Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the Trinity Bank shareholders; and (iii) cooperate and consult with Citizens South with respect to each of the foregoing matters.

The Board of Directors of Trinity Bank may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation, only if the Board of Directors, after having consulted with and considered the advice of its outside financial and legal advisors, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would be inconsistent with the fiduciary duties of such directors under applicable law.

8.2. Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1. For the purposes (x) of registering Citizens South Common Stock to be offered to holders of Trinity Bank Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Trinity Bank Shareholders Meeting, Citizens South shall draft and prepare, and Trinity Bank shall cooperate in the preparation of, the Merger Registration Statement, including the proxy statement and prospectus satisfying all applicable requirements of applicable state and federal securities and banking laws, including the Securities Act and the Exchange Act, and the rules and regulations of the SEC and the FDIC thereunder (such proxy statement and prospectus in the form mailed by Trinity Bank to the Trinity Bank shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement/Prospectus”). Citizens South shall provide Trinity Bank and its counsel with appropriate opportunity to review and comment on the Proxy Statement/Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or the FDIC or any amendments are filed with the SEC or the FDIC. Citizens South shall file the Merger Registration Statement, including the Proxy Statement/Prospectus, with the SEC, and Trinity Bank shall file the Proxy Statement/Prospectus with the FDIC. Each of Citizens South and Trinity Bank shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act and cleared for use by the FDIC as promptly as practicable after such filing, and Trinity Bank shall thereafter promptly mail the Proxy Statement/Prospectus to its shareholders. Citizens South shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Trinity Bank shall furnish all information concerning Trinity Bank and the holders of Trinity Bank Common Stock as may be reasonably requested in connection with any such action.

8.2.2. Citizens South shall, as soon as practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Citizens South will advise Trinity Bank promptly after Citizens South receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of Citizens South Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Citizens South will provide Trinity Bank with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Trinity Bank may reasonably request.

8.2.3. Trinity Bank and Citizens South shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration

Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Trinity Bank shall cooperate with Citizens South in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Citizens South shall file an amended Merger Registration Statement with the SEC, and each of Trinity Bank and Citizens South shall mail an amended Proxy Statement-Prospectus to Trinity Bank’s shareholders.

8.3. Regulatory Approvals.

Each of Trinity Bank and Citizens South will cooperate with the other and use all reasonable efforts to promptly prepare and as soon as practicable following the date hereof, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the OTS, the FDIC, and the Commissioner and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Trinity Bank and Citizens South will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Trinity Bank or Citizens South to any Bank Regulator or governmental body in connection with the Merger and the other transactions contemplated by this Agreement. Trinity Bank shall have the right to review and approve in advance all characterizations of the information relating to Trinity Bank and any of its Subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, Trinity Bank and Citizens South shall each furnish to the other and its counsel for review and comment a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

8.4. Affiliates.

8.4.1. Trinity Bank shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Trinity Bank to deliver to Citizens South, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the Trinity Bank Shareholders Meeting, a written agreement, in the form of Exhibit B hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Citizens South Common Stock to be received by such “affiliate” as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of Trinity Bank.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All Regulatory Approvals required to complete the Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Citizens South Common Stock in the Merger is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner. The Proxy Statement/Prospectus shall have been cleared for use by the FDIC.

9.1.5. Nasdaq Listing. The shares of Citizens South Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

9.1.6. Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Citizens South shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., reasonably acceptable in form and substance to Citizens South, and Trinity Bank shall have received an opinion of Helms Mulliss & Wicker, PLLC, reasonably acceptable in form and substance to Trinity Bank, each dated as of the Closing Date, substantially to the effect that, for Federal income tax purposes:

(A) The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

(B) No gain or loss will be recognized by Citizens South, Citizens South Bank or Trinity Bank by reason of the Merger;

(C) The exchange of Citizens South Common Stock, to the extent exchanged for Trinity Bank Common Stock, will not give rise to the recognition of gain or loss for Federal income tax purposes to the shareholders of Trinity Bank;

(D) The basis of the Citizens South Common Stock to be received (including any fractional shares deemed received for tax purposes) by a Trinity Bank stockholder will be the same as the basis of the Trinity Bank Common Stock surrendered pursuant to the Merger in exchange therefor, increased by any gain recognized by such Trinity Bank stockholder as a result of the Merger and decreased by any cash received by such Trinity Bank stockholder in the Merger; and

(E) The holding period of the shares of Citizens South Common Stock to be received by a stockholder of Trinity Bank will include the period during which the stockholder held the shares of Trinity Bank Common Stock surrendered in exchange therefore, provided the Trinity Bank Common Stock surrendered is held as a capital asset at the Effective Time.

9.2. Conditions to the Obligations of Citizens South and Citizens South Bank under this Agreement.

The obligations of Citizens South and Citizens South Bank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of Trinity Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of the date of this Agreement or another date, which only need be true and correct as of such date, and except for Section 4.3.1 and Trinity Bank DISCLOSURE SCHEDULE 3.4, which shall be updated as of the Effective Time), in any case subject to the standard set forth in Section 4.1; and Trinity Bank shall have delivered to Citizens South a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Trinity Bank and dated as of the Effective Time.

9.2.2. Agreements and Covenants. Trinity Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Citizens South shall have received a certificate signed on behalf of Trinity Bank by the Chief Executive Officer and Chief Financial Officer of Trinity Bank to such effect dated as of the Effective Time.

9.2.3. Regulatory Conditions. No Regulatory Approval required for consummation the Merger includes any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that could reasonably be expected by Citizens South to result in a Material Adverse Effect on Citizens South and its Subsidiaries, taken as a whole.

9.2.4. Dissenting Shares. As of immediately prior to the Effective Time, not more than 5% of the issued and outstanding shares of Trinity Bank Common Stock shall have dissented to the Merger under North Carolina law, and preserved, as of immediately prior to the Effective Time, the right to pursue their right of appraisal for the fair value of their shares of Trinity Bank Common Stock under North Carolina Law.

9.2.5. Permits, Authorizations, Etc. Trinity Bank shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on Citizens South and its Subsidiaries, taken as a whole.

9.3. Conditions to the Obligations of Trinity Bank under this Agreement.

The obligations of Trinity Bank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of Citizens South and Citizens South Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of the date of this Agreement or another date, which only need be true and correct as of such date), in any case subject to the standard set forth in Section 5.1; and Citizens South and Citizens South Bank shall have delivered to Trinity Bank a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of each of Citizens South and Citizens South Bank and dated as of the Effective Time.

9.3.2. Agreements and Covenants. Citizens South and Citizens South Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Trinity Bank shall have received a certificate signed on behalf of Citizens South and Citizens South Bank by the Chief Executive Officer and Chief Financial Officer of each of Citizens South and Citizens South Bank to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. Citizens South and its Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on Citizens South and its Subsidiaries, taken as a whole.

9.3.4. Payment of Merger Consideration. Citizens South shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Trinity Bank with a certificate evidencing such delivery.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the date determined by Citizens South, in its sole discretion, upon five (5) days prior written notice to Trinity Bank, but in no event later than fifteen (15) days after the last condition precedent (other than those conditions that relate to actions to be taken at the Closing, but subject to the fulfillment or waiver of those conditions) pursuant to this agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which Citizens South and Trinity Bank mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date (the “Pre-Closing Date”).

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Citizens South and Trinity Bank the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, Citizens South shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Trinity Bank:

11.1.1. At any time by the mutual written agreement of Citizens South, Citizens South Bank and Trinity Bank;

11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Trinity Bank) or Section 9.3.1 (in the case of a breach of a representation or warranty by Citizens South or Citizens South Bank);

11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section

9.2.2 (in the case of a breach of covenant by Trinity Bank) or Section 9.3.2 (in the case of a breach of covenant by Citizens South or Citizens South Bank);

11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Citizens South and Trinity Bank; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By either party, if the shareholders of Trinity Bank shall have voted at the Trinity Bank Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions;

11.1.6. By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7. By the Board of Directors of Citizens South if Trinity Bank has received a Superior Proposal and the Board of Directors of Trinity Bank has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to Citizens South;

11.1.8. By the Board of Directors of Trinity Bank if Trinity Bank has received a Superior Proposal and the Board of Directors of Trinity Bank has made a determination to accept such Superior Proposal; provided that Trinity Bank shall not terminate this Agreement pursuant to this Section 11.1.8 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following Citizens South’s receipt of written notice advising Citizens South that Trinity Bank has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether Trinity Bank intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, Trinity Bank shall provide a reasonable opportunity to Citizens South and Citizens South Bank during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable Trinity Bank to proceed with the Merger on such adjusted terms; or

11.1.9. By the Board of Directors of Trinity Bank if the average of the daily closing sales prices of a share of Citizens South Common Stock for the consecutive five-day trading period immediately preceding the Determination Date is less than 60% of the closing sales price of a share of Citizens South Common Stock on the date of this Agreement. For the purposes of this Section 11.1.9, the “Determination Date” shall mean the date on which the last approval, consent or waiver of any governmental entity required to permit consummation of the transactions contemplated by this Agreement is received, without regard to any requisite waiting period in respect thereof. For the purposes of this Section 11.1.9, closing sales prices shall be those prices reported on the Nasdaq National Market (as reported in the Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, 12.11, 12.12 and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Notwithstanding the foregoing, the costs and expenses of printing and mailing the Proxy Statement-Prospectus, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Citizens South and Trinity Bank.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of Citizens South’s willingness, and in order to induce Citizens South, to enter into this Agreement, and to reimburse Citizens South for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Trinity Bank hereby agrees to pay Citizens South, and Citizens South shall be entitled to payment of, a fee of $1,250,000 (the “Fee”), within three business days after written demand for payment is made by Citizens South, following the occurrence of any of the events set forth below:

(i) Trinity Bank terminates this Agreement pursuant to Section 11.1.8 or Citizens South terminates this Agreement pursuant to Section 11.1.7; or

(ii) The entering into a definitive agreement by Trinity Bank relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Trinity Bank within twelve months after the occurrence of any of the following: (i) the termination of this Agreement by Citizens South pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by Trinity Bank or any Trinity Bank Subsidiary after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to Trinity Bank; or (ii) the termination of this Agreement by Citizens South or Trinity Bank pursuant to Section 11.1.5 because of the failure of the shareholders of Trinity Bank to approve this Agreement at the Trinity Bank Shareholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the shareholders of Trinity Bank.

(D) If demand for payment of the Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then Citizens South will not have any other rights or claims against Trinity Bank or its Subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Citizens South against Trinity Bank and its Subsidiaries and their respective officers and directors.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Trinity Bank), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Trinity Bank, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to Trinity Bank’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, Citizens South, Citizens South Bank and Trinity Bank mutually agree to be bound by the terms of the confidentiality provisions of the confidentiality agreements (the “Confidentiality Agreements”) previously executed by the parties hereto, which requirements as to confidentiality are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with all of their terms upon the termination of this Agreement.

12.2. Public Announcements.

Trinity Bank, Citizens South and Citizens South Bank shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement. The parties will provide each other the opportunity to review and comment on any press release or other public announcements related to the Merger and shall not issue any news release, or other public announcement or communication with respect to this Agreement prior to such consultation; provided, however, that nothing in this Section 12.2 shall be deemed to prohibit any party from making any disclosure which it reasonably believes, after having consulted with and considered the advice of its counsel, is necessary in order to satisfy such party’s disclosure obligations under the Securities Laws.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for Section 7.9 and those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by facsimile, receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to Trinity Bank, to:	David C. McGuirt
Chief Executive Officer
Trinity Bank
310 West Franklin Street
Monroe, North Carolina 28112-4704
Fax: (704) 296-9682

With required copies to:	Boyd C. Campbell, Jr., Esq.
Helms Mulliss & Wicker, PLLC
201 North Tryon Street
Charlotte, North Carolina 28202-1187
Fax: (704) 343-2300

If to Citizens South, to:	Kim S. Price
President and Chief Executive Officer
Citizens South Banking Corporation
519 South New Hope Road
Gastonia, North Carolina 28054-4040
Fax: (704) 852-5440

With required copies to:	John J. Gorman, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C. 20015
Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and that (except as provided in Article III and Section 7.9) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the applicable provisions of the Confidentiality Agreements referred to in Section 12.1) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or a .PDF scan of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.12. Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or rising out of, under, or in connection with this agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

IN WITNESS WHEREOF, Citizens South, Citizens South Bank and Trinity Bank have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

CITIZENS SOUTH BANKING CORPORATION

Dated: May 25, 2005	By:	/s/ Kim S. Price
	Name:	Kim S. Price
	Title:	President and Chief Executive Officer

CITIZENS SOUTH BANK

Dated: May 25, 2005	By:	/s/ Kim S. Price
	Name:	Kim S. Price
	Title:	President and Chief Executive Officer

TRINITY BANK

Dated: May 25, 2005	By:	/s/ David C. McGuirt
	Name:	David C. McGuirt
	Title:	Chief Executive Officer

EXHIBIT A

VOTING AGREEMENT

May 25, 2005

Citizens South Banking Corporation

519 South New Hope Road

Gastonia, North Carolina 28054

Gentlemen:

Citizens South Banking Corporation (“Citizens South”), Citizens South Bank and Trinity Bank have entered into an Agreement and Plan of Merger dated as of May 25, 2005 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) Trinity Bank will merge with and into Citizens South Bank, with Citizens South Bank surviving the merger (the “Merger”); and (b) shareholders of Trinity Bank will receive common stock of Citizens South and/or cash, as stated in the Merger Agreement. Terms that are undefined herein shall have the meaning set forth in the Merger Agreement.

Citizens South has requested, as a condition to its execution and delivery to Trinity Bank of the Merger Agreement, that the undersigned, being directors and executive officers of Trinity Bank, execute and deliver to Citizens South this Letter Agreement.

Each of the undersigned, in order to induce Citizens South to execute and deliver to Trinity Bank the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Trinity Bank called to vote for approval of the Merger Agreement and the Merger so that all shares of common stock of Trinity Bank over which the undersigned, or a member of the undersigned’s immediate family living in the same home, now has sole or shared voting power will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Trinity Bank), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Trinity Bank, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with (i) and (ii) above;

(b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Trinity Bank, to approve or adopt the Merger Agreement;

(c) Agrees not to sell, transfer or otherwise dispose of any common stock of Trinity Bank on or prior to the date of the meeting of Trinity Bank shareholders to vote on the Merger

Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Code, a lineal descendant or a spouse of the undersigned, or to trust or other entity for the benefit of one or more of the foregoing persons, provided that transferee agrees in writing to be bound by the terms of this Letter Agreement;

(d) Agrees in accordance with Section 6.10 of the Merger Agreement not to initiate or engage in any negotiations or discussions with any party other than Citizens with respect to an Acquisition Proposal, except as otherwise permitted by Section 6.10;

(e) Agrees in accordance with Section 3.4 of the Merger Agreement not to assign, transfer or otherwise dispose of any Trinity Bank Option from the date hereof through Effective Date, and further agrees in accordance with Section 3.4 of the Merger Agreement accept the Option Payment as full consideration for such director’s Trinity Bank Options; and

(f) Represents that the undersigned has the capacity to enter into this Agreement and that it is a valid and binding obligation enforceable against the undersigned accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

The obligations set forth herein shall terminate concurrently with any termination of Merger Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which be deemed to constitute an original, but all of which together shall constitute one and the Letter Agreement.

The undersigned intend to be legally bound hereby.

Sincerely,

Name

Title

EXHIBIT B

AFFILIATE AGREEMENT

May 25, 2005

Citizens South Banking Corporation

519 South New Hope Road

Gastonia, North Carolina 28054

Gentlemen:

I have been advised that I might be considered to be an “affiliate” of Trinity Bank, a North Carolina bank (“Trinity Bank”), for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

Citizens South Banking Corporation (“Citizens South”), Citizens South Bank and Trinity Bank have entered into an Agreement and Plan of Merger, dated as of May 25, 2005 (the “Agreement”). Upon consummation of the merger contemplated by the Agreement (the “Merger”), I may receive shares of common stock of Citizens South (“Citizens South Common Stock”) in exchange for my shares of common stock, par value $3.50 per share, of Trinity Bank (“Trinity Bank Common Stock”). This agreement is hereinafter referred to as the “Letter Agreement.” Terms that are undefined herein shall have the meaning set forth in the Merger Agreement.

I represent and warrant to, and agree with, Citizens South as follows:

1. I have read this Letter Agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of Citizens South Common Stock that I may receive pursuant to the Merger, to the extent I felt necessary, with my counsel or counsel for Trinity Bank.

2. I have been advised that any issuance of shares of Citizens South Common Stock to me pursuant to the Merger will be registered with the SEC. I have also been advised, however, that, because I may be an “affiliate” of Trinity Bank at the time the Merger will be submitted for a vote of the shareholders of Trinity Bank and my disposition of such shares has not been registered under the Securities Act, I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Securities Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Securities Act, (iii) a sale of such shares is made following expiration of the restrictive period set forth in Rule 145(d)(2) or (3) or (iv) in an opinion of counsel, in form and substance reasonably satisfactory to Citizens South, such disposition of such shares is otherwise exempt from registration under the Securities Act.

3. I understand and agree that stop transfer instructions will be given to the transfer agent of Citizens South with respect to the shares of Citizens South Common Stock I receive pursuant to the Merger and that there will be placed on the certificate representing such shares, or any certificates delivered in substitution therefor, a legend stating in substance:

The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act applies. The shares represented by this certificate may only be transferred in accordance with Rule 145(d) or an effective registration statement or exemption from registration under the Securities Act.

4. Citizens South reserves the right to put an appropriate legend on the certificate issued to my transferee unless (i) a transfer of my shares of the Citizens South Common Stock is a sale made in conformity with the provisions of Rule 145(d) or made pursuant to any effective registration statement under the Securities Act, or (ii) I shall have delivered to Citizens South an opinion of counsel reasonably satisfactory to Citizens South to the effect that such legend is not required for purposes of the Securities Act.

5. I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse’s occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest.

6. I understand and agree that Citizens South is under no obligation to register under the Securities Act the sale, transfer or other disposition of the shares of Citizens South that I receive as a result of the Merger.

7. I further recognize that in the event I become a director or officer of Citizens South upon consummation of the Merger, any sale of Citizens South Common Stock by me may subject me to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

8. Execution of this Letter Agreement should not be construed as an admission on my part that I am an “affiliate” of Trinity Bank as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to Citizens South of an opinion of counsel in form and substance reasonably satisfactory to Citizens South, or other evidence reasonably satisfactory to Citizens South, to the effect that a transfer of my shares of Citizens South Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph 3 above shall be removed forthwith from the certificate or certificates representing my shares of Citizens South Common Stock upon (i) expiration of the restrictive period set forth in Rule 145(d)(2), so long as Citizens South is then in compliance with SEC Rule 144(c), or the restrictive period set forth in Rule 145(d)(3) or (ii) if Citizens South shall have received an opinion of counsel in form and substance reasonably satisfactory to Citizens South, or other evidence satisfactory to Citizens South that a transfer of my shares of the Citizens South Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), made pursuant to an effective registration statement under the Securities Act or made pursuant to an exemption from registration under the Securities Act.

*  *  *  *  *

By acceptance hereof, Citizens South agrees that, for a period of two years after the effective time of the Merger, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me if I desire to transfer Citizens South Common Stock issued to me in the Merger.

This Letter Agreement shall be binding on my heirs, legal representatives and successors.

Very truly yours,

Signature

Name (Please Print)

Accepted as of the date first above written

Citizens South Banking Corporation

By:
Name:
Title:

APPENDIX B

May 24, 2005

Board of Directors

Trinity Bank

310 West Franklin Street

Monroe, NC 28112

Members of the Board of Directors:

Trinity Bank (“Trinity”) and Citizens South Banking Corp. (“Citizens South”) have entered into an Agreement and Plan of Reorganization (the “Agreement”), dated as of the 24th day of May, 2005, whereby Trinity will merge with and into Citizens South (the “Merger”), with Citizens South being the surviving corporation and with the issued and outstanding shares of common stock of Trinity (“Trinity Stock”) being converted into the right to receive shares of common stock of Citizens South (“Citizens South Stock). Each share of Trinity Stock will be converted into the right to receive 1.3931 shares of Citizens South Stock or $18.25 in cash, such that 50% of Trinity’s common stock to be converted into Citizens South common stock and the remaining 50% of Trinity’s common stock to be converted into cash. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, of the Merger consideration that Citizens South will render.

Burke Capital Group, L.L.C. (“BCG”) is an investment banking firm which specializes in financial institutions in the United States. Trinity has retained us to render our opinion to its Board of Directors.

In connection with this opinion, we have reviewed, among other things:

(i) the Agreement and certain of the schedules thereto;

(ii) certain publicly available financial statements and other historical financial information of Trinity and Citizens South that we deemed relevant;

(iii) projected earnings budgets and estimates for Trinity and Citizens South, prepared by management of Trinity and Citizens South;

(iv) the views of senior management and directors of Trinity, based on discussions with members of senior management and directors, regarding Trinity’s business, financial condition, results of operations and future prospects;

(v) The pro forma financial impact of the Merger on Citizens South’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by

Burke Capital Group, L.L.C. • 945 East Paces Ferry Road, Suite 1400 • Atlanta, Georgia 30326

www.burkecapital.com • Tel. (404) 495-5920 / Fax (404) 495-5921

Board of Directors – Trinity Bank

May 24, 2005

senior management of Trinity and Citizens South;

(vi) a comparison of certain financial information for Trinity with similar publicly available information for certain other companies;

(vii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(viii) the current market environment generally and the banking environment in particular; and

(ix) such other information, financial studies, analyses and investigations, and financial, economic and market criteria as we considered relevant.

In performing our review, we have relied upon the accuracy and completeness of the financial and other information that was available to us from public sources, that Trinity and Citizens South or their respective representatives provided to us or that was otherwise reviewed. We have further relied on the assurances of management of Trinity and Citizens South that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Trinity, Citizens South or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Trinity or Citizens South, nor have we reviewed any individual credit files relating to Trinity or Citizens South. We have assumed, with your consent, that the respective allowances for loan losses for both Trinity and Citizens South are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the earnings estimates for Trinity and Citizens South and all projections of transaction costs, purchase accounting adjustments and expected cost savings that we reviewed with the management of Trinity, BCG assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Trinity and Citizens South and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Trinity’s or Citizens South’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us, which is March 31, 2005. We have assumed in all respects material to our analysis that Trinity and Citizens South will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the

Board of Directors – Trinity Bank

May 24, 2005

Agreement and such other related agreements will perform all of the covenants they are required to perform thereunder and that the conditions precedent in the Agreement and such other related agreements are not waived.

Our opinion is necessarily based on financial, economic, market and other conditions, but does not address the underlying business or strategic decision of the merger, as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the price at which Trinity’s common stock may trade at any time.

We will receive a fee for our services as financial advisor to Trinity and for rendering this opinion. BCG does not have an investment banking relationship with Citizens South; nor does it have any contractual relationship with Citizens South.

This opinion is directed to the Board of Directors of Trinity and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the amount of the Merger consideration is fair from a financial point of view.

Very Truly Yours,

Burke Capital Group, L.L.C.

APPENDIX C

ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT

Article 13.

Dissenters’ Rights.

Part 1. Right to Dissent and Obtain Payment for Shares.

§ 55-13-01. Definitions.

In this Article:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

(3)	“Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-02. Right to dissent.

(a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1)	Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2a)	Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

(3)	Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

(4)	An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than an amendment of the articles of incorporation permitting action without meeting to be taken by less than all shareholders entitled to vote, without advance notice, or both, as provided in G.S. 55-7-04; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

(5)	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

(1)	The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2)	In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

a.	Cash;

b.	Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

c.	A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 279; 1943, c. 270; G.S., ss. 55-26, 55-167; 1955, c. 1371, s. 1; 1959, c. 1316, ss. 30, 31; 1969, c. 751, ss. 36, 39; 1973, c. 469, ss. 36, 37; c. 476, s. 193; 1989, c. 265, s. 1; 1989 (Reg. Sess., 1990), c. 1024, s. 12.18; 1991, c. 645, s. 12; 1997-202, s. 1; 1999-141, s. 1.; 2001-387, s. 26; 2003-157, s. 1.)

§ 55-13-03. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1)	He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2)	He does so with respect to all shares of which he is the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§§ 55-13-04 through 55-13-19: Reserved for future codification purposes.

Part 2. Procedure for Exercise of Dissenters’ Rights.

§ 55-13-20. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders, or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder’s shares under this Article with respect to that corporate action.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action. (1925, c. 77, s. 1, c. 235; 1929, c. 269; 1939, c. 5, c. 279; 1943, c. 270; G.S., ss. 55-26, 55-165, 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265. s. 1.; 2002-58, s. 2.)

§ 55-13-21. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1)	Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)	Must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-22. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is approved at a shareholders’ meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

(b) The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

(1)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)	Supply a form for demanding payment;

(4)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

(5)	Be accompanied by a copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-485, s. 4.2001-387, s. 27; 2002-58, s. 3.)

§ 55-13-23. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-24. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-25. Payment.

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

(1)	The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

(2)	An explanation of how the corporation estimated the fair value of the shares;

(3)	An explanation of how the interest was calculated;

(4)	A statement of the dissenter’s right to demand payment under G.S. 55-13-28; and

(5)	A copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; c. 770, s. 69; 1997-202, s. 2.)

§ 55-13-26. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-27: Reserved for future codification purposes.

§ 55-13-28. Procedure if shareholder dissatisfied with corporation’s payment or failure to perform.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

(1)	The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2)	The corporation fails to make payment under G.S. 55-13-25; or

(3)	The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 3.)

§ 55-13-28: Reserved for future codification purposes.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30. Court action.

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

(a1) Repealed by Session Laws 1997-202, s. 4.

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 4; 1997-485, ss. 5, 5.1.)

§ 55-13-31. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

(2)	Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

APPENDIX D

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

FORM 10-KSB

ANNUAL REPORT UNDER SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2004

FDIC Ins. Cert. No. 35288

TRINITY BANK

(Name of small business issuer in its charter)

North Carolina	56-2087131
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Post Office Box 5044

310 West Franklin Street

Monroe, North Carolina 28111

(Address of principal executive offices, including Zip Code)

(704) 296-0100

Registrant’s telephone number, including area code

Securities registered under Section 12(b) of the Act:	None

Securities registered under Section 12(g) of the Act:	Common Stock, $3.50 par value per share
(Title of class)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒    No ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ☒

Registrant’s revenues for its most recent fiscal year were $8,100,461.

On March 11, 2005, the aggregate market value of the voting and non-voting common equity held by nonaffiliates (computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity) was $17,807,223.

On March 11, 2005, the number of outstanding shares of Registrant’s common stock was 1,837,986.

Documents Incorporated by Reference

Portions of Registrant’s 2004 Annual Report to Shareholders are incorporated into Part II of this Report.

Portions of Registrant’s definitive Proxy Statement as filed with the FDIC in connection with its 2005 Annual Meeting are incorporated into Part III of this Report.

PART I

[In this Report, the terms “we,” “us,” “our” and similar terms refer to Trinity Bank.]

Item 1.	Description of Business.

General. We are a North Carolina-chartered bank that began banking operations on November 2, 1999. Our headquarters and operations are located in Monroe, North Carolina, and we engage in a general, community-oriented commercial and consumer banking business. Our deposits are insured by the FDIC to the maximum amount permitted by law. Our Internet website address is www.trinitybank.com.

Business Offices. We have three banking offices, all of which are located in Union County, North Carolina. Our main office is at 310 West Franklin Street in Monroe, North Carolina. Our other banking offices are located in the communities of Weddington and Stallings, North Carolina.

Banking Market. Our current banking market consists primarily of portions of Union County, including the City of Monroe, the town of Stallings and the surrounding area of the western portion of the county, and the town of Weddington and adjacent southern portion of Mecklenburg County. Our market area is part of the Charlotte-Gastonia-Rock Hill Metropolitan Statistical Area or “MSA.”

Services. Our operations are primarily retail oriented and directed toward individuals and small-and medium-sized businesses located in our banking market. The majority of our deposits and loans are derived from customers in our banking market, but we also make loans and have deposit relationships with individual and business customers in areas surrounding our immediate banking market. We provide most traditional commercial and consumer banking services, but our principal activities are the taking of demand and time deposits and the making of consumer and commercial loans. Our primary source of revenue is interest income we derive from our lending activities. However, in addition to fee income from traditional banking services such as deposit accounts, we generate income from credit card clearing services we provide to merchants through a third-party servicer, our accounts receivable financing program, mortgage loan originations, and sales of annuity and insurance products.

Our merchant credit card clearing program services approximately 890 merchants with approximately $227 million in annual sales during 2004. We receive a percentage of the sales, netting $229,000 in income for the year ending December 31, 2004. We may be subject to loss in the event a merchant cannot pay on a returned item. Since our historical losses have been minimal, it is not possible to estimate the amount of any future losses. We have controls in place to minimize potential losses.

Our deposit services include business and individual checking accounts, savings accounts, NOW accounts, certificates of deposit and money market checking accounts. We monitor our competition in order to keep the rates paid on our deposits at a competitive level. We have a significant amount of certificates of deposits that were accepted through brokers or over the Internet through National CD Rateline, Inc. Although we accept these deposits primarily for liquidity purposes, we also use them to manage our interest rate risk. Additional information regarding our deposit accounts on December 31, 2004, is included with the information incorporated by reference into this Report under the caption “Item 6. Management’s Discussion and Analysis or Plan of Operation.”

We make a variety of types of consumer and commercial loans to individuals and small- and medium-sized businesses for various personal and business purposes, including term and installment loans, equity lines of credit, and overdraft checking credit. Additional information regarding our loan portfolio at December 31, 2004, is included in the information incorporated by reference into this Report under the caption “Item 6. Management’s Discussion and Analysis or Plan of Operation.”

Competition. Commercial banking in North Carolina is highly competitive, due in large part to our state’s early adoption of statewide branching. Over the years, federal and state legislation (including the elimination of restrictions on interstate banking) has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. North Carolina is the home of two of the largest commercial banks in the United States, each of which has branches located in our banking market.

Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Many of our competitors have greater resources, broader geographic markets, more extensive branch networks, and higher lending limits than we do. They also can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than we can.

Substantially all of our customers are individuals and small- and medium-sized businesses. We try to differentiate ourselves from our larger competitors with our focus on relationship banking, personalized service, direct customer contact, and our ability to make credit and other business decisions locally. We also depend on our reputation as a community bank in our banking market, our involvement in the community we serve, the experience of our senior management team, and the quality of our associates. We believe that our focus allows us to be more responsive to our customers’ needs and more flexible in approving loans based on collateral quality and personal knowledge of our customers. However, in terms of assets, we are one of the smaller commercial banks in North Carolina, and there is no assurance that we will be or continue to be an effective competitor in our banking market.

Employees. On March 1, 2005, we employed (including our executive officers) 36 full-time employees and 2 part-time employees. Our employees are not represented by a collective bargaining unit, and we consider our relations with our employees to be good.

Statistical Data. Certain statistical data regarding our business is included in the material incorporated by reference into this Report under the caption “Item 6. Management’s Discussion and Analysis or Plan of Operation.”

Supervision and Regulation. Our business and operations are subject to extensive federal and state governmental regulation and supervision. We are an insured, North Carolina state-chartered bank. Our deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”), and we are subject to supervision and examination by, and the regulations and reporting requirements of, the FDIC and the North Carolina Commissioner of Banks (the “Commissioner”). The FDIC and the Commissioner are our primary federal and state banking regulators. We are not a member bank of the Federal Reserve System.

As an insured bank, we are prohibited from engaging as principal in any activity that is not permitted for national banks unless (1) the FDIC determines that the activity or investment would not pose a significant risk to the BIF, and (2) we are, and we continue to be, in compliance with the capital standards that apply to us. We also are prohibited from directly acquiring or retaining any equity investment of a type or in an amount that is not permitted for national banks.

The FDIC and the Commissioner have broad powers to enforce laws and regulations that apply to us and to require us to correct conditions that affect our safety and soundness. Among others, these powers include issuing cease and desist orders, imposing civil penalties, and removing officers and directors, and their ability otherwise to intervene in our operation if their examinations of us, or the reports we file, reflect a need for them to do so.

Our business also is influenced by prevailing economic conditions and governmental policies, both foreign and domestic, and, though we are not a member bank of the Federal Reserve System, by the monetary and fiscal policies of the Federal Reserve Board. The Federal Reserve Board’s actions and policy directives determine to a significant degree the cost and availability of funds we obtain from money market sources for lending and investing, and they also influence, directly and indirectly, the rates of interest we pay on our time and savings deposits and the rates we charge on commercial bank loans.

The following paragraphs summarize some of the other basic statutes and regulations that apply to us, but they are not a complete discussion of all the laws that affect our business.

Gramm-Leach-Bliley Act. The federal Gramm-Leach-Bliley Act (the “GLB Act”) adopted by Congress during 1999 dramatically changed various federal laws governing the banking, securities and insurance industries. The GLB Act expanded opportunities for banks and bank holding companies to provide services and engage in other revenue-generating activities that previously were prohibited to them.

The GLB Act permits bank holding companies to become “financial holding companies” and, in general (1) expands opportunities to affiliate with securities firms and insurance companies; (2) overrides certain state laws that would prohibit certain banking and insurance affiliations; (3) expands the activities in which banks and bank holding companies may participate; (4) requires that banks and bank holding companies engage in some activities only through affiliates owned or managed in accordance with certain requirements; and (5) reorganizes responsibility among various federal regulators for oversight of certain securities activities conducted by banks and bank holding companies.

Among its other provisions, the GLB Act also contains extensive customer privacy protection provisions which require banks to adopt and implement policies and procedures for the protection of the financial privacy of their customers, including procedures that allow customers to elect that certain financial information not be disclosed to certain persons. Under these provisions, a bank must provide to its customers, at the inception of the customer relationship and annually thereafter, the bank’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. The GLB Act provides that, except for certain limited exceptions, a bank may not provide such personal information to unaffiliated third parties unless the bank discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. A bank may not disclose to a non-affiliated third party, other than to a consumer reporting agency, customer account numbers or other similar account identifiers for marketing purposes. The GLB Act permits states to adopt customer privacy protections that are stricter than those contained in the Act, and it makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.

The GLB Act has expanded opportunities for us to provide other services and obtain other revenues in the future. However, this expanded authority also may present us with new challenges as our larger competitors are able to expand their services and products into areas that are not feasible for smaller, community oriented financial institutions.

Payment of Dividends. Under North Carolina law, we may pay dividends only from our undivided profits. However, if our surplus is less than 50% of our paid-in capital stock, then our directors may not declare any cash dividend until we have transferred from undivided profits to surplus 25% of our undivided profits or any lesser percentage necessary to raise our surplus to an amount equal to 50% of our paid-in capital stock.

In our case, the Commissioner’s approval of our organization during 1999 was conditioned on the requirement that, for a period of three years following the time we began banking operations, we not pay any cash dividend without the Commissioner’s prior approval. That prohibition expired during 2002. However, on December 31, 2004, we had an accumulated deficit of approximately $621,000 and, since we may only pay cash dividends from our undivided profits, on that date we had no funds legally available for the payment of dividends. We will not be permitted to pay any cash dividends until that deficit has been recovered through future profits.

In addition to the restrictions described above, other state and federal statutory and regulatory restrictions apply to our payment of cash dividends on our common stock. As an insured depository institution, federal law prohibits us from making any capital distributions, including the payment of a cash dividend, if we are, or after making the distribution we would become, “undercapitalized” (as that term is defined in the Federal Deposit Insurance Act). Additionally, if in the opinion of the FDIC an insured depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), the FDIC may require, after notice and hearing, that the institution cease and desist from that practice. The FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. The FDIC has issued policy statements that provide that insured banks generally should pay dividends only from their current operating earnings, and, under the Federal Deposit Insurance Act, no dividend may be paid by an insured bank while it is in default on any assessment due the FDIC. Our payment of dividends also could be affected or limited by other factors, such as events or circumstances which lead the FDIC to require (as further described below) that we maintain capital in excess of regulatory guidelines.

Capital Adequacy. We are required to comply with the capital adequacy standards established by the FDIC. The FDIC has issued risk-based capital and leverage capital guidelines for measuring the adequacy of a bank’s capital, and all applicable capital standards must be satisfied for us to be considered in compliance with the FDIC’s requirements.

Under the FDIC’s risk-based capital measure, the minimum ratio (“Total Capital Ratio”) of a bank’s total capital (“Total Capital”) to its risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and various other intangible assets (“Tier 1 Capital”). The remainder (“Tier 2 Capital”) may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves.

Under the FDIC’s leverage capital measure, the minimum ratio (the “Leverage Capital Ratio”) of Tier 1 Capital to average assets, less goodwill and various other intangible assets, generally is 3.0% for banks that meet specified criteria, including having the highest regulatory rating. All other banks generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimum. However, during their first three years of operations, newly organized banks are expected to maintain Leverage Capital Ratios of at least 8.0%. The FDIC’s guidelines also provide that banks experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels without significant reliance on intangible assets, and a bank’s “Tangible Leverage Ratio” (deducting all intangible assets) and other indicators of a bank’s capital strength also will be taken into consideration by banking regulators in evaluating proposals for expansion or new activities.

The following table lists our capital ratios at December 31, 2004.

	Minimum required ratios	Required to be “well capitalized”	Our capital ratios
Risk-based capital ratios:
Tier I capital to risk-weighted assets	4.0%	6.0%	12.0%
Total capital to risk-weighted assets	8.0%	10.0%	14.5%
Leverage capital ratio	3.0%	5.0%	8.9%

The FDIC also considers a bank’s interest rate risk (arising when the interest rate sensitivity of the bank’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of its capital adequacy. The FDIC’s methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against their exposure to losses resulting from that risk.

Our capital category is determined solely for the purpose of applying the FDIC’s “prompt corrective action” rules described below, and it is not necessarily an accurate representation of our overall financial condition or prospects for other purposes. A failure to meet the FDIC’s capital guidelines could subject us to a variety of enforcement remedies, including the FDIC’s issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and other restrictions on our business. As described below, the FDIC also can impose other substantial restrictions on banks that fail to meet applicable capital requirements.

Prompt Corrective Action. Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized banks. Under this system, the FDIC has established five capital categories (“well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized”) and is required to take various mandatory supervisory actions, and is authorized to take other discretionary actions, with respect to banks in the three undercapitalized categories. The severity of any such actions taken will depend upon the capital category in which a bank is placed. Generally, subject to a narrow exception, current federal law requires the FDIC to appoint a receiver or conservator for a bank that is critically undercapitalized.

Under the FDIC’s rules implementing the prompt corrective action provisions, an insured, state-chartered bank that (1) has a Total Capital Ratio of 10.0% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater, and (2) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the FDIC, is considered to be “well capitalized.” A bank with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater, is considered to be “adequately capitalized.” A bank that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0%, is considered to be “undercapitalized.” A bank that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0%, is considered to be “significantly undercapitalized,” and a bank that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.” For purposes of these rules, the term “tangible equity” includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets (with various exceptions). A bank may be deemed to be in a capitalization category lower than indicated by its actual capital position if it receives an unsatisfactory examination rating.

A bank that is categorized as “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized,” is required to submit an acceptable capital restoration plan to the FDIC. An “undercapitalized” bank also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the FDIC is given authority with respect to any “undercapitalized” bank to take any of the actions it is required to or may take with respect to a “significantly undercapitalized” bank if it determines that those actions are necessary to carry out the purpose of the law.

Reserve Requirements. Under regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $7.0 million of transaction accounts, but reserves equal to 3.0% must be maintained on the aggregate balances of those accounts between $7.0 million and $47.6 million, and reserves equal to 10.0% must be maintained on aggregate balances in excess of $47.6 million. These percentages are subject to adjustment by the Federal Reserve Board. Because our reserves are required to be maintained in the form of vault cash or in a noninterest-bearing account at a Federal

Reserve Bank, one effect of the reserve requirement is to reduce the amount of our interest-earning assets. On December 31, 2004, we met our reserve requirements.

FDIC Insurance Assessments. The FDIC currently uses a risk-based assessment system that takes into account the risks attributable to different categories and concentrations of assets and liabilities for purposes of calculating deposit insurance assessments we are required to pay. The risk-based assessment system categorizes us as “well capitalized,” “adequately capitalized” or “undercapitalized.” These three categories are substantially similar to the prompt corrective action categories described above, with the “undercapitalized” category including institutions that are “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized” for prompt corrective action purposes. We also are assigned by the FDIC to one of three supervisory subgroups within each capital group, with the particular supervisory subgroup to which we are assigned being based on a supervisory evaluation by the FDIC and information which the FDIC determines to be relevant to our financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the Commissioner). Our assessment rate (ranging from zero to 27 basis points) is determined based on the capital category and supervisory subgroup to which we are assigned. If our capital classification were to drop to “adequately capitalized,” our assessment rate would increase in the future until we restored and maintained our capital at a “well capitalized” level. A higher assessment rate would result in an increase in the assessments we pay the FDIC for deposit insurance.

Under the Federal Deposit Insurance Act, the FDIC may terminate our deposit insurance if it finds that we have engaged in unsafe and unsound practices, are in an unsafe or unsound condition to continue operations, or have violated applicable laws, regulations, rules or orders.

The FDIC is charged with the responsibility of maintaining the adequacy of the BIF, and the amount we pay for deposit insurance is influenced not only by our capital category and supervisory subgroup but also by the adequacy of the insurance funds at any time. FDIC insurance assessments could be increased substantially in the future if the FDIC finds such an increase to be necessary in order to adequately maintain the insurance funds.

Community Reinvestment. Under the Community Reinvestment Act (the “CRA”), as implemented by regulations of the FDIC, an insured institution has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for banks, nor does it limit a bank’s discretion to develop, consistent with the CRA, the types of products and services that it believes are best suited to its particular community. The CRA requires the federal banking regulators, in connection with their examinations of insured banks, to assess the banks’ records of meeting the credit needs of their communities, using the ratings of “outstanding,” “satisfactory,” “needs to improve,” or “substantial noncompliance,” and to take that record into account in its evaluation of various applications by those banks. All banks are required to make public disclosure of their CRA performance ratings. We received a “satisfactory” rating in our last CRA examination during September 2001.

Interstate Banking and Branching. The Bank Holding Company Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Banking Law”), permits adequately capitalized and managed bank holding companies to acquire control of the assets of banks in any state. Acquisitions are subject to antitrust provisions that cap at 10.0% the portion of the total deposits of insured depository institutions in the United States that a single bank holding company may control, and generally cap at 30.0% the portion of the total deposits of insured depository institutions in a state that a single bank holding company may control. Under certain circumstances, states have the authority to increase or decrease the 30.0% cap, and states may set minimum age requirements of up to five years on target banks within their borders.

Subject to certain conditions, the Interstate Banking Law also permits interstate branching by allowing a bank in one state to merge with a bank located in a different state. Each state was allowed to accelerate the effective date for interstate mergers by adopting a law authorizing such transactions prior to June 1, 1997, or it could “opt out” and thereby prohibit interstate branching by enacting legislation to that effect prior to that date. The Interstate Banking Law also permits banks to establish branches in other states by opening new branches or acquiring existing branches of other banks, provided the laws of those other states specifically permit that form of interstate branching. North Carolina has adopted statutes which, subject to conditions, authorize out-of-state bank holding companies and banks to acquire or merge with North Carolina banks and to establish or acquire branches in North Carolina.

Restrictions on Transactions with Affiliates. We are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

•	a bank’s loans or extensions of credit to, or investment in, its affiliates;

•	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve Board;

•	the amount of loans or extensions of credit by a bank to third parties which are collateralized by the securities or obligations of the bank’s affiliates; and

•	a bank’s guarantee, acceptance or letter of credit issued on behalf of one of its affiliates.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. We must also comply with other provisions designed to avoid the taking of low-quality assets from an affiliate.

We are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits a bank from engaging in the above transactions with its affiliates unless the transactions are on terms substantially the same, or at least as favorable to the bank or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Federal law also places restrictions on our ability to extend credit to our executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

USA Patriot Act of 2001. The USA Patriot Act of 2001 was enacted in response to the terrorist attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001. The Act is intended to strengthen the ability of U.S. law enforcement and the intelligence community to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Act on financial institutions of all kinds is significant and wide ranging. The Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including standards for verifying customer identification at account opening, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 was signed into law during 2002 as sweeping federal legislation which addressed accounting, corporate governance and disclosure issues. The Act applies to all public companies and imposed significant new requirements relating to public company governance and disclosure. Some of the provisions of the Act became effective immediately, while others are still in the process of being implemented.

In general, the Sarbanes-Oxley Act mandated important new corporate governance and financial reporting requirements intended to enhance the accuracy and transparency of public companies’ reported financial results. It established new responsibilities for corporate chief executive officers, chief financial officers and audit committees in the financial reporting process, and it created a new regulatory body to oversee auditors of public companies. It backed these requirements with new SEC enforcement tools, increased criminal penalties for federal mail, wire and securities fraud, and created new criminal penalties for document and record destruction in connection with federal investigations. It also increased the opportunity for more private litigation by lengthening the statute of limitations for securities fraud claims and providing new federal corporate whistleblower protection.

The Act went further to require that the various securities exchanges, including The Nasdaq Stock Market, prohibit the listing of the stock of an issuer unless that issuer complies with various new corporate governance requirements imposed by the exchanges, including the requirement that various corporate matters (including executive compensation and board nominations) be approved, or recommended for approval by the issuer’s full board of directors, by directors of the issuer who are “independent” as defined by the exchanges’ rules or by committees made up of “independent” directors. Our common stock is not “listed,” but we are subject to many of the provisions of the Act that apply to all public companies without regard to the listing of their securities.

The economic and operational effects of the Act on public companies, including us, have been and will continue to be significant in terms of the time, resources and costs required in order to comply with the new requirements. Because the Act, for the most part, applies equally to larger and smaller public companies, it will present us with additional challenges as a smaller, community-oriented financial institution seeking to compete with larger financial institutions in our market.

Item 2.	Description of Property.

Our Main Office is located at 310 West Franklin Street in a two-story restored residential structure containing approximately 4,692 square feet which has been upfitted for use as a banking facility and to which drive-up banking windows have been added. Our operations functions are located in an adjoining facility currently containing approximately 2,125 square feet. We increased the size of this building by approximately 1,100 square feet in March 2004 at a cost of approximately $146 thousand. We lease both facilities under a lease agreement that provides for an initial term of five years and five renewal options for five years each. Lease payments currently are $9,519 per month and will be adjusted during each renewal term based on changes in the producer price index. During 2003, we purchased an approximately 0.31 acre parcel located adjacent to our Main Office for which we have no plans at the current time.

Our Stallings Branch Office is located in a 3,560 square-foot leased building located at 101 Stallings Road, Stallings, North Carolina. The lease calls for an initial lease term of ten years, with sequential ten-year and five-year renewal options. Lease payments currently are $7,901 per month and will be adjusted during each renewal term based on changes in the producer price index. We have options to purchase the premises at various times during the lease term.

Our Weddington Branch Office previously was located in a grocery store. During November 2003, that office was relocated to a new facility we constructed at a cost of $587 thousand on an approximately one-acre tract located at 13731 Providence Road which we purchased during 2000. The new branch facility is a freestanding brick building containing 2,520 square feet and drive-up banking windows.

Each of our banking offices is in good condition and fully equipped for our purposes. On December 31, 2004, our investment in premises and banking equipment (cost less accumulated depreciation) was approximately $2.5 million.

Item 3.	Legal Proceedings.

We are not a party to any legal proceeding that is expected to have a material effect on our financial condition or results of operations.

Item 4.	Submission of Matters to a Vote of Security Holders.

Not applicable.

PART II

Item 5.	Market for Common Equity, Related Stockholder Matters and Small Business Issuer Purchases of Equity Securities.

Market for Common Stock. Market information regarding our common stock is incorporated by reference from page 44 (under the caption “Market Makers”) of our 2004 Annual Report to Shareholders.

Dividends. We have not paid any cash dividends on our common stock since we opened for business. We expect that, for the foreseeable future, our profits will be retained as additional capital to support operations and growth and that we will not pay any cash dividends.

Under North Carolina law we may only pay cash dividends from our undivided profits, and, on December 31, 2004, we had an accumulated deficit of approximately $621 thousand. So, there currently are no funds legally available for the payment of dividends, and we will not be permitted to pay any cash dividends until that deficit has been recovered through future profits.

In the future, any declaration and payment of cash dividends will be subject to the Board of Directors’ evaluation of our operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. Also, the payment of cash dividends in the future will be subject to certain other legal and regulatory limitations (including the requirement that our capital be maintained at certain minimum levels) and will be subject to ongoing review by our banking regulators. There is no assurance that, in the future, we will have funds available to pay cash dividends, or, even if funds are available, that we will pay dividends in any particular amount or at any particular times, or that we will pay dividends at all.

Additional information regarding restrictions on our ability to pay dividends is contained in Item 1 of this Report under the caption “Payment of Dividends.”

Sales of Common Stock. We did not sell any of our common stock during the fourth quarter of 2004.

Repurchases of Common Stock. We did not repurchase any shares of our common stock during the fourth quarter of 2004.

Item 6.	Management’s Discussion and Analysis or Plan of Operation.

This information is incorporated by reference from pages 27 through 42 (under the caption “Management’s Discussion and Analysis”) of our 2004 Annual Report to Shareholders.

Item 7.	Financial Statements.

Our audited financial statements are incorporated by reference from pages 5 through page 26 of our 2004 Annual Report to Shareholders.

Item 8.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 8A.	Controls and Procedures.

Our management, with the participation of our Chief Executive Officer, President and Chief Financial Officer, have evaluated the effectiveness of the design and operation of our disclosure controls and procedures in accordance with Rule 13a-15 of the Securities Exchange Act of 1934 (the “Exchange Act”). Based on their evaluation, the Chief Executive Officer, President and Chief Financial Officer concluded that, as of the end of the period covered by this report, our disclosure controls and procedures were effective in enabling us to record, process, summarize and report in a timely manner the information required to be disclosed in reports we file under the Exchange Act.

No change in our internal control over financial reporting occurred during our fourth quarter of 2004 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 8B.	Other Information.

Not applicable.

PART III

Item 9.	Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act.

Directors and Executive Officers. Information regarding our directors and executive officers is incorporated by reference from pages 3 and 4 (under the caption “Proposal 1: Election of Directors”) and page 8 (under the caption “Executive Officers”) of our definitive Proxy Statement distributed in connection with our 2005 annual meeting of shareholders.

Audit Committee Financial Expert. Rules recently adopted by the Securities and Exchange Commission (the “SEC”) require that we disclose whether our Board of Directors has determined that our Audit Committee includes a member who qualifies as an “audit committee financial expert” as that term is defined in the SEC’s rules. To qualify as an audit committee financial expert under the SEC’s rules, a person must have a relatively high level of accounting and financial knowledge or expertise which he or she has acquired through specialized education or training or through experience in certain types of positions. We currently do not have an independent director who our Board believes can be considered an audit committee financial expert and, for that reason, there is no such person who the Board can appoint to our Audit Committee. In the future, accounting and financial expertise and experience likely will be one of several factors that our Board considers in selecting candidates to become directors. However, we are not required by any law or regulation to have an audit committee financial expert on our Board or Audit Committee, and we believe that small companies such as ours will find it difficult to locate persons with the specialized knowledge and experience needed to qualify as audit committee financial experts who are willing to serve as directors without being compensated at levels higher than we currently pay our directors. Our current Audit Committee members include a certified public accountant, and the current members have a level of financial knowledge and experience that we believe is sufficient for a bank our size that, like us, does not engage in a wide variety of business activities, and, for that reason, the ability to qualify as an audit committee financial expert will not be the primary criteria in our Board’s selection of candidates to become new directors.

Section 16(a) Beneficial Ownership Reporting Compliance. Information regarding compliance by our directors, executive officers and principal shareholders with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 is incorporated by reference from page 3 (under the caption “Section 16(a) Beneficial Ownership Reporting Compliance”) of our definitive Proxy Statement distributed in connection with our 2005 annual meeting of shareholders.

Code of Ethics. Our Board of Directors has adopted a Code of Ethics that applies to our directors and to all our executive officers, including without limitation our principal executive officers and principal financial officer. A copy of our Code of Ethics will be provided without charge to any person upon request. Requests for copies should be directed by mail to Lynn Boyles at Trinity Bank, Post Office Box 5044, Monroe, North Carolina 28111-5044, or by telephone to (704) 296-0100.

Procedures for Shareholder Recommendations to Nominating Committee. Our Nominations Committee has adopted procedures to be followed by our shareholders who wish to recommend candidates to the Committee for its consideration in connection with its recommendation of director nominees to our Board of Directors. A copy of those procedures is attached as an exhibit to this Report.

Item 10.	Executive Compensation.

Information regarding compensation paid to our executive officers and directors is incorporated by reference from page 5 (under the caption “Director Compensation”) and page 9 (under the caption “Executive Compensation”) of our definitive Proxy Statement distributed in connection with our 2005 annual meeting of shareholders.

Item 11.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Beneficial Ownership of Securities. Information regarding the beneficial ownership of our common stock by our directors, executive officers and principal shareholders is incorporated by reference from pages 2 and 3 (under the caption “Beneficial Ownership of Securities”) of our definitive Proxy Statement distributed in connection with our 2005 annual meeting of shareholders.

Securities Authorized for Issuance Under Equity Compensation Plans. The following table summarizes all compensation plans and individual compensation arrangements which were in effect on December 31, 2004, and under which shares of our common stock have been authorized for issuance.

EQUITY COMPENSATION PLAN INFORMATION

	(a)		(b)	(c)
Plan category	Number of shares to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by security holders	152,204		$6.41	39,754
Equity compensation plans not approved by security holders	13,518	(1)	$8.00	-0-

Total	165,722		$6.54	39,754

(1)	Reflects number of shares covered by purchase warrants issued to Burke Capital Group, LLC as additional compensation for services in connection with our offering of stock to the public during 2003.

Item 12.	Certain Relationships and Related Transactions.

Information regarding transactions between us and our directors and executive officers is incorporated by reference from page 10 (under the caption “Transactions with Management”) of our definitive Proxy Statement distributed in connection with our 2005 annual meeting of shareholders.

Item 13.	Exhibits.

The following exhibits are filed or furnished with or incorporated by reference into this Report.

Exhibit No.	Description of Exhibit

3.1	Our Articles of Incorporation, as amended (incorporated by reference from exhibits to our 2002 Annual Report on Form 10-KSB)

3.2	Our By-laws, as amended (incorporated by reference from exhibits to our 2003 Annual Report on Form 10-KSB)

10.1*	Employment Agreement between us and David C. McGuirt (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.2*	Employment Agreement between us and Dennis O. Livingston (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.4	Lease Agreement pertaining to our Main Office (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.5*	Our Employee Stock Option Plan (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.6*	Our Director Stock Option Plan (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

13	Our 2004 Annual Report to Shareholders (filed herewith)

31.1	Certification of our Chief Executive Officer pursuant to Rule 13a-14(a) (filed herewith)

31.2	Certification of our President pursuant to Rule 13a-14(a) (filed herewith)

31.3	Certification of our Chief Financial Officer pursuant to Rule 13a-14(a) (filed herewith)

32	Certifications of our Chief Executive Officer, President and Chief Financial Officer pursuant to 18 U.S.C. Section 1350 (filed herewith)

99.1	Our definitive Proxy Statement (being filed separately with the FDIC)

99.2	Procedures for Shareholder Recommendations to Nominations Committee (furnished herewith)

*	An asterisk denotes a management contract or compensatory plan or arrangement.

Item 14.	Principal Accountant Fees and Services.

Information regarding services provided to us by our independent accountants is incorporated by reference from pages 11 and 12 (under the caption “Services and Fees During 2004 and 2003”) of our definitive Proxy Statement distributed in connection with our 2005 annual meeting of shareholders.

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, we have caused this Report to be signed on our behalf by the undersigned, thereunto duly authorized.

TRINITY BANK

Date: March 22, 2005	By:	/s/ David C. McGuirt
David C. McGuirt Chief Executive Officer

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, this Report has been signed by the following persons on our and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David C. McGuirt David C. McGuirt	Chief Executive Officer and Director (principal executive officer)	March 22, 2005

/s/ Dennis O. Livingston Dennis O. Livingston	President, Chief Administrative Officer and Director	March 22, 2005

/s/ Charla L. Kurtz Charla L. Kurtz	Senior Vice President and Chief Financial Officer (principal financial officer)	March 22, 2005

/s/ Philip R. Hargett Philip R. Hargett	Chairman	March 22, 2005

/s/ J. Brooks Davis J. Brooks Davis	Director	March 22, 2005

/s/ Henry B. Keen III Henry B. Keen III	Director	March 22, 2005

/s/ H. Loran Livingston H. Loran Livingston	Director	March 22, 2005

/s/ Dan L. Moser Dan L. Moser	Director	March 22, 2005

/s/ Gwendolyn M. Perkins Gwendolyn M. Perkins	Vice Chairman	March 22, 2005

/s/ Baxter W. Starnes Baxter W. Starnes	Director	March 22, 2005

/s/ Denton R. Williams, Jr. Denton R. Williams, Jr.	Director	March 22, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Our Articles of Incorporation, as amended (incorporated by reference from exhibits to our 2002 Annual Report on Form 10-KSB)

3.2	Our By-laws, as amended (incorporated by reference from exhibits to our 2003 Annual Report on Form 10-KSB)

10.1	Employment Agreement between us and David C. McGuirt (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.2	Employment Agreement between us and Dennis O. Livingston (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.4	Lease Agreement pertaining to our Main Office (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.5	Our Employee Stock Option Plan (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

10.6	Our Director Stock Option Plan (incorporated by reference from exhibits to our Registration Statement on Form 10-SB)

13	Our 2004 Annual Report to Shareholders (filed herewith)

31.1	Certification of our Chief Executive Officer pursuant to Rule 13a-14(a) (filed herewith)

31.2	Certification of our President pursuant to Rule 13a-14(a) (filed herewith)

31.3	Certification of our Chief Financial Officer pursuant to Rule 13a-14(a) (filed herewith)

32	Certifications of our Chief Executive Officer, President and Chief Financial Officer pursuant to 18 U.S.C. Section 1350 (filed herewith)

99.1	Our definitive Proxy Statement (being filed separately with the FDIC)

99.2	Procedures for Shareholder Recommendations to Nominations Committee (furnished herewith)

2004

Annual Report to Shareholders

2004 Annual Report

Selected Financial Data

The following table sets forth certain selected financial data for the years ending December 31, 2004, 2003, 2002, 2001 and 2000. Dollar amount totals, except per share data, are presented in thousands.

	2004	2003	2002	2001	2000
Summary of Operations
Interest income	$7,204	$6,186	$5,373	$4,006	$2,081
Interest expense	3,016	2,826	2,689	2,360	1,094

Net interest income	4,188	3,360	2,684	1,646	987
Provision for credit losses	272	256	263	347	334
Noninterest income	892	949	705	353	130
Noninterest expense	3,801	3,648	3,122	2,770	2,267
Income taxes	(922)	—	—	—	—

Net income (loss)	$1,929	$405	$4	$(1,118)	$(1,484)

Per Share Data (1)
Basic income (loss)	$1.05	$.27	$—	$(1.16)	$(1.55)
Diluted income (loss)	1.02	.26	—	(1.16)	(1.55)
Cash dividends declared	—	—	—	—	—
Book value	$7.23	$6.18	$5.66	$5.41	$6.48
Year-end Balance Sheet Summary
Loans, net	$100,766	$90,435	$76,573	$55,952	$25,109
Investment securities	39,715	21,402	16,291	12,471	6,113
Restricted equity securities	632	500	275	200	—
Total assets	150,847	124,425	100,461	75,006	36,215
Deposits	125,598	102,959	83,780	65,005	28,367
Shareholders’ equity	13,294	11,352	7,293	5,188	6,215
Interest-earning assets	143,982	118,805	96,065	70,304	32,843
Interest-bearing liabilities	128,019	104,927	86,995	63,805	26,921
Other Data
Shares outstanding at period end	1,837,986	1,837,986	1,287,461	959,792	959,792
Offices	3	3	3	3	2
Full-time employees	36	33	32	29	22
Selected Ratios
Return on average assets	1.39%	.36%	0.01%	(2.01%)	(5.54%)
Return on average equity	16.63%	4.59%	0.07%	(19.26%)	(21.44%)
Net interest margin (taxable equivalent)	3.18%	3.12%	3.20%	3.17%	4.09%
Efficiency	74.91%	84.99%	92.11%	138.57%	202.98%
Asset Quality Ratios (at period end)
Allowance for loan losses to:
Total loans	1.30%	1.31%	1.23%	1.25%	1.45%
Nonperforming loans	472.09%	98.45%	N/A	129.14%	N/A
Net charge-offs to average loans	.15%	—	.02%	.02%	.10%
Nonperforming assets to period end loans and foreclosed property	.69%	1.87%	.73%	.97%	N/A
Capital and Liquidity Ratios
Average equity to average assets	8.38%	7.80%	7.42%	10.42%	25.86%
Leverage	8.94%	9.36%	7.02%	6.96%	18.29%
Tier 1 risk-based	12.00%	11.68%	8.92%	8.48%	20.73%
Total risk-based	14.53%	14.44%	12.05%	9.67%	21.98%
Average loans to average deposits	84.32%	91.41%	90.98%	89.80%	80.94%
Average loans to average deposits and borrowings	77.32%	82.81%	83.67%	82.47%	78.19%

(1)	Adjusted to reflect the effect of a 6-for-5 stock split in June 2002.

Message to Shareholders

Dear Shareholders, Customers and Friends:

It is with pleasure that we send you this Annual Report for 2004. Your bank celebrated its fifth year of operation by continuing to gain market share; thereby increasing assets and profitability. In each of our three locations, more and more people are realizing that Trinity Bank is Union County’s bank. It also means that we are offering the highest quality customer service in our market. We have stressed to all our employees that in order for Trinity Bank to be successful, we must go the extra mile to assist our customers and always perform our duties with honesty and integrity. Our customers are realizing that we truly want to be the bank of choice in Union County and our numbers are proof.

Trinity Bank posted a before tax net profit of $1 million for the year ending December 31, 2004, which is an increase of 148% over the previous year. Our improvement in profitability was due to a combination of factors including an increase in interest income from $6.2 million to $7.2 million; improvement in our net interest margin; and keeping our overhead at a very minimum. The increases in the prime rate certainly helped our bottom line. Two areas that continued to exceed expectations were the merchant credit card program and the business manager program. These two areas generated $229 thousand and $364 thousand respectively in fee income and interest income.

Our balance sheet also revealed significant growth. Total assets grew to $151 million at December 31, 2004. This is an increase of $27 million or 22% over the December 31, 2003, total of $124 million. Loans, net of allowance for loan losses, grew 12% to $101 million and deposits grew 22% to $126 million. The growth in loans is attributable to our growing presence in Monroe and very high production in our Stallings office. We have added new loan personnel in Stallings and we estimate significant loan growth in that office in 2005. Deposits continue to grow in every branch but our most notable increase is in the Weddington office. Management believes that this office is key to our growth because of the new housing developments and expansion occurring in that area.

As you know we began offering internet banking in 2004 and the response has been excellent. We are predicting the number of customers using this service will grow especially since we enhanced the program by adding bill-pay. In order for us to compete we will continue to add new products and services that most benefit our customers and provide revenue to the Bank.

So we begin 2005 with great enthusiasm. The task before us is difficult; however, we are positioned and staffed to continue the positive momentum. We do not have specific locations designated for expansion, but we believe that by mid-year we will have a plan designed that will improve our market share and franchise value. Our number one goal is and will continue to be to improve the value of the investment our shareholders have made in Trinity Bank. We appreciate the confidence you have placed in us and we will strive every day to gain your loyalty.

With your support and patronage, we look forward to what this year holds.

Sincerely,

David C. McGuirt	Dennis O. Livingston
Chief Executive Officer	President

Balance Sheets

December 31,2004 and 2003

	2004	2003
Assets
Cash and due from banks	$1,780,954	$1,618,526
Interest-bearing due from banks	166,977	3,189,115
Federal funds sold	1,211,000	1,956,000
Investment securities, available-for-sale	39,714,879	21,401,962
Restricted equity securities	631,600	500,000
Loans, net of allowance for loan losses of $1,326,398 in 2004 and $1,201,577 in 2003	100,766,340	90,434,780
Property and equipment, net	2,522,477	2,478,257
Other real estate owned	422,251	505,597
Accrued income	592,744	426,050
Bank owned life insurance	1,338,788	1,286,537
Other assets	1,698,866	628,263

Total assets	$150,846,876	$124,425,087

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$9,016,043	$7,754,387
Interest-bearing	116,581,520	95,204,904

Total deposits	125,597,563	102,959,291
Securities sold under agreements to repurchase	1,430,975	708,865
Federal funds purchased	—	—
Federal Home Loan Bank advances and other long-term debt	8,506,444	7,513,252
Subordinated debt	1,500,000	1,500,000
Accrued interest payable	237,681	126,363
Other liabilities	280,416	265,326

Total liabilities	137,553,079	113,073,097

Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, no par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $3.50 par value; 5,000,000 shares authorized; 1,837,986 shares issued in 2004 and 2003	6,432,951	6,432,951
Surplus	7,590,765	7,590,765
Retained earnings (deficit)	(621,229)	(2,549,768)
Accumulated other comprehensive income (loss)	(108,690)	(121,958)

Total shareholders’ equity	13,293,797	11,351,990

Total liabilities and shareholders’ equity	$150,846,876	$124,425,087

See Notes to Financial Statements

Statements of Income

For the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Interest income
Loans and fees on loans	$5,953,978	$5,392,047	$4,602,757
Federal funds sold	36,109	8,440	21,872
Investment securities, taxable	1,196,669	764,725	732,680
Other	17,533	20,568	15,685

Total interest income	7,204,289	6,185,780	5,372,994

Interest expense
Deposits	2,681,212	2,498,167	2,449,180
Other borrowings	335,237	327,419	239,876

Total interest expense	3,016,449	2,825,586	2,689,056

Net interest income	4,187,840	3,360,194	2,683,938

Provision for loan losses	272,000	256,000	262,700

Net interest income after provision for loan losses	3,915,840	3,104,194	2,421,238

Noninterest income
Service charges on deposit accounts	294,756	302,387	242,477
Other service charges and fees	112,126	88,113	89,219
Financial services income	125,504	192,884	83,787
Merchant credit card program income	228,841	176,284	93,837
Mortgage loan origination fees	51,839	112,422	81,893
Other operating income	77,880	60,433	15,402
Gain on sale or maturity of investment securities	5,226	16,495	99,183

Total noninterest income	896,172	949,018	705,798

Noninterest expense
Salaries and employee benefits	1,998,115	1,795,717	1,586,034
Occupancy expense	409,306	543,260	433,163
Equipment expense	349,702	342,694	323,438
Data processing expense	326,082	270,295	248,712
Foreclosed asset expense, net	9,208	104,475	23,469
Other expense	713,437	591,866	507,470

Total noninterest expense	3,805,850	3,648,307	3,122,286

Net income before income tax expense	1,006,162	404,905	4,750
Income tax (expense) benefit	922,377	—	—

Net income	$1,928,539	$404,905	$4,750

Basic earnings per share (1)	$1.05	$.27	$—

Diluted earnings per share (1)	$1.02	$.26	$—

Weighted average shares outstanding	1,837,986	1,495,904	1,175,711

Weighted average shares diluted	1,887,461	1,529,632	1,175,711

(1)	Adjusted for the effect of a 6-for-5 stock split in June 2002

See Notes to Financial Statements

Statements of Changes in Shareholders’ Equity

For the years ended December 31, 2004, 2003 and 2002

	Common Stock		Surplus	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Shares (1)	Amount (1)
Balance, December 31, 2001	959,792	$3,359,272	$4,648,136	$(2,959,423)	$140,402	$5,188,387
Comprehensive income
Net income	—	—	—	4,750	—	4,750
Net change in unrealized gain (loss) on investment securities available for sale	—	—	—	—	227,660	227,660
Reclassification adjustment	—	—	—	—	(99,183)	(99,183)

Total comprehensive income						133,227
Issuance of common stock	327,669	1,146,841	824,314	—	—	1,971,155

Balance, December 31, 2002	1,287,461	4,506,113	5,472,450	(2,954,673)	268,879	7,292,769
Comprehensive income
Net income	—	—	—	404,905	—	404,905
Net change in unrealized gain (loss) on investment securities available for sale	—	—	—	—	(374,342)	(374,342)
Reclassification adjustment	—	—	—	—	(16,495)	(16,495)

Total comprehensive income						14,068
Issuance of common stock	550,525	1,926,838	2,118,315	—	—	4,045,153

Balance, December 31, 2003	1,837,986	6,432,951	7,590,765	(2,549,768)	(121,958)	11,351,990
Comprehensive income
Net income	—	—	—	1,928,539	—	1,928,539
Net change in unrealized gain (loss) on investment securities available for sale, net of income taxes of $9,527	—	—	—	—	18,494	18,494
Reclassification adjustment, net of income taxes of $(2,692)	—	—	—	—	(5,226)	(5,226)

Total comprehensive income						1,941,807

Balance, December 31, 2004	1,837,986	$6,432,951	$7,590,765	$(621,229)	$(108,690)	$13,293,797

(1)	Adjusted to reflect the effect of a 6-for-5 stock split in June 2002 and for a change in par value from $5.00 to $3.50.

See Notes to Financial Statements

Statements of Cash Flows

For the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities
Net income	$1,928,539	$404,905	$4,750
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	326,549	396,671	310,024
Amortization	6,000	6,000	6,000
Provision for loan losses	272,000	256,000	262,700
Deferred income tax benefit	(922,377)	—	—
Accretion of discount on securities, net of amortization on premiums	125,614	125,124	37,964
Net gain on sale of investment securities	(5,226)	(16,495)	(99,183)
Net gain on sale of property and equipment	(898)	11,358	—
Net write down on other real estate owned	10,000	62,672	—
Net loss on sale of other real estate owned	4,520	—	—
Changes in assets and liabilities:
Cash surrender value life insurance	(52,251)	(36,537)	—
Accrued income	(166,694)	4,753	(32,563)
Other assets	(98,234)	20,873	121,436
Accrued interest payable	111,318	18,740	7,828
Other liabilities	15,090	126,006	(33,644)

Net cash provided by operating activities	1,553,950	1,380,070	585,312

Cash flows from investing activities
Net (increase) decrease in federal funds sold	745,000	(1,956,000)	272,000
Net increase in loans	(11,126,658)	(14,117,753)	(20,883,398)
Purchases of investment securities	(30,342,231)	(23,153,577)	(13,855,358)
Sales of investment securities	3,197,551	3,460,071	6,210,220
Maturities of investment securities	8,537,051	13,857,961	3,939,910
Purchase of bank-owned life insurance	—	(1,250,000)	—
Sales of other real estate owned	591,924	—	—
Purchases of property and equipment	(388,871)	(1,080,163)	(125,500)
Disposals of property and equipment	19,000	471	—

Net cash used in investing activities	(28,767,234)	(24,238,990)	(24,442,126)

Cash flows from financing activities
Net increase in deposits	22,638,272	19,179,148	18,775,206
Net increase (decrease) in securities sold under agreements to repurchase	722,110	(900,548)	69,689
Net increase (decrease) in federal funds purchased	—	(532,000)	532,000
Net increase in Federal Home Loan Bank advances and other long-term borrowings	993,192	2,013,252	2,500,000
Net increase in subordinated debt	—	—	1,500,000
Proceeds from issuance of common stock	—	4,045,153	1,971,155

Net cash provided by financing activities	24,353,574	23,805,005	25,348,050

Net increase (decrease) in cash and cash equivalents	(2,859,710)	946,085	1,491,236
Cash and cash equivalents, beginning	4,807,641	3,861,556	2,370,320

Cash and cash equivalents, ending	$1,947,931	$4,807,641	$3,861,556

Supplemental disclosure of cash flow information
Interest paid	$2,905,131	$2,806,846	$2,681,228

Taxes paid	$—	$—	$—

See Notes to Financial Statements

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Trinity Bank (the Bank) was organized and incorporated under the laws of the State of North Carolina and commenced operations on November 2, 1999. On February 3, 2000, the Bank formed Trinity Financial Services, LLC (Trinity Financial) as a mortgage loan origination and financial services subsidiary. In 2001, the Bank consolidated the activities of Trinity Financial with those of its own. Trinity Financial is currently inactive. The Bank serves Union County, North Carolina and surrounding areas through three banking offices. As a state chartered bank that is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

The accounting and reporting policies of the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

Our policies with respect to the methodology for determination of the allowance for loan losses and asset impairment judgments, including the recoverability of intangible assets, involve a high degree of complexity. Management must make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions, or estimates would cause reported results to differ materially. These critical policies and their application are reviewed periodically with our Audit Committee and Board of Directors.

Business Segments

The Bank reports its activities as a single business segment. In determining the appropriateness of segment definition, the Bank considers components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Substantially all of the Bank’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank’s allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks” and “interest-bearing due from banks.”

Trading Securities

The Bank does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates.

Securities Available for Sale

Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders’ equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

When facts and circumstances indicate the borrower has regained the ability to meet required payments, the loan is returned to accrual status. Past due status of loans is determined based on contractual terms.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Property and Equipment

Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	5-40
Furniture and equipment	3-10

Foreclosed Properties

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed asset expense.

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount received in connection with the transaction. The Bank may be required to provide additional collateral based on the fair value of the underlying securities.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Stock-based Compensation

The Bank accounts for its stock-based compensation using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Bank is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004) (“SFAS 123(R)”), Share-Based Payments. SFAS 123(R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments, such as stock options granted to employees. The Bank will likely apply SFAS 123(R) on a modified prospective method. Under this method, the Bank is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted stock option awards that remain outstanding at the date of adoption. In addition, the Bank may elect to adopt SFAS 123(R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in the pro forma disclosures that had been required by SFAS 123, Accounting for Stock-Based Compensation. SFAS 123(R) will become effective for the Company in January, 2006.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. During 2004, Management determined that it was more likely than not that the Bank’s deferred tax asset would be realized. Accordingly, a deferred tax asset and tax benefit of $922,377 was recognized in 2004. At December 31, 2003, the net deferred tax asset was offset in its entirety by a valuation allowance.

Basic Earnings per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Comprehensive Income

Annual comprehensive income reflects the change in the Bank’s equity during the year arising from transactions and events other than investment by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of shareholders’ equity rather than as income or expense.

Financial Instruments

The Bank may use derivatives as part of the asset/liability management process. These derivatives are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure’s risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

In estimating its fair value disclosures for financial instruments, the Bank used the following methods and assumptions:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Interest-bearing deposits with banks: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. For deposits maturing in less than 90 days, the carrying amount approximates their fair value.

Available-for-sale and held-to-maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments, continued

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Short-term debt: The carrying amounts of short-term debt approximate their fair values.

Long-term debt: The fair values of the Bank’s long-term debt are estimated using discounted cash flow analysis based on the Bank’s current incremental borrowing rates for similar types of long-term debt.

Note 2. Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $626,000 and $409,000 for the periods including December 31, 2004 and 2003, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The carrying amount of securities (all available for sale) and their approximate fair values at December 31, 2004 and 2003 is detailed in the table below.

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2004
U. S. Government agency securities	$6,495,112	$—	$80,659	$6,414,453
Mortgage-backed securities	33,384,449	87,755	171,778	33,300,426

	$39,879,561	$87,755	$252,437	$39,714,879

2003
U. S. Government agency securities	$5,996,016	$2,701	$85,346	$5,913,371
Mortgage-backed securities	15,527,904	64,685	103,998	15,488,591

	$21,523,920	$67,386	$189,344	$21,401,962

The following table details gross unrealized losses and related fair values in the Bank’s available-for-sale investment securities portfolio. This information is aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2004.

	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U. S. Government agency securities	$2,979,882	$15,230	$2,434,571	$65,429	$5,414,453	$80,659
Mortgage-backed securities	15,531,631	102,431	2,985,498	69,347	18,517,129	171,778

Total temporarily impaired securities	$18,511,513	$117,661	$5,420,069	$134,776	$23,931,582	$252,437

Notes to Financial Statements

Note 3. Securities, continued

Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary. Management believes all unrealized losses presented in the table above to be temporary in nature.

Investment securities with a fair value of approximately $12,757,000 and $10,590,000 at December 31,2004 and 2003, respectively were pledged as collateral on repurchase agreements and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
Realized gains	$19,224	$29,410	$117,354
Realized losses	(13,998)	(12,915)	(18,171)

	$5,226	$16,495	$99,183

The scheduled maturities of securities (all available for sale) at December 31, 2004 are as follows:

	Amortized Cost	Fair Value
Due in one year or less	$1,014,087	$1,013,858
Due in one year through five years	22,623,886	22,577,210
Due in five years through ten years	13,231,172	13,137,501
Due after ten years	3,010,416	2,986,310

	$39,879,561	$39,714,879

Maturities of mortgaged-based securities are based on average lives. Actual maturities will vary as the underlying mortgage loans are repaid.

Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and are reported at cost. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it borrows from the FHLB.

Note 4. Loans Receivable

The major components of loans in the balance sheet at December 31, 2004 and 2003 are as follows (in thousands):

	2004	2003
Commercial	$19,017	$18,358
Real estate:
Construction and development	22,158	18,784
Residential, 1-4 families	13,559	12,504
Residential, 5 or more families	1,676	429
Farmland	684	718
Nonfarm, nonresidential property	42,953	37,701
Agricultural	223	326
Consumer	2,000	2,931

	102,270	91,751
Unearned loan origination fees, net of costs	(178)	(114)
Allowance for loan losses	(1,326)	(1,202)

	$100,766	$90,435

Notes to Financial Statements

Note 4. Loans Receivable, continued

Loans in the amount of approximately $7,821,000 and $2,908,000 were pledged as collateral on FHLB advances at December 31, 2004 and 2003, respectively.

Note 5. Allowance for Loan Losses

An analysis of the changes in the allowance for loan losses is as follows:

	2004	2003	2002
Balance, beginning	$1,201,577	$955,683	$709,289
Provision charged to expense	272,000	256,000	262,700
Recoveries of amounts charged off	2,445	771	320
Amounts charged off	(149,624)	(10,877)	(16,626)

Balance, ending	$1,326,398	$1,201,577	$955,683

The following is a summary of information pertaining to impaired loans:

	2004	2003	2002
Impaired loans without a valuation allowance	$—	$—	$—
Impaired loans with a valuation allowance	400,100	642,659	—

Total impaired loans	$400,100	$642,659	$—

Valuation allowance related to impaired loans	$80,020	$203,017	$—

	2004	2003	2002
Average investment in impaired loans	$421,568	$512,067	$227,398

Interest income recognized on impaired loans	$—	$—	$—

Interest income recognized on a cash basis on impaired loans	$—	$—	$—

No additional funds are committed to be advanced in connection with impaired loans.

At December 31, 2004, nonaccrual loans totaled $280,100, and loans past due 90 days and still accruing interest totaled $865. At December 31, 2003, nonaccrual loans totaled $642,659 and loans past due 90 days and still accruing interest were $577,794.

Note 6. Property and Equipment

Components of Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2004 and 2003 are as follows:

	2004	2003
Land	$872,725	$872,725
Buildings and improvements	970,367	817,712
Furniture and equipment	1,937,256	1,761,801

Property and equipment, total	3,780,348	3,452,238
Less accumulated depreciation	(1,257,871)	(973,981)

Property and equipment, net of depreciation	$2,522,477	$2,478,257

Notes to Financial Statements

Note 6. Property and Equipment, continued

Leases

All bank locations are leased under operating leases. Rent expense was $208,820, $267,387, and $267,134 for the periods ended December 31, 2004, 2003, and 2002, respectively.

Under terms of noncancellable operating lease agreements in effect at December 31, 2004 pertaining to bank premises and equipment, future minimum rent commitments are as follows:

2005	$209,029
2006	209,048
2007	209,048
2008	209,048
2009	209,048
Thereafter	135,943

$1,181,164

Note 7. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $26,528,361 and $27,072,065, respectively. At December 31, 2004, the scheduled maturities of time deposits (in thousands) are as follows:

2005	$50,329
2006	8,372
2007	7,492
2008	1,402
2009	3,408

$71,003

Note 8. Short-Term Debt

Short-term debt consists of federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to seven days from the transaction date, and other short-term borrowings. Additional information at December 31, 2004, 2003 and 2002 and for the periods then ended is summarized below:

	2004	2003	2002
Outstanding balance at December 31	$1,430,975	$708,865	$2,141,413

Year-end weighted averaged rate	2.09%	.78%	1.27%

Daily average outstanding during the year	$1,138,248	$1,250,344	$1,466,244

Average rate for the year	1.29%	1.07%	1.61%

Maximum outstanding at any month-end during the year	$1,712,075	$2,800,283	$2,141,413

Lines of Credit

The Bank has established various credit facilities to provide additional liquidity if needed, consisting of $2,100,000 in unsecured lines of credit with correspondent banks. In addition, the Bank has the ability to borrow up to ten percent of Bank assets from the Federal Home Loan Bank of Atlanta, subject to pledging of specific collateral. As of December 31, 2004 and 2003, approximately $14,900,000 and $14,555,000, respectively, were available under these arrangements.

Notes to Financial Statements

Note 9. Long-Term Debt

Federal Home Loan Bank Advances

The Bank’s long-term Federal Home Loan Bank advances of $8,500,000 are secured by qualifying first mortgage loans and investment securities owned by the Bank. The contractual maturities and weighted average rates of Federal Home Loan Bank advances are as follows:

2005	$—	—%
2006	3,500,000	2.90%
2007	500,000	4.52%
2008	3,000,000	2.91%
2009	—	—%
Thereafter	1,500,000	5.45%

	$8,500,000	3.45%

Convertible advances included in the table totaled $2,500,000 at December 31, 2004. These advances are callable by the FHLB on pre-specified “call” dates, generally quarterly. If called, the advance rates become adjustable and float based on the 3-month LIBOR rate. If not called by the FHLB on the call date, the current interest rate remains in place either until maturity or until the next call date. Additional advances totaling $1,000,000 adjust quarterly based on a predetermined formula that is tied to the 3-month LIBOR rate.

Subordinated Debt

In September 2002, the Bank issued subordinated debt maturing September 30, 2014 in the amount of $1,500,000. The adjustable-rate instrument is tied to the Wall Street Journal prime rate which was 5.25% at December 31,2004.

Note 10. Fair Value of Financial Instruments

The estimated fair values of the Bank’s financial instruments are as follows (in thousands):

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$1,948	$1,948	$4,808	$4,808
Federal funds sold	1,211	1,211	1,956	1,956
Investment securities	40,346	40,346	21,902	21,902
Loans, net of allowance for loan losses	100,766	100,076	90,435	90,292
Financial liabilities
Deposits	125,598	125,679	102,959	103,159
Short-term debt	1,431	1,431	709	709
Long-term debt	10,006	9,979	9,013	9,367
Off-balance-sheet assets (liabilities)
Commitments to extend credit and standby letters of credit	—	—	—	—

Notes to Financial Statements

Note 11. Earnings per Share

The following table details the computation of basic and diluted earnings per share for the periods ended December 31, 2004, 2003, and 2002:

	2004	2003	2002
Net income (income available to common shareholders)	$1,928,539	$404,905	$4,750

Weighted average common shares outstanding	1,837,986	1,495,904	1,175,711
Effect of dilutive securities, warrants and options	49,475	33,728	—

Weighted average common shares outstanding, diluted	1,887,461	1,529,632	1,175,711

Basic earnings per share	$1.05	$0.27	$0.00

Diluted earnings per share	$1.02	$0.26	$0.00

On August 19, 2003, the Bank issued 13,518 stock purchase warrants at an exercise price of $8.00 per share, the market price of the Bank’s common stock on that day. The warrants are immediately exercisable and expire on August 19, 2008.

Note 12. Employee Benefit Plans

Defined Contribution Plan

The Bank adopted a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code that covers substantially all employees at least 21 years of age who have completed twelve months of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. The Bank contribution was approximately $46,895, $44,113, and $39,886 for the years ended December 31, 2004, 2003 and 2002.

Stock Option Plan

During 2000 the Bank adopted the Incentive Stock Option Plan (Incentive Plan) for certain employees and the Nonstatutory Stock Option Plan (Nonstatutory Plan) for non-employee directors. Under each plan up to 95,979 shares may be issued for a total of 191,958 shares (adjusted for the 6-for-5 stock split). Options granted under both plans expire no more than 10 years from date of grant. Option exercise price, under both plans shall be set by the Board of Directors at the date of grant, but shall not be less than 100% of fair market value at the date of the grant. Under both plans, vesting is determined by the specific option agreements.

Notes to Financial Statements

Note 12. Employee Benefit Plans, continued

Stock Option Plan, continued

Activity under the Bank’s plans during the years ended December 31, 2004, 2003 and 2002 is summarized below:

	Qualified Options		Non-Qualified Options
	Available For Grant	Granted and Outstanding	Available For Grant	Granted and Outstanding
Balance December 31, 2001	21,579	74,400	7,200	88,779
Granted	(6,000)	6,000	—	—
Exercised	—	—	—	—
Forfeited	—	—	11,596	(11,596)
Expired	—	—	—	—

Balance December 31, 2002	15,579	80,400	18,796	77,183
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	9,379	(9,379)
Expired	—	—	—	—

Balance December 31, 2003	15,579	80,400	28,175	67,804
Granted	(4,000)	4,000	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—

Balance December 31, 2004	11,579	84,400	28,175	67,804

Notes to Financial Statements

Note 12. Employee Benefit Plans, continued

Stock Option Plan, continued

Additional information relating to the plan is detailed below:

	2004		2003	2002
Outstanding options:
Exercise price, beginning of the year(1)		$6.33	$6.33	$6.33
Exercise price, end of year(1)		$6.41	$6.33	$6.33
Range of exercise prices
From		$6.33	$6.33	$6.33
To		$9.45	$6.33	$6.33
Remaining contractual life in months(1)		80	91	103
Exercisable options outstanding at December 31:
Number		117,721	77,363	27,168
Exercise price(1)		$6.33	$6.33	$6.33
Weighted average exercise price of options:
Granted during the year		$9.45	$—	$6.33
Exercised during the year		$—	$—	$—
Forfeited during the year		$—	$6.33	$6.33
Expired during the year		$—	$—	$—
Significant assumptions used in determining fair value of options granted:
Risk-free interest rate		4.29%	—	3.95%
Expected life in years		10	—	10
Expected dividends		0.00%	—	0.00%
Expected volatility		0.54%	—	0.36%
Grant-date fair value:
Options granted during the year		$12,960	$—	$21,400
Results of operations:
Compensation cost recognized in income for all stock-based compensation awards	$		$—	$—

Pro forma net income(2)		$1,821,732	$256,375	$(72,846)

Pro forma earnings per common share(2)		$0.99	$0.17	$(0.06)

Diluted pro forma earnings per common share(2)		$0.97	$0.17	$(0.06)

(1)	Weighted average

(2)	As if the fair value based method prescribed by SFAS No. 123 had applied

Notes to Financial Statements

Note 13. Income Taxes

Operating Loss and Carryforwards

The Bank has loss carryforwards of approximately $1,163,000 for Federal and state purposes that may be used to offset future taxable income. If not previously utilized, the Federal and state loss carryforwards will expire beginning in 2019 and 2014, respectively.

Current and Deferred Income Tax Components

During 2004, Management determined that it was more likely than not that the Bank’s deferred tax asset would be realized. As a result, the deferred tax asset valuation allowance was eliminated. This resulted in a tax benefit of $922,377. The components of income tax expense (benefit) are as follows:

	2004	2003	2002
Current	$—	$—	$—
Deferred	357,830	126,511	2,619
Deferred tax asset valuation allowance change	(1,280,207)	(126,511)	(2,619)

	$(922,377)	$—	$—

Rate Reconciliation

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate included in the statements of income are as follows:

	2004	2003	2002
Tax at statutory federal rate	$342,095	$137,668	$1,615
Increase in cash surrender value of life insurance	(17,765)	(12,423)	—
State income tax	32,422	—	—
Other	1,078	1,266	1,004
Deferred tax asset valuation allowance change	(1,280,207)	(126,511)	(2,619)

	$(922,377)	$—	$—

Deferred Income Tax Analysis

The significant components of deferred taxes at December 31, 2004 and 2003 are summarized below:

	2004	2003
Deferred tax assets
Allowance for loan losses	$436,057	$389,930
Pre-opening expenses	—	45,974
Net operating losses	397,518	782,567
State income taxes	123,628	151,100
Deferred loan fees	60,291	38,989
Deferred compensation	25,953	3,834
Other	3,998	2,447

Total deferred tax assets	$1,047,445	$1,414,841

Deferred tax liabilities
Depreciation	(109,992)	(130,145)
State income taxes	(14,762)	—
Other	(314)	(4,489)

Total deferred tax liabilities	(125,068)	(134,634)
Valuation allowance	—	(1,280,207)

Net deferred tax assets	$922,377	$—

Notes to Financial Statements

Note 14. Commitments and Contingencies

Litigation

In the normal course of business the Bank may be involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-balance-sheet Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments at December 31, 2004 and 2003 is as follows:

	2004	2003
Commitments to extend credit	$14,924,000	$13,505,000
Standby letters of credit	141,000	347,000

	$15,065,000	$13,852,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Concentrations of Credit Risk

Substantially all of the Bank’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank’s primary focus is toward consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $1,000,000.

The Bank from time to time has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Notes to Financial Statements

Note 14. Commitments and Contingencies, continued

Other Commitments

The Bank has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Bank obligations in the event of merger or acquisition.

The Bank participates in a merchant credit card program. The program has approximately 890 merchants with annual sales in 2004 of approximately $227.1 million. The Bank’s gross revenues during 2004 were approximately $5.9 million, while expenses, including charge-offs, exchange fees, and amounts paid to the Third Party Service Provider, were approximately $5.7 million. Revenues, net of expenses are reported in other income and were $228,841, $176,284 and $93,837 in 2004, 2003 and 2002, respectively. The Bank may be subject to loss in the event a merchant cannot pay a claim to a returned item. It is not possible to estimate the amount of this contingent liability. Historically, the losses have not been significant to the Bank.

Note 15. Regulatory Restrictions

Dividends

The Bank, as a North Carolina banking corporation, may pay dividends only out of positive undivided profits (retained earnings) as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank. As of December 31, 2004, the Bank’s undivided profits were not sufficient to pay dividends.

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2004 and 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2004, the Bank met the criteria to be considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

Notes to Financial Statements

Note 15. Regulatory Restrictions, continued

Capital Requirements, continued

The Bank’s actual capital amounts and ratios are also presented in the table (in thousands).

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004
Total Capital (to Risk-Weighted Assets)	$16,223	14.5%	$8,951	8.0%	$11,188	10.0%
Tier I Capital (to Risk-Weighted Assets)	$13,397	12.0%	$4,466	4.0%	$6,698	6.0%
Tier I Capital (to Average Assets)	$13,397	8.9%	$6,021	4.0%	$7,526	5.0%

December 31, 2003
Total Capital (to Risk-Weighted Assets)	$14,163	14.4%	$7,868	8.0%	$9,835	10.0%
Tier I Capital (to Risk-Weighted Assets)	$11,462	11.7%	$3,919	4.0%	$5,878	6.0%
Tier I Capital (to Average Assets)	$11,462	9.4%	$4,877	4.0%	$6,097	5.0%

Note 16. Transactions with Related Parties

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows:

	2004	2003
Balance, beginning	$3,411,593	$3,551,711
New loans	1,915,890	2,274,462
Less:
Repayments	2,044,784	1,415,000
Relationship changes	—	999,580

Total deductions	2,044,784	2,414,580

Balance, ending	$3,282,699	$3,411,593

104 Cranberry Road

Post Office Box 760

Galax, Virginia 24333

276-238-1800

Fax 276-238-1801

Independent Auditor’s Report

Board of Directors and Shareholders

Trinity Bank

Monroe, North Carolina

We have audited the balance sheets of Trinity Bank as of December 31, 2004 and 2003 and the related statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trinity Bank at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Galax, Virginia
January 21, 2005

Management’s Discussion and Analysis

Critical Accounting Policies

Trinity Bank’s (hereinafter “the Bank”) financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited financial statements included in the Bank’s Annual Report on Form 10-KSB for the year ended December 31, 2004 contain a summary of significant accounting policies. Management believes the policy, with respect to the methodology for the determination of the allowance for loan losses, involves a higher degree of complexity and requires management to make difficult and subjective judgments that often require assumptions or estimates about uncertain matters. Accordingly, management considers the policy related to this area as critical.

The Bank’s allowance for loan losses is an estimate of the losses that may be sustained in the Bank’s loan portfolio. The allowance is based on two basic principles of accounting: (1) Statement of Financial Accounting Standards (“SFAS”) 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable, and (2) SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flow or values that are observable in the secondary market, and the loan balance.

The Bank’s allowance for loan losses has three basic components: (1) the formula allowance, (2) the specific allowance, and (3) the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses a historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of loss. Historical loss information, expected cash flows and fair market value of collateral are used to estimate these losses. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates. The unallocated allowance captures losses that are attributable to various economic events, industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

General

Trinity Bank was incorporated on November 2, 1999 as a state chartered commercial bank and opened for business on November 2, 1999. The Bank operates for the primary purpose of providing high quality banking products and services to individuals and small to medium-sized businesses in Union County, North Carolina while developing personal, hometown associations with these customers. Besides the Bank’s home office, it operates the only full-service bank branch office in Weddington, North Carolina, and in Stallings, North Carolina.

The Bank offers a wide range of banking services including checking and savings accounts; commercial, installment, mortgage and personal loans; safe deposit boxes; and other associated services.

The Bank’s primary sources of revenue are interest income from its commercial and real estate lending activities and, to a lesser extent, from its investment portfolio. The Bank also earns fees from lending and deposit activities, its merchant credit card program and investment brokerage services. The major expenses of the Bank are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses.

Management’s Discussion and Analysis

Primary Market Area

The Bank’s market area consists primarily of Monroe, Stallings and Weddington, North Carolina, along with the remainder of Union County and southeastern Mecklenburg County in North Carolina. Monroe is the county seat of Union County and lies approximately 30 miles south of Charlotte, North Carolina’s largest city. Union County lies in the southern Piedmont section of North Carolina and is bounded on the north by Stanly and Cabarrus Counties, on the east by Anson County, on the west by Mecklenburg County, and on the south by the South Carolina state line. The approximate population of Monroe, North Carolina is 30,000 people, and the population of all of Union County is approximately 146,000 people. The Bank’s market area population is approximately 234,000 people.

Overview

This Management’s Discussion and Analysis is provided to assist in the understanding and evaluation of the Bank’s financial condition and its results of operations. The following discussion should be read in conjunction with the Bank’s audited financial statements and related notes.

On December 31, 2004, total assets were $150.8 million compared to $124.4 million for December 31, 2003, an increase of $26.4 million or 21.2%. Net loans were $100.8 million on December 31, 2004, an increase of $10.4 million or 11.5% over the ending balance of $90.4 million on December 31, 2003. Total deposits were $125.6 million and $103.0 million on December 31, 2004 and 2003, respectively, representing an increase of $22.6 million or 21.9%.

Net income for the year ended December 31, 2004 was $1.9 million or $1.02 diluted earnings per share, compared to net income of $405 thousand or $.26 diluted earnings per share for the year ended December 31, 2003. Of this $1.5 million increase in net income, $922 thousand was related to the Bank’s one-time recognition of a net deferred tax asset. During 2004, as a result of sustained earnings, Management determined that it was more likely than not that the deferred tax asset would be recognized. The benefit was previously unrecognized due to a valuation allowance that offset its balance, which was $1.1 million on December 31, 2003. Recognition of this benefit resulted in a tax benefit for the year ended December 31, 2004, and will require the Bank to recognize income tax expense, based on income in future periods.

Also contributing to net income growth was an increase in earning assets, offset by higher operating expenses.

Management’s Discussion and Analysis

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004) (“SFAS 123(R)”), Share-Based Payments. SFAS 123(R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments, such as stock options granted to employees. The Bank will likely apply SFAS 123(R) on a modified prospective method. Under this method, the Bank is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted stock option awards that remain outstanding at the date of adoption. In addition, the Bank may elect to adopt SFAS 123(R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in the pro forma disclosures that had been required by SFAS 123, Accounting for Stock-Based Compensation. SFAS 123(R) will become effective for the Company in January, 2006. Management does not expect the amount to be material.

Analysis of Financial Condition

The following table illustrates the average asset mix for the periods ended December 31, 2004, 2003, and 2002.

Table 1. Average Asset Mix (dollars in thousands)

	For the Period Ended December 31, 2004		For the Period Ended December 31, 2003		For the Period Ended December 31, 2002
	Average Balance	%	Average Balance	%	Average Balance	%
Earning assets:
Due from banks	$1,366	0.99%	$1,713	1.51%	$956	1.08%
Federal funds sold	2,809	2.03%	893	0.79%	1,424	1.61%
Investment securities and restricted stock	29,902	21.60%	19,113	16.92%	13,405	15.16%
Loans	97,665	70.55%	85,922	76.05%	68,186	77.14%

Total earning assets	131,742	95.17%	107,641	95.27%	83,971	94.99%

Nonearning assets	6,681	4.83%	5,342	4.73%	4,427	5.01%

Total assets	$138,423	100.00%	$112,983	100.00%	$88,398	100.00%

Investment Securities and Federal Funds Sold

On December 31, 2004 and 2003, the balance held in federal funds sold was $1.2 million and $2.0 million, respectively. Average federal funds sold balances increased from $.9 million in 2003 to $2.8 million in 2004 due to growth in deposits that the Bank could not immediately use to fund loan demand or invest in securities.

Investment securities totaled $39.7 million and $21.4 million on December 31, 2004 and 2003, respectively. All of these securities were classified as available for sale and carried at their fair market values. On December 31, 2004 and 2003, the amortized costs of these securities totaled $39.9 million and $21.5 million, respectively. The growth in average investment securities during 2004 was the result of investing excess deposits in U.S. Government agency bonds and mortgage-backed securities.

The Bank uses its investment portfolio as a primary source of liquidity. Additionally, the Bank’s securities portfolio is used to modify the overall balance sheet interest rate sensitivity and to provide a higher yield as compared with federal funds sold. Management may sell securities classified as available for sale in response to changes in various factors including, but not limited to, changes in interest rates and changes in prepayment risk. During 2004, the Bank recognized gains of $5 thousand from the sale of securities in the amount of $3.2 million, and during 2003, securities sold in the amount of $3.5 million resulted in a realized gain of $16 thousand. Net unrealized losses in the portfolio on December 31, 2004 and 2003 amounted to $165 thousand and $122 thousand, respectively. Management has determined that it has the intent and the ability to hold securities until the recovery of market value.

Management’s Discussion and Analysis

Maturity and yield data for the securities are shown in Table 2 of December 31, 2004 and 2003.

Table 2. Investment Securities – Maturity and Yield Schedule (dollars in thousands)

	U.S. Government Agency	Mortgage- Backed Securities	Others	Total
				Amount	%
At December 31, 2003
Securities average maturities:

Three months or less	$1,000	$14	$—	$1,014	2.55%
Over three months to twelve months	—	—	—	—	—
Over one year to five years	1,000	21,577	—	22,577	56.85%
Over five years to ten years	4,414	8,723	—	13,137	33.08%
Over ten years	—	2,987	—	2,987	7.52%

Totals	$6,414	$33,301	$—	$39,715	100.00%

	U.S. Government Agency	Mortgage- Backed Securities	Others	Total
Weighted Average Yields:

Three months or less	2.21%	3.49%	—	2.23%
Over three months to twelve months	—	—	—	—
Over one year to five years	5.12%	4.08%	—	4.13%
Over five years to ten years	4.61%	4.48%	—	4.52%
Over ten years	—	4.16%	—	4.16%

Totals	4.32%	4.19%	—	4.21%

U.S. Government agency securities consisted entirely of bonds that have call features that enable the issuer to redeem the bonds prior to the maturity date. These securities are not likely to be called if market interest rates rise. As of December 31, 2004, all of the Bank’s U.S. Government agency securities were callable within six months.

Mortgage-backed securities generally pay principal and interest monthly on an amortization schedule, but are subject to prepayments of principal at any time.

Management’s Discussion and Analysis

Loans

Total loans increased by $10.5 million or 11.5% during 2004. The December 31, 2004 total loan balance was $102.1 million compared to $91.6 million for the same date in 2003. Average total loans as a percent of total assets decreased during 2004 due to management’s allocation of excess deposits to investment securities. Loan pay downs and management’s continued focus on quality credits also contributed to the reallocation of average total loans in the total asset mix. The loan-to-deposit ratios for December 31, 2004 and 2003 were 80.2% and 87.8%, respectively, reflecting the same trend.

Commercial loans targeted toward small to mid-sized businesses are the most significant component of loan growth, and a significant portion of these credits is real estate based, being secured by owner-occupied commercial real estate. Commercial and nonfarm, nonresidential loans increased by $5.7 million from December 31, 2003 to December 31, 2004. Consumer and residential lending are also emphasized; however, the average size of the Bank’s commercial loans is significantly larger than other types of loans, and as a result, comprises the most significant portion of the portfolio. The composition of the Bank’s loan portfolio on December 31, 2004 is illustrated in Table 3 below.

Table 3. Loan Portfolio Summary (dollars in thousands)

	December 31, 2004		December 31, 2003
	Amount	%	Amount	%
1-4 family residential	$13,559	13.28%	$12,504	13.65%
Multifamily	1,676	1.64%	429	0.47%
Farm	684.67%		718	0.78%
Nonfarm, nonresidential	42,953	42.07%	37,701	41.14%
Construction	22,158	21.71%	18,783	20.50%

Total real estate loans	81,030	79.37%	70,135	76.54%

Commercial and industrial	19,062	18.67%	18,570	20.26%
Consumer	2,000	1.96%	2,931	3.20%

Total loans	$102,092	100.00%	$91,636	100.00%

Management’s Discussion and Analysis

Table 4 presents the time to repricing or contractual maturity of the Bank’s loan portfolio on December 31, 2004. Adjustable rate loans are shown as being due in the period in which rates are next subject to change, whereas fixed rate loans are shown at their contractual maturity, net of related net deferred fees. The table does not include prepayments or scheduled principal payments.

Table 4. Maturity and Repricing Schedule of Loans (dollars in thousands)

	Three Months Or Less	Over Three Months to One Year	Over One Year to Five Years	Years	Over Five Total
Fixed rate loans:
1 to 4 family and multi-family	$573	$944	$5,853	$75	$7,445
Home equity	—	—	84	—	84
Construction	1,123	752	604	46	2,525
Commercial and non-residential	866	2,208	27,268	2,979	33,321
Consumer	482	157	1,283	45	1,967
Farmland	—	—	164	377	541

Total fixed rate loans	$3,044	$4,061	$35,256	$3,522	$45,883

Variable rate loans:
1 to 4 family and multi-family	$3,622	$—	$—	$—	$3,622
Home equity	4,084	—	—	—	4,084
Construction	19,633	—	—	—	19,633
Commercial and non-residential	28,694	—	—	—	28,694
Consumer	33	—	—	—	33
Farmland	143	—	—	—	143

Total variable rate loans	$56,209	$—	$—	$—	$56,209

Total loans:
1 to 4 family and multi-family	$4,195	$944	$5,583	$75	$11,067
Home equity	4,084	—	84	—	4,168
Construction	20,756	752	604	46	22,158
Commercial and non-residential	29,560	2,208	27,268	2,979	62,015
Consumer	515	157	1,283	45	2,000
Other	143	—	164	377	684

Total loans	$59,253	$4,061	$35,256	$3,522	$102,092

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates.

Management’s Discussion and Analysis

Allowance for Loan Losses and Asset Quality

The allowance for loan losses totaled $1,326 thousand, $1,202 thousand, and $956 thousand or 1.30%, 1.31%, and 1.23% of total loans on December 31, 2004, 2003, and 2002, respectively. The allowance for loan losses is established to provide for possible future losses in the Bank’s loan portfolio. Loan losses and recoveries are charged directly to the allowance.

During 2004, 2003, and 2002, the Bank provided $272 thousand, $256 thousand, and $263 thousand for possible loan losses. These provisions, made to the allowance for loan losses to provide for possible future losses, are charged directly against current earnings of the Bank. On at least a quarterly basis, management and the Board of Directors evaluates the allowance for loan losses to determine its adequacy to meet any known or anticipated future losses based on current and projected conditions. Factors considered in determining the adequacy of the allowance include the estimated collectibility of past due loans, the volume of new loans, overall seasoning of the portfolio, composition of the loan portfolio, industry standards, and the current as well as projected economic conditions. Specific reserves for individual loans will be established in addition to the basic reserve as deemed necessary based on evaluation of individual credits. Generally, loan review personnel allocate specific reserves to individual credits following review. Loans are selected for this review process as a result of one or more events. Reviews normally are triggered as a result of the delinquency of a credit, some change in the status of the borrower (including a change in the borrower or guarantor’s financial condition as indicated by receipt of interim financial statement,) or as a result of random selection in the normal course of our ongoing loan review function. Upon review, if a credit is considered to have deteriorated to a point that additional and ongoing attention is necessary, the credit will be “graded” into one of four “nonstandard” categories. These categories include, in order of increasing severity, watch list or “special mention,” substandard, doubtful, or loss. Once reviewed and classified, these loans are assigned a risk allocation based on the estimated risk of loss determined during the review. Loans that are not classified are assigned to general categories, generally based on their type of collateral and the strength of the borrower, and are assigned a risk weight by risk category.

The Bank’s loan portfolio is beginning to become more seasoned and historical trends are beginning to provide more pertinent data for evaluation. However, with continued growth, estimates of future portfolio performance remain quite subjective. Therefore, while it is the opinion of management and the Board of Directors that the allowance for loan losses is adequate to absorb any anticipated loan losses, no assurances can be made that any future loses may not be significant and may require additional provisions.

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management assesses these risks in the Bank’s loan origination process. The Bank also reduces credit risks by adhering to internal credit underwriting policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies. Net charged off loans were $148 thousand during 2004 compared to $10 thousand during 2003, and $16 thousand during 2002.

Nonperforming loans include loans delinquent 90 days or more and still accruing interest, nonaccrual loans, and restructured loans. Nonperforming loans on December 31, 2004 totaled $281 thousand, and consisted almost entirely of construction loans. On December 31, 2003, nonperforming loans totaled $1.2 million, consisting primarily of construction loans and 1-4 family loans. On December 31, 2004 and 2003, loans past due thirty days or more totaled $828 thousand and $536 thousand, respectively.

Management’s Discussion and Analysis

An analysis of the loan loss allowance for the years ended December 31, 2004, 2003 and 2002 is shown in Table 5.

Table 5. Analysis of the Allowance for Loan Losses (dollars in thousands)

	For the years ended December 31,
	2004	2003	2002
Balance, beginning of period	$1,202	$956	$709
Provision	272	256	263
Charge-offs:
1-4 family residential and multifamily	—	—	—
Commercial real estate	—	—	—
Commercial, financial and agricultural	—	—	(7)
Real estate – construction	(134)	—	—
Consumer	(16)	(11)	(9)

Total charge-offs	(150)	(11)	(6)

Recoveries:
1- 4 family residential and multifamily	—	—	—
Commercial real estate	—	—	—
Commercial, financial and agricultural	—	—	—
Real estate – construction	—	—	—
Consumer	2	1	—

Total recoveries	2	1	—

Net charge-offs	(148)	(10)	(16)

Balance, end of period	$1,326	$1,202	$956

Percent of loans outstanding	1.30%	1.31%	1.23%

Table 6 shows the allocation of the loan loss allowance by categories of loans for December 31, 2004 and 2003.

Table 6. Allocation of the Allowance for Loan Losses (dollars in thousands)

	December 31, 2004	December 31, 2003
1-4 family residential and multifamily	$136	$248
Commercial real estate and construction	765	629
Commercial, financial and agricultural	323	198
Consumer	19	29
General reserve	83	98

Total allowance for loan loss	$1,326	$1,202

The allocation of the loan loss allowance to the respective loan classifications is not necessarily indicative of future losses or future allocations.

Nonperforming Assets

Nonperforming assets totaled $703 thousand on December 31, 2004, and consisted of nonperforming loans of $281 thousand and other real estate owned amounting to $422 thousand. In comparison, on December 31, 2003, nonperforming loans totaled $1.2 million and other real estate owned totaled $506 thousand.

Management’s Discussion and Analysis

Table 7 shows nonperforming assets on December 31, 2004 and 2003.

Table 7. Nonperforming Assets (dollars in thousands)

	At December 31,
	2004	2003
Nonaccrual loans	$280	$642
Loans past due 90 days or more and still accruing interest	1	578

Total nonperforming loans	281	1,220
Other real estate owned	422	506

Total nonperforming assets	$703	$1,726

Deposits

Deposits acquired in the Bank’s local market area are its principal source of funding for lending and investing activities. With respect to certificates of deposit, many customers regularly shop for the highest rates available regardless of other factors such as service or convenience. In recognition of this trend, management sometimes uses alternative funding sources, including brokered deposits and deposits acquired over the Internet.

Brokered and Internet deposits were approximately $19.5 million or 15.5% of total deposits and approximately 27.5% of total certificates of deposit on December 31, 2004. On the same date in 2003, brokered and Internet deposits amounted to approximately $24.6 million or 23.9% of total deposits and 37.6% of total certificates of deposit. The $5.1 million drop in these two types of deposits was the result of management’s focus on locally advertising premium money market and interest checking accounts in order to attract core deposits to replace matured brokered and Internet time deposits.

Average deposits for the years ended December 31, 2004, 2003, and 2002 totaled $115.8 million, $94.0 million, and $74.9 million, respectively. Money market and savings account averages grew for the year ending December 31, 2004, partly as a result of customers’ tendency to temporarily place funds recovered from the stock market into short-term deposit accounts. In addition, the Bank introduced a premium money market account in early 2004 for which the response from customers was tremendous, resulting in increased money market balances for the year, and also helping to increase the Bank’s market share in Union County. Similarly, average NOW account deposits grew as a percent of total deposits during the years ended December 31, 2004 and 2003 because of a premium interest checking account introduced during 2003. The interest expense from the new products negatively affected the Bank’s earnings in 2003 and 2004, but was mitigated by the lower cost of time deposits.

Management’s Discussion and Analysis

Average deposits for the years ended December 31, 2004, 2003, and 2002 are summarized in Table 8.

Table 8. Deposit Mix (dollars in thousands)

	December 31, 2004		December 31, 2003		December 31, 2002
	Average Balance	%	Average Balance	%	Average Balance	%
Interest-bearing deposits:
NOW accounts	$17,846	15.41%	$10,005	10.64%	$3,030	4.04%
Money market and savings	22,596	19.51%	10,902	11.60%	8,852	11.81%
Time deposits	66,350	57.28%	66,014	70.24%	57,145	76.25%

Total interest-bearing deposits	106,792	92.20%	86,921	92.48%	69,027	92.10%
Noninterest-bearing deposits	9,034	7.80%	7,070	7.52%	5,919	7.90%

Total deposits	$115,826	$100.00%	$93,991	$100.00%	$74,946	100.00%

On December 31, 2004, time deposits denominated in amounts of $100,000 or more totaled $26.5 million while time deposits denominated in amounts under $100,000 totaled $44.5 million. Table 9 provides maturity information relating to time deposits of $100,000 or more on December 31, 2004 and 2003.

Table 9. Large time deposit maturities (dollars in thousands)

	2004	2003
Remaining maturity of three months or less	$6,619	$5,956
Remaining maturity over three months through one year	10,566	7,818
Remaining maturity over one year through three years	7,683	8,949
Remaining maturity over three years through five years	1,660	4,349

Total time deposits of $100,000 or more	$26,528	$27,072

Other Borrowings

On December 31, 2004, other borrowings consisted of securities sold under agreements to repurchase totaling $1.4 million, and Federal Home Loan Bank (“FHLB”) advances totaling $8.5 million. The rates paid on FHLB advances as of December 31, 2004 ranged from 2.16% to 5.45% and final maturity dates ranged from February 6, 2006 to January 26, 2011. Certain loans and securities are pledged as collateral for these advances. In addition, the Bank issued a long-term subordinated note totaling $1.5 million on September 30, 2002, which matures on September 30, 2014, and carries interest at The Wall Street Journal prime rate.

On December 31, 2003, federal funds purchased and securities sold under agreements to repurchase amounted to $709 thousand, FHLB advances totaled $7.5 million, and subordinated debt totaled $1.5 million.

Net Interest Income

The Bank’s principal source of earnings is net interest income, or the difference between income generated by earning assets less expense incurred on interest-bearing liabilities. During 2002, rates remained stable for most of the year; however, higher than market time deposit rates, management’s emphasis on attaining favorable liquidity ratios, and a fed funds rate drop in late 2002 all contributed to a low net interest margin for the Bank. During 2003, interest income from securities dropped due to early repayments, resulting in higher-than-expected cash flows being reinvested in lower-yielding securities. The loan portfolio was affected similarly. Also, the loan portfolio’s mix of fixed versus variable rate loans shifted from 45.2% variable rate at the end of 2002 to 50.0% variable rate at the end of 2003. Variable rate loans are typically tied to the prime rate, which was 4.0% at the end of 2004, whereas fixed rate loans generally command higher rates.

Management’s Discussion and Analysis

For the year ending December 31, 2004, loan yields continued to fall because of the replacement of matured or paid off loans with lower-yielding loans. However, as the prime rate began to rise in July 2004, the yield on loans tied to the prime rate had a positive impact on interest income. Investment securities yields remained at 4% during 2004, matching the yield for 2003. Because the Bank’s securities portfolio didn’t experience the same level of early prepayments as it had in 2003, the interest income was not negatively affected. In addition, borrowing costs dropped by 35 basis points during 2004, primarily as a result of higher-cost time deposits either renewing with lower rates or transferring to a shorter maturity.

Table 10 summarizes the major components of net interest income for the periods ended December 31, 2004, 2003, and 2002.

Table 10. Net Interest Income and Average Balances (dollars in thousands)

	2004			2003			2002
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest-earning assets:
Federal funds sold	$2,809	$36	1.28%	$893	$8	0.90%	$1,424	$22	1.54%
Due from banks	1,366	17	1.24%	1,713	21	1.23%	956	16	1.67%
Investment securities	29,902	1,197	4.00%	19,113	765	4.00%	13,405	732	5.46%
Loans	97,665	5,954	6.10%	85,922	5,392	6.28%	68,186	4,603	6.75%

Total interest-earning assets	131,742	7,204		107,641	6,186		83,971	5,373

Yield on average interest-earning assets			5.47%			5.75%			6.40%

Noninterest-earning assets	6,681			5,342			4,427

Total assets	$138,423			$112,983			$88,398

Interest-bearing liabilities:
Demand deposits	$17,846	286	1.60%	$10,005	166	1.66%	$3,030	14	0.46%
MMI & savings deposits	22,596	414	1.83%	10,902	171	1.57%	8,852	186	2.10%
Time deposits	66,350	1,981	2.99%	66,014	2,161	3.27%	57,145	2,249	3.94%
Other borrowings	10,484	335	3.20%	9,769	328	3.36%	6,543	240	3.67%

Total interest-bearing liabilities	117,276	3,016		96,690	2,826		75,570	2,689

Cost on average interest-bearing liabilities			2.57%			2.92%			3.56%

Noninterest-bearing liabilities	9,550			7,480			6,269

Total liabilities	126,826			104,170			81,839
Shareholders’ equity	11,597			8,813			6,559

Total liabilities and shareholders’ equity	$138,423			$112,983			$88,398

Net interest income		$4,188			$3,360			$2,684

Net yield on interest-earning assets			3.18%			3.12%			3.20%

Management’s Discussion and Analysis

Table 11 summarizes the effects of changes in volumes and rates on net interest income for the years shown.

Table 11. Rate/Volume Variance Analysis (dollars in thousands)

	2004 Compared to 2003			2003 Compared to 2002
	Interest Income/ Expense Variance	Variance Attributed to		Interest Income/ Expense Variance	Variance Attributed to
		Rate	Volume		Rate	Volume
Interest income on:
Federal funds sold	$28	$11	$17	$(14)	$(6)	$(8)
Due from banks	(4)	—	(4)	5	(8)	13
Investment securities	432	—	432	33	(279)	312
Loans	562	(175)	737	789	(408)	1,197

Total interest income	1,018	(164)	1,182	813	(701)	1,514

Interest expense on:
Deposit accounts	183	(142)	325	49	(375)	424
Other borrowings	7	(17)	24	88	(30)	118

Total interest expense	190	(159)	349	137	(405)	542

Increase (decrease) in net interest income	$828	$(5)	$833	$676	$(296)	$972

Noninterest Income

Noninterest income generally consists of revenues generated from the sale of a variety of financial products and services offered by the Bank. For the year ended December 31, 2004, noninterest income decreased by $53 thousand or 5.6%. Decreased income from the Bank’s mortgage loan and financial services programs were the primary reasons for the decline in overall noninterest income. In general, because mortgage loan rates rose several times during 2004, demand for refinancing mortgage loan debt fell off. Financial services income comes from the sale of non-deposit products and discount brokerage services, both of which had less activity than in the prior year. Offsetting the decrease was merchant credit card program income which earned $53 thousand more during 2004 than it did during 2003, a 30.1% increase, and was the result of increased sales volume.

For the year ended December 31, 2003, noninterest income increased $243 or 34.4% over the prior year due to an overall increase in fee-based activity related to the Bank’s growth. The merchant credit card program earned $176 thousand during 2003, increasing by $82 thousand or 87.2%. Financial services income increased $109 thousand or 129.8%. The major components of noninterest income for the years ended December 31, 2004, 2003 and 2002 are as follows:

Table 12. Sources of Noninterest Income (dollars in thousands)

	For the years ended December 31,
	2004	2003	2002
Service charges on deposit accounts	$295	$302	$243
Mortgage loan origination fees	52	113	82
Merchant credit card income	229	176	94
Other service charges and fees	112	88	89
Financial services income	126	193	84
Other noninterest income	25	24	15
Bank owned life insurance	52	37	—
Gain on sale of securities available for sale	5	16	99

Total noninterest income	$896	$949	$706

Management’s Discussion and Analysis

Noninterest Expense

During the year ended December 31, 2004, noninterest expense increased $158 thousand or 4.3% as compared to the same period in 2003. The largest component of this increase was salaries and benefits, which increased $202 thousand or 11.2% due to higher costs in providing health insurance and other benefits to employees, and due to the addition of staff to keep pace with the Bank’s growth. Also contributing to noninterest expense during 2004 were data processing fees which increased $56 thousand or 20.7% due to costs associated with banking services offered on the Internet (Trinity’s Bank Online) and due to additional computer upgrades and security programs. Professional services expenses increased $31 thousand in 2004 due to the initial costs of complying with the Sarbanes-Oxley Act of 2002, external loan reviews, and internal audits performed by outside parties. During the year ended December 31, 2004, occupancy and furniture and fixtures expenses decreased by $127 thousand or 14.3% due to the relocation of the Bank’s in-store branch located in Weddington. The costs of closing the old branch were expensed in 2003. Expenses associated with other real estate owned also decreased during 2004 compared to 2003.

For the period ended December 31, 2003, noninterest expense increased by $526 thousand or 16.8% over the same period in 2002, primarily because of the Bank’s growth. Significant components of this increase were salaries and benefits of $210 thousand or 13.2%; occupancy and furniture, fixtures and equipment expenses of $129 thousand or 17.0% due to the closing and relocation of the Bank’s Weddington branch; and an increase in costs associated with other real estate owned of $81 thousand. Table 13 shows the major components of noninterest expense for the years ended December 31, 2004, 2003 and 2002.

Table 13. Sources of Noninterest Expense (dollars in thousands)

	For the years ended December 31,
	2004	2003	2002
Salary and benefits	$1,998	$1,796	$1,586
Occupancy and FF&E expenses	759	886	757
Advertising	113	85	54
Data processing fees	326	270	249
Professional services	162	131	128
Stationery, printing and supplies	83	64	65
Other real estate owned expenses	9	104	23
Other expenses	356	312	260

Total noninterest expense	$3,806	$3,648	$3,122

Capital Adequacy

Shareholders’ equity amounted to $13.2 million and $11.4 million on December 31, 2004 and 2003, respectively. Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. As of December 31, 2004 the Bank exceeded all minimum capital ratio levels necessary to be considered well capitalized.

	Actual	Required to be “Well Capitalized”	Excess
Tier 1 capital to risk-adjusted assets	12.0%	6.0%	6.0%
Total capital to risk-adjusted assets	14.5%	10.0%	4.5%
Leverage ratio	8.9%	5.0%	3.9%

Management’s Discussion and Analysis

Liquidity and Sensitivity

The principal goals of the Bank’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund deposit withdrawals or net increases in loans without significant impact on the Bank’s income statement. Interest rate risk management balances the effects of interest rate changes on interest-earning assets and interest-bearing liabilities.

Liquidity is generally provided by cash flows from maturing investments, loan payments and maturities, federal funds sold, and unpledged investment securities. Liquidity sources also include core deposits, large denomination time deposits, federal funds lines from correspondent banks, borrowings from the Federal Home Loan Bank, brokered and Internet deposits, as well as the ability to issue long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was approximately 30% on December 31, 2004, compared to liquidity of approximately 19% on December 31, 2003. The increase in the ratio is due to the purchase of investment securities during 2004, instead of investing in loans. Management has policies and procedures in place to monitor and manage its liquidity position.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. An asset-sensitive position indicates that net interest income will increase when rates are rising. Conversely, net interest income will decrease when rates are falling. A liability-sensitive position indicates that net income will increase when rates are falling. Table 14 shows the sensitivity of the Bank’s balance sheet as of that specific date and is not necessarily indicative of the position on other dates. The Bank appeared to be cumulatively liability-sensitive for the one-year period following December 31, 2004.

Matching sensitive positions alone does not ensure the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management’s Discussion and Analysis

Table 14. Interest Rate Sensitivity (dollars in thousands)

	December 31, 2004
	0 - 3 Months	4 - 12 Months	13 - 60 Months	Over 60 Months	Total
Earning Assets:
Loans	$59,253	$4,061	$35,256	$3,522	$102,092
Investments	1,646	—	28,558	10,308	40,512
Due from banks	167	—	—	—	167
Federal fluids sold	1,211	—	—	—	1,211

Total	$62,277	$4,061	$63,814	$13,830	$143,982

Interest-bearing deposits:
NOW accounts	$16,186	$—	$—	$—	$16,186
Money market	28,060	—	—	—	28,060
Savings	1,333	—	—	—	1,333
Time deposits	26,786	23,924	20,293	—	71,003
Repurchase agreements/Fed funds purchased	1,431	—	—	—	1,431
FHLB borrowings and other long-term debt	2,000	6	6,500	—	8,506
Subordinated debt	1,500	—	—	—	1,500

Total	$77,296	$23,930	$26,793	$—	$128,019

Interest sensitivity gap	$(15,019)	$(19,869)	$37,021	$13,830	$15,963
Cumulative interest sensitivity gap	$(15,019)	$(34,888)	$2,133	$15,963	$15,963
Cumulative gap as a percentage of total interest-earning assets	(10.43)%	(24.23)%	(1.48)%	11.09%	11.09%
Cumulative interest-earning assets as a percentage of interest-bearing liabilities	80.57%	65.53%	101.67%	112.47%	112.47%

Effects of Inflation and Changing Prices

A commercial bank has an asset and a liability structure that is distinctly different from that of a company with substantial investments in plant and inventory because the major portion of its assets is monetary in nature. As a result, a bank’s performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the prices of goods and services, inflation is a factor that may influence interest rates. Yet, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect operating expenses in that personnel expense and the cost of supplies and outside services tend to increase more during periods of high inflation.

Management’s Discussion and Analysis

Disclosures About Forward Looking Statements

The discussions included in this management’s discussion and analysis may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Those statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be treated as forward looking statements. Those statements are often characterized by the use of qualifying words such as “expects”, “anticipates”, “believes”, “estimates”, “plans”, “projects”, or other statements concerning our and our management’s opinions or judgments about future events. The accuracy of any forward looking statements could be affected by such factors including, but not limited to, the financial success or changing conditions or strategies of our customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions.

Board of Directors

Board of Directors

Philip R. Hargett, Sr., Chairman	Starr Electric Co., Inc.

J. Brooks Davis	Davis Steel & Iron Co., Inc.

Henry B. Keen, III	Keen Sports Co., Inc.

Dennis O. Livingston	Trinity Bank

H. Loran Livingston	Central Church of God

David C. McGuirt	Trinity Bank

Dan L. Moser	Dan Moser Company, Inc.

Gwendolyn M. Perkins	Circle Medical Associates

Baxter W. Starnes	Baxter W. Starnes, CPA, P.A.

Denton R. Williams, Jr.	Blue Max Trucking, Inc.

Bank Officers

Philip R. Hargett, Sr.	Chairman

David C. McGuirt	Chief Executive Officer & Corporate Secretary

Dennis O. Livingston	President and Chief Administrative Officer

Karl G. Cahoon, Jr.	Senior Vice President & Business Development Officer

Charla L. Kurtz	Senior Vice President & Chief Financial Officer

A. Ray Singleton, Jr.	Senior Vice President & Chief Credit Officer

Harvey F. Whitley	Senior Vice President & Director of Financial Investment Products

Wesley F. Grant	Vice President & Regional Commercial Lending Officer

Patricia T. Kahle	Vice President & Director of Retail Operations

Pamela P. Sanders	Vice President & Loan Compliance and Credit Risk Officer

Ann K. Williams	Vice President & Director of Operations

Lynn H. Boyles	Assistant Vice President & Assistant Corporate Secretary

Patricia C. Jamison	Assistant Vice President & Lending Officer

Terri L. Mills	Assistant Vice President & Mortgage Lending Officer

Susan Lederer	Assistant Secretary

Shareholder Information

Annual Meeting

The annual meeting of shareholders will be held on May 2, 2005 at 3 p.m. at the Union County Chamber of Commerce, 903 Skyway Drive, Monroe, North Carolina 28112.

Requests for Information

Requests for information should be directed to Mr. David McGuirt, Chief Executive Officer, or Mr. Dennis Livingston, President, at Trinity Bank, P.O. Box 5044, Monroe, North Carolina, 28111; telephone (704) 296-0100.

Independent Auditors	Stock Transfer Agent

Larrowe & Company, PLC Certified Public Accountants Post Office Box 760 Galax, Virginia 24333	First Citizens Bank & Trust Company Post Office Box 29522 Raleigh, North Carolina 27626

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Market Makers

FIG Partners

1545 Peachtree Street, Suite 650

Atlanta, Georgia 30309

(866) 344-2657

The Bank’s common stock is listed on the OTC Bulletin Board under the symbol “TYBN.” As of December 31, 2004, the Bank had issued and outstanding 1,837,986 shares of common stock which were held by approximately 631 stockholders of record.

The Bank’s common stock was issued on November 1, 1999 at a price of $8.33 per share, adjusted for the effects of a 2002 six for five stock split. The table below reflects the approximate high and low bid prices known to the management of the Bank, for each quarter in the last two fiscal years.

	2004		2003
	High	Low	High	Low
First Quarter	$10.05	$9.25	$8.50	$8.50
Second Quarter	9.75	8.80	8.50	7.00
Third Quarter	9.40	8.50	8.00	7.00
Fourth Quarter	11.00	8.75	9.50	8.00

To date, the Bank has not paid any cash dividends. The Bank may pay a cash dividend only out of undivided profits as determined pursuant to North Carolina General Statues section 53-87. See Note 15 of the Notes to Financial Statements for additional information.

Banking Offices

310 West Franklin Street Monroe, North Carolina 28112 (704) 296-0100	13731 Providence Road Matthews, North Carolina 28104 (704) 841-2403	101 Stallings Road Stallings, North Carolina 28104 (704) 821-9889

EXHIBIT 31.1

CERTIFICATION

(Pursuant to Rule 13(a)-14(a))

I, David C. McGuirt, certify that:

1.	I have reviewed this Annual Report on Form 10-KSB of Trinity Bank;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: March 22, 2005	/s/ David C. McGuirt
David C. McGuirt Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION

(Pursuant to Rule 13(a)-14(a))

I, Dennis O. Livingston, certify that:

1.	I have reviewed this Annual Report on Form 10-KSB of Trinity Bank;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: March 22, 2005	/s/ Dennis O. Livingston
Dennis O. Livingston President and Chief Administrative Officer

EXHIBIT 31.3

CERTIFICATION

(Pursuant to Rule 13(a)-14(a))

I, Charla L. Kurtz, certify that:

1.	I have reviewed this Annual Report on Form 10-KSB of Trinity Bank;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: March 22, 2005	/s/ Charla L. Kurtz
Charla L. Kurtz
Chief Financial Officer and Senior Vice President

EXHIBIT 32

CERTIFICATIONS

(Pursuant to 18 U.S.C. Section 1350)

The undersigned hereby certifies that (i) the foregoing Annual Report on Form 10-KSB filed by Trinity Bank (the “Registrant”) for the year ended December 31, 2004, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: March 22, 2005	/s/ David C. McGuirt
David C. McGuirt
Chief Executive Officer

Date: March 22, 2005	/s/ Dennis O. Livingston
Dennis O. Livingston
President and Chief Administrative Officer

Date: March 22, 2005	/s/ Charla L. Kurtz
Charla L. Kurtz
Senior Vice President and Chief Financial Officer

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20549

FORM 10-QSB

(Mark One)

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2005

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

For the transition period from                      to

FDIC Insurance Certificate No. 35288

TRINITY BANK

(Exact name of small business issuer as specified in its charter)

North Carolina	56-2087131
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

310 West Franklin Street, Monroe, North Carolina 28112

(Address of principal executive offices)

(704) 296-0100

(Issuer’s telephone number)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒    No  ☐

State the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date: 1,837,986 shares of common stock as of August 8, 2005.

Transitional Small Business Disclosure Format (check one): Yes  ☐    No  ☒

TRINITY BANK

TRINITY BANK

BALANCE SHEETS

JUNE 30, 2005 AND DECEMBER 31, 2004

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets
Cash and due from banks	$2,369,169	$1,780,954
Interest-bearing due from banks	75,324	166,977
Federal funds sold	205,000	1,211,000
Investment securities, available-for-sale	39,323,914	39,714,879
Restricted equity securities	1,017,500	631,600
Loans	115,609,433	102,092,738
Allowance for loan losses	(1,450,127)	(1,326,398)

Loans, net	114,159,306	100,766,340
Premises and equipment, net	2,508,300	2,522,477
Other real estate owned	392,251	422,251
Bank owned life insurance	1,363,040	1,338,788
Other assets	2,016,413	2,291,610

Total assets	$163,430,217	$150,846,876

Liabilities & Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$10,820,243	$9,016,043
Interest-bearing	118,440,443	116,581,520

Total deposits	129,260,686	125,597,563
Federal funds purchased and securities sold under agreements to repurchase	2,322,129	1,430,975
Federal Home Loan Bank advances and other long-term debt	15,902,668	8,506,444
Subordinated capital note	1,500,000	1,500,000
Other liabilities	706,087	518,097

Total liabilities	149,691,570	137,553,079

Commitments and contingencies
Shareholders’ Equity
Preferred stock, no par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $3.50 par value; 5,000,000 authorized; 1,837,986 issued as of June 30, 2005 and December 31, 2004, respectively	6,432,951	6,432,951
Surplus	7,590,765	7,590,765
Retained deficit	(126,138)	(621,229)
Accumulated other comprehensive loss	(158,931)	(108,690)

Total shareholders’ equity	13,738,647	13,293,797

Total liabilities & shareholders’ equity	$163,430,217	$150,846,876

See accompanying notes to financial statements.

TRINITY BANK

STATEMENTS OF INCOME (UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 30, 2005 AND 2004

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004
	(Unaudited)	(Unaudited)
Interest Income
Loans and fees on loans	$1,892,002	$1,409,055
Federal funds sold	5,253	8,746
Investment securities, taxable	429,647	260,305
Interest-bearing due from banks	1,204	4,285

Total interest income	2,328,106	1,682,391

Interest Expense
Deposits	822,806	655,489
Other borrowings	166,129	81,609

Total interest expense	988,935	737,098

Net interest income	1,339,171	945,293
Provision for loan losses	119,000	46,000

Net interest income after provision for loan losses	1,220,171	899,293
Noninterest Income
Service charges on deposit accounts	100,021	92,825
Other service charges and fees	4,349	6,243
Financial services income	10,571	38,631
Merchant credit card program income	80,889	63,193
Mortgage loan origination fees	19,612	17,061
Other operating income	16,679	21,502
Gain on sales of securities available for sale	—	2,449

Total noninterest income	232,121	241,904

Noninterest Expenses
Salaries and employee benefits	529,135	499,262
Occupancy expense	100,370	98,886
Equipment expense	70,152	92,109
Data processing expenses	98,449	73,988
Legal, accounting and other professional expenses	48,064	38,476
Advertising	26,385	26,597
Other real estate owned losses and expenses	35,472	8,632
Other operating expenses	117,502	110,089

Total noninterest expenses	1,025,529	948,039

Net income before income taxes	426,763	193,158
Income tax expense	162,197	—

Net income	$264,566	$193,158

Basic Earnings Per Share	$.14	$.11

Diluted Earnings Per Share	$.14	$.10

Weighted Average Shares Outstanding	1,837,986	1,837,986

Diluted Weighted Average Shares Outstanding	1,908,052	1,889,139

See accompanying notes to financial statements.

TRINITY BANK

STATEMENTS OF INCOME (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
	(Unaudited)	(Unaudited)
Interest Income
Loans and fees on loans	$3,575,459	$2,777,670
Federal funds sold	16,047	11,277
Investment securities, taxable	830,939	503,627
Interest-bearing due from banks	2,813	8,633

Total interest income	4,425,258	3,301,207

Interest Expense
Deposits	1,585,519	1,258,841
Other borrowings	270,763	160,302

Total interest expense	1,856,282	1,419,143

Net interest income	2,568,976	1,882,064
Provision for loan losses	233,000	89,000

Net interest income after provision for loan losses	2,335,976	1,793,064
Noninterest Income
Service charges on deposit accounts	200,419	185,240
Other service charges and fees	10,420	11,895
Financial services income	30,191	61,437
Merchant credit card program income	128,401	104,504
Mortgage loan origination fees	33,941	25,353
Other operating income	35,637	40,546
Gain on sales of securities available for sale	—	3,456

Total noninterest income	439,009	432,431

Noninterest Expenses
Salaries and employee benefits	1,039,969	971,872
Occupancy expense	201,740	198,661
Equipment expense	137,182	183,534
Data processing expenses	185,477	154,309
Legal, accounting and other professional expenses	97,863	68,112
Advertising	42,240	49,163
Other real estate owned losses and expenses	38,741	14,495
Other operating expenses	236,840	215,144

Total noninterest expenses	1,980,052	1,855,290

Net income before income taxes	794,933	370,205
Income tax expense	299,842	—

Net income	$495,091	$370,205

Basic Earnings Per Share	$.27	$.20

Diluted Earnings Per Share	$.26	$.20

Weighted Average Shares Outstanding	1,837,986	1,837,986

Diluted Weighted Average Shares Outstanding	1,898,788	1,889,927

See accompanying notes to financial statements.

TRINITY BANK

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2005 and 2004

	Common Stock		Surplus	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance December 31, 2003	1,837,986	$6,432,951	$7,590,765	$(2,549,768)	$(121,958)	$11,351,990
Comprehensive income Net income	—	—	—	370,205	—	370,205
Net change in unrealized depreciation on investment securities available for sale	—	—	—	—	(542,794)	(542,794)
Reclassification adjustment	—	—	—	—	3,456	3,456

Total comprehensive loss						(169,133)
Balance June 30, 2004	1,837,986	$6,432,951	$7,590,765	$(2,179,563)	$(661,296)	$11,182,857

Balance December 31, 2004	1,837,986	$6,432,951	$7,590,765	$(621,229)	$(108,690)	$13,293,797
Comprehensive income Net income	—	—	—	495,091	—	495,091
Net change in unrealized depreciation on investment securities available for sale, net of income taxes of $25,882	—	—	—	—	(50,241)	(50,241)
Reclassification adjustment	—	—	—	—	—	—

Total comprehensive income						444,850
Balance June 30, 2005	1,837,986	$6,432,951	$7,590,765	$(126,138)	$(158,931)	$13,738,647

See accompanying notes to financial statements.

TRINITY BANK

STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$495,091	$370,205
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	233,000	89,000
Depreciation	133,181	171,397
Amortization	3,000	3,000
Accretion and amortization of securities, net	67,738	52,472
Net gain on sales of securities available for sale	—	(3,456)
Net gain on sale of fixed assets	(662)	(898)
Net write down on other real estate owned	30,000	—
Changes in assets and liabilities:
Cash surrender value of life insurance	(24,252)	(27,551)
Deferred income tax benefit	299,842	—
Other assets	(1,763)	(129,978)
Other liabilities	187,990	53,880

Total adjustments	928,074	207,866

Net cash provided by operating activities	1,423,165	578,071

Cash flows from investing activities
Net decrease in fed funds sold	1,006,000	586,000
Purchases of securities available for sale and restricted equity securities	(5,447,699)	(17,265,942)
Proceeds from maturities of securities available for sale	4,377,481	3,810,938
Proceeds from sales of securities available for sale	931,422	1,605,185
Net increase in loans	(13,625,966)	(4,811,742)
Purchases of property and equipment	(127,642)	(308,404)
Disposals of property and equipment	9,300	19,000

Net cash used in investing activities	(12,877,104)	(16,364,965)

Cash flows from financing activities
Net increase in deposits	3,663,123	12,274,800
Net increase in federal funds purchased and securities sold under agreements to repurchase	891,154	470,219
Net increase in other borrowings	7,396,224	996,715

Net cash provided by financing activities	11,950,501	13,741,734

Net increase (decrease) in cash and cash equivalents	496,562	(2,045,160)
Cash and cash equivalents, beginning	1,947,931	4,807,641

Cash and cash equivalents, ending	$2,444,493	$2,762,481

Supplemental disclosure of cash flow information
Cash paid for: Interest	$1,891,210	$1,408,081

Income taxes	$—	$—

Supplemental disclosure of noncash activities
Effect on equity of change in unrealized gain (loss), net of income taxes	$50,241	$539,338

Transfer of loans to other real estate owned	$—	$(327,406)

See accompanying notes to financial statements.

TRINITY BANK

NOTES TO FINANCIAL STATEMENTS

(1)	Organization

Trinity Bank (the Bank) was organized and incorporated under the laws of the State of North Carolina and commenced operations on November 2, 1999. The Bank currently serves Union County, North Carolina and surrounding areas through three banking offices located in Monroe, Stallings and Weddington. As a state chartered bank that is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

(2)	Presentation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the amounts of income and expense during the reporting periods. Actual results could differ from those estimates.

In the opinion of management, all adjustments considered necessary to present fairly the results for the interim periods presented have been included (such adjustments are normal and recurring in nature). Operating results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

Certain reclassifications have been made to the prior year’s financial statements to place them on a comparable basis with the current period.

(3)	Summary of Significant Accounting Policies

The accounting policies followed by the Bank are set forth in Note 1 to the Bank’s financial statements for the year ended December 31, 2004 included in the Annual Report (Form 10-KSB) on file with the Federal Deposit Insurance Corporation (FDIC).

Comprehensive income

Comprehensive income is the change in the Bank’s equity during the period arising from transactions and other events other than investments by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of shareholders’ equity rather than as income or expense. The Bank’s other comprehensive income (loss) for the six months ended June 30, 2005 and 2004 consists of unrealized gains and losses on certain investments in debt and equity securities. Comprehensive income (loss) for the six months ended June 30, 2005 and 2004 was $444,850 and ($169,133), respectively.

Stock-Based Compensation

The Bank accounts for its stock-based compensation using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Bank is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement (as amended by SFAS No. 148), which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

TRINITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Compensation cost recognized in income for all stock-based compensation awards	$—	$—	$—	$—

Pro forma net income, based on SFAS No. 123	$255,782	$149,509	$477,523	$283,515

Pro forma earnings per common share, based on SFAS No. 123	$.14	$.08	$.26	$.15

Pro forma earnings per fully dilutive common share, based on SFAS No. 123	$.13	$.08	$.25	$.15

(4)	Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “cash and due from banks”.

(5)	Earnings per Share

Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if the Bank’s dilutive stock options and stock warrants were exercised. As of June 30, 2005 and 2004, the Bank had 152,201 stock option shares outstanding. In August 2003, the Bank issued stock purchase warrants for 13,518 shares of the Bank’s common stock. The outstanding stock purchase warrants shares at June 30, 2005 numbered 13,518. A reconciliation of the denominator of the basic net income EPS computation is as follows:

	Six months ended June 30,
	2005	2004
Basic EPS denominator: weighted average number of common shares outstanding	1,837,986	1,837,986
Dilutive effect arising from assumed exercise of stock options and stock purchase warrants	60,802	51,941

Diluted EPS denominator	1,898,788	1,889,927

(6)	Allowance for Loan Losses

The following is a reconciliation of the allowance for loan losses for the six months ended June 30,2005 and 2004:

	Six months ended June 30,
	2005	2004
Balance at beginning of period	$1,326,398	$1,201,577
Provision for loan losses	233,000	89,000
Charge-offs	(109,271)	(142,167)
Recoveries	—	2,263

Net charge-offs	(109,271)	(139,904)

Balance at end of period	$1,450,127	$1,150,673

TRINITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(7)	Commitments and Contingencies

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit polices in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s approximate total commitments at June 30, 2005 is as follows:

June 30, 2005
Commitments to extend credit	$18,365,000
Standby letters of credit	456,000

(8)	Proposed Acquisition of Trinity Bank by Citizens South Bank

On May 25, 2005, the Bank announced the signing of a definitive agreement for the merger of Trinity Bank into Citizens South Bank, a subsidiary of Citizens South Banking Corporation. Citizens South Bank is headquartered in Gastonia, North Carolina, and has offices located in Iredell, Rowan, Mecklenburg, and Gaston Counties. As of June 30, 2005, Citizens South Bank had total assets of approximately $514.9 million, total loans of approximately $331.2 million, total deposits of approximately $372.4 million and shareholders’ equity of approximately $70.9 million.

Under the terms of the merger agreement, Citizens South Banking Corporation will issue a combination of common stock and cash for the outstanding common shares of Trinity Bank. Trinity shareholders will be given the option of receiving 1.3931 shares of Citizens South common stock for each share of Trinity common stock, $18.25 in cash for each share of Trinity common stock, or a mixture of stock and cash for each Trinity share, such that 50% of the shares of Trinity common stock will be exchanged for Citizens South common stock. Based on the merger consideration of $18.25 per share, the total transaction value is approximately $35.5 million. The transaction price represents 255% of Trinity’s book value as of March 31, 2005. This transaction, which is subject to regulatory approval and Trinity shareholder approval, is expected to close in the fourth quarter 2005. Additional information regarding this transaction may be obtained by reviewing the Registration Statement that Citizens South Banking Corporation filed with the Securities and Exchange Commission on August 1, 2005.

Item 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION

Overview

The discussions included in this Report and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Those statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be considered to be forward looking statements. Those statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning the opinions or judgments of our management about future events. The accuracy of those forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of our customers or vendors, fluctuations in interest rates and our ability to manage our interest rate spread, actions of government regulators, our ability to compete effectively in our banking market, the availability of capital, changes in personnel or general economic conditions, or the risk of losses in our loan portfolio.

On June 30, 2005, total assets were $163,430,217 compared to $150,846,876 on December 31, 2004, an increase of $12,583,341 or 8.3%. Net loans grew $13,392,966 or 13.3% from December 31, 2004 to June 30, 2005, and available-for-sale investment securities decreased $390,965 or .1%. During the same period, deposits increased $3,663,123 or 2.9%.

The Bank’s net income totaled $264,566 for the three months ended June 30, 2005, and the diluted earnings per share was $.14 compared to net income of $193,158 or $.10 diluted earnings per share for the same period in 2004. This represents an increase of $71,408 or 37.0%. For the six months ended June 30, 2005 and 2004, net income was $495,091 or $.26 diluted earnings per share and $370,205 or $.20 diluted earnings per share, respectively.

Loans

On June 30, 2005, the loan portfolio totaled $115,609,433 and represented 70.7% of total assets compared to $102,092,738 or 67.7% of total assets at December 31, 2004. The net loan-to-deposit ratios for June 30, 2005 and December 31, 2004 were 88.3% and 80.2%, respectively.

Investment Securities

The Bank’s available-for-sale investment securities totaled $39,323,914 at June 30, 2005, compared to $39,714,879 at December 31, 2004, decreasing primarily due to principal payments or maturities, and offset by purchases of $5,447,699. Net unrealized losses also contributed to the decline in the investment securities balance. On June 30, 2005, unrealized losses were $240,805 compared $164,682 at December 31, 2004. Changes in net unrealized gains and losses were caused by fluctuations in market interest rates rather than by concerns about the issuers’ ability to meet their obligations.

Total proceeds from the sale of securities available for sale were $931,422 and $1,605,185 for the six months ended June 30, 2005 and 2004, respectively. There were no realized gains or losses from the 2005 sales. Net realized gains from the 2004 sales amounted to $3,456.

Other Real Estate Owned

Other real estate owned (OREO) amounted to $392,251 and $422,251 at June 30, 2005 and December 31, 2004, respectively. The two properties that make up these balances are located in Anson County, North Carolina and Mecklenburg County, North Carolina.

Item 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Deposits

Total deposits increased from a balance of $125,597,563 at December 31, 2004 to $129,260,686 at June 30, 2005. As of June 30, 2005, the Bank’s time deposits of $100,000 or more totaled $32,128,954 compared to $26,528,361 at December 31, 2004, an increase of $5,600,593 or 21.1%. Included in the large time deposit totals are time deposits amounting to $7,848,000 and $7,275,000 as of June 30, 2005 and December 31, 2004, respectively, for which the Bank paid a brokerage fee. In general, these deposits were entered into at a rate below what the Bank would have had to pay to borrow from the Federal Home Loan Bank. Additionally, because the deposits are offered to a broader market, maturity dates that compliment the Bank’s overall interest rate management strategies are more easily negotiated.

Additional sources of funding, besides local and brokered deposits, have come from a certificate of deposit service that uses the Internet to advertise the Bank’s rates to other financial institutions. The rates posted on the Internet are sometimes higher than local certificate of deposit rates. Management has not solicited these types of deposits during 2005 except to replace matured financial institution time deposit accounts.

Other Borrowings

On June 30, 2005, other borrowings consisted of securities sold under agreements to repurchase totaling $2,322,129, Federal Home Loan Bank (FHLB) advances totaling $15,900,000, and a capital lease amounting to $2,668. Additionally, as of June 30, 2005, long-term subordinated debt totaled $1,500,000. As of December 31, 2004, federal funds purchased and securities sold under agreements to repurchase totaled $1,430,975, FHLB advances were $8,500,000, the capital lease balance was $6,444, and long-term subordinated debt was $1,500,000. The $7,400,000 increase in FHLB advances partially funded the Bank’s loan growth.

Capital Adequacy and Regulatory Restrictions

Total shareholders’ equity was $13,738,647 at June 30, 2005, compared to $13,293,797 at December 31, 2004, an increase of $444,850 or 3.3%. The increase in shareholders’ equity is primarily due to the additional net income earned for the six months ended June 30,2005.

Trinity Bank is required to meet certain levels of capital as required by its regulator, the Federal Deposit Insurance Corporation (FDIC). The FDIC has adopted minimum capital regulations that categorize components and the level of risk associated with various types of assets. Financial institutions are expected to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with the guidelines. Trinity Bank maintains capital levels exceeding the required minimum levels, as shown in the table below:

	Actual	Required	Excess
Tier I capital to risk adjusted assets	11.1%	4.0%	7.1%
Total capital to risk adjusted assets	13.5%	8.0%	5.5%
Leverage ratio	8.7%	4.0%	4.7%

Asset Quality and Allowance for Loan Losses

Nonperforming assets were $1,119,795 and $703,216 at June 30, 2005 and December 31, 2004, respectively. Nonperforming assets include loans delinquent 90 days or more and still accruing, nonaccrual loans, restructured loans, other real estate owned, and other nonperforming assets. As of June 30, 2005, the Bank had nonaccrual loans totaling $727,544 and there were no loans outstanding that were delinquent 90 days or more and still accruing as of June 30, 2005. As of December 31, 2004, nonaccrual loans totaled $280,100, and the Bank had loans outstanding that were delinquent 90 days or more and still accruing in the amount of $865.

The Bank’s allowance for loan losses was $1,450,127 or 1.25% of outstanding loans at June 30, 2005 compared to $1,326,398 or 1.30% of outstanding loans at December 31, 2004.

Item 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

The allowance for loan losses represents management’s estimate of an amount adequate to provide for potential losses inherent in the loan portfolio. The adequacy of the allowance for loan losses and the related provision are based upon management’s evaluation of the risk characteristics of the loan portfolio under current economic conditions with consideration to such factors as financial condition of the borrowers, collateral values, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, and delinquency trends. Management believes that the allowance for loan losses is adequate. While management uses all available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Regulatory Matters

The Sarbanes-Oxley Act of 2002 is sweeping federal legislation that was signed into law on July 30, 2002 and that addresses accounting, corporate governance and disclosure issues relating to public companies. Some of the provisions of the Act became effective immediately, while others are still in the process of being implemented. In general, the Act mandates important new corporate governance, financial reporting and disclosure requirements intended to enhance the accuracy and transparency of public companies’ reported financial results. It establishes new responsibilities for corporate chief executive officers and chief financial officers and boards of directors in the financial reporting process, and it creates a new regulatory body to oversee auditors of public companies. The economic and operational effects of the Act on public companies, including the Bank, have been and will continue to be significant in terms of the increased time, resources and costs associated with complying with the new law. Because the Act, for the most part, applies equally to large and small public companies, it will continue to present the Bank with particular challenges, and increased audit fees and compliance costs associated with the Act could have a negative effect on the Bank’s results of operations.

RESULTS OF OPERATIONS

Three Months Ended June 30, 2005 Compared to June 30, 2004

Net income for the three months ended June 30, 2005 was $264,566 or $.14 diluted earnings per share compared to $193,158 or $.10 diluted earnings per share for the same period in 2004. The increased net income was primarily the result of growth in net interest income.

Interest income for the three months ended June 30, 2005 totaled $2,328,106, an increase of $645,715 or 38.4% over the amount for the quarter ended June 30, 2004, which was $1,682,391. This increase is attributable to the Bank’s growth in loans and investment securities from June 30, 2004 to June 30, 2005, and higher interest rates on adjustable rate loans. Total interest expense for the second quarter of 2005 was $988,935 compared to $737,098 for the comparable period in 2004. This increase of $251,837 or 34.2% is attributable to higher average deposit and other borrowings balances along with a higher cost of funds.

Noninterest income decreased from $241,904 for the second quarter of 2004 to $232,121 for the same period in 2005. This decrease of $9,783 or 4.0% relates primarily to a reduction in fees earned from non-deposit financial services, offset by increases in service charges on deposit accounts and merchant credit card program income.

Noninterest expenses rose $77,490 or 8.2%, growing from $948,039 for the quarter ended June 30, 2004, to $1,025,529 for the quarter ended June 30, 2005. The increase is partially attributable to salaries and employee benefits cost increases, which amounted to $29,873 or 6.0%. Data processing expense increased $24,461 or 33.1% due to annual contract increases and the addition of services such as Internet access and bill paying. Other real estate owned expenses and losses increased by $26,840 primarily due to the prudent write-down of $30,000 on property located in Anson County, North Carolina. Other expenses increased as a result of the bank’s growth. Offsetting these were equipment expenses, which decreased by $21,957 or 23.8% due to the full depreciation in 2004 of certain fixed assets purchased in 1999.

Item 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

During the three months ended June 30, 2005, the Bank recorded an expense for provision for loan losses of $119,000 compared to $46,000 for the same period in 2004. This increase is attributable to loan growth during the quarter. See the discussion above regarding asset quality and allowance for loan losses.

Income tax expense was $162,197 for the quarter ended June 30, 2005. No income tax expense was recorded during the second quarter of 2004.

Six Months Ended June 30, 2005 Compared to June 30, 2004

Net income for the six months ended June 30, 2005 was $495,091 or $.26 diluted earnings per share compared to $370,205 or $.20 diluted earnings per share for the same period in 2004.

Interest income for the six months ended June 30, 2005 totaled $4,425,258, an increase of $1,124,051 or 34.0% over the amount for the six months ended June 30, 2004, which was $3,301,207. Part of this increase is attributable to the growth in the loan portfolio since the end of 2004, as well as rising interest rates on adjustable rate loan products. In addition, investment securities balances increased significantly during the second half of 2004, resulting in more interest income during the first half of 2005. Total interest expense for the first six months of 2005 was $1,856,282 compared to $1,419,143 for the comparable period in 2004. This increase of $437,139 or 30.8% is attributable to higher average deposit and other borrowings balances along with a higher cost of funds.

Noninterest income increased from $432,431 for the first half of 2004 to $439,009 for the same period in 2005. This increase of $6,578 or 1.5% relates primarily to increases in service charges on deposit accounts and merchant credit card program income, offset by a reduction in fees earned from non-deposit financial services.

Noninterest expenses rose $124,762 or 6.7%, growing from $1,855,290 for the six months ended June 30, 2004, to $1,980,052 for the six months ended June 30, 2005. The increase is partially attributable to additional employees, and salaries and employee benefits cost increases, which amounted to $68,097 or 7.0%. Data processing costs increased $31,168 or 20.2%, while equipment expense decreased $46,352 or 25.3% due to the full depreciation in 2004 of certain fixed assets purchased in 1999. Accounting and other professional fees increased by $29,751 or 43.7% primarily due to costs of complying with the Sarbanes-Oxley Act of 2002. The costs associated with maintaining other real estate owned and write-downs on property increased by $24,246 or 167.3%. Other expenses increased as a result of the bank’s growth.

During the six months ended June 30, 2005, the Bank recorded an expense for provision for loan losses of $233,000 compared to $89,000 for the same period in 2004. This increase is attributable to charge-offs amounting to $100,000 and due to loan growth. See the discussion above regarding asset quality and allowance for loan losses.

Income tax expense was $299,842 for the six months ended June 30, 2005. No income tax expense was recorded for the same period in 2004.

Item 3.	CONTROLS AND PROCEDURES

The Bank’s management, with the participation of the Bank’s Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the Bank’s disclosure controls and procedures as of the end of the period covered by this quarterly report. Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that the disclosure controls and procedures were effective as of the end of the period covered by this report.

In connection with the above evaluation, no change in Trinity Bank’s internal control over financial reporting was identified that occurred during the most recent fiscal quarter and that has materially affected, or is reasonably likely to materially affect, the Bank’s internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1.	Legal Proceedings

Not Applicable.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Not Applicable.

Item 3.	Defaults Upon Senior Securities

Not Applicable.

Item 4.	Submission of Matters to a Vote of Security Holders

At the annual meeting of shareholders held on May 2, 2005, the following matters were submitted to a vote of security holders and were approved by majority vote:

1.	Philip R. Hargett, Sr., H. Loran Livingston, Dan L. Moser, and Baxter W. Starnes will serve as directors of the Bank until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

a.	Mr. Hargett received 1,451,905 votes for, 906 votes withheld, and 0 broker nonvotes;

b.	Mr. Livingston received 1,442,071 votes for, 10,740 votes withheld, and 0 broker nonvotes;

c.	Mr. Moser received 1,448,525 votes for, 4,286,240 votes withheld, and 0 broker nonvotes;

d.	Mr. Starnes received 1,452,511 votes for, 300 votes withheld, and 0 broker nonvotes;

2.	Shareholders authorized two additional directorships that will be left unfilled and also authorized the Board of Directors to fill one or both of the resulting vacancies by appointing persons as directors of the Bank during the year following the 2005 Annual Meeting. Votes for the proposal numbered 1,338,526, against totaled 111,607, abstentions totaled 2,678, and broker nonvotes totaled 0;

3.	The appointment of Larrowe & Company, PLLC, as the independent accountants for the Bank for the fiscal year ending December 31, 2005 was ratified with 1,389,768 votes for, 140 votes against, 62,903 abstentions, and 0 broker nonvotes.

Item 5.	Other Information

Not Applicable.

Item 6.	Exhibits

The following exhibits are being filed or furnished with this report:

Exhibit No.	Description of Exhibit
31.1	Certification of Chief Executive Officer required by Rule 13a-14 (a) (filed herewith)

31.2	Certification of Chief Financial Officer required by Rule 13a-14 (a) (filed herewith)

32	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350 (furnished herewith)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRINITY BANK

Date:	August 11, 2005	By:	/s/ David C. McGuirt
David C. McGuirt, Chief Executive Officer

Date:	August 11, 2005	By:	/s/ Charla L. Kurtz
Charla L. Kurtz, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description	Sequential Page Number
31.1	Certification of Chief Executive Officer required by Rule 13a-14 (a) (filed herewith)

31.2	Certification of Chief Financial Officer required by Rule 13a-14 (a) (filed herewith)

32	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350 (furnished herewith)

Exhibit 31.1

CERTIFICATION

I, David C. McGuirt, certify that:

1.	I have reviewed this Quarterly Report on Form 10-QSB of Trinity Bank;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a 15(e) and 15d 15(e)) for the small business issuer and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: August 11, 2005	/s/ David C. McGuirt
David C. McGuirt, Chief Executive Officer

Exhibit 31.2

CERTIFICATION

I, Charla L. Kurtz, certify that:

1.	I have reviewed this Quarterly Report on Form 10-QSB of Trinity Bank;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a 15(e) and 15d 15(e)) for the small business issuer and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: August 11, 2005	/s/ Charla L. Kurtz
Charla L. Kurtz, Chief Financial Officer

Exhibit 32

CERTIFICATION PURSUANT TO 18 U.S.C. § 1350

In connection with the Quarterly Report on Form 10-QSB for the period ended June 30, 2005 (the “Form 10-QSB”) of Trinity Bank (the “Company”), we, David C. McGuirt, Chief Executive Officer of the Company, and Charla L. Kurtz, Chief Financial Officer of the Company, hereby certify pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to our knowledge:

(a) the Form 10-QSB fully complies with the requirements of Section 13 (a) of the Securities Exchange Act of 1934, as amended; and

(b) the information contained in the Form 10-QSB fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the periods presented in the Form 10-QSB.

By:	/s/ David C. McGuirt	Date:	August 11, 2005
David C. McGuirt
Chief Executive Officer

By:	/s/ Charla L. Kurtz	Date:	August 11, 2005
Charla L. Kurtz
Sr. Vice President and
Chief Financial Officer

Notice of Annual Meeting

Proxy Statement

Annual Report to Shareholders

310 West Franklin Street

Monroe, North Carolina 28112

(704) 296-0100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Trinity Bank will be held at 3:00 p.m. on Monday, May 2, 2005, at the Union County Chamber of Commerce located at 903 Skyway Drive in Monroe, North Carolina.

The purposes of the meeting are:

1.	Election of Directors. To elect four directors for three-year terms;

2.	Authorization of Two Additional Directors. To consider a proposal to authorize two additional directorships which will be left unfilled and to authorize our Board of Directors to fill one or both of the resulting vacancies by appointing persons as directors during the year following the Annual Meeting;

3.	Ratification of Appointment of Independent Accountants. To consider a proposal to ratify the appointment of Larrowe and Company, PLLC, as our independent accountants for 2005; and

4.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

You are invited to attend the Annual Meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the enclosed envelope. Doing that will help ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed Proxy Statement and form of appointment of proxy are being mailed to our shareholders on or about April 1, 2005.

By Order of the Board of Directors

David C. McGuirt Chief Executive Officer

310 West Franklin Street

Monroe, North Carolina 28112

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is dated April 1, 2005, and is being furnished to our shareholders in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2005 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the Union County Chamber of Commerce located at 903 Skyway Drive in Monroe, North Carolina, at 3:00 p.m. on Monday, May 2, 2005.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to Trinity Bank.

Solicitation and Voting of Proxies

A form of “appointment of proxy” is included with this Proxy Statement that provides for you to name David C. McGuirt, Dennis O. Livingston and Charla L. Kurtz to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date an appointment of proxy and return it to us in the enclosed envelope so that your shares will be represented at the meeting.

If you sign an appointment of proxy and return it to us before the Annual Meeting, the shares of our common stock you hold of record will be voted by the Proxies according to your instructions. If you sign and return an appointment of proxy but do not give any voting instructions, then your shares will be voted by the Proxies “FOR” the election of each of the four nominees for director named in Proposal 1 below and “FOR” Proposals 2 and 3 discussed in this Proxy Statement. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, the Proxies will be authorized to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the Annual Meeting, including adjournments.

Revocation of Appointment of Proxy

If you sign and return an appointment of proxy, you can revoke it at any time before the voting takes place at the Annual Meeting either by filing with our Secretary a written instrument revoking it or an executed appointment of proxy dated as of a later date, or by attending the Annual Meeting and announcing your intention to vote in person.

Expenses and Method of Solicitation

We will pay all costs of our solicitation of appointments of proxy for the Annual Meeting, including costs of preparing and mailing this Proxy Statement. In addition to solicitation by mail, our directors, officers and employees may solicit appointments of proxy, personally or by telephone, without additional compensation.

Record Date

The close of business on March 15, 2005, is the “Record Date” for determining which shareholders are entitled to receive notice of and to vote at the Annual Meeting. You must have been a record holder of our common stock on that date in order to be eligible to vote at the meeting.

Voting Securities

Our voting securities are the 1,837,986 shares of our common stock which were outstanding on the Record Date. You may cast one vote for each share you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting.

Voting Procedures; Vote Required for Approval

In order for a quorum to be present at the Annual Meeting, a majority of the outstanding shares of our common stock must be represented at the meeting, in person or by proxy. Our directors are elected by a plurality of the votes cast in elections. In the election of directors, the four nominees receiving the highest numbers of votes will be elected. For Proposals 2 and 3 to be approved, the numbers of votes cast in person and by proxy at the Annual Meeting in favor of those proposals must exceed the numbers of votes cast against them. Abstentions and broker non-votes will have no effect in the voting on directors or on Proposals 2 or 3. You may not vote cumulatively in the election of directors.

Beneficial Ownership of Securities

Principal Shareholders. The following table describes the beneficial ownership of our common stock on the Record Date by persons known by us to own, beneficially or of record, 5% or more of our outstanding shares.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
John M. and Joan P. Gregory 340 Edgemont Avenue, Suite 500 Bristol, Tennessee 37620-3026	122,700	(1)(2)	6.68%

First Citizens Bancorporation, Inc. 1225 Lady Street Columbia, South Carolina 29201	162,399	(2)	8.84%

Financial Stocks, Inc. Financial Stock Capital Partners II L.P. 507 Carew Tower 441 Vine Street Cincinnati, Ohio 45202	125,000	(2)	6.80%

(1)	Includes 55,200 shares with respect to which we are informed that Mr. Gregory has sole voting and investment power, and 67,500 shares with respect to which Mr. and Mrs. Gregory share voting and investment power.

(2)	Based on information obtained from filings made by each of the beneficial owners with the Federal Deposit Insurance Corporation.

Management. The following table describes the beneficial ownership of our common stock on the Record Date by our current directors, individually, and by all our current directors and executive officers as a group.

Name of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class (2)
J. Brooks Davis	21,622	1.17%
Philip R. Hargett, Sr.	12,045	0.65%
Henry B. Keen III	21,379	1.16%
Dennis O. Livingston	9,927	0.54%
H. Loran Livingston	7,641	0.41%
David C. McGuirt	15,840	0.86%
Dan L. Moser	78,823	4.24%
Gwendolyn M. Perkins, M.D	9,244	0.50%
Baxter W. Starnes	9,321	0.51%
Denton R. Williams, Jr.	37,459	2.03%
All current directors and executive officers as a group (12 individuals)	232,661	12.05%

(1)	Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all shares shown as beneficially owned. The individuals named and included in the group have shared voting and investment power with respect to certain of the listed shares as follows: Mr. Davis - 14,812; Mr. Hargett - 2,700; Mr. Keen - 8,400; Mr. Moser – 5,563; Mr. Starnes - 4,071; and all persons included in the group – 35,546. The listed shares include the following numbers of shares that could be purchased pursuant to stock options granted under our stock option plans that could be exercised within the next 60 days and with respect to which shares the individuals named and included in the group may be considered to have sole investment power only: Mr. Davis — 6,810; Mr. Hargett — 6,345; Mr. Keen — 9,379; Mr. D. Livingston — 7,200; Mr. L. Livingston — 4,914; Mr. McGuirt — 8,640; Mr. Moser — 21,016; Ms. Perkins — 5,044; Mr. Starnes — 4,914; Mr. Williams — 9,379; all individuals included in the group - 93,001.

(2)	Percentages are calculated based on 1,837,986 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares (if any) that could be purchased by that individual or by persons included in the group pursuant to stock options that could be exercised within the next 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by federal law to file reports with the Federal Deposit Insurance Corporation regarding the amounts of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, our Proxy Statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. We currently are not aware of any required reports which were not filed, or which were filed late, during 2004.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors will consist of not less than seven nor more than 20 members and authorize the Board to set and change the actual number of our directors from time to time within those limits. The Board of Directors is divided into three classes and directors are elected to staggered three-year terms. Each year, the terms of the directors in one class expire and directors in that class are elected for new three-year terms.

Nominees. The Board of Directors has set the number of our directors at ten for the year following the Annual Meeting. The terms of the following four current directors expire at the Annual Meeting, and they have been nominated by the Board of Directors for reelection at the Annual Meeting for new three-year terms.

Name and age (1)	Position(s) with us	First elected (2)	Principal occupation and business experience
Philip R. Hargett, Sr. * (63)	Chairman	1999	President, Starr Electric Company, Inc. since 2004 (electrical contractor); formerly, President, IND-COM Group, Inc. (electrical contractor) (1994-2004); Co-partner, Monroe Mini Warehouses

H. Loran Livingston (3) (53)	Director	1999	Senior Pastor, Central Church of God

Dan L. Moser * (59)	Director	1999	President, Dan Moser Company, Inc. (residential construction)

Baxter W. Starnes * (54)	Director	1999	President, Baxter W. Starnes, CPA, P.A. (public accounting firm)

(1)	Asterisks denote individuals who we believe are “independent directors” as that term is defined by the listing standards of The Nasdaq Stock Market.

(2)	“First elected” refers to the year in which each individual first became a director. Each nominee was a member of our organizational Board and was first elected as a director at the time we were incorporated during 1999.

(3)	Dennis O. Livingston and H. Loran Livingston are brothers.

Our Board of Directors recommends that you vote “FOR” each of the four nominees named above. The four nominees receiving the highest numbers of votes will be elected.

Incumbent Directors. The following table contains information about our remaining six directors whose terms extend beyond the date of the Annual Meeting.

Name and age (1)	Position(s) with us	First elected/ current term expires (2)	Principal occupation and business experience
J. Brooks Davis * (72)	Director	1999/2007	Chairman, owner, and former President, Davis Steel and Iron Co., Inc. (steel fabrication); President, Steelco, Inc. (rebar fabricator)

Henry B. Keen III* (48)	Director	1999/2007	Chief Executive Officer and owner, Keen Sports Co., Inc., since 1999 (sporting goods); formerly, President and Chief Executive Officer, Credit Systems, Inc. (accounts receivable management)

Dennis O. Livingston (3) (51)	President, Chief Administrative Officer and Director	1999/2007	Our executive officer

David C. McGuirt (63)	Chief Executive Officer and Director	1999/2007	Our executive officer

Gwendolyn M. Perkins, M.D. * (54)	Director	1999/2006	Owner and primary physician, Circle Medical Associates (medical practice)

Denton R. Williams, Jr. * (51)	Director	1999/2006	President and co-owner, Blue Max Trucking, Inc. (trucking)

(1)	Asterisks denote individuals who we believe are “independent directors” as that term is defined by the listing standards of The Nasdaq Stock Market.

(2)	“First elected” refers to the year in which each individual first became a director. Each current director was a member of our organizational Board and was first elected as a director at the time we were incorporated during 1999.

(3)	Dennis O. Livingston and H. Loran Livingston are brothers.

Director Compensation

Director Fees. During 2004, our directors received a fee of $150 for each Board or committee meeting attended. For 2005, the meeting fee has been increased to $250. Directors who are our employees do not receive any fees for their services as directors.

Director Stock Options. Under our Director Stock Option Plan, options may be granted from time to time to our directors to purchase shares of our common stock. During 2001, options covering the following numbers of shares at an exercise price of $6.33 per share (as adjusted for the six-for-five stock split effected during 2002) were granted under the Plan to our current non-employee directors: Mr. Davis - 6,810 shares; Mr. Hargett - 6,345 shares; Mr. Keen- 9,379 shares; Mr. L. Livingston - 4,914 shares; Mr. Moser - 21,016 shares; Ms. Perkins - 5,044 shares; Mr. Starnes - 4,914 shares; and Mr. Williams - 9,379 shares. Each option became exercisable as to one-third of the covered shares on each anniversary of the date it was granted and, subject to earlier termination at various times following the termination of the director’s service, it expires ten years following the date of grant.

Attendance by Directors at Meetings

Board of Directors Meetings. Our Board of Directors met 12 times during 2004. Each of our current directors attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, with the exception of Dan L. Moser, Denton R. Williams and H. Loran Livingston, each of whom missed meetings due to illness or prior business commitments.

Annual Meetings. Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that directors have their own business interests and are not our full-time employees and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are strongly encouraged to attend each Annual Meeting whenever possible. Nine of our ten current directors attended our last Annual Meeting which was held during April 2004.

Committees

Our Board of Directors has appointed several standing committees, including an Audit Committee, a Nominations Committee, and a Compensation Committee.

Audit Committee

Function. The Audit Committee acts under a written charter which was reapproved by our Board of Directors during November 2004. Under its charter, the Committee, among other things, selects our independent accountants each year and approves the compensation and terms of engagement of the accountants, approves services proposed to be provided by the independent accountants, and monitors and oversees the quality and integrity of our accounting process and systems of internal controls. The Committee reviews the annual audit report of our independent accountants and reports of examinations by our regulatory agencies, and it generally oversees our internal audit program. A copy of the Audit Committee’s charter was included as an Appendix to our Proxy Statement filed with the FDIC in connection with our 2004 Annual Meeting. The Committee met six times during 2004.

Members. Current members of the Audit Committee are Baxter W. Starnes — Chairman, J. Brooks Davis, and Henry B. Keen III. We believe that each member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market.

Audit Committee Report. Our management is responsible for our financial reporting process, including our systems of internal controls and disclosure controls and procedures, and for the preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with the preparation and audit of our financial statements for 2004, the Audit Committee has:

•	reviewed our audited financial statements for 2004 and discussed them with management and with our independent accountants;

•	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1; and

•	discussed the independence of our independent accountants with the accountants.

Based on the above review and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our 2004 Annual Report on Form 10-KSB as filed with the Federal Deposit Insurance Corporation.

The Audit Committee:

J. Brooks Davis	Henry B. Keen III	Baxter W. Starnes

Nominations Committee

Function. During January 2004, our Board of Directors established a new, separate Nominations Committee that acts under a written charter approved by the Board. Under the Committee’s charter, and among other duties and responsibilities assigned from time to time by the Board, the Committee recommends candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board. A copy of the Nominations Committee’s charter was attached as an Appendix to our Proxy Statement filed with the FDIC in connection with our 2004 Annual Meeting. The Committee met once during 2004.

The Committee’s Charter provides that the Committee will seek to recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Nominations Committee

Trinity Bank

Attention: Corporate Secretary

Post Office Box 5044

Monroe, North Carolina 28111-5044

Each recommendation should be accompanied by the following:

•	the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•	the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide as a director;

•	a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information that the Committee may request in connection with its evaluation of candidates;

•	a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•	information regarding any business or personal relationships between the candidate and any of our customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our bank, and any transactions between the candidate and our bank; and

•	any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) candidates’ business, life and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity, diversity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

Members. Current members of the Nominations Committee are Philip R. Hargett, Sr. – Chairman, Dan L. Moser, Denton R. Williams, Jr., and Baxter W. Starnes. We believe that each member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market.

Compensation Committee

Function. Our Board of Directors has appointed a Compensation Committee which operates under a written charter approved by the Board during January 2004. Under the Committee’s charter, and among other duties and responsibilities, the Committee makes recommendations to the Board regarding the amounts of cash and other compensation paid or provided to our executive officers and with respect to the adoption of new incentive or other compensation plans, or changes in existing plans, and provides overall guidance for our compensation programs. After receipt of the Committee’s recommendations, our Board makes all final decisions regarding executive compensation matters. The Committee met once during 2004.

Members. Current members of the Committee are Philip R. Hargett, Sr. — Chairman, Henry B. Keen III, Dan L. Moser, Baxter W. Starnes, and Denton R. Williams, Jr. We believe that each member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market.

Executive Officers

We consider our four officers listed below to be our executive officers.

David C. McGuirt, age 63, serves as our Chief Executive Officer and Corporate Secretary. He was employed by our organizers during 1998 to assist in our initial organization, and he assumed his current position at the time we began operations in 1999. He previously served as Executive Vice President of Bank of Union from 1984 until it was merged into First Charter National Bank during 1998 and, prior to that, he was employed by United Carolina Bank and its predecessor banks for 20 years. Mr. McGuirt has a total of 41 years of experience in the banking industry.

Dennis O. Livingston, age 51, serves as our President and Chief Administrative Officer. He was employed by our organizers during 1998 to assist in our initial organization, and he assumed his current position at the time we began operations during 1999. He previously served as Vice President of The Bank of New York from 1996 to 1998 and, prior to that, he was employed as Vice President of First Union National Bank for twelve years. Mr. Livingston has a total of 31 years of banking experience.

Charla L. Kurtz, age 43, has served as our Senior Vice President and Chief Financial Officer since 2000. Prior to being employed with us, Ms. Kurtz had served as Chief Financial Officer of First Gaston Bank since May 1998. Previously, she served as Assistant Controller of Bank of Mecklenburg (October 1996 through April 1998) and First Charter National Bank (February 1996 through October 1996), and as Controller of Bank of Union (1991 through 1996). Ms. Kurtz has a total of 19 years of experience in the banking industry.

A. Ray Singleton, Jr. age 54, became our Senior Vice President and Chief Credit Officer during October 2004, and had served as our Regional Commercial Loan Officer from 2000 to 2004. He previously had served as Senior Vice President, Commercial Relationship Officer and City Executive with First Charter Bank and its predecessor, Bank of Union (1992 through 2000), and as Senior Commercial Loan Officer and in various other branch positions with United Carolina Bank (1972 through 1992). Mr. Singleton has a total of 33 years of banking experience.

Executive Compensation

Cash Compensation. The following table shows the cash and certain other compensation paid or provided to or deferred by our Chief Executive Officer and President for the years indicated.

SUMMARY COMPENSATION TABLE

	Year	Annual compensation				Long term compensation	All other compensation
Name and principal position		Salary (1)	Bonus	Other annual compensation		Securities underlying options
David C. McGuirt Chief Executive Officer	2004 2003 2002	$144,375 131,250 125,000	$-0- -0- -0-	(2 (2 (2	) ) )	-0- -0- -0-	$14,709 11,384 10,613	(3)
Dennis O. Livingston President and Chief Administrative Officer	2004 2003 2002	$115,500 105,000 100,000	-0- -0- -0-	(2 (2 (2	) ) )	-0- -0- -0-	$11,427 10,963 10,911	(3)

(1)	Includes amounts of salary deferred by each named officer under our Section 401(k) plan.

(2)	In addition to compensation paid in cash, our executive officers receive various personal benefits. The value of those non-cash benefits received each year by each named officer did not exceed 10% of his cash compensation, and the amounts of those benefits are not shown in the Summary Compensation Table.

(3)	The amounts shown for 2004 consist of, for Mr. McGuirt, $5,556 in premiums paid for a whole life insurance policy, $3,465 in premiums paid for family coverage under our group medical insurance plan and $5,688 in matching contributions by us to our Section 401(k) plan for his account, and, for Mr. Livingston, $6,877 in premiums paid for family coverage under our group medical insurance plan and $4,550 in matching contributions to our Section 401(k) plan for his account. We also provide each officer with individual coverages under our group life, health, medical and other insurance plans that are generally available to all salaried employees and that are not included in the Summary Compensation Table.

Employment and Change of Control Agreements. Each officer named in the Summary Compensation table above is employed by us pursuant to an agreement that provides for an initial term of three years (which, absent notice of non-renewal from either party, is extended by one additional year on each anniversary date of the agreement), an annual base salary of $125,000 for Mr. McGuirt and $100,000 for Mr. Livingston (which will be reviewed annually by the Board of Directors and which, following a “change in control” as defined in the agreement, will be increased by at least 5% annually), and certain other benefits (including use of a vehicle maintained by us, participation in any executive or employee compensation or benefit plans provided from time to time by us and, in Mr. McGuirt’s case, the payment of premiums for a whole life insurance policy).

If, within 24 months following a change in control, either officer’s employment is terminated by us other than for “cause” as defined in the agreement, or if either officer terminates his own employment after being transferred to a location which is an unreasonable distance from his then current principal work location, having his salary or benefits reduced, or being assigned duties or responsibilities inconsistent with his previous position, then he will be entitled to receive severance compensation equal to approximately three times his then current compensation. We may terminate the agreements at any time for cause.

Employee Stock Options. Under our Employee Stock Option Plan, options may be granted from time to time to selected key employees, including our executive officers, to purchase shares of our common stock. No options were granted under the Plan during 2004. The following table contains information regarding all stock options held under the Plan on December 31, 2004, by our executive officers listed in the Summary Compensation Table above.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options at December 31, 2004		Value of unexercised in-the-money options at December 31, 2004 (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
David C. McGuirt	(1)	—	8,640	5,760	$32,141	$21,427
Dennis O. Livingston	(1)	—	7,200	4,800	26,784	17,856

(1)	No options were exercised during 2004.

(2)	Reflects the amount by which the aggregate value of the underlying shares (based on the most recent sales price for the stock known to us on December 31, 2004) exceeded the aggregate exercise price of each of the options.

Transactions with Management

We have had, and expect to have in the future, banking transactions in the ordinary course of our business with certain of our current directors, nominees for director, executive officers, and their associates. All loans included in those transactions during 2004 were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

The highest aggregate outstanding balance of loans to our current directors, nominees for election as directors, executive officers, and their associates, as a group, since January 1, 2004, was $3,912,881, which represented approximately 33.1% of our then current equity capital accounts. On February 14, 2005, the aggregate balance of those loans was $2,817,008, or approximately 20.6% of our equity capital accounts (which were increased during December 2004 as a result of our recognition of a deferred tax benefit of approximately $922,000). Of those loans, one of our current directors, J. Brooks Davis, and his associates, had aggregate outstanding loans during 2004 that exceeded 10% of our equity capital accounts. The highest aggregate balance of loans to Mr. Davis and his associates since January 1, 2004, was $1,955,000, or approximately 16.5% of our then current equity capital accounts. The aggregate balance of those loans as of February 14, 2005, was $1,159,826, or approximately 8.5% of our equity capital accounts.

PROPOSAL 2: AUTHORIZATION OF TWO ADDITIONAL DIRECTORS

North Carolina law and our Bylaws allow our shareholders, in conjunction with the election of directors, to authorize up to two additional directorships which are left unfilled, and to authorize our Board of Directors to fill one or both of the resulting vacancies by appointing persons as directors during the year following the Annual Meeting.

Our Board of Directors will introduce a proposal at the Annual Meeting for our shareholders to give it that authority. If the proposal is approved, our Board will have the authority during the year following the Annual Meeting to increase the size of the Board by appointing up to two additional persons as directors. Any directors appointed under that authority could serve only until our 2006 Annual Meeting, at which time their terms as directors would expire unless they were reelected by shareholders. Our Board’s authority to appoint new directors also would terminate at the 2006 Annual Meeting unless that authority was renewed by shareholders.

This authority would allow our Board to appoint two directors without the consideration and approval of our shareholders. Under some circumstances, the authority to appoint directors could be used as, or have the effect of, an “anti-takeover” device since it would permit the Board to quickly appoint two new directors. However, we believe that having this authority will benefit us by allowing us to take advantage of opportunities to gain qualified persons as directors by immediate appointment during 2005 rather than deferring all director selections until the 2006 Annual Meeting. Although this authority would allow our Board to appoint directors without the approval of our shareholders, the continued service of any person appointed in that manner would be subject to his or her reelection by shareholders at our next Annual Meeting.

At the 2004 Annual Meeting, our shareholders approved a similar proposal, but our Board of Directors did not exercise its authority to appoint directors during 2004. The Board has no specific plans to exercise this authority in the future, and it has not identified any person whom it presently intends to appoint as a director following the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” Proposal 2. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

PROPOSAL 3: RATIFICATION OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee has selected our current independent accounting firm, Larrowe & Company, PLLC, to serve as our independent accountants for 2005. The Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants each year and to approve the compensation and terms of the engagement of our accountants, and our shareholders are not required by our Bylaws or the law to ratify the Committee’s selection. However, we will submit a proposal to ratify the appointment of Larrowe & Company, PLLC for 2005 for voting by shareholders at the Annual Meeting as a matter of good corporate practice and as a way for shareholders to be heard in the selection process. Representatives of Larrowe & Company, PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have the opportunity to make a statement if they desire to do so. If our shareholders do not ratify the Audit Committee’s selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Larrowe & Company, PLLC. Even if our shareholders vote to ratify the Committee’s selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines that a change would be in our best interests.

Our Board of Directors recommends that you vote “FOR ” Proposal 3. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

Services and Fees During 2004 and 2003

Except as described below, under its current procedures the Audit Committee specifically preapproves all audit services and other services provided by our accountants. It is not always possible to determine in advance the nature and extent of all services that we will need during the year. For that reason, following the Committee’s preapproval of services for the year, the Chairman is authorized by the Committee to preapprove additional non-audit services that we propose to obtain from time to time from our accountants. The Chairman reports any such approval of any additional services to the full Committee at its next regularly scheduled meeting. In the future, the Committee may authorize our management to obtain tax and certain other specific types of recurring non-audit services from our accountants from time to time during the year up to preapproved aggregate amounts of fees.

As our independent accountants for 2004 and 2003, Larrowe & Company, PLLC provided various audit and other services for which we were billed, or expect to be billed, for fees as further described below. Our Audit Committee has considered whether the provision of non-audit services by our accountants is compatible with maintaining its independence. The Committee believes that those services do not affect Larrowe & Company, PLLC’s independence.

Audit Fees. For 2003 and 2004, Larrowe & Company, PLLC audited our financial statements included in our Annual Reports on Form 10-KSB, reviewed the condensed interim statements included in our Quarterly Reports on Form 10-QSB, and provided certain other audit services. The aggregate amount of fees billed to us for these services were $38,571 for 2003, and we expect that fees for 2004 audit services will be an aggregate of $28,600.

Audit Related Fees. We paid Larrowe & Company, PLLC $3,893 and $150, respectively, for audit-related services it provided to us during 2003 and 2004. Those services consisted of assistance during 2003 with accounting matters related to our implementation of a bank-owned life insurance and retirement plan, and, during 2004, consultation regarding a financial accounting matter.

Tax Fees. We paid Larrowe & Company, PLLC $1,500, and $1,600 respectively, for services it provided to us during 2003 and 2004 consisting of tax return preparations and consultations regarding general tax matters.

All Other Fees. During 2003 and 2004, Larrowe & Company, PLLC provided no services other than those listed above.

PROPOSALS FOR 2006 ANNUAL MEETING

Except as described below, any proposal of a shareholder that is intended to be presented for action at our 2006 Annual Meeting must be received by us in writing at our main office in Monroe, North Carolina, no later than December 2, 2005, to be considered timely received for inclusion in the Proxy Statement and form of appointment of proxy that we will distribute in connection with that meeting. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal intended to be presented at the 2006 Annual Meeting, but which is not intended to be included in our Proxy Statement and form of appointment of proxy, must be received by us at our main office in Monroe, North Carolina, no later than February 15, 2006, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Our Bylaws provide that written notice of any recommendation by a shareholder as to the number of directors to be elected at the Annual Meeting, or any nomination by a shareholder of a candidate for election as a director at the Annual Meeting, must be delivered or mailed to one of our officers not less than seven or more than 50 days prior to the Annual Meeting. At the Annual Meeting, our Chairman may disregard any recommendation or nomination for which written notice was not properly and timely given as described in our Bylaws.

ADDITIONAL INFORMATION

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

Trinity Bank

Attention: Corporate Secretary

310 West Franklin Street

P.O. Box 5044

Monroe, North Carolina 28111-5044

You also may send them by email to info@trinitybank.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and forwarded on to the intended recipients. Communications from a customer relating to a deposit, loan or other financial relationship or transaction will be forwarded to the head of the department or division that is most closely associated with the subject of that communication.

Annual Report on Form 10-KSB

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and file reports and other information, including proxy statements, annual reports and quarterly reports, with the Federal Deposit Insurance Corporation.

A copy of our 2004 Annual Report on Form 10-KSB as filed with the Federal Deposit Insurance Corporation will be provided without charge upon the written request of any shareholder entitled to vote at the Annual Meeting. Requests for copies should be directed to Lynn H. Boyles, Trinity Bank, Post Office Box 5044, Monroe, North Carolina 28111-5044 (telephone 704-296-0100).

FDIC Annual Disclosure Statement

A copy of our 2004 Annual Report to Shareholders, which also serves as our 2004 Annual Disclosure Statement required by regulations of the Federal Deposit Insurance Corporation, accompanies this Proxy Statement.